EXHIBIT 15.2

The Company’s responses to the requirements of Form 20-F (except for Item 16E “Purchases of Equity Securities by the Issuer and Affiliated Purchasers” and the US Audit Report of Independent Accountants, which is included under Item 18 “Financial Statements”) have been incorporated into this annual report by reference to the Company’s Report on Form 6-K dated March 22, 2006 which contains the Company’s Annual Report and Accounts 2005. Pursuant to Rule 12b-23(a) of the Securities Exchange Act of 1934, as amended, the information incorporated into this annual report by reference to such Form 6-K is attached as an exhibit hereto.

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Our 2005 highlights

Business Performance*		Total Results

£ 5 664 m 2004 £4 063m	Revenue and other operating income	£ 5 424 m 2004 £4 063m

£ 2 138 m 2004 £1 320m	Operating profit before share of results from joint ventures and associates	£ 2 344 m 2004 £1 407m

£ 2 380 m 2004 £1 513m	Total operating profit including share of pre-tax operating results from joint ventures and associates	£ 2 586 m 2004 £1 600m

£ 1 357 m 2004 £829m	Earnings	£ 1 528 m 2004 £886m

38.3 p 2004 23.5 p	Earnings per share	43.2 p 2004 25.1 p

	Dividend per share	6.00 p 2004 3.81 p

* Business Performance excludes disposals and certain re-measurements and is presented as exclusion of these items provides readers with a clear and consistent presentation of the underlying operating performance of the Group’s ongoing business. Unless otherwise stated, financial operating information for the Group and its business segments presented in the statements of the Chairman and Chief Executive and in the Operating and financial review is based on BG Group’s Business Performance. See presentation of non-GAAP measures, page 152. See, also, Segmental analysis and results presentation, note 2, page 71, and Earnings per ordinary share, note 10, page 85, for a reconciliation of the differences between Business Performance and BG Group’s Total Results.

Contents
2	[This section has intentionally been removed]	51	Remuneration report
4	[This section has intentionally been removed]	62	[This section has intentionally been removed]
6	Operating and financial review	63	Principal accounting policies
6	BG Group’s global operations	66	Primary statements
8	Strategy review	71	Notes to the accounts
12	Future prospects	128	Supplementary information	From 1 January 2005, BG Group was required to prepare its consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) endorsed by the European Union. The adoption of IFRS has resulted in the comparative information for 2003 and 2004 being restated. Further details on the restatement of the results previously reported under UK GAAP are given in Note 33, page 118.
13	Operating review	134	Three year financial summary
21	Financial review	138	Shareholder information
31	Corporate Responsibility	146	Notice of Annual General Meeting
35	Risk factors	150	Cross reference to Form 20-F
38	Corporate governance	151	Index
38	Governance framework	152	Presentation of non-GAAP measures
44	Board of Directors	153	Definitions
46	Executive Committee
49	Directors’ report

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	1

Our vision

Natural gas is our business.
We are a rapidly growing company,
with expertise across the gas chain.
Our vision is to be the leading natural
gas company in the global energy
market – operating responsibly
and delivering outstanding value
to our shareholders.

Key events

•	Egyptian LNG Trains 1 and 2 and matching upstream supply onstream early

•	Record production of 183.8 mmboe, up 10%

•	Atlantic LNG Train 4 completed, further increasing Liquefied Natural Gas (LNG) supply

•	Awarded or acquired new licences in Brazil, Canada, Egypt, India, Libya, Nigeria, Norway, the UK and the USA, increasing gross exploration acreage by over 45 000 km2

•	Discoveries in Canada, Egypt, Mauritania, Trinidad and Tobago and the UK

•	Phase 1 expansion of Lake Charles LNG regasification facility completed

•	Sale of our interest in the North Caspian Sea PSA

•	Secured future additional LNG regasification capacity at Elba Island

www.bg-group.com

BG Group is a public limited company listed on the London and New York Stock Exchanges and registered in England & Wales. This is the report and accounts for the year ended 31 December 2005. It complies with UK regulations and incorporates the annual report on Form 20-F (except for the US Report of Independent Accountants, which is included in the Group’s Form 20-F filing with the US Securities and Exchange Commission) to meet US regulations.

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6	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Operating and financial review
BG Group’s global operations(a)

For more information: www.bg-group.com

BG Group’s main activities

BG Group has skills across the gas chain, in the upstream, midstream and downstream.

Exploration and Production (E&P)

BG Group explores, develops, produces and markets gas and oil around the world. Around 73% of 2005 production was gas. The Group uses its technical, commercial and gas chain skills to deliver projects at low cost, whilst maximising the sales value of its hydrocarbons.

Liquefied Natural Gas (LNG)

BG Group’s LNG activities combine the development of LNG liquefaction and regasification facilities with the purchasing, shipping and sale of LNG. The Group uses its expertise in LNG to connect its own and other producers’ gas reserves to markets.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	7

Transmission and Distribution (T&D)

BG Group’s T&D expertise and activities develop markets for natural gas and provide them with supply from its own and others’ reserves through transmission and distribution networks and complementary businesses.

Power

A large proportion of the worldwide demand for gas is attributable to power stations. BG Group develops, owns and operates gas-fired power generation plants.

Other activities

BG Group leverages its distribution customer base to develop complementary businesses that stimulate gas demand. These include compressed natural gas for vehicles and co-generation.

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8	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Operating and financial review
Strategy review

“We are unique in our industry because we specialise in gas and have the skills to compete right across the gas chain.”

William Friedrich	Frank Chapman
Deputy Chief Executive	Chief Executive

STRATEGY
BG Group is an integrated gas company that aims to achieve strong growth and competitive returns through a strategy focused on securing competitively priced gas and bringing that gas to high value markets.

BG Group’s competitive advantage stems from a deep understanding of gas markets combined with industry-leading skills in finding and commercialising gas. This capability allows BG Group to capture opportunities and develop projects that deliver value across the entire chain.

The strategy has remained fundamentally unchanged for some years because it continues to deliver value to shareholders and has proved robust in the face of developments in the business environment.

FUTURE GROWTH
BG Group’s ability to achieve strong growth is underpinned by existing assets that have a distinctive, low cost, long-life base with substantial growth potential. In addition, other drivers of long-term growth are:

•	incremental investments around existing assets;

•	the ability to connect assets to enhance value; and

•	new opportunities, building on core competencies.

BG Group’s cost competitive, flexible LNG portfolio is of particular importance. Core US market access positions at Lake Charles and Elba Island anchor value from the upstream business – both from equity and contracted gas supplies. Over the next two years an important transition will occur as

Group-wide activities

BG Group is a rapidly growing business with operations in over 20 countries and across five continents. BG Group is principally engaged in exploration and production and the development and supply of existing and emerging gas markets around the world. Gas discoveries often require complex chains of physical infrastructure and commercial agreements to deliver the gas to markets and BG Group has proven skills and experience in creating value from these chains.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	9

material long-term contracts come onstream to provide the major share of the LNG supply portfolio. It is anticipated that spot and short-term supply opportunities will continue to be available to the Group. BG Group expects to capture further value by taking arbitrage opportunities in response to short-term market conditions.

In addition to supplying high value markets in the USA and Europe, BG Group is also developing valuable positions in other markets including Brazil and India. These markets have material long-term growth potential driven by underlying economic growth. BG Group continues to grow its businesses along the gas chain and to play an active part in contributing to market development.

Exploration success will be an important determinant of long-term growth. At a time when accessing resources has become one of the central challenges for the industry, BG Group has substantially increased gross exploration acreage in the last year. This is expected to contribute to sustaining the Group’s growth in the next decade.

BUSINESS ENVIRONMENT
The advantages of natural gas relative to other fossil fuels are well established. Natural gas is relatively clean and can be supplied at a competitive cost from a geographically diverse range of sources.

The energy industry continues to experience significant change. Oil and gas prices have risen over the year and continue to be at levels well above historical averages. The global gas business has seen an increase in inter-regional gas trade, driven by fundamental changes to supply and demand patterns. This is driving rapid growth in the LNG industry.

Competition and security of supply have become increasingly important factors. Sustained higher oil and gas prices and heightened geopolitical tensions have added to the concerns of major consumer countries, and raised doubts about the reliability of hydrocarbon imports.

In the context of the more demanding business environment, BG Group is highly competitive. This is primarily due to the following factors:

•	BG Group has a distinctive, long-life, low cost asset base;

•	as LNG markets grow rapidly, BG Group has already established a cost competitive, flexible portfolio in theAtlantic Basin and is building on this position;

•	in the face of increasing competition, the Group continues to expand its portfolio of opportunities for continued growth; and

	Positive outlook for gas	Energy consumption (%) Compound annual growth rate 2000-2025
Gas is predicted to grow faster than other competing fuels. Two key factors of gas demand driving energy policies across the world are security of supply and climate change. Gas is more abundant than oil and has the lowest carbon dioxide emissions of all hydrocarbon fuels. Many countries are converting to gas-fired power production to sustain growth and meet Kyoto targets.

Natural gas

Coal

Renewables

Oil

Nuclear

Source: EIA July 2005

•	BG Group continues to make good progress in broadening and deepening its exploration portfolio to underpin long-term growth.

CORPORATE RESPONSIBILITY
BG Group recognises that activities surrounding the extraction and supply of fossil fuels can have economic, environmental and social impacts and works to ensure that neighbouring communities benefit from its presence on a sustainable basis.

BG Group believes that it is good business to operate responsibly and that successful relationships with host governments and neighbouring communities contribute to good and sustainable returns for shareholders. The BG Group Statement of Business Principles sets out beliefs and behaviours which guide the way the Group and its employees conduct business. The Business Principles apply to all Directors, officers and employees.

The Corporate Responsibility section (page 31) summarises BG Group’s social and environmental performance. The 2005 Corporate Responsibility Report, a separate publication, contains more detail on this area.

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10	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Operating and financial review
Strategy review continued

Strategy in action

BG Group’s strategy is to secure competitively priced resource (oil and gas) – both equity and contracted supply – and bring that resource to customers in high value markets.

Gas is often more difficult to commercialise than oil because, unlike oil, there is no globally traded market for gas. In addition, gas is more difficult to store and transport. As a result, specialist skills are required to put together gas chains that link resources to markets.

BG Group maintains a deep understanding of current gas demand and market trends and has been successful in creating markets for its gas.

Securing competitive supplies is an essential part of BG Group’s strategy, and cost leadership is a pre-requisite for long-term success. Although industry costs have been rising, BG Group is maintaining its competitive advantage in key performance metrics. The Group’s supplies remain cost competitive against peer companies.

For more information: www.bg-group.com
Creating value across the gas chain

BG Group’s understanding of market trends and industry-leading skills across the gas chain have allowed the Group to identify high quality opportunities.

Exploration and Production

CASE STUDY: UK

Securing competitively priced supply for the UK

In the UK, BG Group is working to maintain its supply position from a range of piped and LNG sources. The Group’s production hubs and infrastructure in the UK North Sea are adding value to new prospects and exploration acreage across the median line in Norway. The Group is importing gas from Europe via its share in the expanded Interconnector pipeline and is developing a LNG import terminal in Wales.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	11

Liquefied Natural Gas

Transmission

CASE STUDY: USA

LNG is key to accessing high value US market

In the USA, the market access afforded by the Group’s regasification capacity at Lake Charles and Elba Island is adding value to the Group’s reserves in Trinidad and Tobago and Egypt and will underpin the Group’s continuing investment in Nigeria. It also allows the Group to purchase third-party LNG from sources such as Nigeria and Equatorial Guinea and to take advantage of LNG arbitrage opportunities.
Power

Distribution

CASE STUDY: EGYPT

Building on success in Egypt
Success in Egypt has been the result of first class project delivery combined with government alignment. The business started by supplying the domestic market but has rapidly developed into a LNG export scheme to target higher priced international markets. There is the potential for expansion at the liquefaction plant and through explorationof the Group’s new and existing acreage.

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12	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Operating and financial review
Future prospects

Future prospects
Building on the Group’s distinctive
asset base, with new significant
projects and exploration acreage
driving the earnings trajectory out
to 2009 and beyond.

Key plans and opportunities

•	North Sea: Buzzard field and UK production hubs	•	Brazil: Comgas network growth and improved margins

•	Tunisia: Miskar and Hasdrubal fields	•	Kazakhstan: Karachaganak field de-bottlenecking, stabilisation and gas development

•	India: Panna/Mukta and Tapti fields plus new Krishna Godavari basin acreage	•	Nigeria: OKLNG and upstream position

•	Trinidad and Tobago: uncontracted reserves and additional liquefaction	•	USA: increases in LNG regasification capacity at Elba Island and Lake Charles

•	Egypt: Egyptian LNG Train 3 and new exploration plays	•	Further long-term LNG supply from Nigeria, Egypt and Trinidad and Tobago

Long-term growth – exploration and appraisal wells planned in 2006

GROWTH FROM EXISTING ASSETS
BG Group’s asset base is distinctive because of its low cost, long-life nature and the potential it has for substantial embedded growth. Assets that were onstream in 2003 are expected to produce almost as much in 2012, highlighting the strength of the existing asset base. Examples of such assets include UK North Sea production hubs, Tunisia, Karachaganak and Trinidad and Tobago.

In the LNG segment, BG Group has emerged as a leading LNG player in the Atlantic Basin. Embedded within the existing business, the Group has options to expand its regasification capacity to underpin new trains of liquefaction and new LNG purchase agreements.

MAJOR NEW PROJECTS
BG Group has a number of significant projects and further opportunities. These include Buzzard, further development of Karachaganak, Hasdrubal, Comgas growth and new LNG supplies from Nigeria, Trinidad and Tobago and Egypt.

As the majority of these opportunities are already within the Group’s portfolio, the risk to delivery is significantly lower than if the Group was to rely solely on accessing new exploration opportunities.

EXPLORATION SUCCESS
BG Group has also made progress in securing new gross exploration acreage, adding over 45 000 km2 in 2005. This is expected to contribute towards sustaining the Group’s growth well into the next decade from existing areas such as Brazil, Norway and Canada and new areas including Alaska, Libya and Nigeria.

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13	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Operating review

Exploration and Production

BG Group’s high performing
E&P business had another
strong year in 2005. The 2006
production target has been
increased to 600 000 boed.

Highlights

•	Total operating profit increased by 63% to £1 942 million	•	Acquired exploration acreage in Canada, India, Nigeria, Norway and the USA and successful in licensing rounds in Brazil, Egypt, Libya, Norway and the UK, increasing gross acreage by over 45 000 km2

•	29 exploration and appraisal wells drilled with 14 successful

•	Successful exploration and appraisal wells in Canada (8), Egypt (1), Mauritania (2), Trinidad and Tobago (1) and the UK (2)

•	Early start-up of Simian Sienna and Sapphire fields to supply Egyptian LNG Trains 1 and 2

†The countries are listed in order of production volume
(a), (b) and (c) See Definitions, page 153 for an explanation of how these figures are calculated.

2005 PERFORMANCE†
Production increased by 10% to 183.8 mmboe in 2005. The main contributors to this increase were Kazakhstan (4.4 mmboe) and Egypt (21.1 mmboe). 2004 production volumes rose by 7% (11 mmboe), due mainly to contributions from Kazakhstan and Egypt.

In 2005, proved reserves increased to 2 184 mmboe (2004 2 147 mmboe) after net additions and revisions to proved reserves of 219 mmboe. Full details can be found on page 128.

Of the 29 exploration and appraisal wells completed in 2005, 14 were successful. Successful wells were drilled in Canada (8), Egypt (1), Mauritania (2), Trinidad and Tobago (1) and the UK (2). At the beginning of 2006, there were two further discoveries in the UK and one in India.

UK and Norway
The UK accounted for around 30% of BG Group’s production in 2005. The principal operating assets are the Armada and Seymour fields, the Blake Field, the Easington Catchment Area (ECA fields), the Everest and Lomond fields, the J-Block (Joanne and Judy) and Jade fields, and the Elgin/Franklin fields. BG Group also has a 51.18% interest in the Central Area Transmission System (CATS).

The NW Seymour, Atlantic/Cromarty and Glenelg fields are due onstream in the first half 2006. Substantial progress was made on the Buzzard field, which is expected to begin production at the end of 2006.

BG Group announced discoveries in the Courageous, Jackdaw, Calloway and Banks fields at the turn of the year 2005-2006.

In the UK’s 23rd licensing round, held during 2005, BG Group was awarded four blocks and their operatorship, consolidating BG Group’s position in the Outer Moray Firth and central North Sea.

Since entry in early 2004, BG Group has secured 15 exploration licences offshore Norway, which include four licences awarded in the pre-defined licensing round in December 2005. Eight of these licences lie adjacent to the UK/Norway median line and close to the Group’s UK central North Sea core producing area and offshore infrastructure. Exploration drilling is expected to continue in 2006. In September 2005, BG Group farmed-in to production licence (PL) 251, taking a 20% interest. An exploration well discovered hydrocarbons but not in economic quantities. The Group also took an 80% interest in, and operatorship of, PL 274BS, which is adjacent to BG Group-operated PL 297 in the southern North Sea.

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14	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Operating and financial review
Operating review continued

Production (‘000 boed)
Production volumes have grown at a
compound average growth rate of 9%
between 2003 and 2005

Actual gas

Actual oil and liquids

Target

Exploration and appraisal wells
BG Group’s success rate has averaged
61% over the last three years

Total number of wells completed

Number of successful wells

Egypt
BG Group is operator of two gas-producing areas offshore the Nile Delta – the Rosetta concession and the West Delta Deep Marine (WDDM) concession (comprising the producing Scarab Saffron, Simian Sienna and Sapphire fields and the Serpent, Saurus, Sequoia and Solar discoveries). Total production from Egypt was 35 mmboe in 2005 (2004 14 mmboe).

2005 was a year of considerable progress for BG Group’s activities in Egypt. BG Group continues to be a key supplier to the domestic market through its Rosetta and Scarab Saffron fields and began supplying the Egyptian LNG export project in the second quarter 2005. Simian Sienna came onstream to supply Egyptian LNG Train 1 from April 2005, around the time that Rosetta Phase 2 began delivering to the domestic market. The Sapphire field came onstream in September 2005 to supply Train 2. Development of the Simian Sienna and Sapphire fields was accelerated in tandem with Egyptian LNG to come onstream three and nine months ahead of schedule, respectively.

In July 2005, the concession agreements for the El Manzala and El Burg offshore blocks were signed. Drilling on these new concessions is planned for 2007. In January 2006, BG Group also finalised terms for the North Sidi Kerir Deep concession, subject to ratification by the People’s Assembly.

The development of the Scarab Saffron fields provides an example of world class project delivery, producing first gas in March 2003, following discovery in May 1998. The Scarab Saffron development is one of the longest sub-sea tie backs in the world and the first deep water development in Egypt. Like Rosetta, Scarab Saffron has proved to be highly reliable and able to produce above its Daily Contracted Quantity (DCQ). The fields supply the domestic market (626 mmscfd rising to 726 mmscfd DCQ since October 2005). From the first quarter 2005, BG Group and partners began tolling 225 mmscfd of gas from Scarab Saffron through the SEGAS LNG plant located at Damietta. BG Group has agreed to purchase 0.7 mtpa of the related LNG output for markets in the Atlantic Basin (see LNG section page 16).

Kazakhstan
BG Group is joint operator of the giant Karachaganak oil and gas condensate field (BG Group 32.5%) in north-west Kazakhstan, one of the largest in the world. BG Group produced around 35 mmboe net in Kazakhstan in 2005. Following the completion of the Phase II facilities in 2004, production in 2005 has increased, reaching a gross 2005 peak rate of over 402 000 boed. In 2005, in excess of 51 mmbbl (approximately 70%) of total field liquids were shipped through the Caspian Pipeline Consortium (CPC) pipeline (BG Group 2%) and sold at international prices. De-bottlenecking of the facility, which is expected to take western exports up to 7.7 mtpa, is expected to be onstream by the end of 2006. The remaining untreated production continues to be sold to Russian markets. In excess of 600 mmscfd of gas is re-injected into the reservoir during liquids production.

There was continued success with the Phase IIM drilling programme during 2005, which has seen individual well rates of up to 13 000 bopd, more than double the previous average.

BG Group plans to further increase production and export to western markets with a fourth stabilisation train in 2009, that will take western exports to over 10 mtpa, and Phase III expansion that is planned to further increase liquids and gas production in the next decade.

BG Group completed the disposal of its share in the North Caspian Sea PSA (BG Group 16.67%) in April 2005 for a pre-tax cash consideration of US$1.8 billion.

Trinidad and Tobago
BG Group produced 18 mmboe of gas in Trinidad and Tobago during 2005. The BG Group-operated Dolphin field in the East Coast Marine Area (ECMA) supplies gas into the domestic market whilst the BG Group-operated North Coast Marine Area (NCMA) supplies gas into Atlantic LNG Trains 2, 3 and 4 for export to North America. Sub-sea technology was introduced to Trinidad and Tobago for the first time with the drilling of two wells on BG Group’s Dolphin Deep field, which are expected onstream in the first half 2006 to supply Atlantic LNG Trains 3 and 4. BG Group also expects to supply Atlantic LNG Train 4 from the Central Block field from mid-2006.

In February 2005, BG Group and partners announced a major gas discovery in the offshore Manatee 1 exploration well in Block 6d, ECMA.

Tunisia
BG Group produced around 13 mmboe of gas and condensate in Tunisia during 2005. BG Tunisia continues to supply approximately 50% of gas demand in the Tunisian market from its Miskar field (BG Group 100%). Miskar gas is processed at the Group’s onshore Hannibal terminal and sold under long-term contract to the Tunisian state electricity and gas company. Offshore compression was commissioned

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	15

in May 2005 to maintain the production plateau of the field. Infill drilling to extend Miskar is scheduled to commence in 2006.

Progress has been made on the development of the Hasdrubal field (BG Group 50%) and gross production of around 30 000 boed is expected onstream from 2009.

India
In 2005, BG Group’s expanded Panna/Mukta and Tapti (PMT) fields produced over 9 mmboe net. Currently, less than 9% of the power generated within India is fuelled by natural gas, compared to an average of around 20% worldwide. BG Group believes that this, together with potential for increasing gas penetration in the industrial, commercial and residential market segments, offers growth opportunities.

Gas production at the PMT fields has increased by around 43% on a net basis since their acquisition in 2001. The Group is working with partners and the government to progress expansion projects that are planned to almost double PMT’s oil and gas production rate in the next four years. As part of this, BG Group and its partners are working towards bringing the mid Tapti field onstream in late 2007. Government approval for the US$492 million compression and processing platform was granted in 2005. The fourth wellhead platform on the south Tapti field is scheduled to come onstream in 2006 to help maintain a 250 mmscfd production rate.

In October 2004, the Government approved a US$200 million (gross) development plan for the Panna field and the EPC contract in respect of this development was awarded in 2004. The investment is expected to recover an additional 18 mmbbl of oil and 74 bcf of gas from the field. In addition, the Panna infill programme involves drilling 18 wells, expected to increase recovery by around 35 mmbbl and 130 bcf gas.

In December 2005, BG Group and ONGC agreed to jointly operate three offshore deep water exploration blocks in the Krishna Godavari Basin, on the east coast of India. Subject to agreeing farm-in arrangements and government approval, BG Group will hold a 50% interest in these blocks.

Thailand
BG Group continues to invest in the Bongkot field, which accounts for over 20% of Thailand’s domestic gas production. The successful commissioning of the Sour Processing Platform and further development phases are designed to extend the life of the field into the next decade. In 2005, agreement was reached with gas buyer, the Petroleum Authority of Thailand, for the sale of additional gas averaging approximately 50 mmscfd over the next three years. This is over and above the DCQ (550 mmscfd). Record daily production levels for Bongkot were achieved during 2005.

Bolivia
BG Group holds a number of E&P interests in Bolivia. Following the July 2004 referendum, a new Hydrocarbons Law has been passed that marks a significant departure from the principles that previously governed the hydrocarbon sector. A new administration was elected in December 2005. BG Group continues to monitor the situation.

Gas continues to be delivered into the Bolivian and Brazilian markets from BG Group’s producing fields in Bolivia, including from the Margarita Early Production Facilities (BG Group 37.5%), which came onstream at the end of 2004.

Canada
In 2004, BG Group acquired significant oil and gas acreage in Canada, of which a large proportion was undeveloped, offering considerable exploration potential close to existing infrastructure.

The current producing assets are located in four core areas: Bubbles and Ojay (north-east part of British Columbia); Copton (western Alberta); and Waterton (south-western Alberta).

In May 2005, BG Group was awarded 110 196 net hectares in Blocks CMV 4 and CMV 7 (BG Group 70% and operator) in the North West Territories, extending BG Group’s activities into the Central Mackenzie Valley. A further 2 176 net hectares were acquired in Alberta and 6 150 net hectares in British Columbia, taking BG Group’s current total to around 346 000 hectares.

BG Group is continuing to explore the existing acreage and acquire additional land for its portfolio. Of 12 wells drilled in 2005, eight were successful.

Mauritania
BG Group has a 13.084% interest in PSC A, and 11.630% in PSC B, other than the Chinguetti field in which BG Group has 10.23% following the government exercising its back-in right. Three other oil discoveries (Tiof, Tevet and Labeidna) have been made in PSC B and a gas field (Banda) has been discovered in PSC A. The four-well drilling campaign in 2005 resulted in one oil discovery (Labeidna) and also the discovery of oil in Tevet Deep, although not in economic quantities. The Tiof discovery is still under evaluation.

Associated gas has been found in all discoveries. Further exploration drilling is planned for 2006.

The Chinguetti field began production in February 2006 and is anticipated to have a peak production rate of 75 000 boed.

Brazil
In 2005, drilling commenced on BM-S-10 block (BG Group 25%), BM-S-11 (BG Group 25%) and on BG Group-operated BM-S-13 (BG Group 60%), all offshore São Paulo city.

In October 2005, BG Group was awarded ten blocks in the 7th licensing round, including six onshore blocks in the São Francisco Basin, two BG Group-operated blocks in shallow water and two deep water blocks in the Santos Basin, offshore São Paulo.

Libya
BG Group was awarded three onshore exploration licences in the 2nd Libyan licensing round in October 2005. Two licences are in the Sirte basin (BG Group 100% and operator) and one licence in the frontier Kufra basin (BG Group 50%).

Nigeria
BG Group is developing an E&P and LNG position in Nigeria, one of the most prolific hydrocarbon provinces in the Atlantic Basin. In January 2006, BG Group signed a Production Sharing Contract (PSC) for Block 332 with the Nigerian National Petroleum Corporation, which resulted in BG Group acquiring 45% and operatorship in the deep water block, located in depths of 100 to 1 000 metres, around 100 km south-east of the commercial capital Lagos. The first phase of the two-part work programme is expected to begin in 2006 with the acquisition of 3D seismic, followed by the drilling of an exploration well in 2007.

USA
In January 2006, BG Group signed a participation agreement for a 33.33% equity share in 2.1 million acres of land in the Foothills area of the Alaskan North Slope.

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16	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Operating and financial review
Operating review continued

Liquefied Natural Gas

During 2005, BG Group doubled
its number of operating
liquefaction trains from three
to six and doubled its capacity
at Lake Charles.

Highlights

•	Egyptian LNG Train 1 onstream three months early	•	Agreed to expand the storage and throughput capacity at Elba Island and option to participate in a new interstate pipeline

•	Egyptian LNG Train 2 onstream nine months early	•	PDA signed for OKLNG liquefaction plant

•	Atlantic LNG Train 4 onstream	•	MOU with Brass LNG for 2.0 mtpa for 20 years from 2010

•	Supplied around 37% of US LNG imports	•	Letter of Agreement signed for sale and supply of LNG and construction of a LNG import terminal in Chile

•	Phase 1 expansion of Lake Charles regasification terminal onstream

2005 PERFORMANCE
Three new trains of LNG came onstream – Trains 1 and 2 in Egypt and Train 4 in Trinidad and Tobago. The first expansion phase of Lake Charles was completed in the third quarter 2005, with the second phase on schedule for mid-2006. Construction work commenced at the Brindisi and Milford Haven regasification projects. In 2005, 4.1 million tonnes of LNG was produced and the 2006 production target has been increased by 3% to 7.1 mtpa.

LIQUEFACTION
Egypt
The first cargo from Egyptian LNG Train 1 was despatched in May 2005, three months ahead of schedule and in a record time of under six years from discovery of gas to first cargo of LNG. Train 2 also came onstream in record time and despatched its first cargo in September 2005.

Since the first quarter 2005, BG Group and partners have been tolling gas through SEGAS’ Damietta LNG plant under a five year contract. BG Gas Marketing Limited is also purchasing 0.7 mtpa of the related LNG for five years.

Trinidad and Tobago
The first three trains of Atlantic LNG continued to perform well, and the fourth train, one of the world’s largest operating trains of LNG (5.2 mtpa), came onstream in December 2005.

Nigeria
BG Group is jointly planning a liquefaction plant in Olokola (OKLNG) on the southwestern coast of Nigeria. In February 2006, BG Group entered into a project development agreement (PDA) with its partners, which provides the framework for the Front End Engineering Design (FEED) phase. The project is planned to comprise four trains of LNG of approximately 5.5 mtpa each. The LNG will be lifted by the project sponsors.

REGASIFICATION
USA
Lake Charles
During 2005, BG Group was responsible for meeting just over 1% of the US daily gas demand and importing around 37% of LNG delivered into the USA.

The Phase 1 expansion of the Lake Charles plant by the operator Trunkline LNG came onstream in 2005. The increased capacity is contractually committed to BG Group, taking the Group’s total capacity rights from 0.63 bcfd up to 1.2 bcfd, with 1.5 bcfd peak send out.

Phase 2, which is expected to expand capacity further to 1.8 bcfd with 2.1 bcfd peaking capacity, is underway and is

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	17

scheduled for completion in mid-2006. Under the Phase 2 project, BG Group has further diversified its market destinations through firm capacity in the new 36" loop gas pipeline, completed in July 2005 by Trunkline Gas.

During the fourth quarter, Lake Charles received its first LNG cargoes from Egyptian LNG Train 2. From 2006, contracted supply will rise to 10 mtpa, with new long-term supply contracts from Trinidad and Tobago (Atlantic LNG Train 4) and Nigeria, and increase further from 2007 with supply from Equatorial Guinea. In addition, in February 2006, BG Group signed a Memorandum of Understanding (MOU) with Nigeria’s Brass LNG for the acquisition of 2.0 mtpa of LNG for 20 years, with initial deliveries expected to start during 2010. It is planned that cargoes will be delivered on an ex-ship basis to Lake Charles and Elba Island but BG Group will retain destination flexibility. During 2005, BG Group continued to source cargoes on the short-term market.

Gas Marketing
Since acquiring capacity rights at Lake Charles in 2001 and Elba Island in 2004, BG Group has put together an integrated gas marketing and distribution portfolio consisting of access to over 15 intra-state pipelines, salt storage capacity and over 130 customers, providing BG Group with market and volume certainty. In a more competitive market, BG Group secured 86 actual cargoes for delivery to the USA (36 cargoes to Lake Charles and 50 cargoes to Elba Island) and remarketed a further 31 to other higher value markets.

Elba Island
BG Group and upstream partners’ LNG from Atlantic LNG Trains 2 and 3 is regasified and marketed at Elba Island where the Group has had capacity and associated LNG purchase and gas sales agreements since the end of 2003. In December 2005, BG Group entered into agreements with El Paso Corporation to further expand the storage and throughput capacity at the Elba Island terminal.

The expansion of Elba Island is planned to increase BG Group’s storage capacity at this terminal from 4 bcf to 8.2 bcf and increase vaporisation capacity from 675 mmscfd to 1.17 bcfd.

The expansion is expected to be completed by 2012. As part of the expansion project, BG Group also has rights to transportation capacity in the Elba Express Pipeline. This new 191 mile interstate pipeline is planned to deliver gas from Elba Island to additional markets in Georgia and, through interconnections with other pipelines, to south-eastern and eastern USA. Both projects are expected to be filed for approval with the Federal Energy Regulatory Commission (FERC) in 2006.

Providence
Following FERC’s rejection of their initial plans, BG LNG Services and KeySpan Corporation continue to evaluate alternatives to address the issues raised by FERC regarding the proposed upgrade to KeySpan’s LNG peak-shaving storage facility in Providence, Rhode Island.

Italy
The EPC contract for the 6.0 mtpa Brindisi regasification terminal was awarded at the end of 2004. During 2005, BG Group acquired Enel’s share of equity rights and capacity, taking its share to 4.8 mtpa priority capacity at the terminal. The remaining 20% is set aside for third-party access, in compliance with Italian regulatory requirements. In September 2005, in accordance with the provisions of the second EU Gas Directive, agreement was reached between the Italian authorities and the European Commission confirming these arrangements. Brindisi is now expected to receive its first LNG deliveries during the fourth quarter 2009.

UK
Good progress was made on the Dragon LNG regasification terminal at Milford Haven, in Wales, during 2005. Completion is targeted for the fourth quarter 2007. During 2005, Ofgem and the European Commission granted the project exemption from the regulated third-party access provisions imposed by the second EU Gas Directive.

Other areas
In February 2006, BG Group signed a Letter of Agreement with a group of Chilean gas buyers for the supply of LNG and the development of a 2.5 mtpa LNG import terminal in Quintero Bay, Chile.

LNG SHIPPING
BG Group’s shipping position remains a key enabler for the LNG business to ensure delivery and flexibility under long-term contracts and to acquire short-term cargoes and benefit from arbitrage opportunities.

BG Group expects to take delivery of three 145 000 cubic metre new-build ships in 2006 and four new-build ships in 2007, and has options for further ships beyond 2007.

Production (mtpa)
LNG production has grown 21% per annum on a compound basis since 2003

Actual

Target

LNG: Long-term firm supply
	Firm supply	Commercial
	(mtpa)	start-up

Atlantic LNG T2/3	2.1	2003

Nigeria LNG	2.3	Q1 2006

Egyptian LNG T2(a)	3.5	Q2 2006

Atlantic LNG T4(b)	1.5	Q3 2006

Equatorial Guinea	3.3	Q3 2007

Total Firm Supply(c)	12.7	Q3 2007

(a)	First cargo lifted in September 2005
(b)	First cargo lifted in February 2006
(c)	Excludes up to 1 mtpa of expected excess/de-bottlenecking volumes

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18	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Operating and financial review

Operating review continued

Transmission and Distribution
The downstream business
continues to grow strongly,
with double-digit volume
growth from Comgas in 2005.

Highlights

•	Comgas continued to grow, with volumes up 14%

•	Strong volume growth at Mahanagar Gas

•	Additional compressed natural gas stations developed by Gujarat Gas

•	MetroGAS deconsolidated

2005 PERFORMANCE
BG Group’s transmission and distribution businesses had another strong year during 2005, with increased customers and profitability.

Argentina
MetroGAS (BG Group 26%) results were deconsolidated from the end of 2005 as a result of financial restructuring. (See Financial review, page 23.)

Brazil
Comgas (BG Group 60.1%) is Brazil’s largest gas distribution company. At the end of 2005, it was serving around 485 000 customers in the São Paulo concession area (2004 450 000; 2003 416 000).

Growth in the Brazilian economy coupled with higher demand from industrial, power and compressed natural gas (CNG) vehicle users resulted in an increase in Comgas sales volumes of 14% during 2005. Comgas operating profit increased by 53% to £147 million in 2005 (2004 £96 million), reflecting volume increases and margin improvements. The Comgas network was extended by 594 km during the year. This expansion is part of an ongoing five year expansion plan, which commenced in 2004. The expansion plan also involves the capture of higher margin residential customers, together with the simultaneous development of the industrial, natural gas vehicle (NGV) and co-generation markets.

India
Gujarat Gas Company Limited (GGCL) (BG Group 65.1%) is India’s largest private gas distribution company. In 2005, its sales volume increased by 17% to 811 mmcm (2004 691 mmcm; 2003 771 mmcm). A better sales mix, including more industrial customers, and cost savings improved margins to achieve a 42% increase in operating profits in 2005 compared to 2004.

During 2005, GGCL signed over 500 mcmd of new gas supply contracts (2004 377 mcmd). Under its CNG for vehicles expansion programme, GGCL added five new stations in Surat, Gujarat, taking GGCL’s total number of stations to 12.

GGCL has completed its network expansion into the towns of Kim and Karanj, while expansion into the industrial area of Vapi is underway and is scheduled for completion in 2006. Ten new CNG stations are planned for Surat by mid-2006.

Mahanagar Gas Limited (MGL) (BG Group 49.75%), which owns a gas distribution business in Mumbai, saw its 2005 volumes rise 14% to 446 mmcm (2004 392 mmcm; 2003 297 mmcm).

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	19

Some of the increased volume at MGL in 2005 was stimulated by the growth of CNG through the installation of 21 new refuelling stations, taking the total number of stations to 117 at the end of 2005.

MGL has also expanded its network into the town of Thane and other areas in and around the city of Mumbai.

UK
The Interconnector pipeline (BG Group 25%) has 20 bcma capacity to transport gas from Bacton into the Continental European grid. The pipeline can also flow in reverse. In December 2005, its reverse flow capacity was increased from 8.5 bcma to 16.5 bcma. Reverse flow capacity is scheduled to be further expanded to 23.5 bcma by December 2006. With a growing UK requirement for imports and the UK becoming a net gas importer in 2004, imports via the Interconnector continued to increase in 2005.

In the first quarter 2005, BG Group and its partners completed the sale of Premier Transmission Limited (PTL) to Premier Transmission Financing Company.

Throughput (bcma)

Volume throughput has increased by 3% per annum on a compound basis since 2003

Actual

Target

(a)	Reduction due to sale of PTL

(b)	Previous target of 14 bcma has been amended to allow for disposal of PTL and reduced holding in MetroGAS

Comgas (bcma)

Comgas achieved double-digit volume growth year-on-year from 2003 to 2005

Industrial

Residential

Commercial

NGV

Co-generation

Power

Source: Comgas

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20	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Operating and financial review
Operating review continued

Power & Other activities

BG Group has a profitable portfolio
of modern, fully contracted,
combined cycle gas power stations,
and leverages its distribution
customer base to develop
complementary businesses.

Highlights

•	Co-generation contracts entered commercial operation in India	•	Microgen signed a co-operation agreement with Gasunie to develop an appliance for the Dutch market

•	Opened more than 30 new Natural Gas Vehicle (NGV) stations in the states of São Paulo and Rio de Janeiro, taking the total to over 60 in Brazil

2005 PERFORMANCE
Performance in the Power segment was largely unchanged from 2004. Other businesses were broadly in line with last year.

Power
Premier Power Limited (BG Group 100%) owns and operates the 1 316 MW Ballylumford power station in Northern Ireland, which has supply agreements with Northern Ireland Electricity. BG Group also has a 50% interest in the 1 130 MW Seabank power station, near Bristol. In June 2005, the failure of a steam turbine reduced availability at Seabank. Remedial works were completed during the first quarter 2006.

In the Philippines, BG Group has a 40% stake in the Santa Rita (1 000 MW) and San Lorenzo (505 MW) power stations, which sell electricity under long-term agreements to Meralco, the Philippines’ largest power distribution company.

BG Group has a 20% interest in the Genting Sanyen 760 MW CCGT plant, located 70 km south of Kuala Lumpur, with long-term sales to Malaysia’s national power company.

In Italy, BG Group has a 33.68% share in Serene, which operates 400 MW of co-generation adjacent to Fiat Auto plants.

Other activities
In Brazil, the Group, through its Iqara subsidiaries, operates co-generation and related energy supply services and compressed natural gas stations supplying natural gas vehicles in São Paulo and Rio de Janeiro. BG Group disposed of its Brazil telecoms businesses in December 2005.

In 2004, BG India Energy Services Pvt Ltd (BGIESPL) was established to deliver co-generation to Indian customers, now at around 13 MW.

Microgen (BG Group 100%) is developing an innovative energy system for use in individual homes and small businesses. Generating electricity at the same time as water and space heating, it reduces consumption of externally generated power. The appliance is currently undergoing performance and reliability field trials.

In 2005, Microgen signed a co-operation agreement with Gasunie to develop an appliance for the Dutch market.

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21	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Operating and financial review
Financial review

“Strong growth in volumes and revenues was carried through to the bottom line resulting in a 64% increase in earnings.”*
Ashley Almanza Chief Financial Officer

Financial results – Business Performance*
	Revenue and other operating income			Total operating profit(a)
	2005	2004	2003	2005	2004	2003
	£m	£m	£m	£m	£m	£m

Exploration and Production (b)	3 074	2 148	1 787	1 942	1 189	954

Liquefied Natural Gas(b)	1 631	1 098	945	172	92	77

Transmission and Distribution	808	644	678	211	148	154

Power Generation	227	187	168	113	116	124

Other activities	15	8	3	(58)	(32)	(30)

Less: intra-group sales	(91)	(22)	(17)

Total	5 664	4 063	3 564	2 380	1 513	1 279

(a)	Total operating profit includes the Group’s share of pre-tax operating profits in joint ventures and associates.

(b)	Includes other operating income of £7 million (2004 £nil; 2003 £nil) in the E&P segment and £45 million (2004 £10 million; 2003 £6 million) in the LNG segment.

The operations of BG Group comprise Exploration and Production (E&P), Liquefied Natural Gas (LNG), Transmission and Distribution (T&D), Power Generation (Power) and Other activities.

SUMMARY*
Strong growth in volumes and revenues (see table above) was carried through to the bottom line, resulting in a 64% increase in earnings. The successful completion and start-up of a number of large integrated gas projects and the arrival of long-term LNG supplies have enhanced the Group’s earnings and cash flow capacity and this has been reflected in the proposed full year dividend of 6 pence per share, an increase of 57%. In November, the Group initiated a £1 billion share repurchase programme following the receipt of exceptional pre-tax proceeds (US$1.8 billion) on the sale of the Group’s interest in the North Caspian Sea PSA. The Group also announced an additional £900 million of investment in new projects. The Group remains strongly financed, retaining the flexibility to execute its growth programme and to pursue additional investment opportunities.

OPERATING RESULTS*
A strong operating performance and favourable oil and gas prices resulted in a 57% increase in total operating profit in 2005. Further detail of each segment’s operating result (based on Business Performance) is given in the separate sections below.

BG Group’s post-tax ROACE (see page 135) was 23.4% (2004 17.5%; 2003 16.8%) ..

E&P
E&P’s revenue and other operating income increased by 43% to £3 074 million from £2 148 million in 2004 and £1 787 million in 2003. The 2005 increase was primarily driven by higher prices; higher production from West Delta Deep Marine in Egypt; increased liquids exports from the Karachaganak field through the CPC pipeline; and a full year’s contribution from assets acquired in 2004 in Canada, Trinidad and Tobago and Egypt. Higher prices and US Dollar exchange rate movements contributed £674 million to the increase in revenue in 2005. The 2004 increase in revenue and other operating income was driven principally by higher production volumes, whilst higher realised prices,

*Business Performance excludes disposals and certain re-measurements and is presented as exclusion of these items provides readers with a clear and consistent presentation of the underlying operating performance of the Group’s ongoing business. Unless otherwise stated, financial operating information for the Group and its business segments presented in the Operating and financial review is based on BG Group’s Business Performance. See presentation of non-GAAP measures, page 152. See, also, Segmental analysis and results presentation, note 2, page 71, and Earnings per ordinary share, note 10, page 85, for a reconciliation of the differences between Business Performance and BG Group’s Total Results.

Total operating profit* (£m)

<

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22	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Operating and financial review
Financial review continued

Exploration and Production
	2005	2004	2003

Production volumes (mmboe)(a)

– oil	19.3	21.4	23.7

– liquids	29.7	25.6	19.2

– gas	134.8	119.8	113.1

	183.8	166.8	156.0

Average realised prices

– oil per barrel (UK£/US$)	30.60/55.96	21.53/39.24	17.89/29.18

– liquids per barrel (UK£/US$)	22.84/41.77	14.21/25.90	8.86/14.45

– UK gas per produced therm (pence)	27.30	19.64	16.92

– international gas per produced therm (pence)	17.27	13.95	13.67

– overall gas per produced therm (pence)	20.15	16.18	15.16

Development expenditure (£m)	683	620	486

Gross exploration expenditure (£m)

– capitalised exploration expenditure	225	262	156

– other exploration expenditure	111	74	36

	336	336	192

(a)	Production volumes exclude fuel gas.

partially offset by adverse US Dollar exchange rate movements contributed a net £161 million to the 2004 increase in revenue.

Approximately 30% of the Group’s gas production in 2005 was in the UK, of which 70% was sold under various contracts. The remaining UK gas volumes are sold on a short-term basis. BG Group’s realised UK gas price per produced therm was 27.3 pence in 2005 compared to 19.6 pence in 2004 and 16.9 pence in 2003.

In 2005, the Group’s average realised international gas prices increased by 24% compared to the previous year. The increase in price reflects indexation to oil prices and is also a result of increased volumes from Canada, Tunisia, Egypt and India. In 2004, average realised international gas prices increased by 2% over the previous year.

Unit lifting costs were £1.19 per boe in 2005 compared with £1.03 per boe in 2004 and £0.91 per boe in 2003. Unit operating expenditure was £2.21 per boe in 2005 against £2.01 per boe in 2004 and £1.85 per boe in 2003. The increases in lifting and unit operating costs in 2005 were predominantly due to the impact of higher upstream prices on input costs, tariffs and royalties. The increase in costs in 2004 compared with 2003 was primarily due to the impact of higher oil prices on royalties and tariffs and start-up costs of the Karachaganak export facilities, all partially offset by the favourable effects of a weaker US Dollar.

Total E&P operating profit in 2005 increased by 63% to £1 942 million (2004 £1 189 million; 2003 £954 million). The increase reflected the 10% increase in production volumes and higher prices, partially offset by a higher exploration charge. At constant UK£/US$ exchange rates and upstream prices, total operating profit for the segment in 2005 increased by 9%. The 25% increase in operating profit in 2004 reflected production growth from the Karachaganak field, new production from the Scarab Saffron and Canadian fields and higher prices, offset by the unfavourable effect of a weaker US Dollar exchange rate. At constant UK£/US$ exchange rates and upstream prices, total operating profit in 2004 increased by 5%.

Gross exploration expenditure in 2005 was £336 million (2004 £336 million; 2003 £192 million) including £225 million (2004 £262 million; 2003 £156 million) of expenditure that was capitalised. Well write-off costs were £70 million (2004 £52 million; 2003 £46 million).

LNG
Revenue and other operating income increased to £1 631 million in 2005 (2004 £1 098 million; 2003 £945 million), reflecting BG Group’s increased activity in the global LNG market. LNG shipping and marketing activity accounted for the entire revenue and other operating income in all three years.

Total operating profit was £172 million in 2005 compared to £92 million in 2004 and £77 million in 2003. The increase in 2005 reflected higher profits from liquefaction (see below) and increased realisations achieved in the shipping and marketing business, including the benefit of re-directing 31 cargoes (2004 18 cargoes)

to higher value markets. Operating profit for the shipping and marketing business was £111 million in 2005 (2004 £51 million; 2003 £44 million).

Business development and other costs also increased in 2005 to £50 million (2004 £24 million; 2003 £23 million), reflecting higher levels of activity on new projects across the segment including the development of the OKLNG project in Nigeria. The increase in 2004 total operating profit reflected improved marketing margins and a strong performance at Atlantic LNG, partially offset by a weaker US Dollar. Contracts for the purchase of LNG and sale of natural gas via the Group’s shipping and marketing business are both linked primarily to the US Henry Hub reference price.

BG Group’s share of operating profits from its interests in liquefaction businesses in Trinidad and Tobago and Egypt was up £46 million to £111 million (2004 £65 million; 2003 £56 million). The increase in 2005 reflected the start-up of two liquefaction trains in Egypt and higher net-back margins to Atlantic LNG Train 1 in Trinidad and Tobago. The increase in 2004 compared to 2003 reflected the full year contribution from Atlantic LNG Train 3 together with higher prices at Atlantic LNG Train 1, partially offset by adverse exchange rate movements.

Atlantic LNG Train 4 commenced production in December 2005.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	23

T&D
T&D’s revenue in 2005 was £808 million (2004 £644 million; 2003 £678 million). Total operating profit in 2005, including the Group’s share of operating profit in joint ventures and associates, was £211 million (2004 £148 million; 2003 £154 million). The increase in revenue in 2005 was principally due to higher volumes at Comgas and the strengthening of the Brazilian Real and Argentine Peso exchange rates.

In 2005, Comgas’ revenue increased by 34% to £532 million, with a 14% increase in volumes and improved tariffs following the five year regulatory review. In 2004, there was a 2% increase in Comgas’ revenue to £397 million, with an 11% increase in volumes and higher prices being partially offset by a weaker Brazilian Real.

Comgas’ operating profit in 2005 rose 53% to £147 million (2004 £96 million; 2003 £95 million) due to volume growth, stronger exchange rates and lower gas costs. The operating profit in 2005 reflected a net benefit from lower gas costs of £13 million that will be passed back to customers through lower tariffs in the future. The increase in 2004 reflected an 11% increase in volumes and lower costs, largely offset by a weaker exchange rate.

MetroGAS’ revenue in 2005 was £164 million (2004 £150 million; 2003 £135 million). The £14 million increase in 2005 reflected higher prices and a stronger Argentine Peso. The £15 million increase in 2004 reflected 20% volume growth offset by a weaker Argentine Peso.

The £6 million increase in operating profit from MetroGAS in 2005 to £26 million (2004 £20 million; 2003 £18 million) reflected the price and volume growth referred to above.

In December 2005, BG Group announced that Gas Argentino S.A. (GASA), the parent company of MetroGAS, had reached agreement with its creditors for a comprehensive restructuring that converts financial indebtedness owed to those creditors into a 30% interest in GASA and a 19% interest in MetroGAS. The agreement, which is subject to regulatory approvals, reduces BG Group’s combined interest in MetroGAS to 26%. As a result, BG Group no longer controls GASA and MetroGAS and these companies have been deconsolidated from the date of the agreement. From the date of the agreement these companies are accounted for under the equity method and, as at 31 December 2005, are recognised at nil value in the Group’s Financial Statements.

BG Group’s share of operating profits in joint ventures and associates was

£42 million (2004 £40 million; 2003 £43 million). The 2005 result reflected increased volumes at Mahanagar Gas offset by the impact of the sale of Premier Transmission in March 2005.

Power
Power’s revenue was £227 million in 2005 (2004 £187 million; 2003 £168 million). Revenue in all three years was attributable to Premier Power in the UK and has risen in line with the terms of its power sales agreement with Northern Ireland Electricity, which entitles changes in gas cost to form the basis of the charge to be passed through to the customer.

Total operating profit of £113 million (2004 £116 million; 2003 £124 million) included the Group’s share of operating profits in joint ventures and associates of £89 million (2004 £88 million; 2003 £96 million) – attributable to the power plants at Seabank (UK), Santa Rita and San Lorenzo (the Philippines), Serene (Italy) and Genting Sanyen Power (Malaysia).

Total operating profit in 2005 included insurance income relating to operating income lost following the failure of one steam turbine at Seabank Power in June 2005. The 6% decrease in total operating profit in 2004 reflected weaker US Dollar exchange rates, which adversely affected the translation of results from the Philippine associate businesses.

Other activities
Revenue for Other activities in 2005 was £15 million (2004 £8 million; 2003 £3 million).

The total operating loss in 2005 was £58 million compared with £32 million in 2004 and £30 million in 2003. The loss in all three years related mainly to corporate costs and business development expense. The increase in operating loss in 2005 was primarily attributable to additional industry insurance premiums.

DISPOSALS AND RE-MEASUREMENTS*
The following items, described as ‘disposals and re-measurements’ are excluded from Business Performance as exclusion of these items provides a clearer presentation of the underlying performance of the Group. Disposals and re-measurements amounted, in aggregate, to a profit of £206 million before tax and interest (2004 £87 million; 2003 £116 million). For a full reconciliation between BG Group’s Total Results and Business Performance, see note 2, page 71. For further details of amounts comprising disposals and re-measurements, see note 6, page 81.

Re-measurements included within other operating income amounted to a non-cash charge of £240 million, of which £239 million was recognised in the E&P

E&P lifting costs

£ per boe

$ per boe

E&P operating expenditure

£ per boe

$ per boe

E&P production volumes(a) (mmboe) Annual production has increased by 18% since 2003

(a)	Production volumes exclude fuel gas

* See presentation of non-GAAP measures, page 152.

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24	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Operating and financial review
Financial review continued

Profit for the year

	Business	2005	Total	Business	2004	Total	Business	2003	Total
		Disposals and			Disposals and			Disposals and
	Performance	remeasurements		Performance	remeasurements		Performance	remeasurements
	£m	£m	£m	£m	£m	£m	£m	£m	£m

Total operating profit(a)	2 380	206	2 586	1 513	87	1 600	1 279	116	1 395

Net finance costs(b)	(51)	15	(36)	(67)	–	(67)	(71)	–	(71)

Tax(b)	(941)	(41)	(982)	(589)	(30)	(619)	(490)	(32)	(522)

Profit for the year	1 388	180	1 568	857	57	914	718	84	802

Minority interest	(31)	(9)	(40)	(28)	–	(28)	(28)	–	(28)

Earnings	1 357	171	1 528	829	57	886	690	84	774

Earnings per share (pence)	38.3	4.9	43.2	23.5	1.6	25.1	19.6	2.3	21.9

(a)	Total operating profit includes the Group’s share of pre-tax operating profits in joint ventures and associates.
(b)	Includes the Group’s share in joint ventures and associates.

segment and £1 million was recognised in the LNG segment. The charge primarily consisted of £224 million of mark-to-market movements on certain long-term UK gas contracts that fall within the scope of International Accounting Standard (IAS) 39, ‘Financial Instruments: Recognition and Measurement’. The charge in 2005 arises as a result of higher UK gas prices at the end of the year.

Re-measurements presented within finance costs include the gain on retranslation of MetroGAS’ US Dollar and Euro borrowings, which cannot be designated as hedges under IAS 39 (£14 million). In addition, there is a re-measurement charge of £13 million in respect of certain derivatives used to hedge foreign exchange and interest rate risk and foreign exchange gains on certain other borrowings in subsidiaries of £16 million that represent effective economic hedging activities but do not qualify for hedge accounting under IAS 39.

In 2005, the profit on disposal of non-current assets of £446 million (2004 £87 million profit; 2003 £116 million profit) included a pre-tax profit of £416 million on the disposal of BG Group’s 16.67% interest in the North Caspian Sea PSA (recognised in the E&P segment) and a pre- and post-tax profit on disposal of the Group’s 50% interest in Premier Transmission Limited of £13 million (recognised in the T&D segment).

During 2005, management committed to a plan to dispose of BG Group’s telecoms businesses in Brazil and India. The telecoms businesses in Brazil had been sold by 31 December 2005. The overall disposal programme resulted in a pre- and post-tax charge to the

* See presentation of non-GAAP measures, page 152.

2005 income statement of £32 million (recognised in the Other activities segment), comprising losses on disposals of £18 million and an impairment charge of £14 million.

GASA and its subsidiary MetroGAS have been deconsolidated (see note 6, page 81) resulting in a pre- and post-tax gain of £56 million. As the Group no longer controls MetroGAS, the value in use of Gasoducto Cruz del Sur has fallen below its carrying value, resulting in a pre-tax impairment charge of £8 million. Both amounts were recognised in the T&D segment.

In addition, £1 million of pre- and post-tax profit was recognised in the E&P segment following the disposal of the Group’s interest in a North Sea asset.

In 2004, the pre-tax profit on disposal of non-current assets included £66 million on the sale of BG Group’s interests in the Muturi Production Sharing Contract (Muturi PSC) and Tangguh LNG in Indonesia (£47 million recognised in the E&P segment and £19 million recognised in the LNG segment).

In 2003, profits on disposals included £76 million pre-tax and £44 million post-tax profits on the sale and swap of UK North Sea assets (recognised in the E&P segment); a £32 million pre- and post-tax profit on the sale of BG Group's interest in Phoenix Natural Gas Limited (recognised in the T&D segment); a £6 million pre- and post-tax profit on the partial sale of Brindisi LNG SpA (recognised in the LNG segment); and a £2 million pre- and post-tax profit on the release of costs relating to a prior year disposal (recognised in the Other activities segment).

FINANCE COSTS*
In 2005, BG Group’s net finance costs, including BG Group’s share of finance costs for joint ventures and associates was £51 million (2004 £67 million; 2003 £71 million). The lower finance costs in 2005 reflected the reduction in net borrowings following the disposal of the Group’s interest in the North Caspian Sea PSA. Total net finance costs including re-measurements amounted to £36 million. There were no re-measurement finance items in 2004 and 2003.

TAXATION*
BG Group’s tax charge in 2005 before disposals and re-measurements and including BG Group’s share of taxation from joint ventures and associates was £941 million (2004 £589 million; 2003 £490 million). Excluding disposals and re-measurements, BG Group’s effective tax rate for 2005 was 40.4% (2004 40.7%; 2003 40.6%) .

Including disposals and re-measurements, and BG Group’s share of taxation from joint ventures and associates, the Group’s tax charge for 2005 was £982 million (2004 £619 million; 2003 £522 million), representing an effective tax rate of 38.5% (2004 40.4%; 2003 39.4%) . In 2005, the tax charge on disposals and remeasurements comprised a charge of £137 million that arose on the sale of BG Group’s interest in the North Caspian Sea PSA offset by a credit of £96 million that arose on the mark-to-market of certain commodity contracts.

In 2004, the tax charge on disposals and re-measurements of £30 million arose on the sale of BG Group’s interest in the Muturi PSC (£28 million) and shares in a listed company, GAIL (India) Limited (previously Gas Authority of India Limited) (£2 million).

The proposed increase in North Sea taxation to 50% is expected to add

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	25

Capital investment

	2005	2004	2003
	£m	£m	£m

Intangible assets(a)	235	294	201

Property, plant and equipment	1 160	1 061	607

	1 395	1 355	808

Non-current asset investments and acquisitions	121	539	246

Total	1 516	1 894	1 054

(a)	Includes £60 million (2004 £150 million; 2003 £104 million) in respect of the Group’s interest in the North Caspian Sea PSA, which was classified as held for sale until its disposal in 2005.

approximately 4% to the Group’s effective rate in 2006. The impact of the North Sea tax on the Group’s tax rate will vary according to the prices realised on North Sea production but is expected to diminish over time as more of the Group’s profits come from outside the UK. In addition there will be a one-off adjustment in 2006 to reflect the increased North Sea tax on opening deferred tax balances (not included in the 4% above), reflecting a credit of £61 million to restate the deferred tax asset associated with mark-to-market balances and a charge of £38 million for other deferred tax balances

EARNINGS AND EARNINGS PER SHARE*
Excluding disposals and re-measurements, earnings (and earnings per share) were £1 357 million (38.3 pence) in 2005, £829 million (23.5 pence) in 2004 and £690 million (19.6 pence) in 2003.

The growth in earnings and earnings per share is illustrated opposite.

Earnings (and earnings per share) including disposals and re-measurements were £1 528 million (43.2 pence) in 2005, £886 million (25.1 pence) in 2004 and £774 million (21.9 pence) in 2003.

A three year summary from 2003 to 2005 of the financial results of BG Group’s operations is set out on page 21.

CAPITAL INVESTMENT
Capital investment in 2005 was £1 516 million (2004 £1 894 million; 2003 £1 054 million) including £29 million for the acquisition of the remaining 50% interest in Brindisi LNG SpA in Italy.

Capital investment in E&P (including capitalised exploration expenditure) was £935 million (2004 £1 380 million; 2003 £654 million). In 2005, this included expenditure in the UK, Egypt, Kazakhstan and Mauritania. E&P investment in 2004 included £355 million on the acquisition of subsidiary undertakings in Canada, Mauritania and Trinidad and Tobago and £120 million to acquire a further 40% interest in the Rosetta gas field in Egypt.

In 2003, capital investment included £104 million relating to the Group’s interest in the North Caspian Sea PSA.

Development expenditure (on proved properties) totalled £683 million compared with £620 million in 2004 and £486 million in 2003. Development expenditure in 2005 was primarily in respect of the West Delta Deep Marine field in Egypt, Buzzard and Atlantic/Cromarty fields in the UK, Panna/Mukta field in India and Chinguetti field in Mauritania. Development expenditure in 2004 was primarily in respect of the West Delta Deep Marine, Karachaganak, Buzzard, Atlantic/Cromarty and Miskar fields.

Capital investment in LNG in 2005 was £422 million compared with £417 million in 2004 and £301 million in 2003. Investment in 2005 included expenditure on LNG vessels under construction and due for delivery in 2006 and 2007 (financed through leases), £29 million on the acquisition of the remaining 50% of Brindisi LNG SpA and expenditure on the Atlantic LNG Train 4 liquefaction plant and the Dragon LNG terminal at Milford Haven. Investment in 2004 primarily related to the delivery of two LNG vessels and development of the Egyptian LNG Trains 1 and 2 and Atlantic LNG Train 4 liquefaction plants.

Capital investment in T&D in 2005 amounted to £136 million (2004 £66 million; 2003 £76 million). Expenditure in all three years was incurred mainly on the expansion of the Comgas network.

Capital investment in Power during 2005 was £3 million (2004 £3 million; 2003 £3 million).

CASH FLOW
Cash flow from operating activities in 2005 was £1 606 million – an increase of £411 million compared with 2004 (2004 £1 195 million; 2003 £1 112 million), principally reflecting increased operating profit partially offset by increased working capital associated with higher volumes and commodity prices.

Earnings per share (pence)

Including disposals and re-measurements

Excluding disposals and re-measurements

•	earnings excluding disposals and re-measurements increased by 64% in 2005;

•	earnings per share excluding disposals and re-measurements increased by 63% in 2005; and

•	underlying earnings growth excluding the impact of upstream prices and US Dollar exchange movements increased by 17% in 2005.

* See presentation of non-GAAP measures, page 152.

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26	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Operating and financial review
Financial review continued

Cash flow before financing
	2005	2004	2003
	£m	£m	£m

Cash generated by operations	2 489	1 582	1 444

Income taxes paid	(883)	(387)	(332)

Cash flows from investing activities	(62)	(1 135)	(811)

Cash flow before financing	1 544	60	301

2005 capital investment by geographical area (£m)(a)

Europe	447

South America	160

Asia and Middle East	194

North America and the Caribbean	403

Mediterranean Basin and Africa	312

Total	1 516

(a) As of March 2006, the regions in which the Group manages its operations were reorganised. The information shown isaligned with the way in which the operations were managed in 2005. For further information see note 2, page 71

2005 capital investment by business segment (£m)

E&P	935

LNG	422

T&D	136

Power	3

Other	20

Total	1 516

Cash flow before financing included tax paid of £883 million in 2005 compared with £387 million in 2004 and £332 million in 2003. The increase in 2005 reflected higher taxable profit and includes tax paid in respect of the sale of BG Group’s interest in the North Caspian Sea PSA and timing differences relating to the claiming of capital allowances. The increase in 2004 reflected the Group’s higher taxable profit.

Dividends from joint ventures and associates amounted to £93 million in 2005 (2004 £81 million; 2003 £88 million) In all three years, dividends were received from Atlantic LNG, Interconnector, Santa Rita, San Lorenzo and Seabank.

Pre-tax proceeds from disposal of subsidiary undertakings and non-current assets amounted to £883 million in 2005 (2004 £174 million; 2003 £191 million), primarily representing the disposal of the Group’s interest in the North Caspian Sea PSA offset by the reduction in cash balances arising from the deconsolidation of GASA and MetroGAS. Receipts in 2004 included £142 million from the disposal of BG Group’s interests in the Muturi PSC and Tangguh LNG project and £32 million for the disposal of the Group holding in a listed company, GAIL (India) Limited (previously Gas Authority of India Limited).

Payments to acquire property, plant and equipment and intangible assets amounted to £1 064 million in 2005 (2004 £1 022 million; 2003 £855 million). Expenditure to purchase subsidiary undertakings and investments amounted to £39 million in 2005 (2004 £364 million; 2003 £3 million). In 2004, the Group paid £189 million to purchase the entire share capital of El Paso Oil and Gas Canada, Inc. £92 million for the entire share capital of Aventura Energy, Inc. in Trinidad and Tobago, £74 million for the entire share capital of Mauritania Holdings BV and £120 million to increase the Group’s share of the Rosetta concession in Egypt from 40% to 80%. There were no significant acquisitions in 2003.

Cash flows from financing activities accounted for a net cash outflow of £400 million in 2005 (2004 £27 million;

2003 £255 million). This included a £29 million outflow (2004 £3 million; 2003 £6 million) in respect of dividends paid to minority shareholders. Net interest paid amounted to £11 million in 2005 (2004 £12 million; 2003 £24 million).

FINANCING
Net funds (comprising cash, current asset investments, finance leases, currency and interest rate derivative financial instruments and short- and long-term borrowings) were £253 million compared to net borrowings of £999 million as at 31 December 2004 (£721 million as at 31 December 2003). The movement to funds in 2005 is mainly due to the significant increase in operating cash flow, proceeds from the disposal of the Group’s interest in the North Caspian Sea PSA and the deconsolidation of GASA and MetroGAS. The increase in net borrowings in 2004 is mainly attributable to capital investment including the acquisition of two LNG vessels under finance leases.

As at 31 December 2005, the Group’s share of third-party net borrowings in joint ventures and associates amounted to approximately £600 million (2004 approximately £500 million) of which £437 million is guaranteed by the Group (2004 £258 million). Including BG Group shareholder loans of £543 million (2004 £605 million), the total Group share of these net borrowings was approximately £1.2 billion (2004 £1.1 billion). These net borrowings are taken into account in the Group’s share of the net assets in joint ventures and associates, which are accounted for using the equity method.

BG Group shareholders’ funds as at 31 December 2005 were £6 182 million compared with £4 567 million at the beginning of the year.

Details of the maturity, currency and interest rate profile of the Group’s borrowings as at 31 December 2005 are shown in note 20, page 91, and details of the Group’s cash and cash equivalents as at 31 December 2005 are shown in note 18, page 90.

BG Group’s principal borrowing entities are: BG Energy Holdings Limited (BGEH), including wholly owned subsidiary undertakings, the majority of whose

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	27

Contractual obligations – payments due by period(a)
	Total	Within 1 year	1-3 years	3-5 years	After 5 years
	£m	£m	£m	£m	£m

Gross borrowings	1295	71	309	109	806

Other long-term liabilities reflected on the balance sheet	304	–	44	–	260

	1 599	71	353	109	1 066

Future finance lease obligations	217	–	–	–	217

Operating leases	318	57	93	56	112

Purchase obligations(b)	37 057	2 717	4 691	4 046	25 603

Total	39 191	2 845	5 137	4 211	26 998

(a)	These amounts do not include associated future interest payments (see page 28).

(b)	Excludes commitments for capital expenditure as at 31 December 2005 of £1 053 million.

borrowings are guaranteed by BGEH (collectively BGEH Borrowers); and Comgas and Gujarat Gas, which conduct their borrowing activities on a stand-alone basis and whose borrowings are non-recourse to other members of the Group.

BGEH is the Group’s principal credit rated entity, with long-term credit ratings of A from Fitch Ratings Limited, A2 from Moody’s Investors Service Ltd and A– from Standard & Poor’s. BGEH has short-term credit ratings of F1 from Fitch Ratings Limited, P-1 from Moody’s Investors Service Ltd and A-2 from Standard & Poor’s as at 8 March 2006.

As at 31 December 2005, BGEH Borrowers had a US$1 billion US Commercial Paper Programme, which was unutilised, and a US$1 billion Eurocommercial Paper Programme, of which US$965 million was unutilised. BGEH Borrowers also had a US$2 billion Euro Medium Term Note Programme, of which US$1 452 million was unutilised, and aggregate committed multicurrency revolving borrowing facilities of US$1 105 million, of which US$552 million matures in 2006 and US$553 million matures in 2009. There are no restrictions on the application of funds under these facilities, which were undrawn as at 31 December 2005. In addition, at 31 December 2005, BGEH had uncommitted multicurrency borrowing facilities of £621 million of which £601 million was unutilised.

BGEH Borrowers are also lessees under a number of LNG ship charters that constitute finance leases. As at 31 December 2005, the total unutilised facility amounts under these finance leases total US$433 million, such amounts being available exclusively to fund the construction of certain LNG vessels.

As at 31 December 2005, Gujarat Gas had committed borrowing facilities of Indian Rupees (INR) 1 500 million (£19 million) of which INR 780 million (£10 million) was unutilised.

As at 31 December 2005, Comgas had committed borrowing facilities of Brazilian Reals (BRL) 1 243 million (£308 million), of which BRL 441 million (£109 million) was unutilised, and uncommitted borrowing facilities of BRL 575 million (£143 million), of which BRL 382 million (£95 million) was unutilised. Some of the borrowings of Comgas have restrictions on their use, being linked to capital projects.

The distribution of the profits of Comgas is restricted under local legislation. Details of these restrictions are shown in note 32, page 116. Distribution of the profits of BG Group’s other subsidiary undertakings is not materially restricted.

It is considered that the Group has sufficient liquidity facilities to meet current working capital requirements.

RETURN OF CAPITAL TO SHAREHOLDERS
In November 2005, BG Group announced its intention to return up to £1 billion to shareholders through a share repurchase programme, dependent on market and economic conditions. Shares repurchased under the share repurchase programme are held as Treasury shares. As at 31 December 2005, BG Group had repurchased 7 million ordinary shares, which are held as Treasury shares at a cost of £39 million.

DIVIDEND
In considering the dividend level, the Board takes account of the outlook for earnings growth, cash flow generation and financial gearing. The Group’s cash flows are becoming more substantial and durable as a number of material, longer life assets come into operation. Given this strong financial position and outlook, the Board believes it is now appropriate to rebase the dividend. The Board recommends a final dividend of 4.09 pence per share bringing the full year dividend to 6.00 pence per share, an increase of 57% compared with last year.

Following the rebasing of the dividend,

Cash generated by operations (£m)

Maturity of 2005 gross
borrowings (£m)

Within 1 year	71

1-2 years	72

2-3 years	237

3-4 years	82

4-5 years	27

Over 5 years	806

Total	1 295

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28	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Operating and financial review
Financial review continued

it is the intention of the Board to continue to increase the dividend in line with underlying growth in earnings.

The final dividend will be paid on 12 May 2006 (19 May 2006 in respect of American Depositary Shares (ADSs)).

CONTRACTUAL OBLIGATIONS AND OTHER OFF-BALANCE SHEET ARRANGEMENTS
The table on page 27 shows the Group’s contractual obligation payments by period. The table includes the Group’s borrowings, future finance lease obligations, operating leases, purchase obligations and other long-term liabilities reflected on the balance sheet; these are principally provisions for future decommissioning activities.

Details of the interest rate composition of the Group’s borrowings are provided in note 20, page 91. The effective post-swap interest rates on these borrowings were between 4% and 19% as at 31 December 2005.

BG Group’s purchase obligations largely relate to gas purchases in the Group’s LNG business. These contracts are of a long-term nature, providing assured supply to its portfolio of regasification capacity rights. As at 31 December 2005, these commitments were calculated using a gas price of US$6.00 per mmbtu. Other obligations relate to BG Group’s power plants and pipelines around the world. Obligations in respect of these agreements are also included in the table on page 27.

BG Group also has commitments associated with its pension and post-retirement benefit plans. Expected future benefit payments to 2014 as at 31 December 2005 were £157 million. Aggregate expected contributions for the year ended 31 December 2006 are expected to be £48 million, including one-off payments of £22 million. Further details of pension and post-retirement benefit plan obligations are set out in note 29, page 102.

The Group proposes to meet its commitments from both the operating cash flows of the business and from use of the money and capital markets, including existing committed lines of credit.

Other contingencies (see note 27, page 99) mainly include the provision of guarantees and indemnities to third parties in respect of the Company and its subsidiary undertakings, in the normal course of business.

CRITICAL ACCOUNTING POLICIES
BG Group’s Principal Accounting Policies are set out on pages 63 to 65. To apply certain of these policies, management is required to make estimates and assumptions that affect reported profit, assets and liabilities. Actual outcomes could differ from those calculated based on estimates or assumptions.

BG Group believes that the accounting policies associated with exploration expenditure, depreciation, decommissioning, impairments, financial instruments including commodity contracts and revenue recognition are the critical policies where changes in the estimates and assumptions made could have a significant impact on the consolidated Financial Statements.

One particular estimate that affects most of the International Financial Reporting Standards (IFRS) policies discussed in this section is the estimation of hydrocarbon reserves. The Group’s estimates of reserves of gas and oil are reviewed and, where appropriate, updated quarterly. They are also subject to periodic review by external advisers. A number of factors impact on the amount of gas and oil reserves, including the available reservoir data, commodity prices and future costs, and the amount is subject to periodic revision as these factors change.

Exploration expenditure
In December 2004, the International Accounting Standards Board (IASB) issued IFRS 6, ‘Exploration for and Evaluation of Mineral Resources’, which covers the accounting treatment of expenditure incurred on the exploration and evaluation of mineral resources. The standard is mandatory for periods beginning on or after 1 January 2006, although early adoption is encouraged. BG Group has adopted this standard from 1 January 2005.

BG Group accounts for exploration expenditure under the ‘successful efforts’ method. The success or failure of each exploration effort is judged on a well-by-well basis as each potential hydrocarbon structure is identified and tested. Certain expenditure, such as licence acquisition and drilling costs, is capitalised within intangible assets pending determination of whether or not proved reserves have been discovered. A review is carried out at least annually and any unsuccessful expenditure is written off to the income statement. Costs that relate directly to the discovery and development of specific gas and oil reserves are capitalised and depreciated over the useful economic lives of those reserves. Certain expenditure that is general in nature, such as geological and geophysical exploration costs, is written off directly to the income statement.

An alternative policy would be the ‘full cost’ method under which all costs associated with exploring for and developing gas and oil reserves within a cost pool are capitalised and written off against income from subsequent production. While the reported profit under each method will be the same over the total life of the entity, profit is generally recognised earlier under the full cost method.

As at 31 December 2005, BG Group held a balance of £532 million relating to expenditure on unproved gas and oil reserves within intangible assets. Capitalised exploratory well costs included within this total amounted to £157 million. Exploration expenditure written off to the income statement in 2005 was £70 million (2004 £52 million; 2003 £46 million).

Capitalised exploratory well costs held for more than one year relate to offshore and frontier areas where further work is being undertaken on geological and geophysical assessment, development design and commercial arrangements. For additional information on capitalised exploration expenditure within intangible assets see note 12, page 86.

Depreciation
Exploration and production assets are depreciated using the unit of production method based on estimates of proved developed reserves of those fields, except that a basis of total proved reserves is used for acquired interests and for facilities.

Management estimates that a 1% change throughout 2005 in the estimation of proved and proved developed reserves associated with producing fields would have changed the 2005 depreciation charge by £4 million. Changes in the estimation of reserves relating to non-producing fields would not have impacted the 2005 depreciation charge.

Decommissioning
Where a legal or constructive obligation has been incurred, decommissioning provisions are recognised in the Financial Statements at the net present value of the future expenditure estimated to be required to settle the Group’s decommissioning obligations. The discount implicit in recognising the decommissioning liability is unwound over the life of the provision and is included in the income statement as a financial item within finance costs. Where a provision gives access to future economic benefits, an asset is recognised and depreciated in accordance with the Group’s depreciation policy. Any changes to estimated costs are dealt with prospectively.

The measurement of decommissioning provisions involves the use of estimates and assumptions such as the discount rate used to determine the net present value of the liability. The estimated cost of decommissioning is based on engineering estimates and reports from independent

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	29

advisers. In addition, the payment dates of expected decommissioning costs are uncertain and are based on economic assumptions surrounding the useful economic lives of the fields concerned.

On the basis that all other assumptions in the calculation remain the same, a 10% change in the cost estimates used to assess the final decommissioning obligations would result in a change to the decommissioning provision of £26 million as at 31 December 2005. This change would be offset by a change in the value of the associated asset, resulting in no change to the consolidated net assets. The impact on 2005 profit of such a change is estimated to be £5 million, comprising a £4 million change in the depreciation charge and a £1 million change in the unwinding of the provision charge.

Impairments
The Group reviews its assets for impairment if there is an indication that the carrying amount may not be recoverable. Goodwill is subject to an impairment review at least annually or more frequently if events or changes in circumstances indicate that goodwill may be impaired. Impairment reviews compare the carrying value of a cash generating unit (including associated goodwill) with its recoverable amount. The recoverable amount is the higher of the estimated value in use and fair value less costs to sell. Value in use is based on the net present value of estimated future pre-tax cash flows. Impairment reviews may cover all operating segments.

For the purposes of impairment testing, E&P assets may be aggregated into appropriate cash generating units based on considerations including geographical location, the use of common facilities and marketing arrangements.

BG Group uses long-term assumptions to determine the net present value of future cash flows for use in impairment reviews unless, by exception, short-term market assumptions are more appropriate to the asset under review. Particular assumptions that impact the calculations are commodity prices, exchange rates and discount rates. Page 35 includes further detail in relation to commodity prices and exchange rates.

E&P activities form BG Group’s largest business segment, the results of which are sensitive to a number of factors, but particularly to commodity prices.

BG Group performs impairment testing for gas and oil reserves using its proved plus probable reserves estimates, which are based on the Society of Petroleum Engineers definition.

Financial Instruments
The Group is exposed to credit risk, interest rate risk, foreign exchange risk and liquidity risk. As part of its business operations, the Group uses derivative financial instruments (derivatives) in order to manage exposure to fluctuations in interest rates and exchange rates. The Group enters into interest rate swaps or forward rate agreements to manage the composition of floating and fixed rate debt. The Group enters into forward exchange and currency swaps to hedge certain foreign currency cash flows and to adjust the currency composition of its assets and liabilities. Certain agreements are combined foreign currency and interest swap transactions, described as cross currency interest rate swaps. The Group’s policy is not to use interest rate and exchange rate derivatives for speculative purposes.

Derivatives are recognised at fair value on the balance sheet.

Certain derivatives are designated as hedges under IAS 39, in line with the Group’s risk management policies. Derivatives used for hedging are measured at fair value. Gains and losses arising from the re-measurement of these derivatives are either recognised in the income statement or deferred in equity, depending on the type of hedge. Any hedge ineffectiveness is recognised immediately in the income statement. Movements in fair value of derivatives not formally included in hedging relationships are recognised in the income statement.

The Group calculates the fair value of medium- and long-term debt and derivatives by using market valuations where available or, where not available, by discounting all future cash flows by the market yield curve at the balance sheet date.

The Group utilises a sensitivity analysis technique to evaluate the effect that changes in relevant rates or prices will have on the market value of debt and derivative instruments. As at 31 December 2005, the potential change in the fair value of the aggregation of medium- and long-term debt and exchange rate and interest rate derivative instruments, assuming a 10% change in exchange rates, was £162 million (2004 £115 million). The potential change in the fair value of the above, assuming a 10% change in the level of interest rates was £9 million (2004 £8 million), of which £7 million related to finance leases and derivative instruments related to them.

Loans held by the Group are measured at amortised cost except where they form the underlying transaction in an effective fair value hedge relationship when the carrying amount is adjusted to reflect the fair value movements associated with the hedged risks. Other financial instruments such as receivables balances are measured at amortised cost less any provisions for impairment.

The hedge accounting requirements under IAS 39 and US GAAP Financial Accounting Standard (FAS) 133, ‘Accounting for Derivative Instruments and Hedging Activities’, are not identical. Certain hedges utilised by the Group’s treasury operations would not qualify as effective hedges under FAS 133 without additional designations and documentation.Accordingly, the Group does not designate any treasury derivatives as hedges under FAS 133 with all movements in fair value of these instruments being recognised in the income statement. The impact on the income statement under US GAAP as a result of this policy is a charge to income of £76 million in 2005.

Commodity Instruments
On adoption of IAS 39, BG Group assessed all commodity contracts to determine whether they fell within the scope of the standard at the inception of each contract. Within the ordinary course of business the Group routinely enters into sale and purchase transactions for commodities. The majority of these transactions take the form of contracts that were entered into and continue to be held for the purpose of receipt or delivery of the commodity in accordance with the Group’s expected sale, purchase or usage requirements. Such contracts are not within the scope of IAS 39 and accordingly are not recognised in the Financial Statements.

Certain short-term contracts for the purchase and subsequent resale of third-party commodities are within the scope of IAS 39 and are recognised on the balance sheet at fair value with movements in fair value recognised in the income statement.

Certain long-term gas contracts operating in the UK gas market have terms within the contract that constitute written options and accordingly they fall within the scope of IAS 39. They are recognised on the balance sheet at fair value with movements in fair value recognised in the income statement. These contracts are also considered derivatives under FAS 133, along with certain other contracts that do not qualify for the ‘normal sale’ exception under US GAAP as their terms were assessed at the date of adoption of FAS 133 rather than the date of inception of the contract. The inclusion of these contracts increased the charge to income under US GAAP by £380 million.

The Group uses various commodity based derivative instruments to manage some of the risks arising from fluctuations in

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30	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Operating and financial review
Financial review continued

commodity prices. Such contracts include physical and net-settled forwards, futures, swaps and options. Where these derivatives have been designated under IAS 39 as cash flow hedges of underlying commodity price exposures, certain gains and losses attributable to these instruments are deferred in equity and recognised in the income statement when the underlying hedge transaction occurs. The pre-tax loss recognised in equity in respect of these contracts as at 31 December 2005 was £25 million.

All other net-settled commodity contracts are measured at fair value with gains and losses taken to the income statement.

The Group applies hedge accounting to commodity instruments under FAS 133, when the documentation and effectiveness testing used under IAS 39 satisfies the requirements of FAS 133.

Gas contracts and related derivatives associated with the physical purchase, storage and resale of third-party gas are presented on a net basis within other operating income.

Revenue recognition
BG Group recognises revenue when the significant risks and rewards of ownership of any goods and services have been transferred.

Revenue associated with exploration and production sales (natural gas, crude oil, and petroleum products) is recorded when title passes to the customer. Revenue from the production of natural gas and oil in which the Group has an interest with other producers is recognised on the basis of the Group’s working interest and the terms of the relevant production sharing contracts (entitlement method). Differences between production sold and the Group’s share of production are not significant.

Sales of LNG and associated products are recognised when title passes to the customer as the product passes the delivery point at the loading port or the tailgate of the regasification terminal. LNG shipping revenue is recognised over the period of the relevant contract.

Revenue from gas transmission and distribution activities is recognised in the same period in which the related volumes are delivered to the customer.

Power generation revenues are recognised based on the availability status of the power station to produce at a given point in time. Revenue associated with the costs of actual production is recognised whenever power is generated.

All other revenue is recognised when title passes to the customer.

RELATED PARTY TRANSACTIONS
BG Group provides goods and services to and receives goods and services from its joint ventures and associates.

In the year ended 31 December 2005, the Group incurred charges of £564 million (2004 £428 million; 2003 £249 million) and, in turn, received income of £122 million (2004 £94 million; 2003 £113 million) under these arrangements. In addition, the Group provides financing to some of these parties by way of loans. As at 31 December 2005, loans of £543 million (2004 £605 million) were due from joint ventures and associates. These loans are accounted for as part of the Group’s investment in joint ventures and associates and disclosed in note 14, page 88. Interest of £21 million (2004 £16 million; 2003 £17 million) was charged on these loans during the year at interest rates of between 0% and 9.95% (2004 0% and 9.95%) . The maximum debt outstanding during the year was £624 million (2004 £683 million).

During 2005, MetroGAS incurred charges relating to trading transactions of £18 million (2004 £18 million; 2003 £17 million) from another shareholder. As at 31 December 2005, MetroGAS owed £1 million to this party (2004 £2 million).

During 2005, Comgas received charges relating to trading transactions of £1 million (2004 £1 million; 2003 £1 million) from another shareholder. As at 31 December 2005, £nil was outstanding with this party (2004 £nil).

During the year, there were also a number of transactions between the Company and its subsidiary undertakings that are eliminated on consolidation and therefore not disclosed.

US GAAP RECONCILIATION
The differences between IFRS and US GAAP are set out and described in full in note 31, page 108.

The most substantial difference identified in the US GAAP reconciliation is in respect of certain commodity contracts that are considered derivatives under US GAAP (as described in Commodity Instruments on page 29) and the related deferred tax adjustment.

Other differences include accounting for pension costs, share-based payments, liquidated damages, decommissioning costs, hedge accounting, regulatory balances, goodwill and deferred tax.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	31

Operating and financial review
Corporate Responsibility

Corporate Responsibility

Corporate Responsibility
strengthens the Group’s ability
to deliver its business strategy.

2005 in Review
•	Established the Board CR Committee to provide greater oversight and governance of CR	•	Revised the Business Principles to incorporate values appropriate to BG Group today and into the future

•	Launched the STEP UP safety initiative to reinforce the focus on safe behaviours after six contractors died as a result of three separate incidents	•	Conducted a community relations baseline review

BG Group’s search for natural gas can take the Company to countries with challenging business climates and varied economic, environmental and social conditions. A significant amount of the industry’s reserves are found in countries outside the Organisation for Economic Co-operation and Development (OECD). The Group believes that Corporate Responsibility (CR) strengthens its ability to deliver its business strategy and, accordingly, BG Group incorporates CR in its business decision-making process.

This section summarises BG Group’s performance in the four areas of CR: conduct, our people, society and environment. More detail can be found in the 2005 Corporate Responsibility Report, which is published separately.

The Group’s reputation for high standards in all its activities contributes to its business success. The BG Group Statement of Business Principles has been in place since 1998 and is published on the Group’s website. It is the code of ethics for all employees and forms the foundation for CR across the Group. The Business Principles are reviewed annually.

In 2005, the review involved consultation with employees and external organisations to make sure that the Business Principles remain fit for purpose with regard to the Group’s operations and reflect how civil society expects an international gas company to behave. In December 2005, the Board approved revised Business Principles, which comprise 15 statements of beliefs and behaviours.

The revised Business Principles will be supported by two documents: Corporate Commitments fill in the detail of how BG Group will deliver the Business Principles and a code of conduct will set out the Group’s expectations for all employees in relation to the Business Principles. The revised Business Principles, Corporate Commitments and code of conduct will be launched in 2006.

CONDUCT
Guiding behaviour
The Board established a CR Committee in February 2005 to provide greater oversight and governance of CR as the business grows. Membership of the CR Committee is shown on page 42 and its terms of reference are available on the BG Group website.

In 2005, the activities of the CR Committee included:

•	assurance that the Group will be able to conduct business in accordance with its Business Principles in new areas of activity;

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32	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Operating and financial review
Corporate Responsibility continued

•	review of CR issues in Nigeria and Libya to understand the risks and to gain assurance that the Group could effectively manage these risks;

•	approval of the revised Business Principles;

•	consideration of an independent report on community relations;

•	agreement to the Group climate change strategy; and

•	receiving regular reports on Health, Safety, Security and the Environment (HSSE).

CR workshops took place during the last year to guide employees on how to think through ethical concerns and apply the Business Principles. Since August 2005, CR has been included in the induction courses attended by new UK-based employees. The workshops provide an environment for employees to raise concerns. Participants requested more guidance on CR and ethics and sought reassurance that they were expected to comply with the Business Principles even in cases where compliance might impact short-term performance or profit. The Group will address this in the launch of the revised Business Principles.

In 2005, the Group investigated seven allegations in accordance with its Whistleblowing policy, relating to malpractice, HSSE and general employee concerns. The Group also investigated six allegations of fraud. One employment contract was terminated and two incidents were reported to the police for further investigation. We found evidence of fraud in one case and took remedial action. No evidence of fraud emerged from the remaining two cases. None of these cases involved allegations against management or employees who had a significant role in the Group’s internal control over financial reporting.

Adding value to economies
BG Group helps sustain and develop the economies of the countries in which it works by improving access to energy supplies and paying taxes and royalties. The Group also offers business to local suppliers, provides employment and training to national staff and invests in community projects.

BG Group recognises the link between business success and thriving local economies. In late 2005, BG Group retained Lord Holme to advise on sustainable development. The Group’s approach to sustainable development will be presented to the CR Committee in 2006.

BG Group supports the Extractive Industries Transparency Initiative (EITI), an initiative to promote transparent reporting by governments of the aggregate revenues resulting from mineral resource extraction. In 2005, BG Group and other energy companies, working in partnership with the Kazakhstan Government, agreed a way forward to implement this initiative in Kazakhstan. In Nigeria, the Group supports the Nigerian Government’s implementation of the EITI under the Nigerian Extractive Industries Transparency Initiative. In Trinidad and Tobago, BG Group is working with the Government, which is piloting the initiative.

Investor dialogue
An active programme of engagement on CR issues with major shareholders and analysts is in place. In 2005, this included face-to-face meetings with analysts, written responses to surveys and a presentation and discussion session led by the Chief Financial Officer. Shareholders can also access reports and presentations on the BG Group website.

In 2005, Goldman Sachs ranked BG Group in the top 10% of the oil and gas sector for managing environmental, social and governance issues. The Group also continues to be a member of the FTSE4Good index and Dow Jones Sustainability indices.

OUR PEOPLE
During 2005, BG Group employed an average of 5 363 people, of whom 4 000 were employed outside the UK. In 2005, BG Group recruited 1 053 people worldwide, increasing the workforce by 12% compared to 2004. International opportunities increased, with 443 employees taking up assignments outside their home country, enabling them to develop greater cross-cultural experience and share knowledge.

The BG International Management Programme (introduced in 2002 and accredited by the UK’s Chartered Institute of Management) is a popular and successful way of training employees who have the potential to be managers in the future. The first 42 students graduated in April 2005 with ten nationalities represented. A further 69 people are currently on the programme with 50 nominations for 2006.

Safety
BG Group has always focused on safety: operational and occupational. BG Group’s safety performance has improved significantly since 1998 due to the introduction of safety management systems in the 1990s and behaviour-based safety processes in 2003. Behaviour-based safety implementation stems from understanding what people do in practice in the workplace and eliminating unsafe behaviours. The rate of lost time injuries for employees and contractors in 2005 was 0.5 per million hours worked, compared to 0.6 in 2004 and a starting position of 6.7 in 1998.

As reported in the Chairman’s and Chief Executive’s statements, there were six contractor fatalities during 2005. Five were in Egypt, in two separate incidents, and one in Kazakhstan. These fatalities reinforced the focus on behaviour-based safety across the Group and acted as a trigger for a major review of the way that the Group manages HSSE. The outcome of this review was a statement by the BG Group Executive that it believes that all injuries are preventable, a Group safety goal of zero injuries and a revised Health, Safety and the Environment (HSE) Policy. The statement was incorporated into the revised Business Principles.

A comprehensive programme is in place to strengthen the safety culture further. The Chief Executive launched the STEP UP safety initiative in October 2005 with a webcast across BG Group.

To complement this programme, the Group issued BG Safety Behaviours and BG Life Savers standards. These set out what behaviours are expected of employees and contractors and provide clear safety rules to prevent unsafe acts that may trigger an incident. Over 6 000 staff and contractors around the world took part in safety workshops to discuss what the new standards mean to them and to commit to ways in which they could improve the safety of their operations.

Around 900 UK-based employees had been trained in safety intervention by the end of 2005. The Group aims to train all employees and long-term contractors worldwide in safety intervention by the end of 2006.

Health
BG Group strives to provide healthy working conditions for its employees and to avoid health risks to the public. The Group manages how work can affect health (for example, the use of computer display screens, exposure to infectious disease or the effect of noise on hearing) and how the health of employees can affect their ability to work.

In 2005, all of BG Group’s major operated facilities (such as offshore platforms, power stations, gas distribution networks or onshore production networks controlled by the Group) and offices used the Group health assurance framework to identify local issues, understand gaps in health provision and monitor policy compliance.

The Group monitors and responds to global health issues that may affect its workforce. In 2005, these issues included the threat of pandemic flu, stress and

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	33

location-specific risks linked to the growing BG Group country portfolio.

The Group has an employee assistance programme that employees can contact for support and advice in confidence or anonymously if required. In 2005, 3% of UK-based employees used this service.

Security
BG Group seeks to protect employees and contractors, physical assets, information and reputation from harm. The personal security of employees remains its most important security objective.

An increasing number of employees are travelling to, living in, or working in countries where customs and security threats can be unfamiliar. These security challenges include high levels of violent crime, kidnapping, illegal detention, fraud, corruption, political instability and the compromise of information. The threat of local and international terrorism remains a reality in many countries and is regularly reassessed. Any employee posted or travelling overseas has access to security information relating to travel, local business operations and working practices and, where necessary, in-country protection.

BG Group has frameworks in place to limit fraudulent activities and threats to electronic systems and information.

SOCIETY
Community relations
BG Group recognises that maintaining positive relationships with neighbouring communities is key for its reputation and future commercial success.

The Group conducts Social Impact Assessments to help understand and mitigate potential impacts of proposed activities on local communities. BG Group works to enhance the positive impacts (such as local employment and contracting opportunities) and minimise potential negative impacts (such as increased road traffic or disruptions to economic activities) where practicable by changing project design, utilising new technologies or targeting social investment projects.

In 2005, BG Group commissioned Richard Sandbrook, an expert in development and extractive industries, to survey community relations at six locations across the Group. Overall, the quality of relationships with local communities was found to be good and there were no examples of activities or procedures that would be considered contrary to international good practice. The independent survey concluded that BG Group is implementing its Business Principles as these apply to community relations, but could be more proactive.

A series of recommendations were made and progress has been made in implementing these.

Human rights
BG Group applies the principles of the UN Universal Declaration of Human Rights and the core International Labour Organisation standards within its spheres of influence. To do this, the Group protects the human rights of its employees (through policies on equal opportunity and non-discriminatory treatment, security and labour standards) and respects the protection of the human rights of its contractors and people affected by its operations.

BG Group supports the Voluntary Principles on Security and Human Rights, developed by the governments of the USA and UK in collaboration with business and human rights organisations. The Voluntary Principles concern the assessment, training and reporting of human rights risks, related to the use of private and state security forces.

Guidance on human rights has been produced and will be made available to staff in 2006. A training package is being developed and will be delivered to those working in countries that present particular human rights challenges.

Social investment
BG Group works directly with local communities that are affected by its operations as well as contributing to appropriate national initiatives. These social investments focus on projects that add to long-term sustainability within the Group’s theme of opportunity and skills for development. Projects are chosen that reflect stakeholder concerns and also help BG Group meet business objectives where possible.

In 2005, BG Group spent a total of £3.6 million on voluntary social investment (2004 £3.5 million).

Employee involvement
BG Group supports the involvement of employees in local charity and community organisations. This includes donations of time and money.

BG Group operates a matched funding scheme that recognises efforts by employees to raise money for charities worldwide.

The Group contributed around £0.5 million to local relief efforts following the Asian tsunami; this figure includes matching employee donations of around £46 000. Later in 2005, the Group also matched employee donations following the earthquake in Pakistan (£13 000) and Hurricane Katrina in the USA (£4 700).

Employees by location Average in 2005

UK	1 363

Non UK	4 000

Employees by region(a) Average in 2005

South America	39%

Asia Middle East	24%

Mediterranean Basin and Africa	11%

NorthAmerica and the Caribbean 8%	8%

Europe	18%

(a) As of March 2006, the regions in which the Group manages its operations were reorganised. The information shown is aligned with the way in which the operationswere managed in 2005.

Lost time injuries frequency per million hours worked

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34	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Operating and financial review
Corporate Responsibility continued

Voluntary contributions to social and educational projects (£m)

Greenhouse gas emissions from BG Group operated facilities (million tonnes carbon dioxide equivalent)

BG Group operations in Egypt, Trinidad and Tobago and the UK ran BG Group Energy Challenges (fundraising events involving physical and mental challenges over 24 hours), which raised a total of around £0.4 million for local charities.

ENVIRONMENT
BG Group’s core business is enabling the use of gas as an energy source. The Group specialises in assembling the components of the gas chain that bring gas to markets from remote locations. It also promotes technologies that enable gas to be substituted for higher carbon content fuels or to be used with much greater energy efficiency. The introduction of these technologies to the markets supplied by BG Group has the effect of helping to control carbon dioxide emissions in those markets. BG Group operates a Group-wide environmental management system to minimise the negative effects of its activities and to ensure compliance with applicable environmental regulations.

The BG Group environmental philosophy of operating beyond compliance with local regulation to meet internationally accepted good practice was reinforced in 2005 through its specific incorporation in the Group’s HSE Policy. As part of this commitment, BG Group’s major operated facilities are required to achieve external certification of their environmental management systems to the international standard ISO 14001. Recently acquired and developed operations in Canada and onshore Trinidad and Tobago expect to achieve certification in 2006 and 2007 respectively. The ISO standard was upgraded in November 2004. By the end of 2005, 60% of assets had been certified to the new standard.

BG Group has been working to position itself to respond to governmental climate change policies and international measures such as the Kyoto Protocol, which came into force in February 2005. Constraints on carbon dioxide emissions favour low carbon content fuels, such as natural gas.

In January 2005, BG Group assets within the UK and Italy entered the EU Emissions Trading System. Carbon dioxide emission allowances in the years 2005-2007 have been established for BG Group offshore platforms and power stations. The Group is currently acting to ensure that installations comply with the scheme.

The introduction of the Kyoto Protocol also encourages the use of the Clean Development Mechanism to incentivise emission reduction projects implemented in developing countries. The Group is assessing business opportunities for the introduction of gas technologies that demonstrably reduce emissions.

In 2005, in recognition of the increasing financial implications of emissions, BG Group successfully implemented a Group-wide environmental emissions database accessible directly by major operated facilities. This database is designed to record and analyse emissions to air, land and water.

In 2005, operations under BG Group’s control emitted 6.4 million tonnes of carbon dioxide equivalent (comprising carbon dioxide and methane). This is an increase of 22% on absolute emissions compared to 2004. The increase was associated with increased electricity demand from customers in Northern Ireland, increased energy demand to support gas production and higher than forecast gas flaring in India and Kazakhstan. Total operated emissions per unit of throughput of oil and gas increased by 7% as the rise in emissions was greater than the rise in energy throughput.

Equity share emissions from BG Group operated and non-operated activities rose by 22% to 10.8 million tonnes of carbon dioxide equivalent. The main reasons for the increase were increased electricity demand in the Philippines, and LNG business growth in Trinidad and Tobago and Egypt, as well as the reasons given above for operated emissions. Total equity share emissions per unit of throughput rose by 2%.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	35

Operating and financial review
Risk factors

Outlined below is a description of the principal risk factors that may affect BG Group’s business. Not all these factors are within the Group’s control. Other factors besides those listed below may also adversely affect the Group. Actions being taken by management to mitigate some of these risks are identified where appropriate. The risk factors should be considered in conjunction with the cautionary note to shareholders in relation to forward-looking statements set out on page 153.

EXPLORATION AND NEW VENTURES
BG Group’s future gas and oil production is highly dependent upon finding, acquiring and developing new reserves. In general, the rate of production from natural gas and oil reservoirs declines as reserves are depleted. The Group needs to replace these depleted reserves with new proved reserves cost-effectively and on a consistent basis. This could be affected by a number of factors including: barriers to gaining access to new exploration acreage; inaccurate interpretation of geological and engineering data; unexpected drilling conditions or equipment failure; and disruptions to the successful implementation of the drilling programme.

LNG is an increasingly important element of the Group’s business and growth in this area is dependent upon the level of success it achieves in connecting competitively priced gas to high value markets. This could be affected by: barriers to the purchase or development of LNG volumes; availability of shipping capacity to transport LNG; adverse weather conditions affecting LNG import or production facilities; and unexpected shipping downtime or equipment failure.

PORTFOLIO
BG Group has a wide portfolio of assets, spread across business segments and a wide geographical area. Failure to manage these assets could have a material impact on the Group’s business. The Group carries out regular reviews to re-balance its portfolio as appropriate, looking at numerous factors including segmental weighting, geographical weighting, political risk weighting and gas/oil mix. Nevertheless, the Group may still be exposed to risk factors such as a decline in the demand for gas and LNG as sources of energy, adverse changes in the business environment, increased taxes and governmental regulation.

POLITICAL CLIMATE
As a global business, BG Group has assets in many diverse economies around the world. The overall success of the Group depends in part upon recognising and managing the differing political, economic and market conditions in which it does business. Specific country risks that could have an effect on BG Group’s business and reputation include: volatility of national currencies; unexpected changes in local laws, regulations and standards; aggressive or changing interpretation of existing tax laws; regional and government instability; government intervention in licence awards; increased royalty payments or taxes mandated by governments; expropriation of assets; cancellation, variation or breach of contractual rights; and political roadblocks to key project delivery.

In addition, some of the countries where the Group has a presence may be subject to certain international sanctions. The Group does not believe that the enforcement of such sanctions would have a material effect on its financial performance in respect of its current operations in these countries. However, the Group cannot predict the interpretation or the implementation policy of governments with respect to such sanctions and the consequential impact on the Group’s reputation, operations and financial performance.

PROJECT PRE-SANCTION AND COMMERCIALISATION
Certain activities are performed before a decision or ‘sanction’ is made by management to invest in a project or a new venture. These activities include opportunity creation, feasibility studies, concept selection and definition. There are a number of risks during the pre-sanction phases, including engineering, commercial and regulatory risks.

The principal engineering related risk is failure to undertake adequate front-end-engineering-design work during the pre-sanction phase to enable a sufficiently accurate assessment of the project schedule and cost. Failure to consider the full range of potential development options and select the most suitable concept based on full ‘life cycle’ understanding of the project can expose projects to additional risk and cost.

If the Group is not successful in securing appropriate long-term commercial agreements or, where required, applicable governmental or regulatory consents, permits, licences or approvals, it may be unable to commercialise its reserves and this may have a material effect on the Group’s medium- to long-term cash flow and income.

PROJECT DELIVERY
Project delivery is subject to HSSE, technical, commercial, contractor, and economic risks. Development projects may be delayed or unsuccessful for many reasons, including: cost and time overruns of projects under construction; equipment shortages; availability, competence and capability of human resources and contractors; unscheduled outages; mechanical and technical difficulties; and gas pipeline system constraints.

Projects may also require the use of new and advanced technologies, which can be expensive to develop, purchase and implement and may not function as expected. In addition, some development projects will be located in deepwater or other hostile environments or produce hydrocarbons from challenging reservoirs, which can exacerbate such problems.

OPERATIONS
BG Group’s revenues are dependent on the continued performance of its operating facilities. Operational risks include:

•	asset integrity – the integrity of the Group’s assets can be affected by a number of factors including improper maintenance regimes, inadequate planning of inspections and not operating equipment within design parameters;

•	plant availability – production volumes can be significantly impacted by unplanned shutdowns and equipment failure;

•	performance of joint venture (JV) partners – the volume and/or financial targets of the Group’s assets may depend on the performance of the Group’s JV partners. Business activities conducted by the Group tend to be conducted with partners and some assets are under the day-to-day management of these partners and may therefore be subject to risks which are outside the control of the Group; and

•	the location of some of the Group’s operations may expose them to natural hazards such as hurricanes, flooding and earthquakes, each of which could materially impact the Group’s ability to deliver its products or services.

If these risks materialise, the Group may not meet its planned HSSE standards, output levels or unit operating costs. These factors may have an effect on cost control, or a potentially material impact on the Group’s reputation and the results of the Group’s operations.

COMMODITY PRICES
BG Group’s results are sensitive to crude oil and natural gas prices, which are volatile, dependent on shifts in world supply and demand, policies of the Organization of the Petroleum Exporting Countries (OPEC) and the general economic and political climate. In 2005, a significant part of the Group’s upstream

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36	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Operating and financial review
Risk factors continued

revenues were partially indexed to international oil prices. The Group’s exposure to short-term changes in commodity prices is mitigated by the predominance of gas in its portfolio and the use of long-term gas contracts, not directly or immediately linked to short-term changes in commodity prices.

The Group’s exposure to commodity prices also varies according to a number of factors including the mix of production and sales. Management estimates that, other factors being constant, a US$1.00 rise (or fall) in the Brent oil price would increase (or decrease) operating profit in 2006 by around £40 million to £50 million.

Over the medium term, the Group’s financial position could also be affected by more indirect effects of commodity prices. Commodity price increases can cause supply or capacity constraints in areas such as specialist staff, construction or operations. This in turn can create cost pressure on BG Group’s operating and capital costs, which affect ongoing financial performance.

The Group does not, as a matter of course, hedge all commodity prices, but may hedge certain gas and oil revenue streams from time to time. The Group uses forward commodity contracts, including forward derivative and option contracts, to offset partially the exposure of certain of its forecast oil and gas revenues to commodity price variations. As part of marketing its gas supply portfolio, the Group undertakes commodity hedging and trading activities. The fair value of the Group’s commodity derivative contracts is calculated using forward price curves for the relevant commodity. The potential change in exposure to fluctuations in natural gas sales prices is mitigated within certain LNG purchase contracts as the gas suppliers share price risk with BG Group. The exposure is further managed using a combination of natural gas futures contracts, financial and physical forward-based contracts and swap contracts.

EXCHANGE RATE
The Group’s cash flow, income statement and balance sheet are reported in pounds Sterling and may be significantly affected by fluctuations in exchange rates. A substantial proportion of the Group’s business activity is conducted in US Dollars and the Group holds substantial US Dollar-denominated assets. The Group mitigates its exposure to its holding of US Dollar-denominated assets by borrowing in, or swapping the majority of its borrowing into, US Dollars. In general, the Group does not hedge US Dollar-denominated transactions, although it may do so for specific transactions, as authorised by the Finance Committee. BG Group estimates that in 2006, other factors being constant, a 10 cent strengthening (or weakening) in the US Dollar would increase (or decrease) operating profit by approximately £120 million to £140 million. The Group’s net balance sheet exposure to currencies other than the US Dollar or pound Sterling principally comprise exposure to the Brazilian Real and the Indian Rupee. These net exposures are managed on a case-by-case basis. The Group mitigates its exposure to transactions in currencies other than pounds Sterling or US Dollars by hedging certain expected cash flows into pounds Sterling or US Dollars. Subsidiary undertakings which borrow without recourse to the Group are generally required to borrow in, or swap borrowing into, their respective functional currency.

FINANCING
The Group’s financing costs may be significantly affected by interest rate volatility. The Group is also exposed to liquidity risks, including risks associated with refinancing borrowings as they mature, the risk that borrowing facilities are not available to meet cash requirements and the risk that financial assets cannot readily be converted to cash without loss of value. Failure to manage financing risks could have a material impact on the Group’s cashflow, balance sheet and financial position.

The Group’s interest rate management policy requires that the interest rate obligations of BGEH Borrowers (as defined on page 153) be substantially floating, and sets limits on the maximum amount of fixed rate exposure from time to time.

The Group manages liquidity risk by maintaining adequate committed borrowing facilities and holding its financial assets primarily in short-term, highly liquid investments that are readily convertible to known amounts of cash. Refinancing risk is managed by limiting the amount of borrowing that matures within any specific period.

CREDIT
BG Group is exposed to credit risks, being the loss that would be recognised if counterparties failed to or are unable to meet their payment obligations. These risks may arise in certain agreements in relation to amounts owed for physical product sales, the use of derivative instruments and the investment of surplus cash balances.

The Group’s credit risks are managed under policies approved by: the Finance Committee in relation to Treasury transactions; the Energy Trading Risk

Committee for trading transactions; and under authorities approved by the Board for specific investment decisions.

The Group analyses each counterparty’s financial condition prior to entering into trading sales agreements, swaps, futures and options contracts. Credit exposures are monitored for individual transaction and concentration risk. Where multiple transactions are undertaken with a single counterparty, or group of related counterparties, the Group may enter into a netting arrangement to reduce the Group’s exposure to credit risk. Currently the Group makes wide use of standard International Swaps and Derivative Association (ISDA) documentation. This provides netting of transactions covered by the specific ISDA documentation. For commodity trading, the Group seeks to put in place bespoke master netting agreements.

REGULATION
BG Group’s business activities are conducted in many different countries and are therefore subject to a broad range of legislation and regulation.

BG Group faces value erosion if the conditions attached to licences, which govern operations, are not properly managed or delivered. In addition, future growth of assets may be affected if required regulatory authorisations are not obtained.

The Group’s T&D companies mainly operate under a form of licence or concession agreement awarded by state or national government. Normally, the tariff that gas customers are charged is determined by the regulator and reviewed periodically in line with licence terms and conditions. The Group may be at risk of unfavourable tariff reviews which may have an impact on T&D income and growth.

Many of the countries in which the Group conducts and expects to conduct business have recently developed, or are in the process of developing, new regulatory and legal structures. These regulatory and legal structures and their interpretation and application by administrative agencies may be specific to a given market and untested. BG Group may be offered the opportunity to help shape suitable regulations but with no guarantee that its voice will be heard. Regulatory frameworks will continue to evolve as markets mature and this will also affect the Group.

Any changes in the regulatory climate in which the Group operates may potentially have a material impact on the Group’s business. Failure to meet regulatory requirements may have a material effect on the Group’s reputation and expose the Group to financial penalties.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	37

COMMERCIAL
E&P operations are typically conducted under licences granted to BG Group and its JV partners (collectively the Contractors) by the state or national government or by entry into a Production Sharing Contract (PSC) between the Contractors and the state or national government (generally represented by a state-owned company). The terms and conditions of the licences and PSCs vary from country to country.

Licences give the Contractors the right to explore for, and exploit a discovery of, hydrocarbon resources whilst bearing the risk of, and financing, the exploration, development and production activities. The Contractors are in principle entitled to all production and agree to remit to the state (which remains the owner of the subsoil hydrocarbon resources) a production based royalty and income tax and possibly other taxes that may apply under local tax legislation. In addition, Contractors will enter into an operating agreement between the JV partners that normally provides for the rights and liabilities of each Contractor to be borne in proportion to their participating interest in the E&P operation. However, licences granted by a state generally require Contractors to be jointly and severally liable, which means that the Group may be at risk for liabilities to host states if JV partners fail to perform their contractual obligations or deliver their share of the E&P operation.

A PSC will set out the rules governing the co-operation between the Contractors and the host state. The Contractors usually bear the risk of funding the E&P operations, although the state company often participates in the funding of the development. Under the terms set out in the PSC, the Contractors recover their costs from the future production revenues and, in exchange for the risk of the investment, enjoy a share of the excess production revenues.

Gas related projects usually require a chain of commercial agreements, frequently amongst different parties. Failure to complete this chain or to apportion risks appropriately prior to project sanction can leave projects exposed to commercial risks which could affect the profitability of the project.

HEALTH, SAFETY, SECURITY & ENVIRONMENT (HSSE)
A major HSSE incident could result in injury or loss of life, damage to the environment or destruction of facilities, each of which could have a material impact on BG Group.

BG Group recognises that the protection of the health and safety of its employees and others affected by its operations is an essential element in delivering business performance, as are the security of physical and intellectual assets and the protection of the natural environment.

Policies and measures at international and national level to tackle climate change will increasingly affect business conditions, presenting environmental and regulatory risks. Similarly, international and national measures to tackle loss of biodiversity will start to present risks to gaining access to oil and gas resources in areas deemed to be biologically sensitive.

The increased threats from international terrorism and violent crime could also interrupt the Group’s operations to a material extent.

For further information on HSSE see page 32.

INSURANCE
A comprehensive insurance programme is maintained to mitigate significant losses which, as is consistent with good industry practice, includes cover for physical damage, removal of debris, control of wells, redrill, pollution and employer’s and third-party liabilities. Nevertheless, some of the major consequences of the risks involved in BG Group’s activities cannot, or may not, reasonably and economically be insured.

The programme is subject to certain limits, deductibles, terms and conditions. In addition, insurance premium costs are subject to changes based on the overall loss experience of the insurance markets accessed.

STAKEHOLDER ENGAGEMENT
A number of stakeholders (including employees, investors, governments, civil society groups, non-governmental organisations and those living in local communities affected by BG Group’s operations) have legitimate interests in the Group’s business. The Group’s reputation and/or share price could suffer due to inappropriate or inadequate engagement with stakeholders including, for example: failure to communicate consistent or co-ordinated messages to key stakeholders; failure to provide adequate explanations if performance targets are not met or if performance is perceived as poor against competitors; and inadequate responses to any crisis.

The Group has controls in place to make sure that all Group communication – corporate, regional and local – is consistent and co-ordinated for all stakeholders.

CORPORATE RESPONSIBILITY (CR)
BG Group defines CR as the practical application of the BG Group Statement of Business Principles (see page 31 for further information). CR risk occurs when any part of the business fails to implement the Business Principles. Each of the following risks could affect the Group’s ability to deliver projects on time and within budget: failure to consider economic returns, environmental impacts, social consequences and human rights in investment decisions and project planning; failure to identify stakeholder expectations; and the ineffective implementation of anti-corruption policies.

HUMAN RESOURCES
BG Group’s performance and its ability to mitigate those risk factors within its control depends on the skills and efforts of its employees and management teams across the Group. Future success will depend to a large extent on the Group’s continued ability to attract, retain and motivate highly skilled and qualified personnel.

If the Group loses the services of key people or is unable to attract and retain employees with the right capabilities and experience, it could have a material effect on the Group’s business and operations.

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38	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Corporate governance
Governance framework

Governance framework

Effective governance is at the
core of BG Group’s ability to
operate successfully in the
global business environment.

Overview
BG Group has an established Governance framework that is overseen by the Board of Directors, which is ultimately responsible to BG Group shareholders. The framework is made up of three core elements:	•	Organisation and Structure;
	•	Internal Control Framework; and
	•	Independent Assurance processes.

BG Group Governance framework

The Board of Directors of BG Group is committed to the highest standards of corporate governance, which it considers are critical to maintaining investor confidence and for the integrity of the Group.

BG Group’s Governance framework complements the Group’s beliefs and behaviours as set out in the Statement of Business Principles, details of which can be found on page 31.

The Company’s shares are listed on both the London and New York stock exchanges. This report explains how the Governance framework is implemented across the Group and, accordingly, the rationale for the statement by the Board of Directors that the Group complies with the applicable UK and US corporate governance requirements.

STATEMENTS OF COMPLIANCE
Statement of compliance with the
provisions of the UK Combined Code

As a UK listed company, BG Group is required to state whether it has complied with the provisions set out in Section 1 of the UK Financial Reporting Council’s Combined Code on Corporate Governance (the Combined Code) throughout 2005 and, where the provisions have not been complied with, to provide an explanation. BG Group is also required to explain how it has applied the principles set out in Section 1 of the Combined Code relating to Directors, their remuneration, accountability and audit, and relations with shareholders.

The Directors consider that the Company has complied with the provisions set out in Section 1 of the Combined Code throughout the year ended 31 December 2005.

Statement of compliance with the
NYSE Corporate Governance Rules

The Company’s American Depositary Shares are listed on the New York Stock Exchange (NYSE) and the Company is, therefore, subject to the rules of the NYSE as well as US securities laws and the rules of the US Securities and Exchange Commission (SEC) as those rules and laws apply to non-US companies. The NYSE requires US companies listed on the exchange to comply with its corporate governance rules, but non-US companies, such as BG Group, are exempt from most of these rules. However, pursuant to NYSE Rule 303A.11, BG Group is required to disclose a summary of any significant ways in which the corporate governance practices it follows differ from those required by the NYSE for US domestic companies.

The Directors consider that there are no significant differences in the corporate governance practices followed by BG Group compared with those required by the NYSE for US domestic companies, except that, as permitted by the Combined

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	39

Code, the Nominations Committee comprises a majority of independent non-executive Directors.

GOVERNANCE FRAMEWORK
The remainder of this report provides further information about BG Group’s Governance framework in support of the statements made above, including how BG Group has applied the relevant principles set out in Section 1 of the Combined Code.

Organisation and Structure
A key element of BG Group’s Governance framework is its organisation and structure, which is established by the Board and is designed to allow for effective and efficient decision-making.

This section sets out details of the organisation and structure and the underpinning mechanisms that ensure it is robust and effective in satisfying applicable corporate governance requirements.

Detailed on page 41 is the BG Group Board and committee structure. The membership of each of the principal Board committees is shown on page 42.

The Board has delegated authority to its committees on specific matters, which are set out in written terms of reference. These authorities are reviewed annually by the Board and the terms of reference of the Audit, Remuneration, Nominations and Corporate Responsibility committees are published on BG Group’s website. Copies are also available upon request. Minutes of committee meetings are circulated to all Directors.

Board of Directors
The Board is responsible to BG Group’s shareholders for creating and delivering sustainable shareholder value through the management of the Group’s businesses within the overall Governance framework. The Board sets the Group’s strategy and ensures that an appropriate level of financial and human resources is made available to management in the delivery of the agreed strategy.

As well as oversight responsibility for financial performance, internal controls and risk management of the Group, the Board has a formal schedule of matters specifically reserved to it for decision. These matters are set out on the right hand column of this page.

A statement of the Directors’responsibilities for preparing the Financial Statements, including a statement regarding the status of the Company as a going concern, is set out on page 50.

Board composition
The Board is made up of a non-executive Chairman, the Chief Executive, Deputy Chief Executive, Chief Financial Officer and six independent non-executive Directors.

A list of the individual Directors, their biographies and details of their committee membership is provided on page 45.

The posts of Chairman and Chief Executive are separated and their responsibilities are clearly established, set out in writing and agreed by the Board. The roles and responsibilities of the Chairman and Chief Executive have also been published on BG Group’s website.

The Chairman, Sir Robert Wilson, is responsible for the workings and leadership of the Board and for the balance of its membership, subject to Board and shareholder approval. The Chief Executive, Frank Chapman, is responsible for leading and managing the business within the authorities delegated by the Board.

The independent non-executive Directors provide a wealth of experience and skills from a number of industry and government backgrounds. They are key to the formulation and development of the Group’s strategy and also review and monitor the performance of management, the integrity of financial information and internal control and risk management.

Paul Collins is the Senior Independent Director (SID) nominated by the Board, and is available to shareholders as an alternative point of contact to the Chairman, Chief Executive and Chief Financial Officer. The role of the SID is clearly established, set out in writing and has been agreed by the Board. Details of the role are on BG Group’s website. The SID will chair the Nominations Committee when considering succession for the role of Chairman. The SID is expected to commit at least three to four days per year to the role, and significantly more in exceptional circumstances. This is in addition to the expected time commitment in his capacity as a non-executive Director.

All Directors are subject to election by shareholders at the first Annual General Meeting (AGM) following their appointment by the Board. Thereafter, in accordance with the Combined Code and the Company’s Articles of Association, they are subject to re-election every three years. Based on these criteria, the Nominations Committee has made recommendations to the Board in respect of the election and re-election of five Directors at the 2006 AGM. The Board considers that the performance of these individual Directors continues to be effective and that they demonstrate commitment to the role.

BG Group maintains liability insurance for its Directors and officers, and also provides certain indemnities for its Directors and the Company Secretary. Further details of the indemnities granted

Matters reserved to the Board

1	Approval of the Group vision, values and overall Governance framework.

2	Approval of the Company’s Annual Report and Accounts, Remuneration report and Quarterly Financial Statements.

3	Approval of any interim dividend and recommendation of the final dividend.

4	Approval of Group financial policy.

5	Approval of material capital projects, investments, acquisitions and disposals by any Group company.

6	Approval of the Company’s long-term finance plan and annual capital and revenue budget.

7	Approval of any significant change in Group accounting policies or practices.

8	Approval of all circulars, listing particulars, resolutions and corresponding documentation sent to shareholders.

9	Approval of changes in the capital structure of the Company or its status as a plc and, in particular, the issue or allotment of shares in the Company otherwise than pursuant to Company-approved employee share schemes.

10	Approval of material changes to the Company’s pension schemes rules, any change of Trustee or material changes to funding and management arrangements.

11	Appointment, re-appointment and removal of the Chairman and Directors and the recommendation to shareholders of their election or re-election under the Articles of Association; the appointment and removal of the Company Secretary.

12	Approval of the division of responsibilities between the Chairman and Chief Executive.

13	Establishing committees of the Board, approving their terms of reference (including membership and financial authority), reviewing their activities and, where appropriate, ratifying their decisions.

14	Recommendation to shareholders for the appointment, re-appointment or removal of the Auditors.

15	Approval of this schedule of Matters reserved to the Board.

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40	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Corporate governance
Governance framework continued

2005 Board and committee attendance
					Corporate			Group
		Chairman’s	Audit	Remuneration	Responsibility	Nominations	Finance	Executive
	Board	Committee	Committee	Committee	Committee	Committee	Committee	Committee

Number of meetings	9	16	5	6	4	3	3	15

Sir Robert Wilson	9	15			4	3	3

Frank Chapman(a)	9	14			3		3	14

William Friedrich	9	14			4		2	14

Ashley Almanza	9	14					3	15

Peter Backhouse(b)	9		5	6	1

Sir John Coles	9			6	4

Paul Collins(c)	9		4	6		3

Elwyn Eilledge(d)	3		2	2

Keith Mackrell(d)	3	5	2			2

Dame Stella Rimington(d)	2			1		1

Lord Sharman	9		5

Baroness Hogg(e)	9		5	6		2

Jürgen Dormann(f)	5			2	2

(a)	Frank Chapman joined the Corporate Responsibility Committee on 16 June 2005.
(b)	Peter Backhouse joined the Corporate Responsibility Committee on 14 December 2005.
(c)	Paul Collins joined the Audit Committee on 15 March 2005.
(d)	Keith Mackrell, Dame Stella Rimington and Elwyn Eilledge retired on 4 May 2005.
(e)	Baroness Hogg joined the Board on 27 January 2005 and the Nominations Committee on 22 April 2005.
(f)	Jürgen Dormann joined the Board on 1 June 2005 and the Remuneration Committee and Corporate Responsibility Committee on 16 June 2005.

to Directors are set out in the Directors’ report on page 50.

Director independence
The Combined Code includes provisions for a company’s board to assess the independence of each non-executive Director. The outcome of this assessment should be presented to the Board. This assessment was applied in respect of the appointment of Baroness Hogg and Jürgen Dormann and, based upon that review, the Nominations Committee determined that they were independent at the time of their appointment. In the opinion of the Board and, following an annual review of the independence of its non-executive Directors, each of the non-executive Directors, with the exception of the Chairman, is independent in accordance with the criteria set out in the Combined Code. The Board has therefore determined that none of its non-executive Directors:

•	has been an employee of the Company or Group within the last five years;

•	has, or has had within the last three years, a material business relationship with the Company either directly or as a partner, shareholder, director or senior employee of a body that has such a relationship with the Company;

•	has received or receives additional remuneration from the Company apart from a director’s fee, participates in the
Company’s share option or a performance- related pay scheme, or is a member of the Company’s pension scheme;

•	has close family ties with any of the Company’s advisers, Directors or senior employees;

•	holds cross-directorships or has significant links with other Directors through involvement in other companies or bodies;

•	represents a significant shareholder; or

•	has served on the Board for more than nine years from the date of his/her first election.

In making this determination, the Board has noted that Peter Backhouse is a member of the Supervisory Board of RIVR Acquisition B.V. (RIVR), the holding company of Petroplus International N.V. (Petroplus), for which he receives a fee of 40 000 Euro per annum. He also holds, directly and indirectly, shares in RIVR representing, in aggregate, 0.2% of the total issued share capital of RIVR. Petroplus has a 20% shareholding in Dragon LNG Group Limited, the joint venture holding company that owns the LNG importation terminal at Milford Haven, in Wales, and in which BG Group has a 50% shareholding.

At the time of his appointment, from 1 January 2004, the Chairman was also considered independent by the Board. In accordance with the Combined Code, the ongoing test of independence for the Chairman is not appropriate.

Company Secretary
The Company Secretary, Ben Mathews, is responsible for advising the Board through the Chairman on all governance matters. The Directors have full access to the advice and services of the Company Secretary, who is also responsible to the Board for: ensuring that correct Board procedures are followed; ensuring effective communication flows within the Board, its committees and between senior management and non-executive Directors; and facilitating induction and assisting with the professional development of Directors. In addition, any Director, who believes it may be required in the furtherance of his or her duties, may take independent professional advice at the cost of the Company.

Board meetings
Directors are expected, wherever possible, to attend all Board meetings, relevant committee meetings and the AGM.

The Board has regular scheduled meetings throughout the year. Additional meetings of the Board are held as and when necessary. During the year ended 31 December 2005, the Board met nine times. A table detailing the individual Director’s attendance at each of the Company’s Board and committee meetings is set out above. In addition to those meetings, the Board focuses on BG Group’s strategy at an annual two day planning conference.

Guidelines are in place concerning the content, timeliness and presentation of

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	41

BG Group Board and committee structure

Board and committee papers from management to ensure that the Board is properly briefed.

Frequent opportunities are provided within the scheduled meeting programme for non-executive Directors to meet, without the Chairman or Executive Directors being present, and under the guidance of the SID.

Board effectiveness
Directors’ induction and professional development

All Directors appointed to the Board receive a full induction briefing tailored to their individual needs, taking into account their qualifications and experience.

Ongoing professional development is provided to Directors to meet their particular requirements. Directors received regular briefings during 2005 on key relevant and topical issues including legislative, corporate governance, financial reporting and operational matters.

Workshops, seminars and teach-ins on issues specifically relating to BG Group’s business, such as Well Engineering, Exploration and Petroleum Engineering, were also organised during the year.

Board evaluation
A comprehensive and rigorous evaluation of the performance of the Board, its principal committees, the individual non-executive Directors and the Chairman was conducted during the year. An evaluation of the Corporate Responsibility Committee will take place in 2006 following its first full year of operation. The Board evaluations were led by the Chairman and supported by the Company Secretary and included a series of one-to-one interviews between the Chairman and each non-executive Director.

The Chairman’s questions were based upon a number of key areas covering Group strategy, succession planning, Board size and the relationship between the Board and its committees.

Similar evaluations were also conducted by the chairmen of the Audit, Remuneration and Nominations committees.

The results of the reviews were then considered during one-to-one discussions with the Chairman and collectively at a Board meeting or at the relevant committee meetings. This process led to a number of improvements, covering:

•	Board and senior management succession; and
•	regional and/or country strategy reviews.

The performance of individual non- executive Directors was evaluated by the Chairman, with input from the committee chairmen and the Executive Directors. The performance of the Chief Executive is evaluated by the Chairman and non- executive Directors. The performance of the two other Executive Directors is evaluated by the Chief Executive in consultation with the Chairman and other non-executive Directors.

The evaluation of the Chairman was led by Paul Collins, the SID, and involved individual meetings with each of the Executive Directors followed by a group review with the non-executive Directors, excluding the Chairman. The outcome of this review was then reported to the Chairman.

The Directors have concluded that, following this detailed review, the Board and its committees operate effectively and also consider that each Director is contributing to the overall effectiveness and success of the Group.

Relationship with shareholders and Annual General Meeting
The Board recognises the importance of maintaining an ongoing relationship based on frequent dialogue with the Company’s shareholders. The Board is accountable to shareholders for the performance and activities of the Group and, therefore, it is proactive in obtaining an understanding of shareholder views on a number of matters.

Regular meetings with institutional shareholders are held with the Chief Executive and Chief Financial Officer and, where appropriate, the Chairman, following the announcement of quarterly and annual results. This ensures that the investor community receives a balanced and comprehensive view of the Group’s performance and the issues faced by the Group. In addition, the Board regularly monitors the views of shareholders and considers reports from its investor relations advisers concerning institutional

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42	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Corporate governance
Governance framework continued

Board committees

Reports for each of the principal committees for 2005 appear below

Audit Committee
The members of the Committee are Lord Sharman (Chairman), Peter Backhouse, Paul Collins and Baroness Hogg. The Secretary to the Committee is Ben Mathews. All members of the Committee are deemed independent and, specifically, the Committee has concluded that its membership meets the requirements of the Combined Code, the Sarbanes-Oxley Act 2002, and SEC and NYSE regulations. The Board has determined that Lord Sharman is the Audit Committee financial expert for the purposes of the Sarbanes-Oxley Act 2002. In addition, the Board considers that he has ‘recent and relevant financial experience’ as required by the Combined Code. He is a chartered accountant

The Committee assists the Board in fulfilling its responsibilities in respect of:

•	overseeing the Group’s financial reporting process, including the internal control structure and procedures for financial reporting and monitoring the integrity and appropriateness of the Group’s financial statements;

•	the manner in which the Group’s management ensures and monitors the adequacy of financial, operational and compliance internal controls and risk management processes designed to manage significant risk exposures;

•	the appointment, compensation, independence and performance of the Group’s external Auditors; and

•	the independence and performance of Group Audit.

Specifically, the Audit Committee:

•	regularly reviews the external and internal audit work plans;

•	oversees and reviews the procedures for the receipt, retention and treatment of complaints relating to financial matters, internal accounting controls and auditing, including the Group’s whistleblowing mechanism;

•	requests, receives and reviews reports from management on actions taken to address risk areas identified by management and/or the internal audit process;

•	reviews with management, and external and internal auditors the significant risk exposures and the processes established to identify, monitor, control and report such exposures;

•	annually evaluates, on behalf of the Board, the design and effectiveness of the internal control structure, the Group’s financial reporting procedures and the Group’s disclosure controls and procedures; and

•	annually evaluates the design and effectiveness of the processes established to estimate, aggregate and report the Group’s various categories of oil and gas reserves.

The Committee carried out a number of activities during the year ended 31 December 2005, including reviewing:

•	quarterly, interim and full year financial results;

•	the year end oil and gas reserves booking process;

•	the delivery of the 2005 internal audit plan and approving the 2006 plan;

•	quarterly and full year internal control and assurance reports from Group Audit;

•	the effectiveness of the internal audit function;

•	the 2005 external audit plan and associated audit fees;

•	the budget and framework for the supply of non-audit services by the external Auditors, the independence and objectivity of the external Auditors and the effectiveness of the external audit process;

•	the Group’s Internal Control Framework, including the risk management process;

•	updates on the processes to achieve compliance with Section 404 of the Sarbanes-Oxley Act 2002;

•	relevant disclosures in this Report; and

•	its Terms of Reference.

Nominations Committee
The members of the Committee are Sir Robert Wilson (Chairman), Paul Collins and Baroness Hogg. The Secretary to the Committee is Ben Mathews. The role of the Committee is to review the structure and composition of the Board, to identify candidates to fill Board vacancies, including their election and subsequent re-election by shareholders, and to review its own performance on an annual basis.

During the year ended 31 December 2005, the Committee:

•	evaluated the balance of skills, knowledge and experience on the Board;

•	identified, using external boardroom search consultants, potential new non-executive Director candidates;

•	following a review of candidates, recommended to the Board the appointment of Jürgen Dormann as an independent non-executive Director of the Company; and

•	reviewed its Terms of Reference.

Remuneration Committee
The members of the Committee are Baroness Hogg (Chairman), Peter Backhouse, Paul Collins, Sir John Coles and Jürgen Dormann. The Secretary to the Committee is Ben Mathews. The Committee is responsible for setting, reviewing and recommending to the Board for approval BG Group’s overall remuneration policy and strategy. Full details are set out in the Remuneration report on pages 51 to 61.

Corporate Responsibility Committee
The members of the Committee are Sir John Coles (Chairman), Sir Robert Wilson, Frank Chapman, William Friedrich, Jürgen Dormann and, since December 2005, Peter Backhouse. The Secretary to the Committee is Ben Mathews. Established in February 2005, the role of the Committee is to assist the Board in providing strategic leadership, direction and oversight, and setting the policy on Corporate Responsibility and Health, Safety, Security and Environment (HSSE) within the Group.

During the year ended 31 December 2005, the Committee considered a number of activities including:

• a review of the Group’s Business Principles;

• HSSE quarterly performance updates;

• Corporate Responsibility risk issues; and

• community relations.

The Board’s other committees are:

Chairman’s Committee
The members of the Committee are Sir Robert Wilson (Chairman), Frank Chapman, William Friedrich and Ashley Almanza. The Secretary to the Committee is Ben Mathews. The role of the Chairman’s Committee is to advise and assist the Chairman in the preparation for Board meetings. The Committee also acts on behalf of the Board between scheduled meetings.

Finance Committee
The members of the Committee are Sir Robert Wilson (Chairman), Frank Chapman, William Friedrich and Ashley Almanza. The Secretary to the Committee is Ben Mathews. The Committee is responsible for finance and treasury policy decisions.

Group Executive Committee
The members of the Committee are the Executive Directors and those senior managers whose details are set out on page 47. The Secretary to the Committee is Ben Mathews. The Committee has primary authority for the day-to-day management of the Group’s operations within agreed limits set by the Board.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	43

shareholder feedback. The Chairman and non-executive Directors are also given the opportunity to meet institutional shareholders and to discuss topical issues.

The Company, through its Investor Relations team, responds to a variety of enquiries from shareholders and an email communication facility is available on the Group’s website for this purpose.

The Company’s AGM will be held on 28 April 2006 at the International Convention Centre in Birmingham. The AGM provides attending shareholders with the opportunity to ask questions of the full Board of Directors including the chairmen of the Audit, Remuneration, Nominations and Corporate Responsibility committees and the Company Secretary. The Notice of AGM, which includes full details of this year’s AGM, is set out on pages 146 to 149.

Internal Control Framework
The second key element of BG Group’s Governance framework is the Internal Control Framework, which defines the way in which the Group operates, and comprises the Group’s Business Principles, policies, standards, guidelines and processes.

The Board is responsible for the Group’s system of internal controls and oversees the Group’s review and assurance processes. These responsibilities are undertaken in accordance with the guidance set out in the Combined Code and as set out in the US recognised control framework, Committee of Sponsoring Organisations of the Treadway Commission, Enterprise Risk Management (COSO ERM), which was adopted by the Audit Committee in 2004. This system of internal control provides reasonable, rather than absolute, assurance against material loss or misstatement and is designed to manage, rather than to eliminate, the risk of failure to achieve business objectives.

Each year, the Board seeks confirmation that all assets and functions within the Group have complied throughout the year with the Internal Control Framework. The Board, through the Chief Executive, asks each member of the Group Executive Committee (GEC) to complete and submit to the Chief Executive a Letter of Assurance (LOA), which provides this confirmation for the areas of the business for which they have responsibility.A Governance Self-Assessment (GSA) questionnaire and certificate are also completed by senior management in order to complement and support the LOA process. All issues raised by the GSA exercise are collated and analysed to determine the effectiveness of the Internal Control Framework during the year.

A Disclosure Committee, comprising senior management representatives,

through formal and systematic enquiries of, and interviews with, each member of the GEC and the Group Financial Controller, evaluated the individual LOAs submitted to the Chief Executive. The outcome of this process was reported to the Chief Executive and Chief Financial Officer.

In turn, a report was presented to the Audit Committee setting out the process followed by management and the outcome of the exercise. The Audit Committee reviewed this report with management and Group Audit and, based on that review, reported to the Board on the effectiveness of BG Group’s Internal Control Framework.

As a result, the Board has determined that the Group’s system of internal controls is effective.

In addition, the Directors confirm that there were no changes in the Group’s internal controls over financial reporting that occurred during the year ended 31 December 2005 that have materially affected, or are reasonably likely to materially affect, these controls.

Evaluation of disclosure controls and procedures

For 2005, a review of the Group’s disclosure controls and procedures has also been facilitated by the Disclosure Committee, which met with each of the control owners to receive assurance on the effectiveness of disclosure controls and procedures for the Group’s key external releases.

These disclosure controls and procedures are designed to ensure that information required to be disclosed is accumulated and communicated to management, including the Chief Executive and Chief Financial Officer, to allow timely decisions regarding the disclosure of information externally.

As a result of that evaluation, the Chief Executive and Chief Financial Officer have concluded that, as at 31 December 2005, the Group’s disclosure controls and procedures were effective.

Section 404 of the US Sarbanes-Oxley Act 2002

This legislation was implemented to protect investors by improving the accuracy and reliability of corporate disclosures by US domestic companies and non-US companies with US listings. The Group has made good progress on the work required to ensure full compliance with Section 404 of the Sarbanes-Oxley Act relating to the evaluation and reporting of internal controls over financial reporting, on which it is required to report for the financial year ending 31 December 2006.

Risk management
The objective of risk management within BG Group is to improve performance and decision making through the identification, evaluation and management of key risks.

To achieve this, a business risk management process has been established to identify, evaluate and assist with the management of the risks faced by the Group. The process operates on a global basis and provides the Audit Committee with assurance that the major risks faced by the Group have been identified and are regularly assessed and that there are controls in place to manage these risks.

BG Group views risk management as integral to good business practice. Risk assessment and evaluation are incorporated into the key business processes including strategy and business planning, investment appraisal, performance management and HSSE management processes.

The risk management process is reviewed by the Governance and Risk Committee and the GEC. The Audit Committee oversees the process on behalf of the Board.

Independent Assurance
The third element of BG Group’s Governance framework is Independent Assurance, which is provided primarily by Group Audit, by the independent external Auditors, and by other external advisers.

The purpose of Group Audit is to provide assurance to the Board, Audit Committee, GEC and management that effective and efficient internal control processes are in place to identify and manage business risks across the Group.

Specifically, Group Audit:

•	provides an independent assessment of the Group’s systems of risk management and internal control;

•	assists management by carrying out independent appraisals and making recommendations for improvement; and

•	supports development of the Group’s governance and business risk management policies.

The independent external Auditors’ report to shareholders and their audit opinion on the accounts are set out on page 62.

In addition, the external reserves consultant, Degolyer and MacNaughton provides an independent review on certain of BG Group’s oil and gas reserves.

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44	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Corporate governance
Board of Directors

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	45

1 Sir Robert Wilson KCMG (62)
Chairman
Sir Robert Wilson was appointed Chairman with effect from 1 January 2004, having been a non-executive Director since September 2002. He was chairman of Rio Tinto from 1997 to 2003 and prior to that was chief executive between 1991 and 1997. He is also chairman of The Economist Group and a non-executive director of GlaxoSmithKline plc. He has previously been a non-executive director of Diageo plc, BP plc and The Boots Company PLC. (b), (d), (e), (g)

2 Frank Chapman (52)
Chief Executive
Frank Chapman was appointed Chief Executive with effect from 23 October 2000, having been appointed to the Board of BG plc in February 1997. He joined British Gas plc in November 1996 as Managing Director, Exploration and Production. He is an engineer and has worked in the oil and gas industry for 30 years. Prior to joining British Gas plc, he spent 22 years with Shell and BP. (a), (b), (d), (g)

3 William Friedrich (57)
Deputy Chief Executive
William Friedrich was appointed Deputy Chief Executive with effect from 23 October 2000. He is also responsible for the Group’s portfolio and strategy development. He joined British Gas plc in December 1995 as General Counsel after a 20 year career with Shearman & Sterling, where he became a partner in 1983. Whilst with the firm, he practised as a general corporate lawyer, working mainly on international transactions, and ultimately headed the firm’s worldwide project development and project finance practice. He is also a non-executive director of The Royal Bank of Scotland Group plc. (a), (b), (d), (g)

4 Ashley Almanza (42)
Chief Financial Officer
Ashley Almanza was appointed Chief Financial Officer with effect from 1 August 2002. He is responsible for Group finance, tax, treasury, investor relations, internal audit, legal and secretariat. He joined British Gas plc in 1993 and has held a number of roles including Finance Director of BG International Downstream. He acted as Group Finance Director from October 2000 to January 2001 before he was appointed Group Financial Controller. Prior to joining British Gas plc, he trained as a chartered accountant, working in South Africa and London. (a), (b), (d)

5 Peter Backhouse (54)
Non-Executive Director
Peter Backhouse was appointed to the Board as a non-executive Director with effect from 19 July 2000. He was formerly executive vice president, refining and marketing at BP Amoco plc. Previous roles at BP included deputy chief executive of BP Oil and chief executive of BP Oil Europe. He gained considerable gas experience in international LNG and in UK natural gas as head of BP’s UK gas marketing business. He is also a member of the advisory board of Carlyle/Riverstone Energy Partners, a US private equity fund. (c), (f), (g)

6 Sir John Coles GCMG (68)
Non-Executive Director
Sir John Coles was appointed to the Board of BG plc as a non-executive Director in March 1998. He had a 37 year career with the Foreign and Commonwealth Office (FCO) and retired as Permanent Under-Secretary of State in the FCO and Head of the Diplomatic Service in November 1997. He is chairman of Sight Savers International. (f), (g)

7 Paul Collins (69)
Senior Independent Director
Paul Collins was appointed to the Board as a non-executive Director with effect from 23 October 2000 after a long career with Citigroup Inc. The Board nominated him as the Senior Independent Director from 4 May 2005. He joined Citicorp in 1961 and subsequently served as the chief investment officer, headed the financial markets division, corporate planning, finance and administration, and Europe, Africa and the Middle East. He was appointed a director of Citicorp and its principal subsidiary, Citibank, in 1985 and vice-chairman in 1988. He is a director of Actis Capital LLP, The Enstar Group and a director and vice chairman of Nokia Corporation. (c), (e), (f)

8 Jürgen Dormann (66)
Non-Executive Director
Jürgen Dormann was appointed to the Board as a non-executive Director with effect from 1 June 2005. He became chairman of Swiss-based ABB Ltd in 2001 and chief executive in 2002, having been a non-executive director since 1998. He stepped down as chief executive on 1 January 2005, continuing his role as chairman. Prior to his roles at ABB, he had a successful career at Hoechst and Aventis spanning almost 40 years. He is vice chairman of the board at Sanofi-Aventis (France) and at Adecco S.A. (Switzerland) and is a member of the board at IBM (USA). (f), (g)

9 Baroness Hogg (59)
Non-Executive Director
Baroness Hogg was appointed to the Board as a non-executive Director with effect from 27 January 2005. She is a former head of the Prime Minister’s Policy Unit and has extensive experience of business, government and the media. She is chairman of 3i Group plc and Frontier Economics Ltd, deputy chairman of GKN plc, a non-executive director of Carnival plc and Carnival Corporation and is a member of the Financial Reporting Council. (c), (e), (f)

10 Lord Sharman (63)
Non-Executive Director
Lord Sharman was appointed to the Board as a non-executive Director with effect from 23 October 2000. He is currently non-executive chairman of Aegis Group plc and Aviva plc, and a non-executive director of Reed Elsevier plc. He is also a member of the supervisory board of ABN Amro NV. A chartered accountant, he was chairman of KPMG International from 1997 to 1999, having been a senior partner since 1994. (c)

Membership of committees
(a)	Group Executive
(b)	Chairman’s
(c)	Audit
(d)	Finance
(e)	Nominations
(f)	Remuneration
(g)	Corporate Responsibility

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46	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Corporate governance
Group Executive Committee and Company Secretary

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	47

1 Frank Chapman (52)*
Chief Executive

2 William Friedrich (57)*
Deputy Chief Executive

3 Ashley Almanza (42)*
Chief Financial Officer

4 Charles Bland (56)
Executive Vice President, Policy &
Corporate Affairs
Charles Bland joined BG plc in 1999. He is responsible for government and public affairs, brand and marketing, communications, Corporate Responsibility policy and community affairs. He was appointed to his current position in 2002 having previously been President, BG Kazakhstan, and Vice President, Government Affairs. Before joining BG he worked in UK Government, holding various posts in the Ministry of Defence.

5 Jørn Berget (53)
Executive Vice President & Managing
Director, BG Advance
Jørn Berget joined BG Group plc in November 2004 from Shell, where he was, most recently, production director for all E&P assets in the USA and South America, in addition to being a board member of Enventure Technologies and Enterprise Products GP, LLC. He has 29 years’ experience covering all aspects of the E&P business, with assignments in Norway, Argentina, the Netherlands, Peru, Oman, Brunei, the UK and USA. He is responsible for providing BG Group’s corporate technical assurance and services, continuing development of strategic technical and commercial capabilities.

6 Peter Duffy (44)
Executive Vice President, Human Resources
Peter Duffy joined BG Group plc in 2001, when he was appointed to his current position with responsibility for all matters relating to human resources strategy and policy. He has extensive international human resource management experience, particularly in the area of organisation development, performance and change management. He previously worked for TRW Inc., LucasVarity plc, and British Aerospace plc.

7 Stuart Fysh (49)
Executive Vice President & Managing
Director, Mediterranean Basin and Africa
Stuart Fysh joined BG plc in 1998 and was appointed Executive Vice President in November 2003 with responsibility for the Group’s activities in Egypt, Tunisia, Mauritania, Nigeria and Libya, and development activities elsewhere in the region. He was appointed Vice President BG Egypt in June 2001 and prior to that he was Vice President BG Thailand,

Singapore and Malaysia. He previously spent 17 years with the mining, steel and petroleum conglomerate BHP, where his roles included commercial, business development, corporate planning and research & development. He has lived and worked in Australia, Pakistan, India, Singapore and Egypt.

8 Martin Houston (48)
Executive Vice President & Managing
Director, North America, Caribbean and
Global LNG
Martin Houston joined British Gas in 1983 and was appointed Executive Vice President (EVP) in 2000. He was appointed to his current position in September 2003 and is based in Houston. Prior to his first EVP appointment in 2000, he held a number of technical and commercial posts predominantly with an international focus. He played a leading role in the development of the LNG industry in Trinidad and Tobago and was Chairman of Atlantic LNG from 1996 to 2000. His most recent positions have included President and General Manager of BG Trinidad and Tobago, Director of LNG and Vice President of Strategy and Portfolio Development. He is a non-executive director of Severn Trent Plc and a fellow of the Geological Society of London.

9 Mark Carne (47)
Executive Vice President & Managing
Director, Europe and Central Asia
Mark Carne joined BG Group plc in May 2005 from Shell, where he held a number of senior positions, most recently managing director of Brunei Shell Petroleum and country chairman for Shell companies in Brunei. Prior to this role, he was the asset director responsible for Shell’s UK North Sea oil production. His international experience includes various general management roles in the UK, the Netherlands and Oman covering operations, engineering, commercial and business development.

10 Rick Waddell (46)
Executive Vice President & Managing
Director, South America
Rick Waddell joined BG Group plc in 2002 when he was appointed to his current position. Based in São Paulo, he is responsible for all upstream and downstream activities in South America, including Comgas in São Paulo and MetroGAS in Buenos Aires. He is a former senior vice president of Enron Corporation for Latin America and, prior to that, was regional logistics manager for South America with Wal-Mart International.

11 Stefan Ricketts (38)
General Counsel
Stefan Ricketts joined BG plc in 1999 and was appointed General Counsel in September 2005, with responsibility for the legal affairs of the Group. Prior to becoming General Counsel, he was Head of the Legal Department at BG Group, a role he has held since 2002. Before joining BG, he was with the international law firm, Herbert Smith, and worked in London, the Middle East and Asia.

12 Ben Mathews (39)
Company Secretary
Ben Mathews joined BG Group plc in 2002 and is responsible for all matters relating to the Board, its committees and governance. He was appointed Company Secretary on 9 November 2004. He previously worked for National Grid plc, British American Tobacco plc and PricewaterhouseCoopers.

Dave Roberts (45) was Executive Vice President & Managing Director for Asia and the Middle East during the year ended 31 December 2005 and has since resigned from his current position. He joined BG Group plc in January 2003 when he was appointed to that position, with responsibility for the Group’s activities in India, South East Asia, the Middle East and Kazakhstan. He was previously adviser to Chevron Texaco’s vice chairman and director of strategy management for Texaco’s worldwide upstream business. He has extensive experience in surface and sub-surface engineering and technical leadership, operations and general management.

The Group Executive Committee will also include the Executive Vice President & Managing Director for the newly created Asia Pacific Region when an appointment is made.

* See page 45 for biographical details.
A description of the Group Executive Committee is given on page 42.

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Contents
49	Directors’ report	134	Three year financial summary (unaudited)
51	Remuneration report	136	Five year financial summary (unaudited)
62	Auditors’ report	138	Shareholder information
63	Principal accounting policies	139	Additional shareholder information
66	Consolidated income statement	146	Notice of meeting
67	Consolidated statement of recognised income and expense	150	Cross-reference to Form 20-F
68	Balance sheets	151	Index
70	Cash flow statements	152	Presentation of non-GAAP measures
71	Notes to the accounts	153	Definitions
128	Supplementary information – gas and oil (unaudited)
133	Historical production

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	49

Directors’ report

The Directors present their report and the audited Financial Statements for the year ended 31 December 2005. A report from the Directors on corporate governance is set out on pages 38 to 43 and a report from the Remuneration Committee on remuneration is on pages 51 to 61.

The Operating and financial review (pages 6 to 37) reports on the Group’s performance during the past year, its strategy and future prospects, corporate responsibility, and risk factors (including the risks associated with the use of certain financial instruments).

The Directors note that the UK Government has removed the requirement for quoted companies to publish an Operating and Financial Review. The Directors will continue to monitor applicable statutory and regulatory requirements as they emerge and ensure that the Company’s reporting is consistent with such requirements.

PRINCIPAL ACTIVITIES
BG Group is an integrated gas company with activities across the whole range of gas operations from exploration to the end consumer. Broadly, these activities are:

Exploration and Production (E&P)
E&P comprises exploration, development, production and marketing of hydrocarbons with a focus on gas.

Liquefied Natural Gas (LNG)
The LNG business combines the development and use of LNG import and export facilities with the purchase, shipping and sale of LNG and regasified natural gas.

Transmission and Distribution (T&D)
T&D develops, owns and operates major pipelines and distribution networks, and supplies gas through these to the end customer.

Power Generation (Power)
Power develops, owns and operates natural gas-fired power generation plants around the world.

RESULTS AND DIVIDEND
The profit before tax was £2 509m (2004 £1 499m). A final dividend of 4.09p per ordinary share is proposed (2004 2.08p), making a total dividend for 2005 of 6.00p (2004 3.81p) . The results are dealt with fully in the Financial Statements (pages 63 to 127) and in the Operating and financial review (pages 6 to 37).

SIGNIFICANT EVENTS SUBSEQUENT TO 31 DECEMBER 2005
There are no significant events affecting the Company or its subsidiaries which have occurred since the end of the financial year.

SUBSTANTIAL SHAREHOLDERS
At 3 March 2006, the only interests in the ordinary share capital of the Company, disclosable under Part VI of the Companies Act 1985, which had been notified to the Directors are those of FMR Corp. and Fidelity International Limited which have an interest in 186 301 359 ordinary shares representing 5.28% of the issued share capital.

ANNUAL GENERAL MEETING
The Annual General Meeting (AGM) will be held at 11.00 am on Friday 28 April 2006 at the International Convention Centre, Birmingham. The Notice of AGM is set out on pages 146 to 149 of this document. An explanation of the proposed resolutions is set out on pages 147 to 148 of this document.

A summary of the business carried out at the AGM will be published on the BG Group website.

AUDITORS
Resolutions to reappoint PricewaterhouseCoopers LLP as Auditors to the Company and to authorise the Audit Committee to determine their remuneration will be proposed at the AGM.

SHARE CAPITAL
The Company was given authority at the 2005 AGM to make market purchases of up to 353 843 302 of its own ordinary 10p shares at a maximum price per share of 105% of the middle market price. This authority will expire at the 2006 AGM and approval from shareholders will be sought at that meeting to renew the authority for a further year. In November 2005, the Company announced its intention to return up to £1 billion to shareholders in accordance with this authority. For further information and details of shares purchased and issued during the year, see page 27 and note 26 to the accounts on page 98.

DIRECTORS AND OFFICERS
The names of the current Directors and their biographical details are given on pages 44 and 45.

Jürgen Dormann was appointed to the Board as a non-executive Director on 1 June 2005. Directors appointed by the Board are required to retire at the first AGM following their appointment and to seek election by shareholders. He will therefore be seeking election by shareholders at the 2006 AGM.

In addition, Directors are subject to re-election by shareholders every three years. Accordingly, Sir Robert Wilson, Frank Chapman, Ashley Almanza and Sir John Coles will retire and are proposed for re-election by shareholders at the 2006 AGM. Shareholders originally elected Sir Robert Wilson and Ashley Almanza for the first time at the 2003 AGM following their appointments to the Board. Frank Chapman and Sir John Coles were re-elected at the 2003 AGM. Further details, including the Board’s reasons for proposing their re-elections, are set out in the Notice of AGM on pages 146 to 149.

Keith Mackrell, Elwyn Eilledge and Dame Stella Rimington were non-executive Directors until their retirement on 4 May 2005.

Details of the Executive Directors’ service contracts and the letters of appointment for the non-executive Directors, their emoluments and share interests can be found in the Remuneration report on pages 51 to 61.

The executive officers of the Company at 31 December 2005 (including members of the Group Executive Committee and the Company Secretary) and their biographical details are given on pages 46 and 47.

The aggregate remuneration of the executive officers in 2005 was

£5 146 788 (2004 £5 197 546) and aggregate pension contributions were £53 452 (2004 £54 655). At 3 March 2006, the executive officers had the following aggregate beneficial interests in the Company’s shares: ordinary shares 570 137; long-term incentive schemes 4 179 688 (notional allocation). For the allocation made in September 2002, the performance period ended on 5 September 2005. BG Group’s performance meant that 57% of the original allocation was transferred to participating executive officers in September 2005.

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50	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Directors’ report continued

At 3 March 2006, executive officers held options under the Sharesave Scheme over a total of 26 865 ordinary shares at exercise prices between £2.19 and £3.95 per share, exercisable between November 2006 and April 2011; under the Company Share Option Scheme they held options over a total of 3 711 876 ordinary shares at exercise prices between £2.5175 and £4.9942 per share, exercisable between November 2003 and September 2015. A description of the Company’s employee share schemes is given on pages 53 to 55.

INDEMNITIES AND INSURANCE
BG Group maintains liability insurance for its Directors and officers, with a cover limit for each claim or series of claims against them in that capacity. The Directors, and those Directors who retired during 2005, have also been granted a qualifying third party indemnity provision under Section 309A-B of the Companies Act 1985. Neither the Company’s indemnity nor insurance provides cover in the event that a Director is proved to have acted fraudulently or dishonestly.

EMPLOYEES
The Group had 5 390 employees worldwide at 31 December 2005, of which 3 945 were employed outside the UK. Employees are informed about significant business issues and the Group’s performance using electronic mail, the Company’s intranet and in-house publications, as well as videos, DVDs and briefing meetings at each business location. When appropriate, consultation with employee and union representatives also takes place.

The Group takes the issues of equality and diversity seriously and encourages its partners to do likewise. By using the talent and skills available in all groups and communities in the countries in which it operates, the Group is able to build a strong foundation for the lasting success of its business. This is achieved by using appropriate recruitment and selection techniques, ensuring equality of employment opportunity and equal access to development opportunities.

The Group is also committed to providing a work environment free from harassment and discrimination and remains committed to fair treatment of people with disabilities in relation to job applications, training, promotion and career development. Every effort is made to find appropriate alternative jobs for those who are unable to continue in their existing job because of disability. Equally, the Group encourages its partners to take a similar approach to these issues where Group policies are not able to be implemented directly.

Employees are encouraged to become shareholders in the Company and a significant number participate in its Sharesave Scheme and the Share Incentive Plan.

COMMUNITY INVOLVEMENT
During 2005, the Group donated around£0.6m to registered charities in the UK. Adding contributions of cash, employee time and equipment to community groups in the UK (in accordance with the London BenchmarkingGroup model), this figure rises to around £0.8m.

Under the Group’s Statement of Business Principles, it is the Group’s policy not to make political donations. No donations were made in the EU for political purposes, as defined in Section 347A of the Companies Act 1985. For further information on BG Group’s social investment, see page 33.

SUPPLIERS
The Group aims to pay all its creditors promptly and in accordance with contractual and other legal obligations. It is the Group’s policy to agree the payment terms at the start of business with each supplier and to ensure that they are aware of the terms of payment.

The Group had 24 days’ purchases outstanding at 31 December 2005 based on the average daily amount invoiced by suppliers during the year.

GOING CONCERN
The accounts have been prepared on the going concern basis since the Directors are satisfied that the Group’s and the Company’s activities are sustainable for the foreseeable future.

STATEMENT OF DIRECTORS’ RESPONSIBILITIES FOR PREPARING THE FINANCIAL STATEMENTS
The Directors are required by the Companies Act 1985 to prepare financial statements for each financial year that give a true and fair view of the state of affairs of the Company and of the Group at the end of the financial year and of the profit or loss of the Company and the Group for the financial year. The Company is also required to prepare financial statements for US shareholders in accordance with the requirements of the US Securities and Exchange Commission.

The Directors consider that, in preparing the Financial Statements on pages 63 to 127, the Company has used appropriate accounting policies, consistently applied and supported by reasonable and prudent judgments and estimates and all applicable accounting standards have been followed. The Company has complied with UK and US disclosure requirements in this report in order to present a consistent picture to all shareholders.

The Directors have responsibility for ensuring that the Company keeps accounting records that disclose with reasonable accuracy the financial position of the Company and of the Group and that enable them to ensure that the Financial Statements comply with the Companies Act 1985.

The Directors have general responsibility for taking such steps as are reasonably open to them to safeguard the assets of the Group and to prevent and detect fraud and other irregularities and have adopted a control framework for application across the Group. The Directors, having prepared the Financial Statements, have asked the Auditors to take whatever steps and to undertake whatever inspections they consider to be appropriate for the purposes of enabling them to give their audit report.

The Directors confirm that the Audit Committee continues to review the adequacy of the system of internal control adopted by the Group.

A copy of the Financial Statements of the Company is placed on the BG Group website. The maintenance and integrity of the BG Group website is the responsibility of the Directors. The work carried out by the Auditors does not involve consideration of these matters and, accordingly, the Auditors accept no responsibility for any changes that may have occurred to the Financial Statements since they were initially presented on the website.

Legislation in the UK governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

Registered Office:	By order of the Board
100 Thames Valley Park Drive	Ben Mathews
Reading	Company Secretary
Berkshire RG6 1PT

Registered in England & Wales No. 3690065	8 March 2006

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	51

Remuneration report

This report is made by the Board on the recommendation of the Remuneration Committee. The first part of the report provides details of BG Group’s remuneration policy. The second part provides details of the remuneration, service contracts and share interests of the Directors for the year ended 31 December 2005. The report has been approved by the Board and signed on its behalf by Baroness Hogg, Chairman of the Remuneration Committee. A resolution will be put to shareholders at the Annual General Meeting (AGM) of the Company to be held on 28 April 2006 inviting them to approve this report.

BG Group’s remuneration policy is designed to ensure that executives of the highest calibre are recruited and retained and that our strong performance ethic is reinforced. BG Group continues to place greater emphasis on performance related incentives rather than base salaries for these executives.

In accordance with Schedule 7A of the Companies Act 1985, as inserted by the Directors’ Remuneration Report Regulations 2002 (the ‘Regulations’), the following sections of the report have been audited: Directors’ Remuneration; Directors’ Interests in Shares under the BG Group Long Term Incentive Scheme; Options; and the table and notes in the Pensions section of the report. The remaining sections are not subject to audit.

REMUNERATION COMMITTEE

The Committee’s principal responsibilities are:

•	setting, reviewing and recommending to the Board for approval the Company’s overall remuneration policy and strategy;

•	setting, reviewing and approving individual remuneration arrangements for Executive Directors and the Chairman including terms and conditions of employment and any changes;

•	reviewing the salary structure and terms, conditions and benefits of employment of other Group Executive Committee members and the Company Secretary; and

•	approving the rules, and launch, of any Company share, share option or cash based incentive scheme and the grant, award, allocation or issue of shares, share options or payments under any such scheme.

The full terms of reference of the Committee can be found on the BG Group website and copies are available on request.

The Committee consists exclusively of independent non-executive Directors and meets on at least four occasions each year. The members are:

To 4 May 2005

Baroness Hogg	Elwyn Eilledge
(Chairman from 4 May 2005)	(Chairman until 4 May 2005)

Peter Backhouse	Dame Stella Rimington

Sir John Coles

Paul Collins

Jürgen Dormann
(from 16 June 2005)

Ben Mathews, Company Secretary, attends meetings as Secretary to the Committee.

Sir Robert Wilson, Chairman of the Board, Frank Chapman, Chief Executive, Peter Duffy, Executive Vice President Human Resources, and Natarajan Sundar, Head of Performance and Reward, attend meetings by invitation and provide advice to the Committee to enable it to make informed decisions. No Director is present when his or her own remuneration is being discussed.

The Committee also meets without management and receives information and independent executive remuneration advice from Kepler Associates(a)(b), an external consultancy firm appointed by the Committee. During 2005, Kepler Associates provided advice to the Committee on market trends, incentive schemes and other remuneration issues.

Other external advisers also provide support and advice in relation to executive remuneration to the Committee. Towers Perrin(a)(b) provides general compensation and benefits advice and information to the Committee and to BG Group management. Herbert Smith LLP(a)(b) provides legal advice and services on share schemes (as well as other legal services to the Group and to the trustees of the Ballylumford Power Pension Scheme) and Watson Wyatt(a)(b) provides actuarial advice to the Committee, the Group, and the trustees of the BG Pension Scheme and the Ballylumford Power Pension Scheme as well as other general consultancy services to the Group. These advisers are appointed by management or the relevant trustees as appropriate.

REMUNERATION POLICY
BG Group needs to be able to employ and retain international employees of the highest calibre with the necessary skills, capabilities and experience to execute its business strategy and thereby deliver strong growth. The catchment area for recruitment is increasingly outside the UK and the talent required is scarce.

The overriding objectives of the Group’s remuneration policy are:

•	to enable the recruitment and retention of this limited resource; and

•	to reinforce the Group’s strong performance ethic.

The central premise of the policy is that, while reward arrangements should be market competitive, employees should look to performance related incentives rather than base salaries to earn above average reward. Performance related incentive schemes form a significant proportion of the total reward package for executives and are designed to align their interests with those of shareholders and establish a clear link between pay and performance.

In defining BG Group’s remuneration policy, the Committee takes into account advice received from external consultants and also best practice guidelines set by institutional shareholder bodies, including the principles and guidelines on executive remuneration issued by the Association of British Insurers (ABI).

(a)	Kepler Associates, Towers Perrin, Herbert Smith LLP and Watson Wyatt have given, and not withdrawn,their written consent to the issue of this document with the inclusion of the reference to their respective names in the form and content in which they appear. A copy of each consent letter is available for inspection at BG Group plc, 100Thames Valley Park Drive, Reading, Berkshire RG6 1PT.

(b)	Other than in the provision of the services outlined above,none of Kepler Associates, Towers Perrin, Herbert Smith LLP or Watson Wyatt provides any services to the Group or has any connection with the Group.

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52	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Remuneration report continued

To implement the policy, BG Group has a well-developed, Group- wide performance management system and operates three complementary performance related incentive schemes for executives:

•	the Annual Incentive Scheme (AIS) – designed to focus executives on the business priorities of the financial year and to reinforce the individual and Company performance ethic;
•	the Long Term Incentive Scheme (LTIS) – aims to motivate participants to maximise total shareholder return (TSR)(a) as measured against a comparator group of international oil and gas companies over a period of three years; and
•	the Company Share Option Scheme (CSOS) – aims to drive real earnings growth over the long term. The mechanism used for measuring this is the growth in the Group’s earnings per share (EPS)(b) relative to the growth in the Retail Price Index, excluding mortgage interest repayments (RPIX).

The varying performance periods and performance conditions  of the three schemes combine and complement each other to  enable the measurement and reward of both short- and long-term  performance as well as absolute (AIS), sustained (CSOS) and comparative (LTIS) financial performance.

The Committee reviews the remuneration policy on a regular basis and recommends changes as and when appropriate. During the year, the Committee performed a review of the annual and long-term incentive schemes. Based on this review, the Committee is satisfied that the incentive schemes continue to  be appropriate in fulfilling the remuneration objectives outlined above and have been operated effectively, including particularly the determination of the grant population, performance targets and the overall quantum of reward. During 2006, the Committee  will continue to review the operation of the incentive schemes to  ensure optimal performance alignment.

COMPONENTS OF REMUNERATION
The current remuneration package for Executive Directors comprises performance related and non-performance related  components. The performance related components are the  incentive schemes referred to above and the non-performance related components are base salary, taxable benefits and pension entitlements. In addition, the Executive Directors are eligible to  participate in the Company’s all-employee share schemes. Pay and  employment conditions elsewhere in the Group have been taken into account by the Committee in determining the remuneration packages for Executive Directors and the Committee has also  followed the provisions of Schedule A to the Combined Code which  relate to the design of performance related remuneration.

(a)	TSR is defined as the returnon investment obtained from holding a company’s shares over a period. It includes dividends paid, the change in the capital value of the shares and other payments to, or by, shareholders within the period. TSR is calculated on a common currency basis to ensure that international comparisons are fair.
(b)	EPS is calculated by dividing the earnings for the financial year (excluding disposals and re-measurements) by the weighted average number of ordinary shares in issue and ranking for dividend during the year. EPS is published quarterly when BG Group reports its results. For grants made on or after 21 July 2004, the Group’s published EPS is adjusted to take into account the volatility of both commodity prices and exchange rates. See page 54 for further details.
(c)	Average capital employed consists of total shareholders’ funds plus commodity financial instruments (including associated deferred tax) and net funds/(borrowings), averaged between the start and the end of the year. Return on average capital employed represents profit before tax (excluding disposals and re-measurements) plus net finance costs payable onnet funds/(borrowings) as a percentage of average capital employed.

The proportion of each Executive Director’s total remuneration that is performance related is significant even for target performance. For stretch performance, the proportion of total remuneration that is performance related is higher, as is the total amount of remuneration payable.

In determining the relative importance of those elements of remuneration that are, and those that are not, performance related as required by the Regulations, a number of assumptions have been made about the Company’s share price growth and TSR, relative to the Company’s comparator group, over the next three years. These assumptions have not changed from last year. Pension values can vary quite significantly from year to year and from person to person and are shown separately on page 61. The average proportion of remuneration (excluding pension) that is performance related is illustrated by the chart below.

Composition of remuneration package
for Executive Directors (average)
As a % of total remuneration

Target Performance	Stretch Performance

Performance related pay

Non-performance related pay

Base salaries
Executive Directors’ salaries are reviewed each year with any changes taking effect from 1 April. This review takes into account individual performance and market competitiveness. Pensionable salary is derived from base salary only.

In line with our remuneration policy, the Committee benchmarks Executive Directors’ salaries against a comparator group. The Committee considered it appropriate to reference Executive Directors’ base salaries for the 2005 salary review against the FTSE 50.

Annual Incentive Scheme (AIS)
The Group operates a cash based annual incentive scheme, which in 2005 provided an incentive opportunity in the range of 0% to 100% of base salary.

At the start of the incentive year (1 January), based on the Group’s business priorities, the Committee sets the performance measures and the Board sets challenging stretch and budget financial performance targets. Incentives at the higher end of the range are payable only for demonstrably superior Group and individual performance. During the transition to International Financial Reporting Standards (IFRS), the comparison between actual performance and the targets has been measured on a consistent basis.

For the Executive Directors, the financial performance measures for the 2005 incentive year were EPS and return on average capital employed (ROACE)(c). As in the prior year, actual results were adjusted to exclude the volatility of upstream

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	53

prices and the UK£/US$ exchange rate. This adjustment is reviewed by the Company’s independent external Auditors, PricewaterhouseCoopers LLP. The Committee reviewed the Company’s performance against these financial measures and concluded that stretch performance was achieved in 2005 on both.

When determining actual incentive payments, the Committee considers:

•	overall Group performance, including financial performance, performance against the annual work programme and Health, Safety, Security and Environmental performance;

•	Group performance relative to peers; and

•	individual performance.

For the 2005 incentive year, taking into account the stretch financial performance and the above factors, the Committee decided that the Chief Executive and the Deputy Chief Executive should be awarded AIS payments of 95% of base salary. An award of 100% of base salary was made to the Chief Financial Officer. Payments in respect of the 2005 incentive year were made in March 2006. Payments under the AIS are non-pensionable.

The Committee has decided that the same financial performance measures will apply to the AIS for 2006 and also that it will review the future operation of the scheme.

Long-term incentives
Estimated Present Value (EPV)
EPV is a measure that describes the value, at the time of grant or allocation, of long-term incentives that may, or may not, pay out in the future.

This measure, which is based on generally accepted remuneration practice, takes account of the performance conditions and the risk that grants and allocations may be forfeited. This EPV is then used to determine the appropriate levels of face value CSOS grants and LTIS allocations.

As agreed by shareholders at the AGM in 2002, the Committee is able to make awards under both schemes, up to a maximum combined EPV of 175% of base salary each year. The actual maximum combined EPV granted during 2005 was 175%.

Blend of CSOS and LTIS
Each year, the Committee decides on the appropriate blend of CSOS grants and LTIS allocations to be made to Executive Directors within the maximum combined EPV. Awards will always be made under both schemes with not less than 20% and not more than 80% of the total combined EPV delivered by either scheme.

When making the decision on the exact mix, the Committee takes into consideration a number of factors including cost, the performance conditions considered to be key to BG Group’s strategy at the time of the allocation or grant and the need to remain within scheme dilution limits.

Long Term Incentive Scheme (LTIS)
A limited number of key employees are allocated Company shares under the LTIS. This allocation marks the beginning of a three year performance period. The Company’s TSR performance against that of a comparator group over the three year period will determine what proportion of the allocated shares will be transferred into the ownership of the employee. There is no retest provision. The Committee considers that measuring performance against a comparator group of companies ensures that executives are rewarded based on BG Group’s performance relative to the performance of the other companies in the comparator group. During 2005, the TSR performance was measured by the independent TSR monitoring service of Alithos Limited and reviewed by Kepler Associates.

For the 2002, 2003 and 2004 LTIS allocations, the comparator group comprised 21 companies, including BG Group plc. This group was chosen because the Committee considered that it represented an appropriate set of international oil and gas companies against which the performance of BG Group could be compared by shareholders.

For the 2005 allocation, the group was reduced to 19, due to the merger of Royal Dutch Petroleum Co. and Shell Transport and Trading Co. plc to form Royal Dutch Shell plc and the acquisition of Unocal Corporation by Chevron Texaco Corporation(a) (now called Chevron Corporation).

The other companies in the comparator group are currently as follows:

Amerada Hess	Duke Energy Energy	Norsk Hydro
Corporation	Corporation	ASA

Anadarko	El Paso Corporation	Occidental
Petroleum		Petroleum
Corporation		Corporation

BP p.l.c.	ENI S.p.A.	Royal Dutch
Shell plc

Burlington	Exxon Mobil	Repsol YPF S.A.
Resources Inc.	Corporation

Chevron	Kerr-McGee	Statoil ASA
Corporation	Corporation

ConocoPhillips	Marathon Oil	Total S.A.
Corporation

Of these companies, 11 are headquartered in the USA, two in the UK and five elsewhere in Europe.

The Committee intends to review this comparator group for any future allocations under the LTIS.

(a)	A different comparator group was used for the 2001 allocation.

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54	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Remuneration report continued

The Committee has set the following performance conditions for the 2002, 2003, 2004 and 2005 allocations:

BG Group’s TSR position in comparator group	% of allocated shares transferred

Top	100

Upper Quartile	75

Median	30

Below Median	All allocated shares are forfeited

Where performance is between Upper Quartile (UQ) and Top (T), or between Median (M) and UQ, the percentage of shares to be transferred is determined on a proportionate basis.

These performance conditions are illustrated by the graph below:

LTIS performance conditions
% of allocated shares transferred

The performance period for the 2002 allocation ended on 4 September 2005. BG Group’s final TSR for this period relative to the TSRs of companies in the relevant comparator group placed it in 8th position. The Committee decided, in accordance with the performance condition for the 2002 allocation, that 57% of the original allocation of shares had vested and, accordingly, these shares were transferred to the participating employees on 12 September 2005.

Shares allocated under the 2001 LTIS scheme were transferred to eligible employees on 22 November 2005 when the one year retention period ended.

In May 2002, shareholders approved the removal of the retention period for allocations made from then onwards. Accordingly, the allocations made in 2001 and 2002 were both transferred during 2005.

In the event of a change of control, vesting of shares under the LTIS is not automatic and would depend upon the extent to which the performance conditions had been met at the time.

Company Share Option Scheme (CSOS)
Approximately 2 000 employees are currently eligible to participate in the CSOS, including all UK payroll employees and those overseas employees above a certain level of seniority.

The Company grants an option over its shares to each eligible employee and the option price is set at the fair market value at the time of the grant. As described below, the CSOS measures performance according to EPS growth relative to the growth in the RPIX. The Committee considers that an EPS performance measure ensures that employees receive rewards only when the Company has achieved sustained earnings growth during the performance period. The calculation of EPS growth for grants made on or after

21 July 2004 has been made using constant commodity prices and constant exchange rates.

During the transition to IFRS, EPS growth figures are being calculated on a consistent basis by restating prior years’ results in compliance with IFRS.

To the extent that the performance target has been met three years from the date of grant, the option may be exercised (in whole or in part) at any time up to the expiry of ten years from the date of grant.

For grants made on or after 21 July 2004, there is no retest provision. For grants made in 2003, fixed point retesting is currently allowed in years four and five, but in this event EPS growth of RPIX plus 40% or 50% respectively must be achieved for all of the options to become exercisable. At the end of year five, the options will be exercisable only to the extent that the performance condition has been met.

As in prior years, the levels of grant made to individual employees in 2005 were differentiated based on each individual’s performance to date and expectation of future contributions. For the 2005 grant, the Committee set the following performance targets:

EPS growthover RPIX (over 3 years)	% of optionthat is exercisable

30% or greater	100

15%	50

Less than 15%	Option is forfeited

A proportion of between half and all of the options will be exercisable if the Company achieves EPS growth over three years of RPIX plus between 15% and 30%, respectively.

These targets are the same as those which apply to the 2003 and 2004 grants (and applied to the 2002 grant) and are considered by the Committee to be particularly demanding.

These performance targets are illustrated by the graph below:

% EPS growth over three years in excess of RPIX

CSOS performance conditions
% of option exercisable

Over the three year performance period for the 2002 CSOS grant, the Company’s EPS growth above the growth in the RPIX exceeded 30%. As a result, 100% of the shares under option granted to employees in September 2002 are exercisable prior to September 2012.

In the event of a change of control, exercise of an option under the CSOS is not automatic and would depend upon the extent to which the performance condition had been satisfied at the time.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	55

CSOS options were exercised during the year by Frank Chapman, Chief Executive, William Friedrich, Deputy Chief Executive and Ashley Almanza, Chief Financial Officer. Details of these exercises can be found on page 60.

All-Employee Share Schemes
In order to encourage share ownership, the Company currently provides two all-employee share schemes for its UK employees, the Share Incentive Plan and the Sharesave Scheme.

Share Incentive Plan (SIP)
The BG Group SIP is approved by HM Revenue and Customs. There are two parts to the SIP – the Partnership Shares Plan and the Free Shares Plan.

(a) Partnership Shares
Eligible employees are offered the opportunity to buy Company shares from pre-tax earnings as part of a regular share purchase plan. Shares are currently purchased every six months using employees’ accumulated deductions and are placed in trust.

At 31 December 2005, 64% of eligible employees were participating in this plan. Of those participating, 77% were contributing the maximum of £125 per month.

(b) Free Shares
A Free Shares award of 716 shares, representing the value of the £3 000 statutory limit, was made on 7 April 2005 to all eligible employees in the UK, based on the Group’s performance during 2004. These shares will be held in trust for up to five years.

For 2005, the Committee may approve the award of Free Shares in the Company up to the statutory limit for each individual. All eligible employees will receive the same number of shares. This number will be determined based on the Group’s performance during 2005.

Sharesave Scheme
The Company continued to operate the BG Group Sharesave Scheme in 2005. The scheme is approved by HM Revenue and Customs and enables eligible employees to acquire the Company’s shares with the proceeds of a monthly savings contract. The contract period is three or five years. At 31 December 2005, 73% of eligible employees were participating in the Sharesave Scheme. Of those participating, 70% were contributing the statutory maximum of £250 per month.

DILUTION
The ABI has published guidelines relating to the disclosure of the percentage of a company’s issued share capital that can be issued to employees under share schemes. In the event of all options outstanding as at 31 December 2005 under BG Group’s CSOS and Sharesave Schemes (which involve the issue of new shares) becoming exercisable, the resulting issue of shares would represent less than 1.66% of the issued share capital as at that date.

SHAREHOLDING GUIDELINES
The Committee has adopted guidelines for Executive Directors, Group Executive Committee members and certain other senior employees to encourage substantial long-term share ownership. These require that, over a period of five years from the introduction of the guidelines in 2002 (or date of appointment, if later), Executive Directors build up, and then retain, a holding of shares with a value equivalent to 200% of base salary. The required holding for other members of the Group Executive Committee is 100% of base salary and for certain other senior employees is 50% of base salary. The guidelines require that, in relation to the 2002 and later LTIS allocations, vested shares (net of tax) should be retained by the individual until the required shareholding level is reached.

SERVICE CONTRACTS
The Executive Directors’ service contracts, including arrangements for early termination, are carefully considered by the Committee and are designed to recruit, retain and motivate Directors of the quality required to manage the Company. The Committee considers that a notice period of one year is appropriate.

The Executive Directors’ service contracts contain change of control provisions. Should the Directors’ employment be terminated within 12 months of a change of control, they are entitled to liquidated damages. The amount of liquidated damages is equal to one year’s gross salary and a credit of one year’s pensionable service (less any deductions the employer is required to make), which the Committee considers to be a genuine pre-estimate of loss. The Committee considers that these provisions assist with recruitment and retention and that their inclusion is therefore in the best interests of shareholders.

Other than change of control, the Executive Directors’ service contracts do not contain provisions for compensation in the event of early termination. When calculating termination payments the Committee takes into account a variety of factors, including individual and Company performance, the obligation for the Director to mitigate his or her own loss (for example, by gaining new employment) and the Director’s age and length of service. Further details of the Executive Directors’ service contracts can be found on page 58.

SENIOR EXECUTIVES BELOW THE EXECUTIVE DIRECTORS
The policy and practice with regard to the remuneration of senior employees below the Executive Directors is entirely consistent with that for the Executive Directors. These senior executives all have a significant portion of their reward package linked to performance. They all qualify for AIS, CSOS and LTIS, and their financial targets are the same as, or cascaded from, the targets for the Executive Directors. The Committee reviews and approves the individual remuneration packages for the Group Executive Committee members and the Company Secretary in accordance with the overriding objectives of our remuneration policy. Their individual performance is reviewed and their base salary increases, AIS payments, and CSOS and LTIS awards are subject to approval by the Committee each year.

NON-EXECUTIVE DIRECTORS
The Board aims to recruit non-executive Directors of a high calibre with broad commercial, international or other relevant experience. Non-executive Directors are appointed by the Board on the recommendation of the Nominations Committee. Their appointment is for an initial term of three years, subject to election by shareholders at the first AGM following their appointment. They are generally reappointed for a second term of three years, subject to re-election by shareholders. There is no notice period and no provision for termination payments. The terms of engagement of the non-executive Directors are set out in a letter of appointment.

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56	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Remuneration report continued

Non-executive Directors are paid a basic annual fee of £57 500. Additional fees are also payable, for example, for membership of, or chairing, a committee of the Board or acting as Senior Independent Director. Fees are reviewed annually, taking into account time commitment, competition for high quality non-executive directors and market movements.

Non-executive Directors are not eligible to participate in any of the Company’s share schemes, incentive schemes or pension schemes.

CHAIRMAN

Sir Robert Wilson was appointed as Chairman with effect from 1 January 2004. In line with the non-executive Directors, Sir Robert’s appointment is for an initial three year term and there is no notice period and no provision for payment in the event of early termination. The fee paid to Sir Robert Wilson was reviewed during the year and revised to £550 000 per annum effective 1 July 2005, which is next subject to review in December 2006.

PERFORMANCE GRAPH

The graph on the right shows BG Group’s TSR performance for the five year period ended 31 December 2005 (calculated in accordance with the Regulations) against the performance of the FTSE 100. The FTSE 100 was chosen because this is a recognised broad equity market index of which the Company is a member.

Historical TSR performance
Growth in the value of a hypothetical £100 holding of BG Group plc shares over the five year period ended 31 December 2005.

BG Group (based on spot values)

FTSE 100 (based on spot values)

Source: Towers Perrin

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	57

The following section of this report provides details of the remuneration, service contracts or letters of appointment and share interests of all the Directors for the year ended 31 December 2005.

DIRECTORS’ REMUNERATION

INDIVIDUAL REMUNERATION FOR THE YEAR TO 31 DECEMBER

	Salary/fees		Taxable benefit (a)		Bonus		Total

	2005	2004	2005	2004	2005	2004	2005	2004
	£	£	£	£	£	£	£	£

Sir Robert Wilson	525 000	500 000	1 794	1 175	–	–	526 794	501 175

Ashley Almanza(c)(d)(e)	484 497	420 747	1 794	1 175	480 000	420 000	966 291	841 922

Frank Chapman(c)(d)(e)	814 097	711 372	3 422	3 610	779 000	710 000	1 596 519	1 424 982

William Friedrich(c)(d)(f)	632 997	592 997	42 523	40 134	608 000	600 000	1 283 520	1 233 131

Peter Backhouse(b)	66 492	57 500	–	–	–	–	66 492	57 500

Sir John Coles(b)	69 207	60 000	–	–	–	–	69 207	60 000

Paul Collins(b)	80 901	57 500	–	–	–	–	80 901	57 500

Jürgen Dormann(b)	38 750	–	–	–	–	–	38 750	–

Baroness Hogg(b)	65 958	–	–	–	–	–	65 958	–

Lord Sharman(b)	71 250	65 000	–	–	–	–	71 250	65 000

Former Directors
Elwyn Eilledge(b)(g)	24 086	65 000	240	–	–	–	24 326	65 000

Sir Richard Giordano(h)	–	–	49 737	42 930	–	–	49 737	42 930

Keith Mackrell(b)(g)(i)	46 452	125 000	264	–	–	–	46 716	125 000

Dame Stella Rimington(b)(g)	22 366	57 500	240	–	–	–	22 606	57 500

(a)	Taxable benefits include items such as company car, fuel, driver, financial advice and medical insurance.
(b)	Each non-executive Director was paid a fee of £50 000 per annum until 30 June 2004. From 1 July 2004, this increased to £55 000 per annum. A fee of £5 000 per annum was also paid for membership of the Audit, Corporate Responsibility and Remuneration committees, other than for the chairmen of those committees. The chairmen of the Audit and Remuneration committees received an additional fee of £10 000 per annum until 30 June 2004. From1 July 2004, this increased to £15 000 per annum for chairing the Audit Committee. From 1 July 2005, the fee per annum payable to each non-executive Director increased to £57 500. All other fees were unchanged. A fee of £10 000 per annum for chairing the Corporate Responsibility Committee was introduced with effect from 15 March 2005. From 4 May 2005, Paul Collins received a fee of £20 000 per annum as Senior Independent Director.
(c)	Bonus figures for 2004 represent payments under the AIS in respect of the 2004 incentive year which were made in February 2005. Bonus figures for 2005 represent payments under the AIS in respect of the 2005 incentive year which were made in March 2006.
(d)	Salary figures for Executive Directors include Free Shares to the value of £2997 received under the SIP in April 2004 and £2997 in April 2005. In 2006, Ashley Almanza, Frank Chapman and William Friedrich will be eligible to receive up to a further £3 000 worth of Free Shares under the SIP.
(e)	Salary figures for Ashley Almanza and Frank Chapman for both 2004 and 2005 include a cash allowance in lieu of a company car.
(f)	William Friedrich, who is a US citizen, is covered by long-term care insurance if he returns to the USA. The value of the taxable benefit for 2005 was £9 102. Cover is being paid by ten instalments, the first of which was paid in 2002.
(g)	Elwyn Eilledge, Keith Mackrell and Dame Stella Rimington retired as Directors on 4 May 2005.
(h)	Sir Richard Giordano retired as Chairman and Director on 31 December 2003.Until 31 December 2005, the Company paid reasonable fees incurred by his tax advisers as provided in his contract of employment. Sir Richard continues to be entitled to private medical insurance and long-term care insurance. The long-term care insurance is being paid by ten instalments.
(i)	Keith Mackrell was Deputy Chairman of the Company until 4 May 2005, for which he received £70 000 per annum in addition to his fee as a non-executive Director.

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58	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Remuneration report continued

DIRECTORS’ SERVICE CONTRACTS

EXECUTIVE DIRECTORS
Details of the service contracts of the Executive Directors who served during the year are set out below.

				Compensation	(a)
payable
	Contract	Unexpired	Notice	uponearly
	date	term	period	termination

Ashley Almanza	01 Aug 02	rolling 1yr	1yr	n/a

Frank Chapman	14 Sep 00	rolling 1yr	1yr	n/a

William Friedrich	14 Sep 00	rolling 1yr	1yr	n/a

(a)	Other than the change of control provisions, the Executive Directors’ service contracts do not contain provisions for compensation payable upon early termination.

Change of control
As described on page 55, the Executive Directors’ service contracts contain change of control provisions.

For the purposes of these provisions, a change of control is deemed to occur if the Company becomes a subsidiary of another company; or if 50% or more of the voting rights of the Company or the right to appoint or remove the majority of the Board of the Company become vested in any individual or body or group of individuals or bodies acting in concert; or if all or substantially all of the business, assets and undertakings of the Company become owned by any person, firm or company (other than a subsidiary or associated company). A change of control is also deemed to occur if the whole of the issued capital of BG Energy Holdings Limited or a substantial part of the undertaking of that company (including its subsidiaries) is transferred to another company, unless that transferee company is a subsidiary of the Company, or a company ultimately owned by substantially the same shareholders as are the ultimate owners of the Company.

However, a change of control does not occur if (and only if) through a process of reconstruction the Company becomes a subsidiary of another company owned by substantially the same shareholders as are the shareholders of the Company. The Executive Directors’ service contracts provide that any payments made pursuant to these provisions will be made less any deductions the employer is required to make. Any such payments shall be in full and final settlement of any claims the Executive Director may have against the employer or any associated company arising out of the termination of employment except for any personal injury claim, any claim in respect of accrued pension rights or statutory employment protection claims.

CHAIRMAN AND NON-EXECUTIVE DIRECTORS
	Date of letter of	Unexpired
	appointment	term

Sir Robert Wilson(a)	30 Jun 03	10mths

Peter Backhouse(b)	5 Mar 04	1yr 2mths

Sir John Coles	15 Feb 03	2mths

Paul Collins(b)	2 Mar 04	1yr 2mths

Jürgen Dormann	23 May 05	3yrs 2mths

Baroness Hogg	9 Feb 05	2yrs 2mths

Lord Sharman(b)	25 Feb 04	1yr 2mths

Former Directors

Elwyn Eilledge(c)	17 Feb 03	n/a

Keith Mackrell(b)(c)	4 Mar 04	n/a

Dame Stella Rimington(c)	15 Feb 03	n/a

The non-executive Directors’ letters of appointment do not contain any notice period or provision for compensation in the event of early termination of their appointment.

(a)	Sir Robert Wilson was appointed as Chairman with effect from 1 January 2004. His unexpired term is subject to re-election by shareholders at the 2006 AGM.
(b)	Peter Backhouse, Paul Collins and Lord Sharman were appointed for a further three year term, commencing on the date of the 2004 AGM. Keith Mackrell’s appointment was for a term of one year from the date of the 2004 AGM.
(c)	Elwyn Eilledge, Keith Mackrell and Dame Stella Rimington retired as Directors on 4 May 2005.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	59

DIRECTORS’ INTERESTS IN SHARES UNDER THE BG GROUP LONG TERM INCENTIVE SCHEME

							Shares vested
							during the year
			Notional				(including
		Notional	allocations	Number of shares added			shares added						Notional
	Market price	allocations of	of shares	through dividend			through	End of					allocation of
	at date of	shares as at	made during	reinvestment		(c)	dividend	performance					shares as at
Awarddate	award	1 Jan2005	the year	23 May 05	4 Oct05		reinvestment)	period	(d)	Vesting date		Value vested	31 Dec 2005

Ashley Almanza

22 Nov 01(a)	£2.6100	29 848		149	107		30 104	21 Nov 04		22 Nov 05	(e)	£170 840	–

05 Sep 02(b)	£2.5175	274 272					156 335	04 Sep 05		05 Sep 05	(f)	£809 034	–

05 Sep 03	£2.6600	324 935						04 Sep 06		05 Sep 06			324 935

03 Sep 04	£3.5000	400 000						02 Sep 07		03 Sep 07			400 000

02 Sep 05	£5.0775		371 563					01 Sep 08		02 Sep 08			371 563

Totals		1 029 055	371 563										1 096 498

Frank Chapman

22 Nov 01(a)	£2.6100	225 706		1 128	809		227 643	21 Nov 04		22 Nov 05	(e)	£1 291 874	–

05 Sep 02(b)	£2.5175	611 286					348 433	04 Sep 05		05 Sep 05	(f)	£1 803 141	–

05 Sep 03	£2.6600	688 956						04 Sep 06		05 Sep 06			688 956

03 Sep 04	£3.5000	750 000						02 Sep 07		03 Sep 07			750 000

02 Sep 05	£5.0775		673 768					01 Sep 08		02 Sep 08			673 768

Totals		2 275 948	673 768										2 112 724

William Friedrich

22 Nov 01(a)	£2.6100	223 403		1 117	800		225 320	21 Nov 04		22 Nov 05	(e)	£1 278 691	–

05 Sep 02(b)	£2.5175	450 881					257 002	04 Sep 05		05 Sep 05	(f)	£1 329 985	–

05 Sep 03	£2.6600	549 407						04 Sep 06		05 Sep 06			549 407

03 Sep 04	£3.5000	580 000						02 Sep 07		03 Sep 07			580 000

02 Sep 05	£5.0775		480 555					01 Sep 08		02 Sep 08			480 555

Totals		1 803 691	480 555										1 609 962

(a)	As a result of the performance criteria measured in November 2004, 100% of the November 2001 notional allocation was subject to the one year retention period. These shares were transferred to the Executive Directors on 22 November 2005, after the end of the retention period.
(b)	As a result of the performance criteria measured in September 2005, 57% of the September 2002 notional allocation was transferred to the Executive Directors on 12 September 2005.
(c)	Dividends paid on shares held in trust may, at the discretion of the trustees, be reinvested in BG Group plc shares by the trustees and held on behalf of the Executive Directors until the normal release date of the respective allocations. The market prices at the dates of reinvestment during 2005 were as follows: 23 May 2005 –£4.135 and 4 October 2005 –£5.29.
(d)	The transfer of shares is dependent on the achievement of performance criteria at the end of a three year performance period. In the case of awards made in 2001, there was a retention period of one year following the end of that performance period. No retention period applies to awards made in 2002, 2003, 2004 and 2005. The performance conditions for the scheme are set out on pages 53 and 54.
(e)	The market price on 22 November 2005, the date of transfer, was £5.675.
(f)	The market price on 12 September 2005, the date of transfer, was £5.175.

The Executive Directors also have a deemed beneficial interest in 322 413 shares as potential beneficiaries in the BG Group New Employees Share Trust.

DIRECTORS’ INTERESTS IN ORDINARY SHARES

OPTIONS
The numbers of share options held by the Directors under the BG Group Sharesave Scheme were as as follows:

	Options as at	Exercised	Granted	Lapsed	Options as at 31	Exercise	Earliest normal	Expiry
	1 Jan 2005	in year	in year	in year	Dec 2005	price	exercise date	date

Ashley Almanza	3 458	–	–	–	3 458	£2.74	Nov 07	May 08

Frank Chapman	4 286	–	2 398	4 286	2 398	£3.95	Nov 08	May 09

William Friedrich	7 368	–	–	–	7 368	£2.29	Mar 06	Sep 06

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60	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Remuneration report continued

The number of share options held by the Directors under the BG Group Company Share Option Scheme was as follows:

	Options as at	Exercised		Granted	Lapsed	Options as at 31	Exercise	Earliest normal	Expiry
	1 Jan2005	in year		in year	in year	Dec 2005	price	exercise date	date

Ashley Almanza	33 519	11 173	(a)	–	–	22 346	£2.6850	Nov 03	Nov 10
	50 557	–		–	–	50 557	£2.5634	Nov 04	Nov 11
	196 623	–		–	–	196 623	£2.5175	Sep 05	Sep 12
	204 066	–		–	–	204 066	£2.7050	Sep 06	Sep 13
	250 000	–		–	–	250 000	£3.4733	Sep 07	Sep 14
	–	–		337 892	–	337 892	£4.9942	Sep 08	Sep 15

Frank Chapman	167 597	11 173	(b)	–	–	156 424	£2.6850	Nov 03	Nov 10
	382 304	–		–	–	382 304	£2.5634	Nov 04	Nov 11
	409 136	–		–	–	409 136	£2.5175	Sep 05	Sep 12
	440 406	–		–	–	440 406	£2.7050	Sep 06	Sep 13
	500 000	–		–	–	500 000	£3.4733	Sep 07	Sep 14
	–	–		612 711	–	612 711	£4.9942	Sep 08	Sep 15

William Friedrich	166 480	11 173	(c)	–	–	155 307	£2.6850	Nov 03	Nov 10
	378 403	–		–	–	378 403	£2.5634	Nov 04	Nov 11
	343 435	–		–	–	343 435	£2.5175	Sep 05	Sep 12
	362 292	–		–	–	362 292	£2.7050	Sep 06	Sep 13
	380 000	–		–	–	380 000	£3.4733	Sep 07	Sep 14
	–	–		437 007	–	437 007	£4.9942	Sep 08	Sep 15

(a)	The market price on 25 August 2005, the date of exercise, was £4.865. The total gain on exercise was £24 357.
(b)	The market price on 31 August 2005, the date of exercise, was £4.995. The total gain on exercise was £25 810.
(c)	The market price on 4 August 2005, the date of exercise, was £4.8825. The total gain on exercise was £24 553.

The aggregate gain on exercise was £74 720. The performance measure for the CSOS is set out on page 54.

The closing price of an ordinary share on 31 December 2005 was £5.745. The range during the year was £5.77 (high) and £3.465 (low). All market price figures are derived from the Daily Official List of the London Stock Exchange.

ORDINARY SHARES
The Directors’ beneficial interests in ordinary shares of the Company at the end of the financial year were as follows:

Beneficial interests
in ordinary shares(a)

	As at	As at
	1 Jan2005*	31 Dec 2005

Sir Robert Wilson	70 000	70 000

Ashley Almanza	33 896	156 172

Frank Chapman	224 549	569 488

William Friedrich(b)	316 673	607 340

Peter Backhouse	20 500	20 500

Sir John Coles	5 829	5 829

Paul Collins(c)	100 000	100 000

Jürgen Dormann (appointed 1 June 2005)	11 000	11 000

Baroness Hogg (appointed 27 January 2005)	5 904	5 904

Lord Sharman	1 956	1 956

* or on date of appointment

(a)	Beneficial interests including shares acquired pursuant to the BG Group Share Incentive Plan.
(b)	William Friedrich holds 77 740 ordinary shares in the form of 15 548 American Depositary Shares (ADSs). Each ADS represents five ordinary shares.
(c)	Paul Collins’holding is in the formof 20 000 ADSs.

There have been no changes in the interests of the Directors in the share capital of the Company or any of its subsidiary undertakings between 1 January 2006 and 8 March 2006.

As of 8 March 2006, the Directors’ interests in the share capital of the Company represent less than 1% of the issued share capital of the Company.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	61

PENSIONS
Frank Chapman, William Friedrich and Ashley Almanza were members of the BG Pension Scheme throughout the year. The benefits provided for them under the BG Pension Scheme are subject to the earnings cap, which is a restriction on the amount of pay that can be used to calculate pensions payable from a UK tax approved pension scheme. Consequently, retirement benefits (including contingent death benefits) that are not covered by the BG Pension Scheme are provided by the Company under an unapproved arrangement, the BG Supplementary Benefits Scheme. Provision has been made in respect of the additional obligations for these post-retirement benefits.

The arrangements for all the Executive Directors have not changed during the year. They provide an accrual of benefits designed to target a pension equivalent to two-thirds of their final 12 months’ salary on retirement from BG Group at age 60, inclusive of retained benefits. As for all members of the BG Pension Scheme, if the Company consents to retirement, no actuarial reduction is applied to pensions payable from age 55, provided ten years’ service has been completed with the Group (which includes pensionable service transferred from previous employment). Pensions in payment are increased in line with retail price inflation. An adult dependant’s pension is payable on death in service, equal to two-thirds of that payable to the pension scheme member based on potential service to retirement age. On death in retirement, an adult dependant’s pension is payable equal to two-thirds of the member’s pension prior to exchanging any of it for a cash lump sum.

A new pensions taxation regime comes into force from April 2006 and the Company has reviewed the effect that this will have on its pension arrangements. The Company has concluded that the current level of pension benefit provided to Directors and other members continues to be appropriate.

The earnings cap in the BG Pension Scheme will be disapplied once the new tax regime comes into effect. The BG Supplementary Benefits Scheme will be retained and will be available to provide benefits in excess of the new ‘lifetime allowance’. The new taxation regime will, therefore, result in a different allocation of benefits between the BG Pension Scheme and the BG Supplementary Benefits Scheme, but there will be no change in the overall level of benefits payable. The Company will not compensate individuals for any changes in their personal tax liabilities that may result from changes to pension taxation.

The revised arrangements regarding the BG Supplementary Benefits Scheme will be available to all UK employees whose benefits reach the ‘lifetime allowance’.

Directors’ pension provisions were as follows:

	Directors’	Age at	Increase in accrued		Total accrued	Retirement
	contributions in		annual pension in year		annual
	year to		to 31 Dec 2005		pension at
	31 Dec 2005		(a)	£000 pa	31 Dec 2005
	£000	31 Dec 2005		(b)	£000 pa	age

Ashley Almanza	14	42	24	22	99	60

Frank Chapman	16	52	67	57	373	60

William Friedrich	16	56	49	40	328	60

(a)	Actual increase
(b)	Increase net of price inflation

	Transfer value of	Transfer value of	Increase in transfer
	accruedpension as	accruedpension as	value over the year less
	at 31 Dec 2004 (c)	at 31 Dec 2005 (c)	Director’s own contributions
	£000	£000	£000

Ashley Almanza	693	987	280

Frank Chapman	4 433	5 810	1 361

William Friedrich	4 803	6 124	1 305

(c)	The transfer values shown at the end of 2004 and 2005 represent the value of each Executive Director’s accrued pension based on total service completed to the relevant date. The accrued pensions are the amounts that would have been paid if the Executive Director had left service at the relevant date. The transfer values have been calculated in accordance with guidance note ‘GN11’ issued by the Institute of Actuaries and Faculty of Actuaries.

EXTERNAL APPOINTMENTS
To broaden the experience of Executive Directors, it is Company policy to allow each of them to accept one external appointment as a non-executive director of another company, the fees for which would be retained by the individual Director. On 1 March 2006, William Friedrich was appointed as a non-executive director of The Royal Bank of Scotland Group plc (RBS), for which he receives an annual fee of £55 000. RBS is one of a number of relationship banks providing a variety of commercial banking and other financial services to BG Group.

By order of the Board
Baroness Hogg
Chairman of the Remuneration Committee

8 March 2006

Registered office:
100 Thames Valley Park Drive
Reading
Berkshire RG6 1PT
Registered in England & Wales No. 3690065

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	63

Principal accounting policies

BASIS OF PREPARATION
The Financial Statements for the year ended 31 December 2005 have been prepared in accordance with International Financial Reporting Standards (IFRS), and International Financial Reporting Interpretations Committee (IFRIC) interpretations. These include standards and interpretations endorsed by the EU. In addition, the Financial Statements have been prepared in accordance with those parts of the Companies Act 1985 applicable to companies reporting under IFRS. The Financial Statements have been prepared using historical cost principles except that, as disclosed in the accounting policies below, certain items, including derivatives, are measured at fair value.

The preparation of Financial Statements in conformity with generally accepted accounting principles requires management to make judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the Financial Statements and the reported revenues and expenses during the reporting period. Actual results could differ from these estimates. BG Group believes that the accounting policies associated with exploration expenditure, depreciation, decommissioning, impairments, financial instruments including commodity contracts and revenue recognition are the critical policies where changes in estimates and assumptions could have a significant impact on the Financial Statements. Further discussion on these policies, estimates and judgments can be found in the Financial review, pages 21 to 30 and note 6, page 81.

BG Group adopted IFRS from 1 January 2005. In accordance with IFRS 1 First-time Adoption of International Financial Reporting Standards, BG Group is required to explain how the transition from UK GAAP to IFRS has affected its financial position, financial performance and cash flows. The financial information provided in note 33, page 118 addresses this requirement. IFRS 1 allows exemptions from the application of certain IFRSs to assist companies with the transition process. The exemptions used by BG Group are set out in note 33. As permitted by IFRS 1, the comparative information for the years ended 31 December 2003 and 31 December 2004 has not been prepared in accordance with IAS 32 and IAS 39. The financial information provided in respect of financial instruments for these years is based on BG Group’s accounting policy under UK GAAP and does not take into account the requirements of IAS 32 and IAS 39. The adjustments made to the balance sheet as at 1 January 2005 on adoption of IAS 32 and IAS 39 are set out on page 122. The presentation adopted by the Group for its results under IFRS is explained in note 2, page 71.

BASIS OF CONSOLIDATION
The accounts comprise a consolidation of the accounts of the Company and its subsidiary undertakings and incorporate the results of its share of jointly controlled entities and associates using the equity method of accounting. Consistent accounting policies have been used to prepare the consolidated Financial Statements.

Most of BG Group’s Exploration and Production activity is conducted through jointly controlled operations. BG Group accounts for its own share of the assets, liabilities and cash flows associated with these jointly controlled operations, using the proportional consolidation method.

The results of undertakings acquired or disposed of are consolidated from or to the date when control passes to or from the Company. For the Company Financial Statements only, investments in subsidiary undertakings are stated at cost less provision for impairment.

PRESENTATION OF RESULTS
The Group presents its results in the income statement to separately identify the contribution of disposals and certain re-measurements in order to provide readers with a clear and consistent presentation of the underlying operating performance of the Group’s ongoing business, see presentation of non-GAAP measures, page 152, note 2, page 71 and note 10, page 85.

SEGMENT REPORTING
The Group’s primary format for segment reporting is business segments and the secondary format is geographical segments. This reflects the fact that the risks and returns of the Group’s operations are primarily based on its business activities rather than the geographical location of the Group’s operations.

BUSINESS COMBINATIONS AND GOODWILL
In the event of a business combination, fair values are attributed to the net assets acquired. Goodwill, which represents the difference between the purchase consideration and the fair value of the net assets acquired, is capitalised and subject to an impairment review at least annually or more frequently if events or changes in circumstances indicate that the goodwill may be impaired. Goodwill is treated as an asset of the relevant entity to which it relates, including foreign entities. Accordingly, it is re-translated into Sterling at the closing rate of exchange at each balance sheet date.

PROPERTY, PLANT AND EQUIPMENT EXCLUDING
DECOMMISSIONING ASSETS
All property, plant and equipment is carried at depreciated historical cost. Additions represent new or replacements of specific components of property, plant and equipment. Contributions received towards the cost of property, plant and equipment (including government grants) are included in creditors as deferred income and credited to the income statement over the life of the assets. Finance costs associated with borrowings used to finance major capital projects are capitalised up to the point of commissioning.

DEPRECIATION AND AMORTISATION
Freehold land is not depreciated. Other property, plant and equipment, except exploration and production assets, is depreciated on a straight-line basis at rates sufficient to write off the historical cost less residual value of individual assets over their estimated useful economic lives. The depreciation periods for the principal categories of assets are as follows:

Freehold and leasehold buildings	up to 50	years

Mains, services and meters	up to 60	years

Plant and machinery	5 to 30	years

Motor vehicles and office equipment	up to 10	years

Exploration and production assets are depreciated from the commencement of production in the fields concerned, using the unit of production method based on the proved developed reserves of those fields, except that a basis of total proved reserves is used for acquired interests and for facilities. Changes in these estimates are dealt with prospectively.

Asset lives are kept under review and complete asset life reviews are conducted periodically. Residual values applied to certain non-exploration and production assets are reassessed annually. Intangible assets in respect of contractual rights are recognised at cost less amortisation. They are amortised on a straight-line basis over the term of the related contracts.

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64	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Principal accounting policies continued

IMPAIRMENT OF NON-CURRENT ASSETS
Any impairment of non-current assets is calculated as the difference between the carrying values of cash generating units (including associated goodwill) and their recoverable amount, being the higher of the estimated value in use or fair value less costs to sell at the date the impairment loss is recognised. Value in use represents the net present value of expected future cash flows discounted on a pre-tax basis.

ASSETS HELD FOR SALE
When an asset or disposal group’s carrying value will be recovered principally through a sale transaction rather than through continuing use, it is classified as held for sale and stated at the lower of carrying value and fair value less costs to sell. No depreciation is charged in respect of non-current assets classified as held for sale.

INVENTORIES
Inventories, including inventories of gas and oil held for sale in the ordinary course of business, are stated at weighted average historical cost less provision for deterioration and obsolescence or, if lower, net realisable value.

REVENUE RECOGNITION
Revenue associated with exploration and production sales (of crude oil and petroleum products) is recorded when title passes to the customer. Revenue from the production of natural gas and oil in which the Group has an interest with other producers is recognised based on the Group’s working interest and the terms of the relevant production sharing contracts (entitlement method). Differences between production sold and the Group’s share of production are not significant.

Sales of liquefied natural gas (LNG) and associated products are recognised when title passes to the customer as the product passes the delivery point at the loading port or the tailgate of the regasification terminal. LNG shipping revenue is recognised over the period of the relevant contract.

Revenue from gas transmission and distribution activities is recognised in the same period in which the related volumes are delivered to the customer.

Power generation revenues are recognised based on the availability status of the power station to produce at a given point in time. Revenue associated with the costs of actual production is recognised whenever power is generated.

All other revenue is recognised when title passes to the customer.

EXPLORATION EXPENDITURE
BG Group uses the ‘successful efforts’ method of accounting for exploration expenditure. Exploration expenditure, including licence acquisition costs, is capitalised as an intangible asset when incurred and certain expenditure, such as geological and geophysical exploration costs, is expensed. A review of each licence or field is carried out, at least annually, to ascertain whether proved reserves have been discovered. When proved reserves are determined, the relevant expenditure, including licence acquisition costs, is transferred to property, plant and equipment and depreciated on a unit of production basis. Expenditure deemed to be unsuccessful is written off to the income statement. Exploration expenditure is assessed for impairment when facts and circumstances suggest that its carrying amount exceeds its recoverable amount. For the purposes of impairment testing, exploration and production assets may be aggregated into appropriate cash generating units based on considerations including geographical location, the use of common facilities and marketing arrangements.

DECOMMISSIONING COSTS
Where a legal or constructive obligation has been incurred, provision is made for the net present value of the estimated cost of decommissioning at the end of the producing lives of fields.

When this provision gives access to future economic benefits, an asset is recognised and then subsequently depreciated in line with the life of the underlying producing field, otherwise the costs are charged to the income statement. The unwinding of the discount on the provision is included in the income statement within finance costs. Any changes to estimated costs or discount rates are dealt with prospectively.

FOREIGN CURRENCIES
On consolidation, assets and liabilities denominated in foreign currencies are translated into pounds Sterling at closing rates of exchange. Trading results of overseas subsidiary undertakings, jointly controlled entities and associates are translated into pounds Sterling at average rates of exchange. Differences resulting from the retranslation of the opening net assets and the results for the year are taken to reserves. Any differences arising from 1 January 2003, the date of transition to IFRS, are presented as a separate component of equity.

Exchange differences on monetary assets and liabilities are taken to the income statement, with the exception of exchange differences on monetary items that form part of a net investment in a foreign operation. These differences are taken to reserves until the related net investment is disposed of. All other exchange movements are dealt with through the income statement.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents comprise cash on hand, deposits with a maturity of three months or less and other short-term highly liquid investments that are readily convertible to known amounts of cash.

DEFERRED TAX
Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the Financial Statements. Currently enacted tax rates are used in the determination of deferred income tax. Deferred tax assets are recognised to the extent that it is probable that future taxable profit will be available, against which the temporary differences can be utilised.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, jointly controlled entities and associates, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

LEASES
Assets held under finance leases are capitalised and included in property, plant and equipment at the lower of fair value and the present value of the minimum lease payments as determined at the inception of the lease. The obligations relating to finance leases, net of finance charges in respect of future periods, are determined at the inception of the lease and included within borrowings. The interest element of the rental obligation is allocated to accounting periods during the lease term to reflect the constant rate of interest on the remaining balance of the obligation for each accounting period.

Rentals under operating leases are charged to the income statement on a straight-line basis over the lease term.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	65

FINANCIAL INSTRUMENTS (FROM 1 JANUARY 2005)
Derivative financial instruments are initially recognised and subsequently measured at fair value.

Derivative financial instruments utilised by the Group’s treasury operations include interest rate swaps, foreign currency swaps, cross currency interest rate swaps, forward rate agreements, and forward exchange contracts.

Certain derivative financial instruments are designated as hedges in line with the Group’s risk management policies. Gains and losses arising from the re-measurement of these financial instruments are either recognised in the income statement or deferred in equity depending on the type of hedging relationship. When a hedging instrument is sold or expires, any cumulative gain or loss previously recognised in equity remains in equity until the hedged transaction is recognised in the income statement. Movements in the fair value of derivative financial instruments not included in hedging relationships are recognised in the income statement. Loans held by the Group are initially measured at fair value and subsequently carried at amortised cost except where they form the underlying transaction in an effective fair value hedge relationship when the carrying value is adjusted to reflect fair value movements associated with the hedged risks. Such adjustments are reported in the income statement. Other financial instruments such as receivable balances are measured at amortised cost less impairments.

FINANCIAL INSTRUMENTS (TO 31 DECEMBER 2004)
Derivatives used for hedging are accounted for on an accruals basis. Termination payments made or received in respect of derivatives are spread over the shorter of the life of the original instrument or the life of the underlying exposure in cases where the underlying exposure continues to exist. Where the underlying exposure ceases to exist, any termination payments are taken to the income statement.

Interest differentials on derivative instruments are recognised by adjusting the net interest charge. Premiums or discounts on derivative instruments are amortised over the shorter of the life of the instrument or the underlying exposure. Currency swap agreements and forward exchange contracts are retranslated at the rates ruling in the agreements and contracts. Resulting gains or losses are offset against foreign exchange gains or losses on the related borrowings or, where the instrument is used to hedge a committed future transaction, are deferred until the transaction occurs.

COMMODITY INSTRUMENTS (FROM 1 JANUARY 2005)
Within the ordinary course of business the Group routinely enters into sale and purchase transactions for commodities. The majority of these transactions take the form of contracts that were entered into and continue to be held for the purpose of receipt or delivery of the commodity in accordance with the Group’s expected sale, purchase or usage requirements. Such contracts are not within the scope of IAS 39.

Certain long-term gas sales contracts operating in the UK gas market have terms within the contract which constitute written options, and accordingly they fall within the scope of IAS 39. In addition, commodity instruments are used to manage certain price exposures in respect of optimising the timing of gas sales associated with contracted storage and pipeline capacity. These contracts are recognised on the balance sheet at fair value with movements in fair value recognised in the income statement, see Presentation of Results above, presentation of non-GAAP measures, page 152, note 2, page 71, and note 10, page 85.

The Group uses various commodity based derivative instruments to manage some of the risks arising from fluctuations in commodity prices. Such contracts include physical and net settled forwards, futures, swaps and options. Where these derivatives have been designated as cash flow hedges of underlying commodity price exposures, certain gains and losses attributable to these instruments are deferred in equity and recognised in the income statement when the underlying hedged transaction crystallises.

All other commodity contracts within the scope of IAS 39 are measured at fair value with gains and losses taken to the income statement.

Gas contracts and related derivative instruments associated with the physical purchase and re-sale of third-party gas are presented on a net basis within other operating income.

COMMODITY INSTRUMENTS (TO 31 DECEMBER 2004)
The Group uses various commodity based derivative instruments to manage some of the risks arising from fluctuations in commodity prices. Such contracts include physical- and cash-settled forwards, futures, swaps and options. Under specified conditions, certain gains and losses attributable to cash-settled derivative contracts designated as hedging particular gas price exposures are deferred and recognised in the income statement when the underlying hedged transaction crystallises. All other gains and losses relating to net-settled commodity derivatives are taken to the income statement on the maturity or termination of the instrument. Upstream gas trading contracts and related derivative instruments that are settled by the physical purchase and re-sale of third-party gas are presented on a net basis within E&P’s costs.

PENSIONS
The amount recognised on the balance sheet in respect of liabilities for defined benefit pension and post-retirement benefit plans represents the present value of the obligations offset by the fair value of plan assets and excluding actuarial gains and losses not recognised.

The cost of providing retirement pensions and related benefits is charged to the income statement over the periods benefiting from the employees’ services. Current service costs are reflected in operating profit and financing costs are reflected in finance costs in the period in which they arise. Actuarial gains and losses which exceed the greater of 10% of plan assets or plan obligations are spread over the average remaining service lives of the employees participating in the plan and are reflected in operating profit.

SHARE-BASED PAYMENTS
The cost of providing share-based payments to employees is charged to the income statement over the vesting period of the related share options or share allocations. The cost is based on the fair value of the options or shares allocated and the number of awards expected to vest. The fair value of each option or share is determined using either a Black-Scholes option pricing model or a Monte Carlo projection model, depending on the type of award. Market related performance conditions are reflected in the fair value of the share. Non market related performance conditions are allowed for using a separate assumption about the number of awards expected to vest; the final charge made reflects the number actually vesting.

RESEARCH AND DEVELOPMENT AND ADVERTISING EXPENDITURE
All research and advertising expenditure is written off as incurred.

Development expenditure is written off as incurred unless it meets the recognition criteria set out in IAS 38 ‘Intangible Assets’. Where the recognition criteria are met, intangible assets are capitalised and amortised over their useful economic lives.

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66	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Consolidated income statement

		for the year ended 31 December 2005

	Notes	£m

Group revenue	2	5 612

Other operating income	3, 6	(188)

Group revenue and other operating income	2	5 424

Operating costs	4	(3 526)

Profit/(loss) on disposal of non-current assets	6	446

Operating profit before share of results
from joint ventures and associates	2	2 344

Finance income	6, 7	105

Finance costs	6, 7	(100)

Share of post-tax results from
joint ventures and associates	2	160

Profit before tax		2 509

Taxation	6, 8	(941)

Profit for the year	2, 6	1 568

Profit attributable to:

Minority interests	2, 6	40
Shareholders (earnings)	2, 6	1 528

		1 568

Earnings per ordinary share (pence)

Basic	10	43.2
Diluted	10	43.0

The results for the year are derived solely from continuing operations.
For information on dividends paid and proposed in the year see note 9, page 84.

The accounting policies onpages 63 to 65 together with the notes on pages 71 to 127 form part of these accounts.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	67

Consolidated income statements continued

		for the year ended 31 December

		2004	2003

	Notes	£m	£m

Group revenue	2	4 053	3 558

Other operating income	3	10	6

Group revenue and other operating income	2	4 063	3 564

Operating costs	4	(2 743)	(2 480)

Profit/(loss) on disposal of non-current assets	6	87	116

Operating profit before share of results
from joint ventures and associates	2	1 407	1 200

Finance income	7	42	44

Finance costs	7	(75)	(74)

Share of post-tax results from
joint ventures and associates	2	125	132

Profit before tax		1 499	1 302

Taxation	6, 8	(585)	(500)

Profit for the year	2, 6	914	802

Profit attributable to:
Minority interests	2	28	28
Shareholders (earnings)	2, 6	886	774

		914	802

Earnings per ordinary share (pence)

Basic	10	25.1	21.9
Diluted	10	25.0	21.9

The results for the years are derived solely from continuing operations.

Consolidated statement of recognised income and expense

for the year ended 31 December		2005	2004	2003
	Note	£m	£m	£m

Profit for the year		1 568	914	802

Net fair value gains/(losses) on cash flow hedges	26	(45)	–	–

Transfers to income statement on cash flow hedges	26	18	–	–

Net fair value gains/(losses) on net investment hedges	26	(74)	–	–

Tax on cash flow and net investment hedges	26	31	–	–

Currency translation adjustments(a)	26	528	(136)	(10)

Net gains/(losses) recognised directly in equity		458	(136)	(10)

Total recognised income/(expense) for the year		2 026	778	792

Attributable to:

Minority interests		54	31	52

Shareholders		1 972	747	740

		2 026	778	792

Effect of adoption of IAS 39	33	(238)	–	–

		1 788	778	792

(a)	In 2005, £11m (2004 £5m; 2003£nil) was transferred to the income statement as part of the profit/(loss) ondisposal of foreign operations.

The accounting policies on pages 63 to65 together with the notes on pages 71 to 127 form part of these accounts.

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68	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Balance sheets

			as at 31 December

		The Group		The Company

		2005	2004	2005	2004
	Notes	£m	£m	£m	£m

Assets

Non-current assets

Goodwill	11	342	272	–	–

Other intangible assets	12	682	585	–	–

Property, plant and equipment	13	5 567	4 509	–	–

Investments in subsidiary undertakings	14	–	–	2 269	2 269

Investments accounted for using equity method	14	1 123	1 049	–	–

Other investments	14	1	1	–	–

Deferred tax assets	24	84	68	–	–

Trade and other receivables	17	52	46	–	–

Derivative financial instruments	21	84	–	–	–

		7 935	6 530	2 269	2 269

Current assets

Inventories	16	185	99	–	–

Trade and other receivables	17	1 674	1 190	1 019	256

Commodity contracts and other derivative financial instruments	21	10	–	–	–

Cash and cash equivalents	18	1 516	340	–	–

		3 385	1 629	1 019	256

Assets classified as held for sale	19	10	530	–	–

Total assets		11 330	8 689	3 288	2 525

Liabilities

Current liabilities

Borrowings	20	(71)	(577)	–	–

Trade and other payables	22	(1 308)	(976)	(9)	(4)

Current tax liabilities		(409)	(264)	–	–

Commodity contracts and other derivative financial instruments	21	(711)	–	–	–

		(2 499)	(1 817)	(9)	(4)

Non-current liabilities

Borrowings	20	(1 224)	(762)	–	–

Trade and other payables	22	(68)	(89)	–	–

Derivative financial instruments	21	(2)	–	–	–

Deferred tax liabilities	24	(733)	(907)	–	–

Retirement benefit obligations	29	(154)	(135)	–	–

Provisions for other liabilities and charges	23	(367)	(325)	–	–

		(2 548)	(2 218)	–	–

Liabilities associated with assets classified as held for sale	19	(3)	(67)	–	–

Total liabilities		(5 050)	(4 102)	(9)	(4)

Net assets		6 280	4 587	3 279	2 521

The accounting policies on pages 63 to 65 together with the notes on pages 71 to 127 form part of these accounts.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	69

Balance sheets continued

			as at 31 December

		The Group		The Company

		2005	2004	2005	2004
	Notes	£m	£m	£m	£m

Equity	25, 26

Ordinary shares		355	354	355	354

Share premium		92	59	92	59

Hedging reserve		(20)	–	–	–

Translation reserve		259	(173)	–	–

Other reserves		1 702	1 702	756	756

Retained earnings		3 794	2 625	2 076	1 352

Total shareholders’ equity		6 182	4 567	3 279	2 521

Minority interest in equity		98	20	–	–

Total equity		6 280	4 587	3 279	2 521

All inter-company transactions are eliminated on consolidation. Commitments and contingencies are shown in note 27, page 99.

The accounts on pages 63 to 127 were approved by the Board and signed on its behalf on 8 March 2006 by:

Ashley Almanza, Chief Financial Officer

The accounting policies on pages 63 to 65 together with the notes on pages 71 to 127 form part of these accounts.

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70	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Cash flow statements

		for the year ended 31 December

			The Group		The Company

		2005	2004	2003	2005	2004
	Notes	£m	£m	£m	£m	£m

Cash generated by operations	30	2 489	1 582	1 444	11	6

Income taxes paid		(883)	(387)	(332)	–	–

Net cash inflow from operating activities		1 606	1 195	1 112	11	6

Cash flows from investing activities

Dividends received		93	81	88	900	569

Proceeds from disposal of subsidiary undertakings and
investments(a)		(67)	32	119	–	–

Proceeds from disposal of property, plant and equipment
and intangible assets(b)		950	142	72	–	–

Purchase of property, plant and equipment
and intangible assets		(1 064)	(1 022)	(855)	–	–

Loans from/(to) joint ventures and associates		65	(4)	(232)	–	–

Purchase of subsidiary undertakings and investments(c)		(39)	(364)	(3)	–	–

Net cash (outflow)/inflow from investing activities		(62)	(1 135)	(811)	900	569

Cash flows from financing activities

Interest paid(d)		(72)	(47)	(64)	–	–

Interest received		61	35	40	–	–

Dividends paid		(142)	(124)	(112)	(142)	(124)

Dividends paid to minority		(29)	(3)	(6)	–	–

Net proceeds from issue of new borrowings(e)		334	416	239	–	–

Repayment of borrowings		(549)	(317)	(359)	–	–

Issue of shares		34	13	7	34	13

Purchase of own shares		(37)	–	–	(37)	–

Funding movements with subsidiary		–	–	–	(766)	(465)

Net cash outflow from financing activities		(400)	(27)	(255)	(911)	(576)

Net increase/(decrease) in cash and cash equivalents		1 144	33	46	–	(1)

Cash and cash equivalents at 1 January	18	340	313	268	–	1

Effect of foreign exchange rate changes		32	(6)	(1)	–	–

Cash and cash equivalents at 31 December	18	1 516	340	313	–	–

Major non-cash transactions included assets acquired during the year of £215m (2004 £283m) financed through finance lease arrangements. The consideration for a subsidiary undertaking acquired in the year included a cash payment of £18m deferred until 2006. Further details of the acquisition are shown in note 15, page 89.

(a)	In 2005, represents the cash derecognised on the deconsolidation of MetroGAS S.A. of £99m, the cash received on the disposal of the Group’s interests in its Brazilian telecoms businesses of £6m and the cash received on the disposal of the Group’s 50% interest in Premier Transmission Limited of £26m.
In 2004, represents the cash received on the disposal of the Group’s 1.21% interest in GAIL (India) Limited (previously called Gas Authority of India Limited) of £32m.
In 2003, represents cash received on the disposal of Phoenix Natural Gas Limited of £120m, offset by cash disposed of £6m; and cash received on the partial disposal of Brindisi LNG SpA of £5m.

(b)	In 2005, includes the cash received on the disposal of BG Group’s 16.67% interest in the North Caspian Sea PSA of £936m. In 2004, represents proceeds of the disposal of BG Group’s interest in the Muturi PSC in Indonesia for £142m. In 2003, represents the cash received from the disposal of anumber of North Sea gas producing assets.

(c)	In 2005, includes cash acquired of £18m on the purchase of Brindisi LNG SpA. In 2004, includes cash acquired of £10m on the purchase of BG Canada Exploration and Production, Inc. and cash acquiredof £2m on the purchase of Aventura Energy, Inc.

(d)	Includes capitalised interest of £30m (2004 £13m; 2003 £22m).

(e)	Includes net cash flows relating to short maturity financing items.

The accounting policies on pages 63 to 65 together with the notes on pages 71 to 127 form part of these accounts.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	71

Notes to the accounts

1	NEW ACCOUNTING STANDARDS

New accounting standards and interpretations and their likely impact on the future accounting policies of BG Group are set out below. In addition there are a number of interpretations effective from 1 January 2006 which are unlikely to have a material impact on the Group.

IFRS 6, ‘Exploration for and Evaluation of Mineral Resources’
In December 2004, the International Accounting Standards Board (IASB) issued IFRS 6, which covers the accounting treatment of expenditure incurred on the exploration and evaluation of mineral resources. The standard is mandatory for the periods beginning on or after 1 January 2006 although early adoption is encouraged. BG Group has adopted this standard from 1 January 2005. IFRS 6 permits companies to continue to use accounting policies applied immediately before adopting the standard. Accordingly, BG Group has continued to use the ‘successful efforts’ method for accounting for exploration expenditure. In addition, the standard requires companies to perform impairment tests on exploration assets when facts and circumstances suggest that the carrying amount may exceed the recoverable amount. The adoption of this standard has had no impact on the Group’s income statement for the year ended 31 December 2005 or its net assets as at 31 December 2005.

IFRIC Interpretation 4, ‘Determining whether an Arrangement contains a Lease’
In December 2004, the IASB issued IFRIC 4. This interpretation is applicable from 1 January 2006 and has transition exemptions that mean that it should be used for all arrangements existing at the start of the earliest period for which comparative information is presented. BG Group has applied this interpretation from 1 January 2006. IFRIC 4 requires companies to determine whether they have any arrangements which are or contain leases based on an assessment of whether specific assets are required to fulfil each arrangement or whether each arrangement conveys a right of use of the asset. If an arrangement contains a lease, the requirements of IAS 17 should be applied to the lease element of the arrangement.

BG Group has undertaken a review of all applicable arrangements entered into by the Group and its joint ventures and associates in advance of the application date of IFRIC 4 and has concluded that its contract for the provision of capacity at Lake Charles contains a lease which will be accounted for as a finance lease. Accordingly, on 1 January 2006, the Group’s net borrowings increased by approximately £280m and property, plant and equipment increased by approximately £260m to reflect this arrangement.

Amendments to IAS 39: Financial Guarantee Contracts and Credit Insurance and IFRS 7, ‘Financial Instruments: Disclosures’
In August 2005, the IASB issued an amendment to IAS 39 which covers the accounting required for financial guarantee contracts that provide payment to be made if a debtor fails to make a payment when due. These contracts should be initially measured at fair value and subsequently re-measured using the higher of the provisions set out in IAS 37, ‘Provisions, Contingent Liabilities and Contingent Assets’ or the initial amount less cumulative amortisation in accordance with IAS 18, ‘Revenue’. This amendment is mandatory for periods beginning on or after 1 January 2006 and BG Group has adopted it from that date. The amendment is unlikely to have a material impact on the Group’s Financial Statements. The Group will adopt the disclosure requirements in respect of financial instruments set out in IFRS 7 in its Financial Statements for the year ended 31 December 2006.

2	SEGMENTAL ANALYSIS AND RESULTS PRESENTATION

The primary reporting segments for BG Group’s operations in 2005 comprise Exploration and Production (E&P), Liquefied Natural Gas (LNG), Transmission and Distribution (T&D), Power Generation (Power) and Other activities. E&P comprises exploration, development, production and marketing of hydrocarbons with a focus on natural gas. LNG combines the development and use of LNG import and export facilities with the purchase, shipping and sale of LNG and regasified natural gas. T&D develops, owns and operates major pipelines and distribution networks, and supplies natural gas through these to the end customer. Power develops, owns and operates natural gas-fired power generation plants around the world. Other activities primarily comprise business development expenditure and corporate costs.

The Group manages its business segments on a global basis. During 2005, the operations were managed in five main geographical areas: Europe, South America, Asia and Middle East, North America and the Caribbean, and Mediterranean Basin and Africa. With effect from March 2006, the Group’s Kazakhstan assets were incorporated into the newly created Europe and Central Asia region with the remaining assets in the Asia and Middle East region being incorporated into the newly created Asia Pacific region. In this note, the segmental analysis and results presentation is aligned with the way the business was managed in 2005.

Intra-group and inter-segment sales are settled at market prices and are generally based on the same prices as those charged to third parties (‘arm’s length’ principle). Group revenue, profit for the year, net assets, gross assets and gross liabilities, depreciation and amortisation and capital investment attributable to BG Group activities are shown below analysed by business segment and geographical segment.

The presentation of BG Group’s results under International Financial Reporting Standards (IFRS) separately identifies the effect of the re-measurement of certain financial instruments and profits and losses on the disposal and associated impairment of non-current assets and businesses. Results excluding disposals and re-measurements (‘Business Performance’) are presented in order to provide readers with a clear and consistent presentation of the underlying operating performance of the Group’s ongoing business. Further information on Business Performance is given on page 152.

Disposals and re-measurements include unrealised gains and losses in respect of certain long-term UK gas sales contracts classified as derivatives under IAS 39, derivatives associated with gas in UK storage and pipeline facilities and financial instruments used to manage foreign exchange and interest rate exposure. The separate presentation of these items best reflects the underlying performance of the business since it distinguishes between the temporary timing differences associated with re-measurements under IAS 39 rules and actual realised gains and losses. Under IFRS the results from jointly controlled entities (joint ventures) and associates are presented net of tax and finance costs on the face of the income statement. It is also relevant to present the operating profit of the Group including results of joint ventures and associates before interest and tax. The following tables provide a reconciliation between the overall results and Business Performance and operating profit including and excluding the results of joint ventures and associates. Details of earnings per share including disposals and re-measurements are given in note 10, page 85.

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72	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

2	SEGMENTAL ANALYSIS AND RESULTS PRESENTATION continued

PROFIT FOR THE YEAR
Analysed by business segment

	Business Performance			Disposals and re-measurements			Total

for the year ended 31 December	2005	2004	2003	2005	2004	2003	2005	2004	2003
	£m	£m	£m	£m	£m	£m	£m	£m	£m

Group revenue

Exploration and Production	3 067	2 148	1 787	–	–	–	3 067	2 148	1 787

Liquefied Natural Gas	1 586	1 088	939	–	–	–	1 586	1 088	939

Transmission and Distribution	808	644	678	–	–	–	808	644	678

Power Generation	227	187	168	–	–	–	227	187	168

Other activities	15	8	3	–	–	–	15	8	3

Less: intra-group sales(a)	(91)	(22)	(17)	–	–	–	(91)	(22)	(17)

Group revenue	5 612	4 053	3 558	–	–	–	5 612	4 053	3 558

Other operating income	52	10	6	(240)	–	–	(188)	10	6

Group revenue and other operating income	5 664	4 063	3 564	(240)	–	–	5 424	4 063	3 564

Operating profit/(loss) before share of results from joint ventures and associates(b)

Exploration and Production	1 942	1 189	954	178	46	76	2 120	1 235	1 030

Liquefied Natural Gas	61	27	21	(1)	19	6	60	46	27

Transmission and Distribution	169	108	111	61	–	32	230	108	143

Power Generation	24	28	28	–	–	–	24	28	28

Other activities	(58)	(32)	(30)	(32)	22	2	(90)	(10)	(28)

	2 138	1 320	1 084	206	87	116	2 344	1 407	1 200

Pre-tax share of operating results of joint ventures and associates

Liquefied Natural Gas	111	65	56	–	–	–	111	65	56

Transmission and Distribution	42	40	43	–	–	–	42	40	43

Power Generation	89	88	96	–	–	–	89	88	96

	242	193	195	–	–	–	242	193	195

Total operating profit

Exploration and Production	1 942	1 189	954	178	46	76	2 120	1 235	1 030

Liquefied Natural Gas	172	92	77	(1)	19	6	171	111	83

Transmission and Distribution	211	148	154	61	–	32	272	148	186

Power Generation	113	116	124	–	–	–	113	116	124

Other activities	(58)	(32)	(30)	(32)	22	2	(90)	(10)	(28)

	2 380	1 513	1 279	206	87	116	2 586	1 600	1 395

Net finance costs

Finance income	75	42	44	30	–	–	105	42	44

Finance costs	(85)	(75)	(74)	(15)	–	–	(100)	(75)	(74)

Share of joint ventures and associates	(41)	(34)	(41)	–	–	–	(41)	(34)	(41)

	(51)	(67)	(71)	15	–	–	(36)	(67)	(71)

Taxation

Taxation	(900)	(555)	(468)	(41)	(30)	(32)	(941)	(585)	(500)

Share of joint ventures and associates	(41)	(34)	(22)	–	–	–	(41)	(34)	(22)

	(941)	(589)	(490)	(41)	(30)	(32)	(982)	(619)	(522)

Profit for the year	1 388	857	718	180	57	84	1 568	914	802

Profit attributable to:

Minority interests	31	28	28	9	–	–	40	28	28

Shareholders (earnings)	1 357	829	690	171	57	84	1 528	886	774

	1 388	857	718	180	57	84	1 568	914	802

(a)	Intra-group sales are attributable to the E&P segment.
(b)	Operating profit/(loss) before share of results from joint ventures and associates includes disposals and associated impairments of £446m (2004 £87m; 2003 £116m), attributable to segments as follows: E&P £417m (2004 £46m; 2003 £76m), LNG £nil (2004 £19m; 2003 £6m), T&D £61m (2004 £nil; 2003 £32m), Power £nil (2004 £nil; 2003 £nil) and Other activities £(32)m (2004 £22m; 2003 £2m). Also included arenon-cash re-measurements of £(240)m (2004 £nil; 2003 £nil), attributable to segments as follows: E&P £(239)m (2004 £nil; 2003 £nil), LNG £(1)m (2004 £nil; 2003 £nil) and includes £70m (2004 £52m; 2003 £46m) of unsuccessful exploration expenditure written off and charged to the E&P segment.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	73

2	SEGMENTAL ANALYSIS AND RESULTS PRESENTATION continued

PROFIT FOR THE YEAR
Analysed by geographical segment

	Business Performance			Disposals and re-measurements			Total

for the year ended 31 December	2005	2004	2003	2005	2004	2003	2005	2004	2003
	£m	£m	£m	£m	£m	£m	£m	£m	£m

Group revenue

Europe	1 547	1 341	1 293	–	–	–	1 547	1 341	1 293

South America	750	574	566	–	–	–	750	574	566

Asia and Middle East	925	548	380	–	–	–	925	548	380

North America and the Caribbean	1 852	1 313	1 083	–	–	–	1 852	1 313	1 083

Mediterranean Basin and Africa	598	277	236	–	–	–	598	277	236

Less: intra-group sales(a)	(60)	–	–	–	–	–	(60)	–	–

Group revenue	5 612	4 053	3 558	–	–	–	5 612	4 053	3 558

Other operating income	52	10	6	(240)	–	–	(188)	10	6

Group revenue and other operating income	5 664	4 063	3 564	(240)	–	–	5 424	4 063	3 564

Operating profit/(loss) before share of results from joint ventures and associates

Europe	808	607	518	(221)	(1)	110	587	606	628

South America	160	104	96	30	–	–	190	104	96

Asia and Middle East	527	260	135	402	88	–	929	348	135

North America and the Caribbean	320	187	176	(5)	–	–	315	187	176

Mediterranean Basin and Africa	323	162	159	–	–	6	323	162	165

	2 138	1 320	1 084	206	87	116	2 344	1 407	1 200

Finance income							105	42	44

Finance costs							(100)	(75)	(74)

Share of post-tax results from joint ventures and associates							160	125	132

Profit before tax							2 509	1 499	1 302

Taxation							(941)	(585)	(500)

Profit for the year							1 568	914	802

Profit attributable to:

Minority interests							40	28	28

Shareholders (earnings)							1 528	886	774

							1 568	914	802

(a)	Intra-group sales are attributable to Mediterranean Basin and Africa, the external customer relating to these sales is located in the North America and the Caribbean segment. There are no other material differences between source and destination.

JOINT VENTURES AND ASSOCIATES
Analysed by business segment

	Pre-tax share of operating results			Share of net finance costs and tax			Share of post-tax results from
	of joint ventures and associates			of joint ventures and associates			joint ventures and associates

for the year ended 31 December	2005	2004	2003	2005	2004	2003	2005	2004	2003
	£m	£m	£m	£m	£m	£m	£m	£m	£m

Liquefied Natural Gas	111	65	56	(25)	(20)	(9)	86	45	47

Transmission and Distribution	42	40	43	(16)	(16)	(18)	26	24	25

Power Generation	89	88	96	(41)	(32)	(36)	48	56	60

	242	193	195	(82)	(68)	(63)	160	125	132

Analysed by geographical segment

	Pre-tax share of operating results			Share of net finance costs and tax			Share of post-tax results from
	of joint ventures and associates			of joint ventures and associates			joint ventures and associates

for the year ended 31 December	2005	2004	2003	2005	2004	2003	2005	2004	2003
	£m	£m	£m	£m	£m	£m	£m	£m	£m

Europe	54	45	47	(27)	(22)	(25)	27	23	22

South America	14	9	17	(3)	(2)	(7)	11	7	10

Asia and Middle East	63	63	66	(27)	(20)	(20)	36	43	46

North America and the Caribbean	91	65	56	(19)	(20)	(9)	72	45	47

Mediterranean Basin and Africa	20	11	9	(6)	(4)	(2)	14	7	7

	242	193	195	(82)	(68)	(63)	160	125	132

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74	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

2 SEGMENTAL ANALYSIS AND RESULTS PRESENTATION continued

NET ASSETS, GROSS ASSETS AND GROSS LIABILITIES
Analysed by business segment

	Total assets(a)		Total liabilities		Net assets/(liabilities)(b)

as at 31 December	2005	2004	2005	2004	2005	2004
	£m	£m	£m	£m	£m	£m

Exploration and Production	6 138	5 436	(1 759)	(976)	4 379	4 460

Liquefied Natural Gas	1 713	1 211	(272)	(93)	1 441	1 118

Transmission and Distribution	1 083	907	(170)	(127)	913	780

Power Generation	612	588	(109)	(97)	503	491

Other activities	83	124	(219)	(244)	(136)	(120)

Net borrowings, net interest and tax	1 701	423	(2 521)	(2 565)	(820)	(2 142)

	11 330	8 689	(5 050)	(4 102)	6 280	4 587

(a)	Total assets includes investment in joint ventures and associates of £1 123m (2004 £1 049m), attributable to segments as follows: LNG £648m (2004 £598m), T&D £109m (2004 £100m) and Power £366m (2004 £351m).

(b)	Includes net assets classified as held for sale of £7m attributable to the Other activities segment (2004 £453m attributable to the E&P segment and £10m attributable to the T&D segment). Further details on assets held for sale are given in note19, page 90.

Analysed by geographical segment

	Total assets(c)		Total liabilities		Net assets/(liabilities)(d)

as at 31 December	2005	2004	2005	2004	2005	2004
	£m	£m	£m	£m	£m	£m

Europe	2 431	1 985	(1 567)	(406)	864	1 579

South America	1 198	1 014	(185)	(269)	1 013	745

Asia and Middle East	1 953	2 165	(327)	(186)	1 626	1 979

North America and the Caribbean	2 207	1 586	(323)	(226)	1 884	1 360

Mediterranean Basin and Africa	1 840	1 516	(127)	(450)	1 713	1 066

Net borrowings, net interest and tax	1 701	423	(2 521)	(2 565)	(820)	(2 142)

	11 330	8 689	(5 050)	(4 102)	6 280	4 587

(c)	Total assets includes investment in joint ventures and associates of £1 123m (2004 £1 049m), attributable to regions as follows: Europe £245m (2004 £240m), South America £75m (2004 £71m), Asia and Middle East £186m (2004 £165m), North America and the Caribbean £514m (2004 £407m) and Mediterranean Basin and Africa £103m (2004 £166m).
(d)	Includes net assets classified as held for sale of £7m attributable to the Asia and Middle East segment (2004 £453m attributable to the Asia and Middle East segment and £10m attributable to the Europe segment). Further details on assets held for sale are given in note 19, page 90.

DEPRECIATION, AMORTISATION AND IMPAIRMENT
Analysed by business segment
for the year ended 31 December

	2005	2004	2003
	£m	£m	£m

Exploration and Production	421	385	376

Liquefied Natural Gas	16	13	5

Transmission and Distribution	30	23	24

Power Generation	18	18	10

Other activities(a)	21	4	3

	506	443	418

Analysed by geographical segment
for the year ended 31 December

	2005	2004	2003
	£m	£m	£m

Europe	206	255	277

South America	36	24	20

Asia and Middle East(a)	106	74	59

North America and the Caribbean	61	45	23

Mediterranean Basin and Africa	97	45	39

	506	443	418

(a)	In 2005, includes impairment losses of £14m.

In addition to the above, in 2005 the Group recognised an impairment charge of £8m in respect of Gasoducto Cruz del Sur S.A., an investment accounted for using the equity method and included within the T&D and South America segments

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	75

2	SEGMENTAL ANALYSIS AND RESULTS PRESENTATION continued

CAPITAL INVESTMENT
Analysed by business segment

	Capital expenditure(a)			Capital investment(b)

for the year ended 31 December	2005	2004	2003	2005	2004		2003
	£m	£m	£m	£m	£m		£m

Exploration and Production(c)	935	1 010	654	935	1 380	(d)	654

Liquefied Natural Gas	302	254	58	422	417		301

Transmission and Distribution	135	66	74	136	66		76

Power Generation	3	2	2	3	3		3

Other activities	20	23	20	20	28		20

	1 395	1 355	808	1 516	1 894		1 054

Analysed by geographical segment
	Capital expenditure(a)			Capital investment(b)

for the year ended 31 December	2005	2004	2003	2005	2004		2003
	£m	£m	£m	£m	£m		£m

Europe	374	230	150	447	247		150

South America	159	97	74	160	102		76

Asia and Middle East(c)	194	302	312	194	302		313

North America and the Caribbean	357	310	80	403	664		174

Mediterranean Basin and Africa	311	416	192	312	579	(d)	341

	1 395	1 355	808	1 516	1 894		1 054

(a)	Comprises expenditure on property, plant and equipment and intangible assets.
(b)	Comprises expenditure on property, plant and equipment, intangible assets and investments, including acquisitions of subsidiary companies.
(c)	Includes £60m (2004 £150m; 2003 £104m) in respect of the Group’s interest in the North Caspian Sea PSA, which was classified as held for sale until its disposal in 2005.
(d)	Includes £15m in relation to the purchase of an additional 40% interest in the Rosetta field, Egypt, included in working capital.

3	OTHER OPERATING INCOME

Other operating income comprises the results of the purchase and re-sale of third-party gas in the UK (see below), income arising from asset optimisation activities undertaken by the Group’s US LNG operations and unrealised gains and losses arising from the mark-to-market of commodity based derivative instruments, including certain UK long-term gas sales contracts classified as derivatives under IAS 39. Further details of the use and valuation of commodity based financial instruments are shown in note 21, page 93.

As part of managing its UK gas supply portfolio, BG Group undertakes the purchase and re-sale of third-party gas. The components of this activity are presented on a net basis within other operating income (in 2004 and 2003 presented net within operating costs) and are shown below.
	2005	2004	2003
	£m	£m	£m

Third-party gas sales	1 017	987	727

Third-party gas purchases	(1 010)	(994)	(712)

Net profit/(loss)	7	(7)	15

In 2005, 2 664m therms (2004 3 747m therms; 2003 3 687m therms) of third-party gas were purchased and re-sold.

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76	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

4 OPERATING COSTS

Included within the Group’s operating costs charged to the income statement were the following items:

	2005	2004	2003
	£m	£m	£m

Raw materials, consumables and finished goods	1 775	1 283	1 172

Employee costs (see note 5(C), page 77)	283	230	205

Less: Own work capitalised	(37)	(31)	(29)

Employee costs included within Other exploration expenditure and
Research and development, below	(10)	(10)	(13)

Employee costs included within finance costs	(3)	(2)	(1)

	233	187	162

Amounts written off Other intangible assets and Property, plant and equipment

Depreciation and impairments (see note 13, page 87)	502	441	418

Amortisation of other intangible assets (see note 12, page 86)	4	2	–

Less impairments reported within profit/(loss) on disposal	(14)	–	–

	492	443	418

Unsuccessful exploration expenditure written off	70	52	46

Other operating charges:

Other exploration expenditure	111	74	36

Lease rentals:

Plant and equipment	36	36	48

Other assets	17	12	11

Research and development	7	7	8

Other costs(a)	785	649	579

	3 526	2 743	2 480

(a)	Includes production, royalty, tariff, storage, marketingandgeneral administration costs.

The remuneration of the Group’s and Company’s Auditors comprised fees as follows:

	The Group			The Company

	2005	2004	2003	2005	2004	2003
	£m	£m	£m	£m	£m	£m

Audit fees	2.2	2.6	1.7	0.6	0.5	0.5

Audit-related fees	0.3	0.4	0.1	–	–	–

Tax fees	0.3	0.4	0.4	–	–	–

All other fees	–	–	0.2	–	–	–

	2.8	3.4	2.4	0.6	0.5	0.5

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	77

5	DIRECTORS AND EMPLOYEES

A)	DIRECTORS’ REMUNERATION

	2005	2004	2003
	£000	£000	£000

Fees to non-executive Directors(a)	1 010	988	498

Salaries(b)	1 923	1 716	2 001

Benefits(c)	59	56	370

Bonus	1 867	1 730	1 532

Fees and benefits to former Directors(c)	27	62	1 220

Share-based payments(d)	2 787	1 289	295

	7 673	5 841	5 916

(a)	In 2005 and 2004, includes the Chairman’s fee.
(b)	In 2003, includes the salary of the previous Chairman, Sir Richard Giordano.
(c)	Sir Richard Giordano and William Friedrich, who are US citizens, are covered by post-retirement medical benefits and long-term care insurance if they return to the USA. Sir Richard Giordano returned to the USA in 2004. The amounts charged to the consolidated income statement for the year in respect of these benefits are £338 (2004 £22 661; 2003 £192 783) for Sir Richard Giordano and £18 271 (2004 £18 631; 2003 £22 047) for William Friedrich. In 2005, three Directors (2004 three; 2003 three) had pension benefits accruing under defined benefit schemes.
(d)	Details of the Directors’ share and share option awards under the Company Share Option Scheme (CSOS) and LongTerm Incentive Scheme (LTIS) are disclosed in the Remuneration report on pages 51 to 61.

B)	KEY MANAGEMENT COMPENSATION
	2005	2004	2003
	£000	£000	£000

Salaries	4 602	4 453	3 607

Benefits(a)	985	917	382

Bonus(b)	3 892	3 511	3 204

Pension benefit(c)	4 117	3 479	3 212

Share-based payments	5 291	2 713	644

Termination payments	–	505	–

	18 887	15 578	11 049

The key management compensation analysed above represents amounts in respect of the Group Executive Committee (GEC), including the Executive Directors and the Company Secretary.

(a)	This includes £18 271 (2004 £131 759; 2003 £44 459) for post-retirement medical benefits and long-term care insurance for William Friedrich (2004 two GEC members; 2003 two GEC members) who is a US citizen.
(b)	Bonus figures for 2005 represent payments under the Annual Incentive Scheme (AIS) in respect of the 2005 incentive year which were made in 2006. Figures for 2004 represent payments under the AIS in respect of the 2004 incentive year which were made in 2005.
(c)	For all three years this represents the aggregate increase in transfer value of the accrued pensions of key management over the year less employee contributions with the exception of one member of the GEC where the pension benefit is equal to the contributions paid by the Group to his private pension scheme.

C)	EMPLOYEE COSTS
	2005	2004	2003
	£m	£m	£m

Wages and salaries	172	150	133

Social security costs	18	16	16

Pension charge(a) (b)	34	32	29

Share-based payments (see note 5(E), page 78)	34	14	4

Other incentive schemes	25	18	23

	283	230	205

(a)	The pension charge for the year ended 31 December includes £1m (2004 £6m; 2003 £10m) inrespect of payments made for pension curtailments in redundancy, £1m (2004 £5m; 2003 £5m) of which has been provided in prior years as part of a restructuring provision.
(b)	The pension charge for the year ended 31 December includes £3m (2004 £2m; 2003 £1m) which is presented as finance cost (see note 7, page 83).

In 2005, employee costs of £246m (2004 £199m; 2003 £176m) were charged to the income statement and £37m (2004 £31m; 2003 £29m) were capitalised.

D)	AVERAGE NUMBER OF EMPLOYEES DURING THE YEAR

	Employed in the UK			Employed outside the UK

	2005	2004	2003	2005		2004	2003
	Number	Number	Number	Number		Number	Number

Exploration and Production	949	843	854	1 088		873	688

Liquefied Natural Gas	87	75	125	200		143	66

Transmission and Distribution	61	75	67	2 193	(a)	2 139	2 143

Power Generation	187	168	224	16		37	28

Other activities	79	69	40	503	(b)	414	361

	1 363	1 230	1 310	4 000		3 606	3 286

(a)	Included in this figure are an average of 1009 employees of MetroGAS S.A. This company was deconsolidated at the end of 2005.
(b)	Included in this figure are an average of 200 employees of the Group’s Brazilian telecoms businesses disposed of in 2005.

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78	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

5	DIRECTORS AND EMPLOYEES continued

E)	SHARE-BASED PAYMENTS

BG Group has recognised the fair value of share-based payments to employees based on grants of options (allocated under the Company Share Option Scheme and Sharesave Scheme) and shares (allocated under the Long Term Incentive Scheme and Free Shares Scheme) from 7 November 2002 (the effective date of IFRS 2, ‘Share-based Payment’).

Company Share Option Scheme
Details of the Company Share Option Scheme (CSOS) are given on page 54. Details of share options held by Executive Directors and the aggregate number of options held by executive officers under the CSOS are given on pages 60 and 50 respectively. The first grants under the CSOS were made in November 2000. Further grants have been made in all subsequent years up to and including 2005. In 2005, grants of 16.0m (2004 16.0m; 2003 15.9m) share options were made under the CSOS.

The costs of this scheme are charged to the income statement over the vesting period, based upon the fair value of the share option at the grant date and the likelihood of allocations vesting under the scheme. In 2005, the charge in respect of the CSOS was £10m (2004 £4m; 2003 £1m).

The fair value of share options granted during the year in respect of the CSOS is estimated using a Black-Scholes option pricing model with the following assumptions: weighted average share price of £5.11 (2004 £3.48; 2003 £2.68), exercise price of £4.99 (2004 £3.47; 2003 £2.71), dividend yield of 1.0% (2004 1.0%; 2003 1.2%), volatility of 19% (2004 22%; 2003 32%), a risk-free rate of 4.08% (2004 4.96%; 2003 4.47%) and an expected life of five years (2004 five years; 2003 five years). The average value of share options granted during the year was £1.21 per share (2004 £0.95 per share; 2003 £0.85 per share).

Expected volatility was determined by calculating the historical volatility of the Group’s share price over the previous three year period. A three year period has been used in the absence of data in respect of BG Group’s share volatility over a five year period. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions and behavioural considerations.

Long Term Incentive Scheme
Details of the Long Term Incentive Scheme (LTIS) are given on page 53. Details of notional allocations to Executive Directors and the aggregate of the notional allocations to executive officers under the LTIS are given on pages 59 and 49 respectively. In 2005, notional allocations of 6.5m ordinary shares (2004 5.2m ordinary shares; 2003 5.6m ordinary shares) were made under the LTIS.

The costs of this scheme are charged to the income statement over the vesting period, based upon the fair value of the shares at the award date, adjusted for the probability of market-related performance conditions being achieved. In 2005, the charge in respect of the LTIS was £6m (2004 £3m; 2003 £1m).

The fair value of shares allocated during the year in respect of the LTIS is estimated using a Monte Carlo projection model with the following assumptions: weighted average share price of £5.11 (2004 £3.50; 2003 £2.68), exercise price of £nil (2004 £nil; 2003 £nil), dividend yield of 0.8% (2004 0.9%; 2003 1.2%), a risk-free rate of 3.8% (2004 2.9%; 2003 2.3%), an expected life of three years (2004 three years; 2003 three years). The model also contains assumptions for both the Group and each member of the LTIS comparator group (as set out on page 53) in respect of volatility, average share price growth and share price correlation. The fair value reflects the probability of market performance conditions being achieved. The fair value of shares allocated during the year was £2.20 per share (2004 £1.70 per share; 2003 £1.21 per share). The assumptions used in estimating the fair value of shares for the LTIS are based on US data because most of the companies in the LTIS comparator group are US based.

Expected volatility was determined by calculating the historical volatility of the share price over the previous three year period. Share price correlation was determined by calculating the historical correlation of the share price over the previous three year period. Average share price growth was determined from historical growth over the previous year. The expected life used in the model has been based on the vesting period.

Sharesave Scheme
Details of the Sharesave Scheme are given on page 55. Details of share options held by Executive Directors and the aggregate number of options held by executive officers under the scheme are given on pages 59 and 50 respectively. In 2005, grants of 0.5m (2004 1.5m; 2003 0.04m) share options were made under the Sharesave Scheme.

The costs of this scheme are charged to the profit and loss account over the vesting period, based upon the fair value of the share option at the grant date and the likelihood of allocations vesting under the scheme. In 2005, the charge in respect of the Sharesave Scheme was £0.6m (2004 £0.2m; 2003 £0.03m) ..

The fair value of share options granted during the year in respect of the Sharesave Scheme is estimated using a Black-Scholes option pricing model with the following assumptions: weighted average share price of £5.11 (2004 £3.49; 2003 £2.69), exercise price of £3.95 (2004 £2.74; 2003 £2.19), dividend yield of 1.0% (2004 1.0%; 2003 1.2%), volatility of 19% (2004 22%; 2003 31%), a weighted average risk-free rate of 4.08% (2004 4.84%; 2003 4.34%) and a weighted average expected life of 3.7 years (2004 3.6 years; 2003 3.8 years). The average fair value of share options granted during the year was £1.64 per share (2004 £1.17 per share; 2003 £0.95 per share).

Expected volatility was determined by calculating the historical volatility of the Group’s share price over the previous three year period. The expected life used in the model is based on the contractual terms in the Sharesave Schemes.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	79

5	DIRECTORS AND EMPLOYEES continued

Share Incentive Plan
Details of the BG Group Share Incentive Plan (SIP) are given on page 55. During the year, 0.8m ordinary shares were awarded as Free Shares under the plan (2004 1.0m ordinary shares; 2003 1.3m ordinary shares).

Under IFRS 2 the charge to the profit and loss account in respect of the award is based on the market value of the shares at the grant date. The fair value of the shares awarded during the year was £4.19 per share (2004 £3.32 per share; 2003 £2.51 per share). In 2005, the charge in respect of the SIP was £3m (2004 £3m; 2003 £2m).

Cash-Settled Share-Based Payments
Cash-settled share-based payments arise when the Group acquires goods or services by incurring a liability to transfer cash to the supplier of those goods or services for amounts that are based on the price (or value) of the Company’s shares.

A charge of £2m has been made in respect of cash-settled CSOS awards (2004 £0.3m; 2003 £0.1m) the terms of which are the same as the equity-settled CSOS awards and a charge of £12m (2004 £3m; 2003 £nil) has been made in respect of social security costs on employee share option and share schemes.

The costs of the cash-settled CSOS awards are charged to the income statement over the vesting period based on the fair value of the share option at the balance sheet date and the likelihood of allocations vesting under the scheme. The fair value of the cash-settled options at the balance sheet date has been estimated using a Black-Scholes option pricing model with the following assumptions: share price of £5.55 (2004 £3.53; 2003 £2.68), weighted average exercise price of £2.87 (2004 £2.75; 2003 £2.71), dividend yield of 1.0% (2004 1.0%; 2003 1.2%), volatility of 20.00% (2004 21.63%; 2003 32.00%), a weighted average risk-free rate of 4.39% (2004 4.48%; 2003 4.47%) and an expected life of three years (2004 four years; 2003 five years). The average fair value of cash-settled CSOS awards at the balance sheet date was £2.76 (2004 £1.20; 2003 £0.85) ..

The charge to the income statement in respect of social security costs has been calculated based on the fair value of the awards at the balance sheet date multiplied by the current employer’s National Insurance rate. This charge covers social security costs on awards made before and after 7 November 2002.

The fair value of the awards at the balance sheet date has been estimated using a Black-Scholes option pricing model or the Monte Carlo projection model where appropriate. For the CSOS awards the assumptions used in the model are the same as those shown above for the cash-settled CSOS awards. For the LTIS awards the following assumptions were used: share price of £5.55 (2004 £3.54; 2003 £2.87), volatility of 20.00% (2004 21.63%; 2003 34.00%), a weighted average risk-free rate of 4.38% (2004 4.48%; 2003 4.44%), and an expected life of two years (2004 two years; 2003 three years). The average fair value of LTIS awards at the balance sheet date was £5.45 (2004 £3.42; 2003 £2.77) .

F)	ANALYSIS OF SHARE OPTIONS AS AT 31 DECEMBER 2005
			Weighted		Weighted
		Number of	average	Normal	average
	Date of	shares	option price	exercisable	remaining
	grant	m	£	date	contractual life

Sharesave Scheme options

	2000	1.1	2.29	2006	0yrs 8mths

	2001	0.1	2.26	2004/6	1yr 4mths

	2002	0.2	2.19	2005/7	1yr 11mths

	2003	0.3	2.19	2006/8	2yrs 1mth

	2004	1.5	2.74	2007/9	2yrs 11mths

	2005	0.5	3.95	2008/10	4yrs 1mth

Company Share Option Scheme options
	2000	1.24	2.685	2010	4yrs 10mths

	2001	3.01	2.5634	2011	5yrs 10mths

	2002	5.84	2.5175	2012	6yrs 8mths

	2003	0.08	2.3575	2013	7yrs 2mths

	2003	14.12	2.705	2013	7yrs 8mths

	2003	0.06	2.785	2013	7yrs 11mths

	2004	0.01	3.17	2014	8yrs 2mths

	2004	14.89	3.4733	2014	8yrs 8mths

	2004	0.15	3.5383	2014	8yrs 10mths

	2005	0.10	3.9658	2015	9yrs 1mth

	2005	0.04	4.3883	2015	9yrs 5mths

	2005	15.76	4.9942	2015	9yrs 8mths

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80	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

5	DIRECTORS AND EMPLOYEES continued

G)	SUMMARY OF MOVEMENTS IN SHARE OPTIONS
		Executive Share	Company Share
	Sharesave	OptionScheme	OptionScheme
	Scheme options	options	options
	m	m	m

2003

Outstanding as at 1 January 2003	4.5	0.1	28.2

Granted	0.4	–	15.9

Exercised	(0.2)	(0.1)	(0.5)

Lapsed(a)	(0.4)	–	(1.3)

Outstanding as at 31 December 2003	4.3	–	42.3

Exercisable as at 31 December 2003	0.1	–	5.4

Option price range as at 31 December 2003 (£)	2.19 – 2.85	1.39	2.35 – 3.08

Option price range for exercised options (£)	2.19 – 2.85	1.39 – 1.54	2.52 – 2.69

2004

Outstanding as at 1 January 2004	4.3	–	42.3

Granted	1.5	–	16.0

Exercised	(2.0)	–	(3.1)

Lapsed(a)	(0.2)	–	(1.7)

Outstanding as at 31 December 2004	3.6	–	53.5

Exercisable as at 31 December 2004	–	–	8.2

Option price range as at 31 December 2004 (£)	2.19 – 2.85	–	2.35 – 3.54

Option price range for exercised options (£)	2.19 – 2.85	–	2.52 – 2.71

2005

Outstanding as at 1 January 2005	3.6	–	53.5

Granted	0.5	–	16.0

Exercised	(0.3)	–	(13.0)

Lapsed(a)	(0.1)	–	(1.2)

Outstanding as at 31 December 2005	3.7	–	55.3

Exercisable as at 31 December 2005	0.1	–	10.3

Option price range as at 31 December 2005 (£)	2.19 – 3.95	–	2.35 – 4.99

Option price range for exercised options (£)	2.19 – 2.85	–	2.52 – 3.47

The table includes movements in share options awarded both before and after 7 November 2002.

(a)	Lapses of Sharesave Scheme options during the year ended 31 December 2005 include 0.01m (2004 0.1m; 2003 0.1m) in respect of options that had expired.

H)	WEIGHTED AVERAGE EXERCISE PRICE OF SHARE OPTIONS
		Company
		Share
	Sharesave	Option
	Scheme	Scheme
	options	options
	£	£

Outstanding as at 1 January 2005	2.46	2.87

Granted	3.95	4.99

Exercised	2.22	2.58

Lapsed	2.64	3.34

Outstanding as at 31 December 2005	2.67	4.36

Exercisable as at 31 December 2005	2.27	2.55

The table shows the weighted average exercise price of share options awarded both before and after 7 November 2002.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	81

6	DISPOSALS AND RE-MEASUREMENTS

BG Group has separately identified profits and losses related to the disposal of non-current assets and certain re-measurements of derivative instruments. A reconciliation of results before and after disposals and re-measurements is given in note 2, page 71.

	2005	2004	2003
	£m	£m	£m

Other operating income:

Re-measurements of commodity contracts(a)	(240)	–	–

Profit on disposal of non-current assets	446	87	116

Finance income and costs(a):

Gains on re-measurements of financial instruments	30	–	–

Losses on re-measurements of financial instruments	(15)	–	–

Taxation	(41)	(30)	(32)

Profit for the year	180	57	84

Profit attributable to:

Minority interests	9	–	–

Shareholders (earnings)	171	57	84

(a)	BG Group adopted IAS 39 from 1 January 2005; figures for 2004 and 2003 do not contain re-measurements under IAS 39.

OTHER OPERATING INCOME
Re-measurements included within Other operating income amount to a charge of £240m, £224m of which represents unrealised mark-to-market movements on certain long-term UK gas sales contracts. Whilst the activity surrounding these contracts involves the physical delivery of gas, the contracts fall within the scope of IAS 39 and meet the definition of a derivative instrument. A tax credit of £96m arose on these re-measurements. Further information on commodity instruments is given on page 29 of the Financial review.

DISPOSAL OF NON-CURRENT ASSETS

2005
During 2005, BG Group disposed of its 16.67% interest in the North Caspian Sea PSA and received net pre-tax proceeds of £936m, realising a £416m pre-tax and £279m post-tax profit on the disposal.

In addition, the Group disposed of its 50% interest in Premier Transmission Limited to Premier Transmission Financing plc for cash proceeds of £26m, realising a £13m profit on disposal. No tax arose on the disposal.

In December 2005, BG Group signed a Master Restructuring Agreement with the other shareholder and creditors of Gas Argentino S.A. (GASA), the parent company of MetroGAS S.A. (MetroGAS). This agreement sets out the way in which the debt and equity of the company will be restructured, resulting in a reduction in BG Group’s control over GASA (and therefore MetroGAS). This restructuring is due to complete in 2006 (subject to Regulatory approval). Having assessed the status of the transaction and the requirements of IAS 27, BG Group concluded it had lost control of GASA (and therefore MetroGAS) on signing the agreement and deconsolidated GASA and MetroGAS from that date. This deconsolidation and reduction in economic interest has resulted in a gain of £56m (representing the Group’s share of net liabilities deconsolidated and including £6m of translation gains transferred from the translation reserve). As at 31 December 2005 these companies are accounted for under the equity method and recognised at nil value in the Group’s Financial Statements. No tax arose on the deconsolidation.

In December 2005, as a result of the MetroGAS restructuring, BG Group reviewed its planning assumptions associated with its investment in Gasoducto Cruz Del Sur S.A., the Uruguayan pipeline business. Gas supply and demand uncertainties in Argentina and Uruguay, combined with the reduced presence of BG Group in Argentina and the reduced control of GASA have meant that the value in use of this investment was lower than the carrying amount. The impairment was calculated by comparing the value in use of the cash-generating unit (using a pre-tax discount rate of 8%) with the carrying value of the investment. It resulted in a charge of £8m to the T&D segment and is recognised within the consolidated income statement as part of the profit on disposal of non-current assets and impairments.

The Group also disposed of its 100% interest in BG Telecom Holdings Limitada, Iqara Telecom Limitada, DirectNet Participações Limitada and DirectNet Prestação de Serviços Limitada for sale proceeds of £11m, realising a loss on disposal of £18m. No tax arose on the disposals.

In addition, in December 2005, the Group’s Indian telecoms businesses were subject to an impairment review as a result of management’s decision to make a strategic withdrawal from all of the Group’s telecoms businesses. The assets and liabilities of these businesses have been presented as ‘held for sale’ in the Group’s balance sheet and valued at fair value net of disposal costs. Fair value is based on an indicative offer from a third-party, subject to due diligence, to purchase these businesses. Accordingly, an impairment charge of £14m has been recognised in the consolidated income statement as part of the profit on disposal of non-current assets and impairments and recorded against the assets of the telecoms businesses in the Other activities segment.

£1m profit was recognised following the disposal of BG Group’s interest in a North Sea asset. No tax arose on the disposal.

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82	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

6	DISPOSALS AND RE-MEASUREMENTS continued

2004
During 2004, BG Group disposed of its interest in the Muturi Production Sharing Contract and related Tangguh LNG project in Indonesia. The sale realised proceeds of £142m, resulting in a £66m pre-tax and £38m post-tax profit on the disposal.

In addition, BG Group disposed of its 1.21% holding of shares in a listed company, GAIL (India) Limited (formerly Gas Authority of India Limited). The sale realised proceeds of £32m resulting in a pre-tax profit on disposal of £22m. Tax of £2m arose on the profit on disposal, based on the effective rate of capital gains tax in India for long-term investments.

£1m of expenditure was incurred relating to a prior year disposal.

2003
During 2003, BG Group disposed of its 51% interest in its subsidiary undertaking, Phoenix Natural Gas Limited, a Northern Ireland natural gas distribution company. The sale realised proceeds of £120m, resulting in a £32m profit on disposal. No tax arose on the disposal.

In addition, the Group disposed of a number of North Sea gas production assets. The sale realised proceeds of £72m, resulting in a £77m pre-tax and £45m post-tax profit on disposal.

The Group also disposed of 50% of its 100% investment in BG Brindisi LNG SpA, realising a £6m profit. No tax arose on the disposal. This interest in Brindisi LNG SpA was re-purchased in 2005.

£2m profit was realised following the release of a provision made for costs relating to a prior year disposal. No tax arose on the disposal.

£1m loss was incurred relating to a prior year asset swap.

FINANCE COSTS
Re-measurements presented within finance costs include the gain on retranslation of GASA’s and MetroGAS’ US Dollar and Euro borrowings which cannot be designated as hedges under IAS 39. In addition, there are re-measurement movements in respect of certain derivatives used to hedge foreign exchange and interest rate risk relating to financing activities and foreign exchange movements on certain borrowings in subsidiaries which represent effective economic hedging activities but do not qualify for hedge accounting under IAS 39.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	83

7   FINANCE INCOME AND COSTS

	2005	2004	2003
	£m	£m	£m

Interest receivable	72	41	30

Net exchange differences (a)	33	1	4

Other interest income(b)	–	–	10

Finance income	105	42	44

Interest payable:

On loans wholly repayable within five years	(62)	(43)	(68)

On loans any part repayable after five years	(18)	(19)	(15)

Finance lease charges	(19)	(10)	–

Other interest payable(c)	(2)	(4)	–

Less: interest capitalised(d)	30	13	22

Unwinding of discount on provisions and pension obligations	(14)	(12)	(13)

Net fair value gains and losses on interest rate and currency exchange rate derivatives
(see note 21, page 93)	(13)	–	–

Fair value hedge adjustments	(2)	–	–

Finance costs	(100)	(75)	(74)

Net finance income/(costs)(e)	5	(33)	(30)

(a)	Net exchange differences include the retranslation of certain borrowings in subsidiaries. Certain exposures relating to these borrowings are hedged by using interest rate and currency derivative instruments; the net fair value gains and losses on such derivatives are reported within finance costs.
(b)	In 2003, comprises £10m interest receivable in respect of tax overpayments.
(c)	In 2005, comprises £2m (2004 £4m) interest payable in respect of tax under payments.
(d)	Finance costs associated with general borrowings used to finance major capital projects are capitalised up to the point of commissioning. The weighted average interest cost applicable to these borrowings is 5.4% per annum.
(e)	Excludes the Group’s share of net finance costs from joint ventures and associates of £41m (2004 £34m; 2003 £41m).

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84	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

8   TAXATION

	2005	2004	2003
	£m	£m	£m

Current tax

UK – corporation tax at 30% and 40% (2004 30% and 40%; 2003 30% and 40%)	862	390	323

– adjustments in respect of prior periods	(26)	(12)	12

– less: double tax relief	(419)	(116)	(90)

– petroleum revenue tax at 50%	3	16	–

UK tax charge	420	278	245

Overseas tax charge	599	253	148

– adjustments in respect of prior periods	(29)	11	–

Current tax charge	990	542	393

Deferred tax

Temporary differences	(74)	30	104

Deferred petroleum revenue tax at 50% (2004 50%; 2003 50%)	25	13	3

Tax charge	941	585	500

The tax charge relating to disposals and re-measurements is £41m (2004 £30m; 2003 £32m). This consists of a tax credit on unrealised re-measurements of £96m (2004 £nil; 2003 £nil) and a tax charge on the disposal of non-current assets of £137m (2004 £30m; 2003 £32m).

The total tax charge reconciles with the charge calculated using the statutory rates of UK corporation tax as follows:

	2005	2004	2003
	£m	£m	£m

Profit before taxation – UK	670	605	732

– Overseas	1 839	894	570

	2 509	1 499	1 302

Tax at UK statutory rates on profit	737	457	404

Effect on tax charge of:

Non tax-deductible or non-taxable items	(11)	14	(16)

Overseas or petroleum revenue taxes at different rates to statutory rates	195	66	58

Prior year and other adjustments including unrelieved overseas tax losses	20	48	54

Tax charge	941	585	500

9 DIVIDENDS

	2005		2004		2003

		Pence per		Pence per		Pence per
		ordinary		ordinary		ordinary
	£m	share	£m	share	£m	share

Prior year final dividend, paid in the year	74	2.08	66	1.86	55	1.55

Interim dividend, paid in the year	68	1.91	61	1.73	56	1.60

Total dividend paid in the year	142	3.99	127	3.59	111	3.15

Proposed final dividend for the year ended 31 December 2005	144	4.09

The proposed final dividend for the year ended 31 December 2005 of 4.09p takes the 2005 full year dividend to 6.00p per ordinary share.

The final dividend of 2.08p (£74m) in respect of the year ended 31 December 2004 was paid on 13 May 2005 to shareholders (20 May 2005 to American Depositary Receipt (ADR) holders). The interim dividend was paid on 16 September 2005 to shareholders (23 September 2005 to ADR holders). The proposed final dividend of 4.09p per ordinary share (£144m) in respect of the financial year ended 31 December 2005 is payable on 12 May 2006 to shareholders (19 May 2006 to ADR holders) on the register at the close of business on 31 March 2006. The final dividend has not been recognised as a liability in these Financial Statements in accordance with IAS 10.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	85

10 EARNINGS PER ORDINARY SHARE

Earnings per ordinary share have been calculated by dividing the earnings for the financial year for the Group of £1 528m (2004 £886m; 2003 £774m) by 3 540m (2004 3 531m; 2003 3 527m), being the weighted average number of ordinary shares in issue and ranking for dividend during the year. Earnings per ordinary share excluding disposals and re-measurements have been presented in order to reflect the underlying performance of the Group.

	2005		2004		2003

		Basic		Basic		Basic
		earnings		earnings		earnings
		perordinary		perordinary		perordinary
		share		share		share
	£m	pence	£m	pence	£m	pence

Earnings – basic	1 528	43.2	886	25.1	774	21.9

Disposals and re-measurements (see note 6, page 81)	(221)	(6.3)	(87)	(2.5)	(116)	(3.2)

Tax and minority interest impact of disposals and

re-measurements (see note 6, page 81)	50	1.4	30	0.9	32	0.9

Earnings excluding disposals and re-measurements	1 357	38.3	829	23.5	690	19.6

The earnings figure used to calculate diluted earnings per ordinary share is the same as that used to calculate earnings per ordinary share given above, divided by 3 557m (2004 3 540m; 2003 3 527m), being the weighted average number of ordinary shares in issue during the year as adjusted for share options. A reconciliation of the weighted average number of ordinary shares used as the denominator in calculating the basic and diluted earnings per ordinary share is given below:

	2005	2004	2003
	Shares	Shares	Shares
	m	m	m

Basic	3 540	3 531	3 527

Dilutive potential ordinary shares:

Options outstanding throughout the year	17	9	–

Diluted basis	3 557	3 540	3 527

Diluted earnings per share differ from basic earnings per share and are as follows:

	2005		2004		2003

		Diluted		Diluted		Diluted
		earnings		earnings		earnings
		perordinary		perordinary		perordinary
		share		share		share
	£m	pence	£m	pence	£m	pence

Earnings – basic	1 528	43.0	886	25.0	774	21.9

Disposals and re-measurements (see note 6, page 81)	(221)	(6.2)	(87)	(2.4)	(116)	(3.2)

Tax and minority interest impact of disposals and re-measurements (see note 6, page 81)	50	1.4	30	0.8	32	0.9

Earnings excluding disposals and re-measurements	1 357	38.2	829	23.4	690	19.6

11 GOODWILL

THE GROUP
	2005	2004
	£m	£m

Cost and net book value as at 1 January	272	269

Disposals(a)	(3)	–

Currency translation adjustments	73	3

Cost and net book value as at 31 December	342	272

(a) Relates to the MetroGAS S.A. deconsolidation. See note 6, page 81.

As at 31 December 2005, the majority of the goodwill recognised related to Comgas, which was defined as a cash generating unit (CGU) for impairment testing purposes. The Group tests goodwill annually for impairment or more frequently if there are indications that it might be impaired. No goodwill impairment has been recognised.

The recoverable amount of the CGU is determined from the value in use calculations, using cash flow projections based on approved financial plans covering a five year period. The growth rate assumptions used in the plans were based on past performance and management’s expectations of market development. The annual growth rates used to determine cash flows beyond the five year period are between 5% and 10% and do not exceed the average long-term growth rate for the relevant markets.

The projected cash flows were discounted using a rate of 8% to arrive at value in use. The discount rate used is pre-tax and reflects risks relating to the T&D segment.

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86	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

12	OTHER INTANGIBLE ASSETS

THE GROUP

	Expenditure on unproved
	gas and oil reserves			Other(a)		Total

	2005		2004	2005	2004	2005	2004
	£m		£m	£m	£m	£m	£m

Cost as at 1 January	519		158	68	43	587	201

Additions	165		116	10	28	175	144

Acquisition of subsidiary undertakings	–		340	82 (b)	–	82	340

Disposals and transfers(c)	(212)		(92)	(11)	–	(223)	(92)

Currency translation adjustments	60		(3)	7	(3)	67	(6)

Cost as at 31 December	532		519	156	68	688	587

Amortisation as at 1 January	–		–	(2)	–	(2)	–

Charge for the year	–		–	(4)	(2)	(4)	(2)

Amortisation as at 31 December	–		–	(6)	(2)	(6)	(2)

Net book value as at 31 December	532	(d)	519 (d)	150	66	682	585

(a)	Other represents the contractual rights in respect of the purchase of LNG, regasification services and related gas sales at Elba Island in the USA and development costs. The estimated aggregate amortisation expense from 2006 to 2010 is £4m per annum.
(b)	Includes development costs acquired on the Brindisi LNG SpA purchase. See note 15, page 89.
(c)	Disposals and transfers includes transfer to Property,plant and equipment of £142m (2004 £35m) (see note 13, page 87), and £70m (2004 £52m) in respect of unsuccessful exploration expenditure written off.
(d)	Capitalised exploratory well costs included within expenditure on unproved gas and oil reserves:
	2005	2004	2003
	£m	£m	£m

Cost as at 1 January(i)	137	100	171

Additions(ii)	93	55	4

Disposals	–	–	–

Transfer to Property, plant and equipment	(70)	–	(62)

Unsuccessful exploration wells written off(ii)	(21)	(15)	(3)

Currency translation adjustments	18	(3)	(10)

Cost as at 31 December	157	137	100

(i)	Excludes North Caspian Sea PSA which was classified as held for sale and disposed of in 2005. In addition, the balance excludes Muturi PSC which was classified as held for sale and which was disposed of in 2004.
(ii)	Excludes an amount of £46m (2004 £35m; 2003 £22m) which has been capitalised and subsequently written off in the same year.

The balance of well costs is further analysed as follows:
	As at 31 December 2005		As at 31 December 2004

		Number		Number
	£m	of wells	£m	of wells

Wells in areas requiring major capital expenditure before production could begin:

Drilling programme not yet completed or completed within one year ago	95	18	43	6

Drilling programme completed between one and three years ago a)	5	4	42	9

Drilling programme completed more than three years ago b)	30	8	22	6

Wells in areas not requiring major capital expenditure before production could begin:

Drilling programme not yet completed or completed within one year ago	27	19	23	6

Drilling programme completed between one and three years ago	–	–	7	1

	157	49	137	28

a)	As at 31 December 2005, the following projects completed their drilling programmes between one and three years ago:
		Number
Project name	£m	of wells	Comments

Rosetta (Egypt)	4	3	Backfill to existing gas sales agreement

Buzzard N.Terrace (UK)	1	1	Backfill to existing development

	5	4

b)	As at 31 December 2005, the following projects completed their drilling programmes more than three years ago:
		Number
Project name	£m	of wells	Comments

WDD (Solar) (Egypt)	3	1	Development options under review

Gaza Marine	12	2	Development options under review

Palo Marcado (Bolivia)	8	3	Planned backfill to existing gas sales agreement

Itau (Bolivia)(1)	7	2	Development review pending transition to new Hydrocarbon Law

	30	8

(1)	There is a further £28m recognised in respect of the Itau licence, which is included within the expenditure on unproved gas and oil reserves balance of £532m.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	87

13	PROPERTY, PLANT AND EQUIPMENT

THE GROUP

				Motor
		Mains,		vehicles	Exploration
	Land and	services and	Plant and	andoffice	and
	buildings	meters	machinery	equipment	production	Total
	£m	£m	£m	£m	£m	£m

Cost as at 1 January 2005	56	379	596	261	6 174	7 466

Additions	4	101	339	33	683	1 160

Disposals and transfers(a)	(8)	(183)	(43)	(22)	125 (b)	(131)

Currency translation adjustments	4	93	72	10	364	543

Reclassified as assets held for sale(c)	–	–	(25)	(2)	–	(27)

Cost as at 31 December 2005	56	390	939	280	7 346	9 011

Accumulated depreciation as at 1 January 2005	(37)	(44)	(196)	(120)	(2 560)	(2 957)

Provision for the year	(1)	(18)	(42)	(27)	(400)	(488)

Impairment losses recognised(d)	–	–	(14)	–	–	(14)

Disposals and transfers(a)	2	60	12	20	–	94

Currency translation adjustments	(1)	(25)	(11)	(5)	(56)	(98)

Reclassified as assets held for sale(c)	–	–	18	1	–	19

Accumulated depreciation as at 31 December 2005	(37)	(27)	(233)	(131)	(3 016)	(3 444)

Net book value as at 31 December 2005(e)(f)(g)	19	363	706	149	4 330	5 567

				Motor
		Mains,		vehicles	Exploration
	Land and	services and	Plant and	andoffice	and
	buildings	meters	machinery	equipment	production	Total
	£m	£m	£m	£m	£m	£m

Cost as at 1 January 2004	56	339	364	235	5 568	6 562

Additions	1	51	256	32	721	1 061

Disposals and transfers(a)	–	–	(21)	(3)	25 (b)	1

Currency translation adjustments	(1)	(11)	(8)	(3)	(227)	(250)

Acquisition of subsidiary undertakings	–	–	5	–	87	92

Cost as at 31 December 2004	56	379	596	261	6 174	7 466

Accumulated depreciation as at 1 January 2004	(36)	(32)	(180)	(106)	(2 276)	(2 630)

Provision for the year	(1)	(15)	(34)	(18)	(373)	(441)

Disposals and transfers(a)	–	–	18	1	–	19

Currency translation adjustments	–	3	–	3	89	95

Accumulated depreciation as at 31 December 2004	(37)	(44)	(196)	(120)	(2 560)	(2 957)

Net book value as at 31 December 2004(e)(f)(g)	19	335	400	141	3 614	4 509

Details of BG Group’s gas and oil reserves are given in Supplementary Information – gas and oil (unaudited) on page 128.

(a)	Disposals include £163m in respect of the disposals of BG Telecom Holdings Limitada, Iqara Telecom Limited, Direct Net Prestação de Serviços Limitada, and DirectNet Participações Limitada, and the deconsolidations of Gas Argentino (GASA) and MetroGAS. In 2004, disposals included £20m within plant and machinery in respect of the disposal of the Muturi PSC in Indonesia (see note 6, page 81).
(b)	Includes, within exploration and production, a transfer from Other intangible assets of £142m (2004 £35m) (see note 12, page 86). Also included in 2004, £5m in respect of the disposal of the Muturi PSC in Indonesia (see note 6, page 81).
(c)	Assets held for sale relate to the Group’s Indian telecoms businesses (see note 19,page90).
(d)	The carrying amount of plant and machinery has been reduced to its recoverable amount through recognition of an impairment loss of £14m. This loss has been included in the income statement relating to the Group’s Indian telecoms businesses (see note 6, page 81).
(e)	The Group’s net cost includes capitalised interest of £134m (2004 £108m) comprising exploration and production £110m (2004 £98m) and plant and machinery £24m (2004 £10m). A deferred tax liability is recognised in respect of this taxable temporary difference at current enacted rates.
(f)	Includes the net book value of decommissioning assets of £72m (2004 £77m) and expenditure on plant and machinery under construction of £245m (2004 £25m).
(g)	Assets capitalised and held under finance leases included in plant and machinery and exploration and production are:
	2005	2004
	£m	£m

Cost	468	196

Accumulated depreciation	(14)	(5)

Net book value	454	191

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88	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

14	INVESTMENTS

Investments represent long-term investments.

THE GROUP

	Joint ventures		Associates

	Share of		Share of			Other
	net assets	Loans	net assets	Loans	Total	investments
	£m	£m	£m	£m	£m	£m

As at 31 December 2004	105	130	107	475	817	1

Investments	18	24	28	22	92	–

Disposals and transfers	–	(47)	–	(101)	(148)	–

Impairment losses recognised(a)	–	–	(8)	–	(8)	–

Currency translation adjustments	12	–	24	40	76	–

As at 31 December 2005	135	107	151	436	829	1

Retained profits less losses as at 31 December 2004	92	–	140	–	232	–

Effect of adoption of IAS 32 and IAS 39	–	–	(2)	–	(2)	–

Retained profits less losses as at 1 January 2005	92	–	138	–	230	–

Share of retained profits less losses during the year(b)	12	–	52	–	64	–

Retained profits less losses as at 31 December 2005	104	–	190	–	294	–

Carrying value as at 31 December 2005	239	107	341	436	1 123	1

Carrying value as at 31 December 2004	197	130	247	475	1 049	1

(a)	The carrying amount of Gasoducto Cruz Del Sur S.A.has been reduced to its estimated recoverable amount through recognition of an impairment loss of £8m. Further information on impairment is given in note 6, page 81.
(b)	Comprises share of post-tax results for the year of £160m,offset by share of dividends receivable by BG Group of £96m.

Analysis of BG Group’s share of assets, liabilities, income and expenses in joint ventures and associates is shown below:

	Joint ventures		Associates

As at 31 December	2005	2004	2005	2004
	£m	£m	£m	£m

Share of assets – non-current assets	602	424	1 335	629

– current assets	256	167	346	182

	858	591	1 681	811

Share of liabilities – current liabilities	(319)	(72)	(279)	(237)

– non-current liabilities	(300)	(322)	(1 061)	(327)

	(619)	(394)	(1 340)	(564)

Share of net assets	239	197	341	247

Share of revenue	256	238	747	461

Share of operating costs	(171)	(156)	(590)	(350)

Share of operating profit	85	82	157	111

Share of finance costs	(20)	(23)	(21)	(11)

Share of tax	(20)	(8)	(21)	(26)

Share of post-tax results	45	51	115	74

Further information on principal subsidiary undertakings, joint ventures and associates is given in note 32, page 116.

THE COMPANY
Subsidiary
undertakings
£m

As at 1 January 2005	2 269

Investments	–

Carrying value as at 31 December 2005	2 269

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	89

15	ACQUISITION OF SUBSIDIARY UNDERTAKING

On 21 June 2005, the Group acquired the remaining 50% of the voting shares of Brindisi LNG SpA that it did not already own. Previously, the Group held 50% of the voting shares and this was treated as an investment accounted for using the equity method.

Details of the acquisition balance sheet and fair value consideration are as follows:

		Book value	Fair value	Fair value
		at acquisition	adjustments	at acquisition
		£m	£m	£m

Assets

Non-current:	Other intangible assets	65	17	82

Current:	Trade and other receivables	8	–	8

	Cash and cash equivalents	18	–	18

Liabilities

Current:	Trade and other payables	(36)	–	(36)

Non-current:	Deferred tax liabilities	–	(6)	(6)

Net assets		55	11	66

Satisfied by:

Carrying value of equity method investment				37

Cash				11

Cash consideration deferred until 2006				18

				66

The book value at acquisition reflects the book values under IFRS. The fair value adjustments relate primarily to contract and licence acquisition costs. Other intangible assets acquired relate to development expenditure. For details of Other intangible assets, see note 12, page 86.

If Brindisi LNG SpA had been acquired at the beginning of the year, it is estimated that BG Group’s revenue and consolidated profit before tax would not have been materially different. Profits of Brindisi LNG SpA for the year ended 31 December 2005 were £nil (2004 £nil), as costs have been capitalised during the development period.
16	INVENTORIES

THE GROUP
	2005	2004
	£m	£m

Raw materials and consumables	101	72

Finished goods for resale	84	27

	185	99

Inventories are stated at cost less provision for deterioration and obsolescence of £4m (2004 £3m).

Raw materials and consumables include inventories of oil and condensates, drilling and production materials, and other inventories. Finished goods for resale include inventories of gas and LNG in storage and in transit.
17	TRADE AND OTHER RECEIVABLES

	The Group		The Company

	2005	2004	2005	2004
	£m	£m	£m	£m

Amounts falling due within one year

Trade receivables	674	347	–	–

Amounts owed by Group undertakings	–	–	1 009	243

Amounts owed by joint ventures and associates (see note 28, page 101)	37	18	–	–

Other receivables	170	226	10	13

Prepayments and accrued income	793	599	–	–

	1 674	1 190	1 019	256

Amounts falling due after more than one year

Other receivables	52	46	–	–

Total receivables	1 726	1 236	1 019	256

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90	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

17	TRADE AND OTHER RECEIVABLES continued

Trade receivables are stated net of provisions for doubtful debts, and the movement in this provision is as follows:

THE GROUP

	2005	2004	2003
	£m	£m	£m

Provision as at 1 January	19	48	59

Charge/(credit) for the year	1	(5)	2

Transfers and other adjustments	(5)	(24)	(13)

Provision as at 31 December	15	19	48

The Group has no significant concentration of credit risk with respect to trade receivables, with exposure spread over a large number of counterparties and customers.
18	CASH AND CASH EQUIVALENTS

THE GROUP
	2005	2004
	£m	£m

Cash at bank and in hand	49	132

Cash equivalent investments	1 467	208

	1 516	340

Cash equivalent investments are short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

The effective interest rates of the Group’s investments as at 31 December 2005 were between 2.5% and 4.9% (2004 1% and 18%). For further information on the interest rate composition of the Group’s financial assets see note 21, page 93.

19	ASSETS HELD FOR SALE

The major classes of assets and liabilities classified as held for sale are as follows:

THE GROUP

	2005	2004
	£m	£m

Intangible assets	–	498

Property, plant and equipment	8	–

Investments accounted for using the equity method	–	10

Trade and other receivables	2	22

Assets classified as held for sale	10	530

Trade and other payables	(3)	(67)

Liabilities associated with assets classified as held for sale	(3)	(67)

Net assets classified as held for sale	7	463

During 2005, management committed to make a strategic withdrawal from all of the Group’s telecoms businesses, included within the Other activities segment. As at 31 December 2005, the Group’s Brazilian telecoms businesses had been sold and the Indian telecoms business was reclassified as ‘held for sale’. An impairment loss of £14m has been recognised as a result of this reclassification. Further details are shown in note 6, page 81.

In 2004, assets held for sale included £453m in the E&P segment representing the assets associated with the North Caspian Sea PSA; the sale of which was completed on 6 April 2005 and £10m in the T&D segment representing assets associated with Premier Transmission Limited; the sale of which was completed on 18 March 2005. Further details on these disposals are shown in note 6, page 81.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	91

20	BORROWINGS

The Group’s treasury policy and other borrowings information disclosed on pages 29 and 36 as part of the Operating and financial review form part of this note.

THE GROUP

	2005	2004
	£m	£m

Amounts falling due within one year

Other loans – commercial paper	20	251

– bonds	16	279

Bank loans and overdrafts	33	46

Obligations under finance leases	2	1

	71	577

Amounts falling due after more than one year

Other loans – bonds	543	404

Bank loans and overdrafts	168	94

Obligations under finance leases	513	264

	1 224	762

Gross borrowings	1 295	1 339

The carrying values in respect of 2005 include an £11m adjustment (increase in borrowings) for highly effective fair value hedges as required by IAS 39, ‘Financial Instruments: Recognition and Measurement’. Further information on the Group’s hedging activities can be found in note 21, page 93. The 2004 comparatives are prepared under the Group’s previous GAAP which is not consistent with the requirements of IAS 39. Comparatives are stated after the impact of currency derivatives. The 2005 carrying values do not include the impact of currency derivatives as these are included within the disclosures for financial instruments in note 21, page 93.

As at 31 December 2005, borrowings of £42m (2004 £42m) were secured against trade receivables of the Group’s subsidiary undertaking Comgas. Further details of guarantees given by the Group are set out in note 27, page 99 and note 31, page 108.

MATURITY PROFILE OF THE GROUP’S BORROWINGS
The following tables analyse the Group’s gross borrowings. These are repayable as follows:

Gross borrowings (including obligations under finance leases)

Amounts due:	2005	2004
	£m	£m

Within one year	71	577

Between one and two years	72	14

Between two and three years	237	45

Between three and four years	82	150

Between four and five years	27	54

After five years	806	499

	1 295	1 339

Obligations under finance leases	Minimum		Obligations under
	lease payments		finance leases

Amounts due:	2005	2004	2005	2004
	£m	£m	£m	£m

Within one year	35	19	2	1

Between one and two years	35	20	2	1

Between two and three years	34	21	2	1

Between three and four years	34	21	3	2

Between four and five years	34	21	4	2

After five years	913	493	502	258

Less: future finance charges	(570)	(330)	–	–

	515	265	515	265

The Group has finance leases over a number of existing and new-build LNG ships. These leases expire between 2020 and 2038.

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92	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

20 BORROWINGS continued

The following tables analyse the currency and interest rate composition of the Group’s gross borrowings:

CURRENCY COMPOSITION OF THE GROUP’S BORROWINGS

	2005	2004
	£m	£m

Currency:

Sterling	729	–

US Dollars	396	1 157

Euros	–	78

Brazilian Reals	115	99

Other	55	5

	1 295	1 339

The Group’s borrowings are denominated in a number of foreign currencies and as described in the Operating and financial review these are substantially all swapped into US Dollars. The disclosure above does not include the impact of the currency derivatives for the current year as these are separately recognised under IAS 39 and presented in note 21, page 93. As at 31 December 2005, the Group had swapped £704m of pound Sterling borrowings into US Dollars, £57m of US Dollar borrowings into Brazilian Reals and £47m of other currencies into US Dollars. The 2004 comparatives are prepared under the Group’s previous GAAP which is not consistent with the requirements of IAS 39. Comparatives are stated after the impact of currency derivatives.

INTEREST RATE COMPOSITION OF THE GROUP’S BORROWINGS
For the purpose of the table below, debt with a maturity within one year, such as commercial paper is treated as floating rate debt.

	2005	2004
	£m	£m

Basis:

Fixed rate	128	219

Floating rate	1 167	1 120

	1 295	1 339

The Group has issued fixed rate debt, but as part of its interest rate risk strategy discussed in the Operating and financial review it has entered into interest rate swaps that are designated as fair value hedges of interest rate risk. The disclosure above is presented after the effect of these interest rate swaps. Further information on the fair value of the interest rate swaps is included in note 21, page 93.

The effective post-swap interest rates as at 31 December 2005 were between 2% and 19% (2004 1% and 22%). For short-term borrowings the effective post-swap interest rates were between 4% and 19% (2004 1% and 14%). Fixed rate borrowings that are not part of fair value hedge relationships mature between 2007 and 2023 and the interest rates are not subject to re-pricing prior to maturity.

The Group has undrawn committed borrowing facilities in respect of which all conditions have been met, as follows:

	2005	2004
	£m	£m

Expiring:

Within one year	441	296

Between one and two years	–	36

Between two and three years	–	288

Between three and four years	322	–

	763	620

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	93

21 FINANCIAL INSTRUMENTS

TREASURY INSTRUMENTS
As part of its business operations, the Group is exposed to risks arising from fluctuations in interest rates and exchange rates. The Group uses derivative financial instruments (derivatives) in order to manage exposures of this type in accordance with Treasury policies. The Group enters into interest rate swaps to manage the composition of floating and fixed rate debt. The Group enters into forward exchange contracts and currency swaps to hedge certain foreign currency cash flows, and to manage the currency composition of its assets and liabilities. Certain agreements are combined foreign currency and interest rate swap transactions.

The Group’s policy is not to use interest rate and exchange rate derivatives for speculative purposes.

COMMODITY INSTRUMENTS
Within the ordinary course of business the Group routinely enters into sale and purchase transactions for commodities. The majority of these transactions take the form of contracts that were entered into and continue to be held for the purpose of the receipt or delivery of the commodity in accordance with the Group’s expected sale, purchase or usage requirements. Such contracts are not within the scope of IAS 39.

Certain long-term gas sales contracts in the UK have terms within the contract that constitute written options and accordingly they fall within the scope of IAS 39. These contracts also include pricing terms which are based on a variety of commodities and indices, including oil, electricity and the Retail Prices Index (RPI). They are recognised in the balance sheet at fair value with movements in fair value recognised in the income statement.

Certain short-term market traded contracts for the purchase and subsequent resale of third-party commodities are within the scope of IAS 39 and are recognised in the balance sheet at fair value with movements in fair value recognised in the income statement. The Group uses various commodity based derivative instruments to manage some of the risks arising from fluctuations in commodity prices. Such contracts include physical and net-settled forwards, futures, swaps and options. Where these derivatives have been designated as cash flow hedges of underlying commodity price exposures, certain gains and losses attributable to these instruments are deferred in equity and subsequently recognised in the income statement when the underlying hedged transaction crystallises. Commodity derivatives that are not part of a hedging relationship are recognised in the balance sheet at fair value with movements in fair value recognised in the income statement. These have all been included within other commodity derivatives in the following tables.

VALUATION
The Group calculates the fair value of interest rate and currency exchange rate derivative instruments by using market valuations where available or, where not available, by discounting all future cash flows by the market yield curve at the balance sheet date.

The amount for commodity contracts and commodity related derivatives is based on forward price curves for a number of gas and oil contracts. Where market quoted forward price curves are unavailable the fair value has been determined using the Group’s forward planning assumptions for the price of gas, other commodities and indices.

One of the assumptions underlying the fair value of long-term commodity contracts is that the gas market is liquid in the UK for two years. Beyond this period a seasonally adjusted UK gas price of 31p per therm has been used along with a US$40 barrel Brent oil price and an electricity price of £28 per megawatt hour. The fair values of the long-term commodity contracts are then discounted using a risk-free interest rate of 5%. Under these assumptions, the change in fair value of commodity contracts charged to the income statement in the year is £224m. A 10% change in the assumptions would result in an additional charge/(credit) to the income statement of approximately £90m for the year ended 31 December 2005.

AMOUNTS RECOGNISED IN RESPECT OF DERIVATIVE FINANCIAL INSTRUMENTS

	2005		2004

	Assets	Liabilities	Assets	Liabilities
	£m	£m	£m	£m

Interest rate derivatives	15	(15)	–	–

Currency exchange rate derivatives(a)	2	(3)	–	–

Cross-currency interest rate derivatives(a)	71	(39)	–	–

Long-term UK gas contracts	–	(599)	–	–

Other commodity derivatives	6	(57)	–	–

	94	(713)	–	–

(a)	Under the Group’s previous GAAP, currency exchange rate derivatives wereused to swap the Group’s borrowings into US Dollars. The amounts recognised in respect of currency derivatives in the prior year were included in the book value of the borrowings.

As at 31 December 2005, margin payments of £40m were deposited with the Group’s brokers in respect of commodity derivatives traded on regulated exchanges.

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94	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

21 FINANCIAL INSTRUMENTS continued

AMOUNTS RECOGNISED IN RESPECT OF DERIVATIVE FINANCIAL INSTRUMENTS continued
Derivative financial instruments are classified within current assets and current liabilities unless they form part of a designated hedge relationship, when they are classified according to the period in which the hedging relationship is expected to expire. Included within current liabilities are the long-term UK gas contracts which expire between 2007 and 2014, and certain cross-currency interest rate derivatives that are not part of a formal hedging relationship which expire between 2007 and 2030.

	2005		2004

Expiring:	Assets	Liabilities	Assets	Liabilities
	£m	£m	£m	£m

Within one year	10	(711)	–	–

Between one and five years	50	–	–	–

After five years	34	(2)	–	–

	94	(713)	–	–

The notional principal amounts of derivative financial instruments are as follows:

		Between
	Within	one andfive	After five	2005	2004
	one year	years	years	Total	Total
Expiring:	£m	£m	£m	£m	£m

Interest rate derivatives	–	150	447	597	579

Currency exchange rate derivatives	99	21	–	120	376

Cross-currency interest rate derivatives	18	303	722	1 043	881

The notional principal amounts of long-term UK gas contracts are £605m and these contracts expire between 2007 and 2014. The notional principal amounts of other commodity derivatives are £3 082m and these expire within two years. These amounts represent the gross combination of notional principals relating to all purchase and sale commodity derivatives. These notional principal amounts give an indication of the scale of derivatives held, but do not reflect the risk that the Group is exposed to from their use.

FAIR VALUE ADJUSTMENTS ON DERIVATIVE FINANCIAL INSTRUMENTS
Included in the income statement:
	2005	2004	2003
	£m	£m	£m

Cross-currency interest rate derivatives not in a designated hedge relationship	(19)	–	–

Interest rate derivatives designated as fair value hedges	3	–	–

Cross-currency interest rate derivatives designated as fair value hedges	3	–	–

Long-term UK gas contracts (see note 6, page 81)	(224)	–	–

Other commodity derivatives not in a designated hedge relationship(a)	(29)	–	–

	(266)	–	–

(a)    Includes £(13)m recognised as Other operating income within Business Performance.

HEDGE ACCOUNTING
As described in the Operating and financial review, the Group is exposed to interest rate, foreign currency and commodity price risks. Certain derivative and non-derivative instruments are designated as hedges in line with the Group’s risk management policies.

Fair Value Hedges
As at 31 December 2005, the Group held a number of interest rate swaps designated as hedges of the fair value risk associated with the Group’s fixed rate debt. The fixed rate loans and the interest rate swaps have the same critical terms to ensure that they are an effective hedge under IAS 39. The fair value of derivative instruments designated as fair value hedges outstanding as at 31 December 2005 is £20m. As at 31 December 2005, basis adjustments of £(11)m have been made to borrowings in respect of highly effective fair value hedges.

Cash Flow Hedges
As at 31 December 2005, the Group held a number of forward exchange contracts designated as hedges of highly probable forecast purchases in foreign currencies. As at 31 December 2005, basis adjustments of £1m had been made to non-current assets in respect of highly effective cash flow hedges. The Group also has forward commodity contracts designated as hedges of highly probable forecast sales. The cash flow hedges were assessed as highly effective and an unrealised pre-tax loss of £29m was deferred in equity as at 31 December 2005. These transactions are expected to occur in the 12 months following the year end and the associated gains and losses deferred in equity will be released to the income statement as the underlying transaction occurs. The fair value of derivative instruments designated as cash flow hedges outstanding as at 31 December 2005 is £(27)m.

Note 26, page 98 identifies the amounts that have been transferred from equity to the income statement in respect of transactions completed during the year.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	95

21	FINANCIAL INSTRUMENTS continued

HEDGE ACCOUNTING continued
Hedges of net investments in foreign operations
As at 31 December 2005, certain currency exchange rate derivatives have been designated as hedges of net investments in the Group’s foreign operations, and are being used to hedge the Group’s exposure to foreign exchange risk on these investments. Fair value movements in the designated currency exchange rate derivatives are transferred to equity to offset the gains and losses arising on the retranslation of the net investments in foreign subsidiaries. The pre-tax loss on highly effective designated currency exchange related derivatives deferred within equity as at 31 December 2005 is £95m. The fair value of derivative instruments designated as hedges of net investments in foreign operations outstanding as at 31 December 2005 is £62m.

FINANCIAL ASSETS (EXCLUDING SHORT-TERM DEBTORS)
The Group’s financial assets consist of cash and cash equivalents of £1 516m (2004 £340m), loans made to joint ventures and associates of £543m (2004 £605m), other fixed asset investments of £1m (2004 £1m) and debtors due after more than one year of £52m (2004 £46m).

The currency and interest rate profile of financial assets is as follows:

	Fixed rate	Floating rate	Non interest
	financial	financial	bearing	2005	2004
	assets	assets	assets	Total	Total
	£m	£m	£m	£m	£m

Currency:

Sterling	107	1 284	–	1 391	252

US Dollars	–	536	87	623	631

Euros	–	–	7	7	18

Other	–	87	4	91	91

	107	1 907	98	2 112	992

The effective interest rates on the loans to joint ventures and associates as at 31 December 2005 were between 0% and 9.95% (2004 0% and 9.95%) . The interest rates on those Group financial assets which are at floating rates are determined by the prevailing London Interbank Offered Rate (LIBOR) for the relevant currency and maturity at the time of determination plus or minus an agreed margin. As at 31 December 2005, £107m (2004 £116m) of fixed rate loans to joint ventures and associates expire in 2016 and have effective interest rates of between 7.25% and 9.95% . The maturity profile of the remaining loans to joint ventures and associates cannot be practicably estimated as repayments are based on the performance of the individual joint venture or associate.

FAIR VALUES OF FINANCIAL INSTRUMENTS

	2005		2004

	Book value	Fair value	Book value	Fair value
	£m	£m	£m	£m

Primary financial instruments held or issued to finance the Group’s operations:

Short-term borrowings	(71)	(71)	(577)	(505)

Long-term borrowings	(1 224)	(1 278)	(762)	(835)

Cash and cash equivalents	1 516	1 516	340	340

Short-term debtors	844	844	600	600

Short-term creditors	(503)	(503)	(354)	(354)

Other financial liabilities	(6)	(6)	(3)	(3)

Other financial assets	596	615	652	675

For the purpose of the table above, the 2004 comparatives do not include the effect of adopting IAS 39 on 1 January 2005. The fair value of cash and cash equivalents (current asset investments and cash at bank and in hand), short-term debtors and short-term creditors approximates book value due to the short maturity of these instruments. The fair values of the fixed rate borrowings and joint venture and associate loans have been estimated based on quoted market prices where available, or discounting by the market curve. The fair values of floating rate borrowings and joint venture and associate loans approximate book value as interest rates on these instruments reset on a frequent basis. Fair values have not been obtained for the non-interest bearing loans to joint ventures and associates as repayment of these loans are linked to the performance of the individual joint venture or associate and it is therefore not practicable to assign fair values.

CREDIT RISK
The Group’s counterparty exposure (after the impact of any netting arrangements) under interest rate related derivatives was £15m (2004 £31m), currency exchange rate related derivatives £66m (2004 £166m) and commodity related derivatives £22m (2004 £nil).

LIQUIDITY RISK
As described in the Operating and financial review, page 36, the Group limits the amount of borrowings maturing within any specific period and the Group’s financial assets are primarily held as short-term, highly liquid investments that are readily convertible into known amounts of cash. These measures keep liquidity risk low.

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96	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

21	FINANCIAL INSTRUMENTS continued

FRS 13 ‘FINANCIAL INSTRUMENTS’ DISCLOSURES
As set out in the Principal accounting policies on page 63, the financial information provided in respect of financial instruments as at 31 December 2004 is based on the Group’s accounting policies under UK GAAP and does not take into account the requirements of IAS 32 and IAS 39. FRS 13 requires certain additional disclosures in relation to the currency analysis of the Group’s net assets for the comparative period and these are provided below.

The currency composition of the Group’s net assets as at 31 December 2004 (after the effect of currency derivatives) consisted of net assets denominated in pounds Sterling of £1 242m, US Dollars of £2 360m and other currencies of £988m.

The currency exposure as at 31 December 2004 arising on the Group’s net monetary assets/(liabilities) denominated in a currency other than the functional currency of the entity recognising the asset/(liability) were for pound Sterling functional currency entities US Dollar net monetary assets of £75m and net monetary liabilities of £1m denominated in other currencies. US Dollar functional currency entities had net monetary assets of £2m denominated in other currencies. Entities with other functional currencies had pound Sterling net monetary liabilities of £3m and US Dollar net monetary assets of £50m.

22  TRADE AND OTHER PAYABLES

	The Group		The Company

	2005	2004	2005	2004
	£m	£m	£m	£m

Amounts falling due within one year

Trade payables	419	318	–	–

Amounts owed to joint ventures and associates (see note 28, page 101)	109	65	–	–

Other payables(a)	84	36	9	4

Accruals and deferred income	696	557	–	–

	1 308	976	9	4

Amounts falling due after more than one year

Other payables	37	33	–	–

Accruals and deferred income	31	56	–	–

	68	89	–	–

Total payables	1 376	1 065	9	4

(a)	Includes £12m (2004 £6m) relatingto cash-settled share-based payment transactions, of which £3m (2004 £1m) relates to awards tha thave already vested, and £25m (2004 £18m) for bonuses provided for payments to eligible employees in 2006 under bonus schemes, including the BG Group Annual Incentive Scheme (AIS).

23	PROVISIONS FOR OTHER LIABILITIES AND CHARGES

THE GROUP

	Decommissioning		Other		Total

	2005	2004	2005	2004	2005	2004
	£m	£m	£m	£m	£m	£m

As at 1 January	236	238	89	49	325	287

Charge for the year	–	–	6	13	6	13

Unwinding of discount	11	10	–	–	11	10

Transfers and other adjustments	13	(12)	24	27	37	15

Unused provisions credited to the income statement	–	–	(12)	–	(12)	–

As at 31 December	260	236	107	89	367	325

A brief description of each provision together with estimates of the timing of expenditure is given below:

DECOMMISSIONING COSTS
The estimated cost of decommissioning at the end of the producing lives of fields is reviewed periodically and is based on engineering estimates and reports, including a review by an independent expert. Provision is made for the estimated cost of decommissioning at the balance sheet date. The payment dates of total expected future decommissioning costs are uncertain but are currently anticipated to be between 2006 and 2040. BG Group periodically completes a full review of its exploration and production decommissioning liabilities. Transfers and other adjustments include changes to existing provisions following the review.

OTHER
The balance as at 31 December 2005 includes restructuring costs arising from the renegotiation of power purchase agreements at Premier Power Limited of £12m (2004 £13m), field-related payments of £9m (2004 £11m), deferred consideration on the acquisition of Brindisi LNG SpA of £18m (2004 £nil), insurance costs of £12m (2004 £nil) and provisions for onerous contracts £11m (2004 £23m). The payment dates are uncertain but are expected to be between 2006 and 2019.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	97

24	DEFERRED TAX

Deferred taxes are calculated in full on temporary differences under the liability method using currently enacted or substantively enacted tax rates. The net movement in deferred tax assets and liabilities is shown below:

THE GROUP

	2005	2004
	£m	£m

As at 31 December	839	757

Effect of adoption of IAS 39	(153)	–

Acquisition of subsidiary	6	82

Charge/(credit) for the year	(49)	43

Fair value movements on cash flow hedges taken to equity	(31)	–

Charge/(credit) to equity in respect of share-based payments	(10)	–

Currency translation adjustments and other movements	47	(43)

As at 31 December	649	839

An analysis of the movements in deferred tax assets and liabilities is shown below. Deferred tax assets and liabilities are only offset if they relate to income taxes levied by the same taxation authority and the entity has a legally enforceable right to set off current tax assets against current tax liabilities.

	Accelerated	Deferred		Retirement	Unusedtax		Other
	capital	petroleum		benefit	losses andtax	Unremitted	temporary
	allowances	revenue tax	Provisions	obligations	credits	earnings	differences	Total
	£m	£m	£m	£m	£m	£m	£m	£m

Deferred tax assets

As at 31 December 2004	(26)	–	–	(36)	–	–	(6)	(68)

Effect of adoption of IAS 39	–	–	–	–	–	–	(2)	(2)

As at 1 January 2005	(26)	–	–	(36)	–	–	(8)	(70)

Charge/(credit) for the year	–	–	–	(4)	–	–	7	3

Charge/(credit) to equity in respect of share-based payments	–	–	–	–	–	–	(10)	(10)

Currency translation adjustments and other movements	(4)	–	–	–	–	–	(3)	(7)

Deferred tax assets as at 31 December 2005	(30)	–	–	(40)	–	–	(14)	(84)

Deferred tax liabilities

As at 31 December 2004	898	40	(24)	–	(83)	51	25	907

Effect of adoption of IAS 39	–	–	–	–	–	–	(151)	(151)

As at 1 January 2005	898	40	(24)	–	(83)	51	(126)	756

Acquisition of subsidiary	6	–	–	–	–	–	–	6

Charge/(credit) for the year	(53)	25	2	–	80	4	(110)	(52)

Charge/(credit) to equity	–	–	–	–	–	–	(31)	(31)

Currency translation adjustments and other movements	44	–	4	–	–	–	6	54

Deferred tax liabilities as at 31 December 2005	895	65	(18)	–	(3)	55	(261)	733

Net deferred tax liability as at 31 December 2005	865	65	(18)	(40)	(3)	55	(275)	649

Net deferred tax liability as at 31 December 2004	872	40	(24)	(36)	(83)	51	19	839

The deferred tax asset of £84m (2004 £68m) is expected to be recovered after more than 12 months. The deferred tax liability of £733m (2004 £907m) is shown after the offset of certain deferred tax assets relating to the same fiscal authority; the liability prior to such offset is £1 138m (2004 £1 083m). The net amount expected to be settled after more than 12 months is £735m (2004 £987m).

The aggregate amount of temporary differences associated with undistributed earnings of subsidiaries for which deferred tax liabilities have not been recognised is £1 032m (2004 £802m). No liability has been recognised in respect of these differences because the Group is in a position to control the timing of the reversal of the temporary differences and it is probable that such differences will not reverse in the foreseeable future.

The Company had no deferred tax assets or liabilities as at 1 January 2005 and 31 December 2005 (1 January 2004 nil). There were no movements in respect of deferred taxes for the Company during 2004 and 2005.

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98	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

24   DEFERRED TAX continued
Deferred tax assets are recognised for deductible temporary differences, unutilised tax losses and unused tax credits to the extent that realisation of the related tax benefit through future taxable income is probable. The Group has unrecognised deductible temporary differences of £62m (2004 £54m) and unrecognised tax losses of £116m (2004 £69m) to carry forward against future taxable income. To the extent unutilised, £11m of these losses will expire between 2006 and 2011. In addition, the Group has unrecognised capital losses of £252m (2004 £252m); these tax losses can only be offset against specific types of future capital gains. The Group also has unrecognised overseas tax credits of £137m (2004 £73m).

25   CALLED UP SHARE CAPITAL

	2005	2004
	Number of	Number of
	shares	shares	2005	2004
	m	m	£m	£m

Authorised

Equity:

Ordinary shares of 10p each	5 000	5 000	500	500

	2005	2004
	Number of	Number of
	shares	shares	2005	2004
	m	m	£m	£m

Allotted and fully paid up

Equity:

Ordinary shares of 10p each	3 549	3 536	355	354

26   STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

THE GROUP

	Called up	Share
	share	premium	Hedging	Translation	Other	Retained			Minority
	capital	account	reserve	reserve(a)	reserves(b)	earnings	(c)(d)	Total	interest	Total
	£m	£m	£m	£m	£m	£m		£m	£m	£m

As at 1 January 2004	353	47	–	(34)	1 702	1 856		3 924	(9)	3 915

Profit for the year	–	–	–	–	–	886		886	28	914

Adjustment for share schemes	–	–	–	–	–	11		11	–	11

Dividends	–	–	–	–	–	(127)		(127)	(2)	(129)

Currency translation adjustments	–	–	–	(139)	–	–		(139)	3	(136)

Issue of shares(e)	1	12	–	–	–	–		13	–	13

Purchase of own shares	–	–	–	–	–	(1)		(1)	–	(1)

As at 31 December 2004 as reported	354	59	–	(173)	1 702	2 625		4 567	20	4 587

Effect of adoption of IAS 39 – prior year
adjustment	–	–	(2)	(30)	–	(204)		(236)	(2)	(238)

As at 1 January 2005 restated	354	59	(2)	(203)	1 702	2 421		4 331	18	4 349

Profit for the year	–	–	–	–	–	1 528		1 528	40	1 568

Adjustment for share schemes	–	–	–	–	–	20		20	–	20

Tax in respect of share schemes	–	–	–	–	–	10		10	–	10

Dividends	–	–	–	–	–	(142)		(142)	(29)	(171)

Net fair value gains/(losses) on cash flow hedges	–	–	(45)	–	–	–		(45)	–	(45)

Transfers to income statement on cash flow hedges	–	–	18	–	–	–		18	–	18

Tax on cash flow hedges	–	–	9	–	–	–		9	–	9

Net fair value gains/(losses) on net
investment hedges	–	–	–	(74)	–	–		(74)	–	(74)

Tax on net investment hedges	–	–	–	22	–	–		22	–	22

Currency translation adjustments	–	–	–	514	–	–		514	14	528

Disposal of minority interest	–	–	–	–	–	–		–	55	55

Issue of shares(e)	1	33	–	–	–	–		34	–	34

Purchase of own shares	–	–	–	–	–	(43)		(43)	–	(43)

As at 31 December 2005	355	92	(20)	259	1 702	3 794		6 182	98	6 280

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	99

26  STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY continued

THE COMPANY

	Called up	premium	Other	Retained
	share capital	account	reserves	earnings	(c)(d)	Total
	£m	£m	£m	£m		£m

As at 1 January 2004	353	47	756	909		2 065

Profit for the year	–	–	–	560		560

Adjustment for share schemes	–	–	–	11		11

Issue of shares(e)	1	12	–	–		13

Purchase of own shares	–	–	–	(1)		(1)

Dividends	–	–	–	(127)		(127)

As at 31 December 2004	354	59	756	1 352		2 521

Profit for the year	–	–	–	889		889

Adjustment for share schemes	–	–	–	20		20

Issue of shares(e)	1	33	–	–		34

Purchase of own shares	–	–	–	(43)		(43)

Dividends	–	–	–	(142)		(142)

As at 31 December 2005	355	92	756	2 076		3 279

(a)	Includes currency translation adjustments of £11m (2004 £(65)m; 2003 £(32)m) relating to joint ventures and associates.
(b)	Other reserves, which are not distributable, represent the difference between the carrying value of subsidiary undertaking investments and their respective capital structures following the restructuring and refinancing in 1999.
(c)	Includes retained earnings in respect of joint ventures and associates of £253m (2004 £199m; 2003 £154m).
(d)	The Company made the following transactions in respect of its own shares:

During 2005, the Company repurchased 7.97m (2004 0.26m) of its own ordinary shares, principally under the Company’s share repurchase programme (see page 27); the remainder were purchased foruse in the BG Group Share Incentive Plan (SIP) and the BG Group Long Term Incentive Scheme (LTIS). The shares repurchased, for aggregate consideration of £43m including transaction costs, had a nominal value of £796 900 and represented approximately 0.2% of the ordinary shares in issue as at 31 December 2005. The maximum number of shares held during the year was 7.36m ordinary shares (2004 2.49m), representing around 0.2% of the ordinary shares in issue as at 31 December 2005, and having nominal value of £735 811. The market value of these shares as at 31 December 2005 was £42m.

During 2005, the Company transferred 3.1m of its ordinary shares to eligible employees in accordance with the terms of the SIP and LTIS. The shares transferred had a nominal value of £310 101 and represented around 0.1% of the ordinary shares in issue as at 31 December 2005.

From 1 January to 7 March 2006, the Company also repurchased under its share repurchase programme 16.24m ordinary shares for aggregate consideration of £101m, including transaction costs. The shares repurchased have a nominal value of £1 623 500 and represented approximately 0.5%of the ordinary shares in issue as at 31 December 2005.

(e)	The issue of shares related to amounts issued to employee share option schemes for a cash consideration of £34m (2004 £13m).

The profit/(loss) for the financial year, dealt with in the accounts of the Company, was £889m (2004 £560m; 2003 £199m). As permitted by section 230(3) of the Companies Act 1985, no income statement is presented for the Company.

27  COMMITMENTS AND CONTINGENCIES

A)   CAPITAL EXPENDITURE
As at 31 December 2005, the Group had placed contracts for capital expenditure amounting to £1 053m (2004 £1 525m) of which £nil (2004 £nil) related to the Company. As at 31 December 2005, BG Group’s joint ventures and associates had placed contracts for capital expenditure, BG Group’s share of which amounted to £69m (2004 £58m), of which £2m (2004 £13m) is guaranteed by the Group.

B)   DECOMMISSIONING COSTS
BG Group has contingent liabilities in respect of the future decommissioning costs of gas and oil assets disposed of to third parties should they fail to meet their remediation obligations. While the amounts of future costs could be significant, the Group has obtained indemnities and/or letters of credit against the estimated amount of these potential liabilities.

C)   FUTURE WELL COSTS
As at 31 December 2005, certain petroleum licences granted to BG Group contained outstanding obligations to drill exploration wells, some of which were firm commitments and others contingent. The cost attributable to the Group of drilling such firm commitment wells is estimated to be £99m (2004 £68m).

D)   GUARANTEES
The Group has guaranteed its share of the repayment of principal, any associated premium and interest on certain loans taken out by joint ventures and associates. As at 31 December 2005, the pound Sterling equivalent amounted to £437m (2004 £258m). A subsidiary undertaking, BG Energy Holdings Limited, has guaranteed the repayment of principal, any associated premium and interest on loans due by its subsidiary undertakings. As at 31 December 2005, the pound Sterling equivalent amounted to £969m (2004 £821m).

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100	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

27 COMMITMENTS AND CONTINGENCIES continued

E) LEASE COMMITMENTS
Commitments under operating leases as at 31 December were as follows:

THE GROUP

	Land and buildings		Other		Total

	2005	2004	2005	2004	2005	2004
	£m	£m	£m	£m	£m	£m

Amounts due:

Within one year	13	12	44	38	57	50

Between one and two years	11	10	43	37	54	47

Between two and three years	10	9	29	36	39	45

Between three and four years	9	9	26	25	35	34

Between four and five years	9	8	12	23	21	31

Thereafter	111	122	1	12	112	134

Total commitments under operating leases at 31 December	163	170	155	171	318	341

As at 31 December 2005, the Company had no commitments under operating leases (2004 £nil).

Certain expenditure under operating leases is recovered from third parties under partnership agreements.

At 31 December 2005, the Group had entered into commitments under finance leases commencing after that date of £217m (2004 £142m).

Included within land and buildings is an operating lease over BG Group’s headquarters, which are located at 100 Thames Valley Park Drive, Reading, Berkshire RG6 1PT, and where it leases and occupies office space with a gross internal area of approximately 21 000 square metres. This lease expires in 2026.

Included within Other are operating leases over LNG ships. The last of these leases expires in 2010.

The Group leases or sub-leases three of its LNG ships to third parties. One of these ships is leased to the Group under a lease included in the table above. The remaining two ships are owned by the Group and are included in Property, plant and equipment in note 13, page 87. Total future minimum lease rentals receivable by the Group under these leases were £165m at 31 December 2005 (2004 £172m).

F)   LEGAL PROCEEDINGS
First Gas Power Corporation (FGPC), in which the Group has a 40% shareholding, is in dispute with Siemens AG, Siemens Power Generation, Asia Pacific Sdn Bhd and Siemens Inc. (collectively Siemens) relating to Siemens’ construction for FGPC of the Santa Rita power station. The dispute arises from delays in project completion. FGPC claimed liquidated damages of approximately £62m from Siemens and withheld approximately £59m from its milestone payments to Siemens. Siemens claimed that FGPC was not entitled to any remedy (including additional damages) for the delay in completion of the project and sought payment of the amounts withheld by FGPC and an additional £34m for costs, loss of profit and finance charges arising from the delay. FGPC counterclaimed for defects in the works in the sum of approximately £47m. Both Siemens and FGPC claimed interest from each other and the legal costs involved in pursuing claims and counterclaims. The dispute was submitted to arbitration in January 2003 and is being heard in three parts. Legal and preliminary issues were heard at part 1 in March 2004 and the award was favourable to FGPC. In part 2, the arbitral tribunal considered the merits of Siemens’ claims and the liquidated damages issues during hearings held in March and April 2005. On 1 November 2005, the arbitral tribunal published its second interim award in relation to these matters and awarded and declared that Siemens was entitled to certain extensions of time and/or suspension of liquidated damages, and that FGPC was entitled to certain liquidated damages for delay in the total sum of £62m. FGPC’s counterclaims were heard in September 2005, the third part of the hearing. The arbitral tribunal is now in the process of deciding the merits of FGPC’s counterclaims, as well as all remaining issues from part 2, including issues of costs, that will be determined by its final award in due course.

In addition, various Group undertakings are parties to legal actions and claims which arise in the ordinary course of business. While the outcome of some of these matters cannot readily be foreseen, it is considered that they will be resolved without material effect on the financial position or results of operations.

G)   OTHER
Other commitments and contingencies include purchase obligations, indemnities to third parties and guarantees in respect of contractual obligations.

Purchase obligations included contracts for the purchase of long-term LNG supplies and other purchase commitments. Amounts payable under these contracts are as follows: less than one year £2 609m (2004 £1 527m); between one and three years £4 475m (2004 £3 118m); between three and five years £3 824m (2004 £2 980m); and thereafter £24 160m (2004 £17 384m). These commitments are calculated using the closing UK£/US$ exchange rate and are primarily indexed to gas market indices. At 31 December 2005, these commitments were primarily calculated using a gas price of US$6.00/mmbtu (2004 US$4.75/mmbtu).

Also included within purchase obligations are service contracts for the provision of capacity at Lake Charles and Elba Island, two LNG importation terminals in the USA. Amounts payable under these contracts are due as follows: less than one year £108m (2004 £53m); between one and three years £216m (2004 £192m); between three and five years £222m (2004 £195m) and thereafter £1 443m (2004 £1 385m). BG Energy Holdings Limited, a subsidiary undertaking, has guaranteed these commitments.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	101

27	COMMITMENTS AND CONTINGENCIES continued

G)	OTHER continued
The amount of other contingencies and commitments as at 31 December 2005 (mainly the provision of indemnities to third parties in respect of the Company and its subsidiary undertakings, in the normal course of business) amounted to £1 976m (2004 £3 349m), of which £348m (2004 £1 015m) related to the Company. Within the total, £889m (2004 £1 637m) related to guarantees and indemnities given in respect of a number of exploration and production developments and £462m (2004 £1 080m) related to a number of downstream investments, most of which expire after five years.

The exploration and production indemnities include guarantees given by the Company to the Republic of Kazakhstan in respect of contractual obligations and related contractual documents for the Karachaganak and, in 2004, the North Caspian Sea fields, of £139m (2004 £858m). The remainder of these guarantees, contingencies and commitments relate to various fields and activities in the exploration and production segment.

In addition, £421m (2004 £421m) related to an indemnity in respect of warranties given on the sale of a business which expire in 2008. This amount represents the maximum sum payable. The balance related to various guarantees and contingencies arising in the ordinary course of business. BGGroup’s share of other commitments and contingencies in respect of its joint ventures and associates amounted to £41m (2004 £56m).

In November 2005, BG Group announced its intention to return up to £1 billion to shareholders through a share repurchase programme, dependent on market and economic conditions. Shares repurchased under the share buy-back programme are held as Treasury shares.

28	RELATED PARTY TRANSACTIONS

BG Group provides goods and services to, and receives goods and services from, its joint ventures and associates. In the year ended 31 December 2005, the Group received and incurred the following income and charges respectively:

	2005		2004		2003

	Income	Charges	Income	Charges	Income	Charges
	£m	£m	£m	£m	£m	£m

LNG	91	(538)	66	(387)	85	(229)

Shipping	24	(22)	24	(23)	27	(20)

Other	7	(4)	4	(18)	1	–

	122	(564)	94	(428)	113	(249)

As at 31 December 2005, a debtor balance of £37m (2004 £18m) (see note 17, page 89) and a creditor balance of £109m (2004 £65m) (see note 22, page 96) were outstanding with these parties. In addition, BG Group provides financing to some of these parties by way of loans. As at 31 December 2005, loans of £543m (2004 £605m) were due from joint ventures and associates. These loans are accounted for as part of BG Group’s investment in joint ventures and associates and disclosed in note 14, page 88. Interest of £21m (2004 £16m; 2003 £17m) was charged on these loans during the year at interest rates of between 0% and 9.95% (2004 0% and 9.95%) . The maximum debt outstanding during the year was £624m (2004 £683m).

In December 2005, MetroGAS was deconsolidated. Prior to this MetroGAS was a non wholly-owned subsidiary undertaking. During 2005, MetroGAS incurred charges of £18m (2004 £18m; 2003 £17m) from another of its shareholders, in respect of trading transactions. As at 31 December 2005, a balance of £1m (2004 £2m) was outstanding with this party. During 2005, Comgas, a non wholly-owned subsidiary undertaking, received charges of £1m (2004 £1m; 2003 £1m) from another of its shareholders, in respect of trading transactions. As at 31 December 2005, a balance of £nil (2004 £nil) was outstanding with this party.

Amounts outstanding between the parent company and subsidiary undertakings as at 31 December 2005 is given in note 17, page 89.

William Backhouse, the son of Peter Backhouse, a non-executive Director, is employed by BG International Limited, a wholly-owned subsidiary of BG Group plc, under BG Group’s Graduate Development Programme and has a contract of employment with BG International Limited which was made during the financial year. Peter Backhouse is regarded as interested in the contract of employment by virtue of his relationship with William Backhouse. The terms and conditions of William Backhouse’s employment are in line with others employed under the Graduate Development Programme.

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102	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

29	PENSIONS AND POST-RETIREMENT BENEFITS

The majority of the Group’s UK employees participate in the BG Pension Scheme (the Scheme). The Scheme is of the defined benefit type. It is exempt approved, under the Income and Corporation Tax Act 1988, Part XIV, Chapter 1, and established under Trust. The Trustee is BG Group Pension Trustees Limited. The Scheme is funded to cover future pension liabilities in respect of service up to the balance sheet date. It is subject to an independent valuation at least every three years, on the basis of which the independent qualified actuary certifies the rate of employers’ contributions which, together with the specified contributions payable by the employees and proceeds from the Scheme’s assets, are expected to be sufficient to fund the benefits payable under the Scheme.

Employees contribute to the Scheme at a rate of 3% of pensionable pay. Participating employers’ contributions, including Scheme expenses, are certified by the Scheme’s independent qualified actuary. For the year ended 31 December 2005, the employers’ contribution rate was 19.9% of pensionable pay. Following the formal actuarial valuation at 31 March 2005 this will be increased to 25.2% of pensionable pay with effect from 1 April 2005 with contribution arrears due to be paid in 2006.

A full independent actuarial valuation of the Scheme was carried out as at 31 March 2005. The actuarial valuation showed that the aggregate market value of the Scheme’s assets at 31 March 2005 was £318m, representing some 91% of the accrued liabilities. The Group intends to make two payments of £11m in 2006 and one payment of £11m in 2007 in order to reduce the Scheme’s deficit.

Higher paid employees may be subject to the ‘earnings cap’, which is a restriction on the amount of pay which can be used to calculate pensions from a tax approved pension scheme. The Company has agreed that on becoming capped, employees may, at the Company’s discretion, be offered membership of the BG Supplementary Benefits Scheme, an unfunded, unapproved arrangement under which their benefits (including contingent death benefits) would be increased to at least the level that would otherwise have been provided under the BG Pension Scheme had they not been subject to an earnings cap. Provision has been made in respect of the additional obligations for those post-retirement benefits for members of the BG Supplementary Benefits Scheme.

The earnings cap in the BG Pension Scheme will be removed once the new pensions tax regime comes into effect from April 2006. The BG Supplementary Benefits Scheme will be retained and will be available to provide benefits in excess of the new ‘lifetime allowance’. The new taxation regime will therefore result in a different allocation of benefits as between the BG Pension Scheme and the BG Supplementary Benefits Scheme, but there will be no change in the overall level of benefits payable. A past service cost will be reflected in the income statement for the year ending 31 December 2006, reflecting the introduction of the new regime for those employees currently below the earnings cap and who are likely to exceed it. The amount of the past service cost estimated as at 31 December 2005 was £16m.

A subsidiary undertaking operates a defined benefit pension scheme (the Ballylumford Power Pension Scheme) which is closed to new entrants. The scheme is funded to cover future pension liabilities in respect of service up to the balance sheet date. There is an unfunded post-retirement employee benefit plan for healthcare in respect of employees of Comgas. Provision has been made in respect of these post-retirement benefits.

The Group also has a number of defined contribution schemes and smaller defined benefit schemes for its local employees in overseas businesses. These are not material in Group terms.

IFRS
The following information in respect of the Scheme, the BG Supplementary Benefits Scheme, the Ballylumford Power Pension Scheme and the Comgas post-retirement healthcare plan (described hereafter as the ‘plans’) has been provided in accordance with IAS 19.

A valuation of all of the plans’ assets and expected liabilities as at 31 December 2005 was carried out by independent actuaries in accordance with the requirements of IAS 19. In calculating the charge to the income statement including any recognised actuarial gains and losses, a 10% corridor was applied. This means that a portion of actuarial gains and losses is recognised as income or expense only if it exceeds the greater of:

a)	10% of the present value of the defined benefit obligation at that date (before deducting plan assets); and

b)	10% of the fair value of any plan assets at that date.

These limits are calculated and applied separately for each defined benefit plan at each balance sheet date and the portion of actuarial gains and losses to be recognised in future years for each plan is the excess of actuarial gains and losses over and above the 10% limits divided by the expected average remaining working lives of the employees participating in that plan.

The valuation as at 31 December was based on the following assumptions:

	2005		2004		2003

		Comgas		Comgas		Comgas
		healthcare		healthcare		healthcare
	BG plans	plan	BG plans	plan	BG plans	plan
	%	%	%	%	%	%

Rate of price inflation and benefit increases(a)	2.9	5.0	2.8	5.0	2.7	5.0

Future increases in earnings	4.9	n/a	4.8	n/a	4.7	n/a

Discount rate	4.8	11.3	5.3	11.3	5.4	11.3

Healthcare cost trend rate(b)	n/a	9.2	n/a	9.4	n/a	9.6

(a)	Rate of increase of deferred pensions and pensions in payment in excess of any Guaranteed Minimum Pension element.
(b)	The rate for the Comgas healthcare plan is initially at 9.2% trending to 6.8% over 45 years (2004 9.4% trending to 6.8%; 2003 9.6% trending to 6.8%).

In determining the defined benefit obligation as at 31 December 2005 for the BG plans, mortality assumptions are based on the ‘92 Series’ tables, issued by the Institute and Faculty of Actuaries, appropriate to the member’s year of birth, with an allowance for projected longevity improvements in line with the CMI Bureau’s medium cohort tables.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	103

29	PENSIONS AND POST-RETIREMENT BENEFITS continued

As at 31 December 2005, the value of the plans’ assets and expected rates of return, together with the liabilities in the plans, were as follows:

	2005				2004				2003

	Expected		Percentage		Expected		Percentage		Expected		Percentage
	rateof		ofplans’		rate of		of plans’		rate of		of plans’
	return	(a)	assets	Value	return	(a)	assets	Value	return	(a)	assets	Value
	%		%	£m	%		%	£m	%		%	£m

Equities	8.0		84	336	8.2		83	258	8.0		82	210

Index-linked gilts	4.0		5	19	4.5		5	15	4.8		6	17

Corporate bonds	4.8		10	41	5.2		11	33	5.4		10	25

Cash	3.9		1	4	3.8		1	3	3.7		2	4

Total market value of assets				400				309				256

Present value of liabilities				(647)				(479)				(406)

Deficit in plans				(247)				(170)				(150)

Unrecognised net (gain)/loss				93				35				27

Net benefit liability				(154)				(135)				(123)

(a)	Long-term expected rate of return.

The expected rate of return on assets has been determined following advice from the plans’ independent actuary and is based on the expected return on each asset class together with consideration of the long-term asset strategy.

The actual return on the plans’ assets was £75m (2004 £36m).

The following amounts have been recognised in the consolidated income statement in the year to 31 December under the requirements of IAS 19:

	2005	2004	2003
	£m	£m	£m

Amounts recognised in the consolidated income statement:

Operating profit:

Current service cost	27	24	18

Loss on curtailment	1	6	10

Past service cost	3	–	–

Total charge to operating profit	31	30	28

Net finance costs:

Expected return on the plans’ assets	(24)	(19)	(15)

Interest on the plans’ liabilities	27	21	16

Total charge to finance costs	3	2	1

Total included within employee costs	34	32	29

Movements in the present value of fair value of defined benefit obligations during the period were as follows:

	2005	2004
	£m	£m

Reconciliation of the present value of the Defined Benefit Obligation (DBO)

Present value of DBO as at 1 January	479	406

Movement in year:

Current service cost	27	24

Interest cost	27	21

Employee contributions	3	3

Actuarial losses	105	24

Benefit payments	(5)	(5)

Curtailments	1	6

Past service cost	3	–

Foreign exchange movements	7	–

DBO as at 31 December	647	479

As at 31 December 2005 £582m of the defined benefit obligation relates to wholly funded defined benefit plans (2004 £434m) and £65m relates to unfunded defined benefit plans (2004 £45m).

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104	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

29	PENSIONS AND POST-RETIREMENT BENEFITS continued

Movements in the fair value of plan assets during the period were as follows:

	2005	2004
	£m	£m

Reconciliation of the fair value of the plans’ assets

Fair value of the plans’ assets as at 1 January	309	256

Movement in year:

Expected return on the plans’ assets	24	19

Actuarial gains/(losses)	51	17

Company contributions	18	19

Employee contributions	3	3

Benefit payments	(4)	(4)

Expenses paid	(1)	(1)

Fair value of the plans’ assets as at 31 December	400	309

The history of experience adjustments is as follows:

for the year ended 31 December	2005	2004	2003
	£m	£m	£m

Details of experience gains/(losses) for all plans

Present value of defined benefit obligations	(647)	(479)	(406)

Fair value of the plans’ assets	400	309	256

Surplus/(deficit) in the plans	(247)	(170)	(150)

Difference between the expected and actual return on the plans’ assets:

Amount (£m)	51	17	28

Percentage of the plans’ assets (%)	12.8	5.5	10.9

Experience losses on the plans’ liabilities:

Amount (£m)	(105)	(24)	(55)

Percentage of the present value of the plans’ liabilities (%)	16.2	5.0	13.5

Aggregate contributions for the year ended 31 December 2006 are expected to be £48m, including an increase in the employer’s contribution rate to 25.2% and £22m in respect of payments made by the Group to reduce the actuarial funding deficit of the BG Pension Scheme. The next independent actuarial valuation for the BG Pension Scheme is expected to be undertaken as at 31 March 2008. Following this valuation, the rate of the employer’s contributions will be reviewed and adjusted if necessary.

The projected benefit obligation for the Comgas post-retirement employee benefit plan for healthcare was £35m (2004 £24m). A one percentage point increase or decrease in the assumed healthcare cost trend rates (with all other assumptions remaining constant) on the aggregate service and interest costs for the Comgas plan would be an increase or decrease of £400 000 (2004 £300 000) and on the accumulated post-retirement benefit obligation would be an increase of £4m (2004 £3m) and a decrease of £3m (2004 £2m).

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	105

29	PENSIONS AND POST-RETIREMENT BENEFITS continued

US GAAP
Calculations in respect of the US GAAP pension disclosures for the BG Pension Scheme, the Ballylumford Power Pension Scheme, the BG Supplementary Benefits Scheme and the Comgas post-retirement healthcare plan have been prepared using a measurement date of 31 December.

The valuation as at 31 December was based on the following assumptions:

	2005		2004		2003

		Comgas		Comgas		Comgas
		healthcare		healthcare		healthcare
	BG plans	plan	BG plans	plan	BG plans	plan
	%	%	%	%	%	%

Expected long-term rate of return on assets	7.7	n/a	7.5	n/a	7.5	n/a

Rate of pension increase	2.9	5.0	2.8	5.0	2.7	5.0

Rate of salary increase	4.9	n/a	4.8	n/a	4.7	n/a

Discount rate	4.8	11.3	5.3	11.3	5.4	11.3

Healthcare cost trend rate	n/a	9.2	n/a	9.4	n/a	9.6

In determining the projected benefit obligation as at 31 December 2005 for the BG plans, mortality assumptions are based on the ‘92 Series’ tables, issued by the Institute and Faculty of Actuaries, appropriate to the member’s year of birth, with an allowance for projected longevity improvements in line with the CMI Bureau’s medium cohort tables. The discount rate is based on the rate of return on high quality corporate bonds of equivalent currency and term to the projected benefit obligation.

The expected long-term rate of return on assets has been determined following advice from the plans’ independent actuary and is based on the expected return on each asset class together with consideration of the long-term asset strategy. The percentage of fair value of total assets in the plan for each major category of assets for the BG Pension Scheme and the Ballylumford Power Pension Scheme is set out in the IAS 19 disclosure on page 103.

The Trustees of the pension plans are responsible for setting the investment strategy after consultation with the sponsoring company and professional advisers. The Trustees consider that an appropriate strategy is achieved by adopting the following asset allocation as a benchmark for the BG Pension Scheme: an equity/bond split of 85/15; within equities, a UK/overseas split of 40/60; and within bonds, an index-linked/fixed interest split of 30/70. In addition, the Trustees have undertaken to ensure that there is sufficient investment in liquid or readily realisable assets to meet cash flow requirements so that the overall investment policy is not disrupted.

Assets of the Ballylumford Power Pension Scheme are invested in index-linked gilts.

The information required to be disclosed in accordance with FAS 87, ‘Employers’ Accounting for Pensions’, and FAS 132(R), ‘Employers’ Disclosure about Pensions and Other Postretirement Benefits’, concerning the funded status of the pension plans is given below. The 2005 figures and the comparative figures include the Comgas post-retirement healthcare plan; in previous years disclosure relating to this plan has been provided in the footnotes.

	2005	2004
	£m	£m

Change of benefit obligation

Projected benefit obligation as at 1 January	479	406

Service cost (employers’ share)	27	25

Interest cost	27	21

Plan participants’ contributions	3	3

Actuarial loss	105	23

Benefits paid	(5)	(5)

Termination payments	1	6

Past service cost	3	–

Foreign exchange movements	7	–

Projected benefit obligation as at 31 December	647	479

	2005	2004
	£m	£m

Change in the plans’ assets

Fair value as at 1 January	309	256

Actual return on assets	75	36

Employers’ contributions	18	19

Plan participants’ contributions	3	3

Benefits paid	(5)	(5)

Fair value as at 31 December	400	309

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106	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

29 PENSIONS AND POST-RETIREMENT BENEFITS continued

US GAAP continued

	2005	2004
	£m	£m

Accrued benefit cost

Funded status as at 31 December	247	170

Unrecognised prior service costs	(1)	(1)

Unrecognised actuarial net loss	(165)	(113)

Accrued benefit cost as at 31 December	81	56

	2005	2004
	£m	£m

Adjustment for additional minimum liability

Accumulated benefit obligation as at 31 December(a)	463	349

Fair value of the plans’ assets as at 31 December(a)	(400)	(309)

Adjustment for additional minimum liability:

Accrued benefit cost as at 31 December(b)	81	56

Accumulated other comprehensive income	6	6

Net amount recognised as at 31 December	87	62

(a)	In 2005, includes £1m of liabilities and £2m of assets (2004 £1m of liabilities and £2m of assets) in respect of a plan where the assets exceed the accumulated benefit obligation.
(b)	In 2005, includes £45m in respect of a plan whose unfunded accumulated benefit obligation was £22m.

	2005	2004
	£m	£m

Reconciliation of accrued benefit

Balance sheet provision under IFRS	(154)	(135)

US GAAP reconciliation adjustment (see note 31, page 108)	67	73

Accrued benefit in respect of the pension plans as at 31 December	(87)	(62)

	2005	2004	2003
	£m	£m	£m

Net periodic benefit cost

Service cost (employers’ share)	27	25	17

Interest cost	27	21	16

Expected return on the plans’ assets	(24)	(20)	(14)

Recognised actuarial loss	6	6	6

Recognised loss due to termination payments	1	11	10

Past service cost	3	–	–

Net periodic benefit cost (US GAAP)	40	43	35

Less: net periodic benefit cost (IFRS)	(34)	(32)	(29)

US GAAP adjustment to net periodic benefit cost	6	11	6

Expected future benefit payments in respect of the pension and post-retirement benefit plans as at 31 December 2005 were as follows: within one year £8m; between one and two years £10m; between two and three years £11m; between three and four years £13m; between four and five years £14m; and for the five year period to 2014, £101m.

Aggregate expected contributions for future years are discussed in the IAS 19 disclosure on page 104.

The projected benefit obligation for the Comgas post-retirement employee benefit plan for healthcare was £35m (2004 £24m) and the accrued benefit cost for the Comgas plan was £23m (2004 £16m). The net periodic benefit cost for the Comgas plan was £3m (2004 £2m). The effects of a one percentage point increase or decrease in the assumed healthcare cost trend rates on the aggregate service and interest costs and on the accumulated post-retirement benefit obligation are discussed in the IAS 19 disclosure on page 104.

POST-RETIREMENT BENEFITS
The Group has no material post-retirement benefits other than those discussed above.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	107

30	NOTES TO THE CONSOLIDATED CASH FLOW STATEMENT

CASH GENERATED BY OPERATIONS

	The Group			The Company

	2005	2004	2003	2005	2004
	£m	£m	£m	£m	£m

Operating profit before share of results from joint ventures and associates	2 344	1 407	1 200	(11)	(9)

Depreciation of property, plant and equipment	488	441	418	–	–

Amortisation of other intangible assets	4	2	–	–	–

Share-based payments	20	8	–	20	8

Fair value movements in commodity contracts	253	–	–	–	–

Profit on disposal of non-current assets	(446)	(87)	(116)	–	–

Unsuccessful exploration expenditure written off	70	52	46	–	–

Provisions for liabilities and retirement benefit obligations	7	21	(5)	–	–

Movements in working capital:

(Increase)/decrease in inventories	(76)	(25)	(9)	–	–

(Increase)/decrease in trade and other receivables	(368)	(379)	(170)	3	4

Increase/(decrease) in payables	193	142	80	(1)	3

Cash generated by operations	2 489	1 582	1 444	11	6

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108	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

31	US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

BG Group prepares its consolidated Financial Statements in accordance with International Financial Reporting Standards (IFRS) endorsed by the European Union, which differ in certain significant respects from those applicable in the United States (US GAAP).

BG Group adopted IFRS from 1 January 2005 and has restated the comparative figures for 2004 and 2003, which were previously presented under UK GAAP. Further information on this change is set out in the principal accounting policies on page 63 and in note 33 on page 118. The reconciliation presented below details the effect on net income and shareholders’ equity of differences between IFRS and US GAAP.

EFFECT ON NET INCOME OF DIFFERENCES BETWEEN IFRS AND US GAAP
for the year ended 31 December

	2005	2004	2003
	£m	£m	£m

Profit for the year (IFRS)	1 568	914	802

Less: profit attributable to minority interest(a)	(40)	(28)	(28)

Profit attributable to shareholders (IFRS)	1 528	886	774

US GAAP adjustments:

Pension costs(b)	(6)	(11)	(6)

Regulatory current account(c)	(13)	1	(12)

Premier Power CCGT Project(d)	4	4	5

Share options(e)	(59)	(6)	(7)

Decommissioning costs(f)	4	7	(3)

Liquidated damages(g)	–	(1)	(21)

Commodity contracts(h)	(380)	(278)	(170)

Currency and interest rate derivative instruments(h)	(76)	60	115

Profit/(loss) on disposal(i)	(56)	–	10

Currency translation adjustments(j)	–	(4)	17

Fair value adjustments on acquisitions(k)	(2)	(2)	(2)

Taxes(l)	194	75	86

Income before cumulative effect of a change in accounting principle	1 138	731	786

Cumulative effect on prior periods of adoption of FAS 143 (2003 net of tax of £(9)m)(f)	–	–	(20)

Net income (US GAAP)	1 138	731	766

Currency translation adjustments (2004 net of tax of £1m; 2003 £nil)	520	(199)	(163)

Net gain/(loss) on cash flow hedging instruments (net of tax of £(8)m; 2004 £(1)m; 2003 £nil)	(15)	(2)	–

Adjustment for additional minimum pension liability (2004 net of tax of £3m; 2003 £1m)(b)	–	7	1

(Realised)/unrealised gains on listed investments (2004 net of tax of £(7)m; 2003 £7m)(m)	–	(16)	16

Comprehensive income	1 643	521	620

Analysis of net income between:

– continuing operations (net of tax of £653m; 2004 £525m; 2003 £399m)	881	699	680

– discontinued operations (net of tax of £135m; 2004 £21m; 2003 £38m)(n)	257	32	86

Net income (US GAAP)	1 138	731	766

Earnings per ADS(o):

Basic – continuing operations (£)	1.25	0.98	0.96

– discontinued operations (£)(n)	0.36	0.05	0.13

	1.61	1.03	1.09

Diluted – continuing operations (£)	1.24	0.98	0.96

– discontinued operations (£)(n)	0.36	0.05	0.13

	1.60	1.03	1.09

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	109

31	US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

EFFECT ON SHAREHOLDERS’ EQUITY OF DIFFERENCES BETWEEN IFRS AND US GAAP
as at 31 December

	2005	2004
	£m	£m

Total equity (IFRS)	6 280	4 587

Less: minority interest in equity(a)	(98)	(20)

Shareholders’ equity (IFRS)	6 182	4 567

US GAAP adjustments:

Pension costs(b)	67	73

Regulatory current account(c)	(13)	–

Premier Power CCGT Project(d)	(19)	(23)

Share options(e)	10	6

Decommissioning costs(f)	(10)	(14)

Liquidated damages(g)	(22)	(22)

Commodity contracts(h)	(547)	(547)

Currency and interest rate derivative instruments(h)	10	(3)

Profit on disposal(i)	(50)	–

Fair value adjustments on acquisitions(k)	24	24

Taxes(l)	269	262

Goodwill(p)	82	81

Other	–	4

BG Group shareholders’ funds (US GAAP)	5 983	4 408

RECONCILIATION OF SHAREHOLDERS’ FUNDS UNDER US GAAP

	2005	2004	2003
	£m	£m	£m

BG Group shareholders’ funds (US GAAP) at 1 January	4 408	3 972	3 458

Net income for the year ended 31 December	1 138	731	766

Other comprehensive income for the year ended 31 December	505	(210)	(146)

Dividends	(142)	(127)	(110)

Share option movements in equity	83	30	2

Issue of BG Group shares (net of repurchase)	(9)	12	2

BG Group shareholders’ funds (US GAAP) as at 31 December	5 983	4 408	3 972

EXPLANATION OF RECONCILING DIFFERENCES BETWEEN IFRS AND US GAAP

a)	Under US GAAP, minority interest is classified as a ‘mezzanine’ item between liabilities and equity on the balance sheet and does not form part of shareholders’ funds. Under IFRS, it is treated as a component of equity. Accordingly, it constitutes a reconciling item between equity under IFRS and shareholders’ funds under US GAAP.

b)	As allowed by IFRS 1, ‘First-time Adoption of International Financial Reporting Standards’, BG Group has recognised cumulative actuarial gains and losses in respect of the Group’s pension and post-retirement benefit plans in full on transition to IFRS. From 1 January 2003, actuarial gains and losses which exceed the greater of 10% of the plan assets or obligations at the beginning of the financial year are spread over the average remaining service lives of the employees participating in the plan and are reflected in operating profit. US GAAP has no equivalent to the transition arrangements of IFRS 1. Under US GAAP, the Group makes a further adjustment to Other Comprehensive Income in respect of the recognition of the additional minimum liability for these plans.

The supplementary disclosures required by FAS 87, ‘Employers’ Accounting for Pensions’, and FAS 132(R), ‘Employers’ Disclosures about Pensions and Other Postretirement Benefits’ are given in note 29, page 102. The US GAAP pension costs and disclosures incorporate the requirements of FAS 88, ‘Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and Termination Benefits’.

c)	Under US GAAP, in accordance with FAS 71, ‘Accounting for the Effects of Certain Types of Regulation’, Comgas (BG Group’s regulated Brazilian distribution business) recognises balances in respect of the pass-through of gas costs in future tariff reviews. Under IFRS, the retrospective benefits and obligations do not meet the criteria for assets or liabilities. Accordingly, the movement in the balance and the liability at year end is recognised as a reconciling difference.

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110	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

31	US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

d)

In 2000, BG Group received proceeds of £168m in connection with the securitisation of receivables under the Premier Power CCGT  transaction. Under IFRS, this amount has been recognised as revenue in the year of receipt, along with the impairment of the property,  plant and equipment associated with the original power plants. US GAAP treats these proceeds as debt, with no impairment of property,  plant and equipment.

Under US GAAP, the outstanding debt, as at 31 December 2005, would be £117m, bearing interest at a rate of 7.62% and maturing in March 2012. The increase in the US GAAP net interest expense and the increase in depreciation from the property, plant and equipment not impaired would be more than offset by increased revenue as the debt is unwound, resulting in the increase to net income. The maturity profile is as follows: 2006 £21m; 2007 £19m; 2008 £15m; 2009 £17m; 2010 £18m and thereafter £27m.

e)

Under US GAAP, as permitted under FAS 123, ‘Accounting for Stock-Based Compensation’, BG Group accounts for stock options under  Accounting Principles Board opinion (APB) 25, ‘Accounting for Stock Issued to Employees’ as clarified by Financial Accounting Standards  Board (FASB) Interpretation No. 44, ‘Accounting for Certain Transactions Involving Stock Compensation’ (FIN 44) and FIN 28,  ‘Accounting for Stock Appreciation and Other Variable Stock Option or Award Plans’. In any ten year period, not more than 10% of the  issued ordinary share capital of the Company may be issued or issuable under all schemes.

BG Group adopted IFRS 2, ‘Share-based Payment’, from 1 January 2003 and has retrospectively adjusted the treatment of all applicable  grants of shares and options whose effective date was after 7 November 2002. Under IFRS 2, BG Group accrues for social security  payments on shares and share options over the vesting period and until they are exercised. US GAAP requires these amounts to be  accounted for when paid; therefore, there is a reconciling item within shareholders’ funds to reverse the IFRS accrual.

Details of the BG Group Company Share Option Scheme (CSOS) are given on page 54. In any ten year period, not more than 5% of the  issued share capital of the Company may be issued or be issuable under discretionary share option schemes, including the CSOS. Under  IFRS 2, costs of this scheme are charged to the income statement over the vesting period, based upon the fair value of the share option  at the grant date and the likelihood of options vesting under the scheme. Under US GAAP, variable accounting is applied to this scheme  and compensation expense, charged to the income statement over the vesting period, is equal to the difference between the market  value of the underlying share relating to the option and the exercise price. At each reporting period, compensation expense is adjusted  for changes in the market value of the shares since the grant date.

The fair value of share options granted during the year in respect of the CSOS under IFRS 2 is set out on page 78. The fair value under  the disclosure requirements of FAS 123 is the same as that under IFRS 2.

Details of the BG Group Sharesave Scheme are given on page 55. In any five year period, not more than 5% of the issued ordinary share  capital of the Company may be issued or be issuable under all-employee share schemes. Under IFRS 2, costs of this scheme are charged  to the income statement over the vesting period, based upon the fair value of the share option at the grant date and the likelihood of  options vesting under the scheme. Under APB 25, the 20% discount on the option price compared with the market price on the date  of grant must be recognised as compensation expense over the saving period, except in certain specified situations where variable  accounting is applied under FIN 44.

The fair value of share options granted during the year in respect of the Sharesave Scheme under IFRS 2 is set out on page 78. The fair  value under the disclosure requirements of FAS 123 is the same as that under IFRS 2.

Details of the BG Group Long Term Incentive Scheme (LTIS) are given on page 53. Notional allocations of shares under the LTIS scheme  are made each year to eligible employees. Under IFRS 2, costs of this scheme are charged to the income statement over the vesting  period, based upon the fair value of the shares at the grant date, which is adjusted for the probability of performance indicators being  achieved. Under US GAAP, the income statement charge is based upon the likelihood of the shares vesting under the scheme and the  current market value of the shares required to fulfil the allocation.

The fair value of shares granted during the year in respect of the LTIS under IFRS 2 is set out on page 78. The fair value under the  disclosure requirements of FAS 123 is the same as that under IFRS 2.

Details of the BG Group Share Incentive Plan (SIP) are given on page 55. Free Shares awards were made under the SIP in 2005, 2004 and 2003. Under both IFRS and US GAAP, the charge to the income statement in respect of the award is based on the market value of the shares at the grant date. The fair value of the shares awarded during the year is set out on page 79. The fair value under the disclosure requirements of FAS 123 is the same as that under IFRS 2.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	111

31	US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

The appreciation of the Group’s share price in 2004 and 2005 has resulted in a higher charge under APB 25 than under IFRS 2.

The following table illustrates the effect on net income and earnings per share if the Group had applied the fair value recognition provisions of FAS 123 to stock-based employee compensation:

for the year ended 31 December	2005	2004	2003
	£m	£m	£m

Net income as reported	1 138	731	766

Add: charges to net income under APB 25 (net of tax)	60	19	8

Deduct: charges determined under the fair value basis of FAS 123 (net of tax)	(21)	(12)	(12)

Proforma net income	1 177	738	762

Earnings per ADS as reported:

Basic (£)	1.61	1.03	1.09

Diluted (£)	1.60	1.03	1.09

Proforma earnings per ADS:

Basic (£)	1.66	1.05	1.08

Diluted (£)	1.65	1.05	1.08

FAS 123(R), ‘Share-Based Payment’, which the Group adopted on 1 January 2006, applies a broadly similar treatment to that of IFRS 2.

f)	On 1 January 2003, BG Group adopted FAS 143, ‘Accounting for Asset Retirement Obligations’. The standard requires that the fair value of a liability for an asset retirement obligation be recognised in the period in which it is incurred, if capable of estimation, concurrent with an increase in the related asset’s carrying value. The increase in this carrying value is then amortised over its useful life.

FAS 143 requires entities to use a credit-adjusted discount rate, and to use the current discount rate each time a new provision is added or an existing provision increased, but not to reassess the discount rate on previously recognised provisions. By contrast, IAS 37, ‘Provisions, Contingent Liabilities and Contingent Assets’, does not require the discount rate to be credit adjusted. It also requires entities to recalculate all their provisions based on the current discount rate at each year end should the discount rate change.

The reduction in shareholders’ funds under US GAAP of £10m (2004 £14m) represents a reduction of £27m (2004 £30m), in non-current assets, partly offset by a reduction of £17m (2004 £16m) in provisions. The reduction in non-current assets includes an increase of £19m (2004 £24m) in accumulated depreciation. Further details on decommissioning are given in note 23, page 96.

g)	Under IFRS, where the Group has contractual rights to liquidated damages to reimburse income lost as a result of delays to commissioning of assets under construction, the liquidated damages are accounted for as income. Liquidated damages recognised during 2005, 2004 and 2003 have been accounted for under US GAAP as a reduction in the value of the asset constructed. The cumulative reduction in non-current assets of £22m (2004 £22m) is stated net of a reduction in accumulated depreciation of £5m (2004 £3m).

h)	FAS 133, ‘Accounting for Derivative Instruments and Hedging Activities’, as amended by FAS 138, ‘Accounting for Certain Derivative Instruments and Certain Hedging Activities’, and FAS 149, ‘Amendment of Statement 133 on Derivative Instruments and Hedging Activities’, and clarified by the Emerging Issues Task Force (EITF) consensus on Issue 02-03, ‘Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading or Risk Management Activities’, establishes accounting and reporting standards for derivative instruments and hedging activities. In general, FAS 133 requires that companies recognise all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value.

BG Group adopted IAS 39, ‘Financial Instruments: Recognition and Measurement’ on 1 January 2005, with no retrospective application. Further details on the accounting policies under IFRS are set out on page 63.

BG Group uses derivative instruments to manage the risk of fluctuations in commodity prices, interest rates and foreign currencies. The terms of the instruments range between 1 and 25 years. Commodity contracts accounted for as derivatives under IAS 39 and FAS 133 are marked-to-market and the fair value has been determined based on quoted market prices and the present value of estimated future cash flows using a risk-free discount rate. The fair value of currency and interest rate instruments has been determined based on quoted market prices for the same or similar instruments.

Certain derivatives have been designated under IAS 39 as cash flow hedges of underlying commodity price exposures, with gains and losses attributable to these instruments deferred in equity and recognised in the income statement when the underlying hedge transaction occurs. The Group applies hedge accounting to commodity instruments under FAS 133 when the documentation and effectiveness testing performed under IAS 39 also satisfies the requirements of FAS 133. When additional documentation or testing is required, the Group does not apply hedge accounting under US GAAP and recognises all movements in the fair value of the respective commodity instruments in the income statement. Cash flow hedges under FAS 133 were assessed as highly effective and an accumulated unrealised loss of £17m, net of tax of £8m, was deferred in equity as at 31 December 2005. These transactions are expected to occur in the 12 months following the year end and the associated gains and losses deferred in equity will be released to the income statement as the underlying transaction crystallises.

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112	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

31	US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

On adoption of IAS 39, long-term gas sales contracts were assessed to determine whether they were derivatives or contained embedded derivatives based on conditions at the inception of the contracts. Contracts considered to be derivatives are recognised at fair value, with movements in fair value recognised in the income statement; no material embedded derivatives were identified. Under US GAAP, these contracts were assessed on adoption of FAS 133 based on conditions at that date. Two contracts recognised as derivatives at fair value under FAS 133 qualify for the ‘own use’ exemption and are not recognised at fair value under IAS 39. The rise in commodity prices in 2005 has resulted in mark-to-market losses for these contracts being recognised within revenue and other operating income under US GAAP. A reconciliation of the opening and closing difference in respect of the liability for long-term commodity contracts is as follows: as at 1 January 2005 £547m (2004 £269m); impact of adoption of IAS 39 £(380)m (2004 £nil); fair value movements in the year £380m (2004 £278m); as at 31 December 2005 £547m (2004 £547m).

Following the adoption of IAS 39, BG Group adopted hedge accounting for certain currency and interest rate derivatives. The hedge accounting requirements under IAS 39 and FAS 133 are not identical. Certain hedges utilised by the Group’s treasury operations would not qualify as effective hedges under FAS 133, without additional designations and documentation. Accordingly, under US GAAP the Group does not apply hedge accounting for any treasury hedging relationships existing under IAS 39, and all movements in fair value on the associated derivative instruments are recognised in the income statement within finance costs. Basis adjustments to non-current borrowings required by IAS 39 in respect of highly effective fair value adjustments have not been recognised under US GAAP. In addition, amounts recognised in respect of derivative financial instruments classified within non-current assets or non-current liabilities under IFRS would be shown within current assets or current liabilities respectively under US GAAP.

During 2005 and 2004, energy trading activities, as defined by FAS 133 and EITF 02-03, comprised forward based physical- and cash- settled commodity contracts consisting of forwards, futures and options. The fair value, based on external market quotes, of such commodity contracts included within net assets under both IFRS and US GAAP includes a liability of £9m (2004 £1m asset) relating to energy trading contracts. Movements in fair value are shown within revenue and other operating income in the income statement. The table below shows the reconciliation between the opening and closing values of BG Group’s energy trading contracts:

	2005	2004
	£m	£m

Value of energy trading contracts as at 1 January	1	(8)

Realised (gains)/losses	(1)	8

Unrealised gains/(losses) arising in year	(9)	1

Value of energy trading contracts as at 31 December	(9)	1

The 2005 closing balance includes liabilities of £4m attributable to energy trading contracts maturing in 2006.

i)	Under IFRS, as set out in note 6, page 81, BG Group has lost control of GASA (and therefore MetroGAS) on signing of the Master Restructuring Agreement with the other shareholder and creditors of GASA, the parent company of MetroGAS, in December 2005. In light of the requirements of IAS 27, ‘Consolidated and Separate Financial Statements’, BG Group has deconsolidated GASA and MetroGAS. As at 31 December 2005 these companies are accounted for under the equity method and recognised at nil value in the financial statements. IAS 28, ‘Investments in Associates’, sets an explicit requirement that credit balances in an associate are not recognised if the investor has no obligation to make payments on behalf of the associate.

Under US GAAP an entity should not be consolidated where control does not rest with the majority owners, either because the subsidiary is in legal reorganisation or bankruptcy, or in other circumstances where control does not exist, such as where the rights of minority interest holders effectively allow the minority the ability to participate in significant decisions concerning the entity in the ordinary course of business (also referred to as substantive participating rights). Accordingly, under US GAAP, BG Group considers that having entered into the Master Restructuring Agreement in December 2005, it no longer controls GASA (and MetroGAS).

A reconciling difference exists in respect of the timing of the gain on disposal. Under IFRS the gain is recognised on the date that control is lost. US GAAP requires the entity to be deconsolidated, but also requires a parent to carry a negative net investment as a liability until all precedent conditions to a restructuring plan are resolved. The Master Restructuring Agreement is subject to regulatory approval and is expected to be completed in the first half of 2006.

The profit on disposal has therefore been recognised as a difference in net income under US GAAP in 2005. £6m of the gain under IFRS relates to transfer of currency translation differences previously recognised in equity and these have been transferred back to equity under US GAAP. The remaining £50m is recognised as an additional current liability under US GAAP and constitutes the difference in shareholders’ funds. Immediately prior to deconsolidation, the Group’s balance sheet contained the following balances in respect of GASA and MetroGAS: goodwill £3m; other non-current assets £139m; current assets £127m; current liabilities £(373)m; non-current liabilities £(1)m; minority interest £55m.

The disposal in 2003 of a number of UK North Sea gas production assets included an element of decommissioning obligations. The difference between these obligations under IFRS and US GAAP has resulted in a difference in profit on disposal.

j)	Under IFRS prior to the adoption of IAS 39, certain currency translation adjustments on borrowings were taken to reserves to offset the foreign exchange exposure on foreign investments. Under US GAAP, the currency translation adjustment on those borrowings would be expensed through the income statement. In 2005 there is no adjustment as the treatment under IAS 39 is similar to that under US GAAP.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	113

31	US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

k)	BG Group has taken advantage of the exemption available under IFRS 1, ‘First-time Adoption of International Financial Reporting Standards’ not to restate the fair value of assets and liabilities acquired in business combinations under IFRS 3, ‘Business Combinations’, prior to the date of transition to IFRS. This has resulted in a difference with the amount recognised under US GAAP in respect of a fair value adjustment on the acquisition of the Group’s interest in the Panna/Mukta and Tapti fields, offshore India, in 2002. Under US GAAP, there is an increase in non-current assets of £24m (2004 £24m), stated net of accumulated depreciation of £7m (2004 £5m).

The adjustment is released to the income statement in line with the depreciation of the related assets. No reconciling difference between IFRS and US GAAP arises in respect of fair value adjustments on acquisitions which have occurred subsequent to the date of transition to IFRS on 1 January 2003.

l)	Under IFRS, provision for deferred income tax is required on a full provision basis in accordance with IAS 12, ‘Income Taxes’. Under US GAAP, FAS 109, ‘Accounting for Income Taxes’, similarly requires deferred tax to be provided on a full liability basis. The balance sheet adjustment calculated under FAS 109 and the deferred tax balances carried forward under US GAAP are shown below:

as at 31 December	2005			2004

			Net			Net
			Deferred			Deferred
	Assets	Liabilities	Tax	Assets	Liabilities	Tax
	£m	£m	£m	£m	£m	£m

Net deferred tax recognised under IFRS(a)	(84)	733	649	(68)	907	839

Temporary differences in respect of US GAAP adjustments, excluding tax(b)	20	(256)	(236)	22	(247)	(225)

Differences between IFRS and US GAAP in respect of tax treatments(c)(d)	10	(43)	(33)	–	(37)	(37)

Total US GAAP adjustment in respect of tax	30	(299)	(269)	22	(284)	(262)

Net deferred tax under US GAAP	(54)	434	380	(46)	623	577

	(a)	Further details are set out in note 24 on page 97
	(b)	Deferred tax assets and liabilities related to adjustments in the reconciliation between shareholders’ equity under IFRS and shareholders’ funds under US GAAP.
	(c)	IAS 12 requires deferred tax to be provided for all taxable temporary differences associated with investments in subsidiaries, branches, joint ventures and associates except where the parent is able to control the timing of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. US GAAP also requires deferred tax to be provided for such taxable temporary differences but makes an exception for temporary differences associated with investments in foreign subsidiaries and corporate joint ventures which are essentially permanent in duration. Accordingly, under US GAAP, no deferred tax has been provided in respect of the Group’s investments in foreign corporate joint ventures, resulting in an increase to shareholders’ funds of £43m (2004£37m). The aggregate amount of temporary differences associated with undistributed earnings of subsidiaries and corporate joint ventures for which deferred tax liabilities have not been recognised is £1 193m (2004 £941m). No liability has been recognised in respect of these differences because the Group is in a position to control the timing of the reversal of the temporary differences and it is probable that such differences will not reverse in the foreseeable future.

	(d)	Deferred tax is recognised under both IFRS and US GAAP in respect of the income statement charge for share-based payments. Under IFRS, an additional deferred tax asset has been recognised and credited to equity, in respect of the difference between the fair value of share-based payments charged to the income statement and the intrinsic value at the year end, on which the actual tax charge would have been calculated had the option or share vested. Under US GAAP, no additional deferred tax asset is recognised until the tax deduction is available and any difference between the actual tax deduction and the deferred tax asset is recognised in the period of the tax reduction. This has resulted in a reduction to shareholders’ funds under US GAAP of £10m (2004 £nil).

The deferred tax asset of £54m (2004 £46m) is expected to be recovered after more than 12 months. Details of deductible temporary differences, unutilised tax losses and unutilised tax credits which have not been recognised as deferred tax assets under IFRS are set out in note 24, page 97. Under US GAAP, these would be presented as assets, fully offset by an equivalent valuation allowance. There were no other valuation allowances against deferred tax assets in 2005 or 2004.

The deferred tax liability of £434m (2004 £623m) is shown after the offset of certain deferred tax assets relating to the same fiscal authority; the liability prior to such offset is £1 138m (2004 £1 083m). The net amount expected to be settled after more than 12 months is £445m (2004 £707m).

m)	In accordance with FAS 115, ‘Accounting for Certain Investments in Debt and Equity Securities’, BG Group’s listed investments are revalued at each period end, with differences charged or credited to Other Comprehensive Income. Similar treatment is required under IAS 39, ‘Financial Instruments: Recognition and Measurement’, which BG Group adopted with effect from 1 January 2005. Prior to the adoption of IAS 39, investments were held at cost less any provision for impairment.

n)	IFRS 5, ‘Non-current Assets Held for Sale and Discontinued Operations’, requires that the results and the profits or losses on disposal of operations which represent a separate major line of business or geographical area of operations, and which meet other specific criteria, be reported as discontinued operations. Operations not satisfying all these conditions are classified as continuing. Under US GAAP, FAS 144, ‘Accounting for the Impairment or Disposal of Long-Lived Assets’, requires a different set of conditions to be fulfilled, and classifies as discontinuing smaller components of a group than would constitute a separate major line of business under IFRS.

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114	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

31	US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

In 2005, BG Group disposed of its telecoms businesses in Brazil. In addition, management committed to a plan to dispose of the Group’s telecoms businesses in India. Management expects this sale to be completed in 2006. These businesses are classified within the Other activities segment. In 2004, BG Group disposed of its interests in the Muturi Production Sharing Contract (within the E&P segment) and Tangguh LNG project (within the LNG segment). In addition, management committed to a plan to dispose of Premier Transmission Limited, a UK joint venture within the T&D segment. The disposal was completed in 2005. In 2003, the Group disposed of a number of UK North Sea gas production assets within the E&P segment and Phoenix Natural Gas Limited, a subsidiary in the T&D segment. Also in 2003, BG Group’s management committed to sell its investments in the North Caspian Sea Production Sharing Agreement, classified within the E&P segment. This sale was completed in 2005.

These are all classified as discontinued operations under US GAAP and the comparative figures have been restated accordingly; IFRS treats them as continuing operations as they do not represent a major line of business or geographical operation. Further details on disposals are given in note 6, page 81. There is no material difference between the total net income analysed as discontinued operations under US GAAP and that arising from gains and losses on disposal of the assets listed above.

Aggregate assets and liabilities disposed during the year were as follows:

	during the year ended 31 December	2005	2004
		£m	£m

	Non-current assets	598	64

	Current assets	16	5

	Current liabilities	(59)	–

	Non-current liabilities	(3)	–

	Net assets disposed	552	69

	Details of assets and liabilities classified as held for sale are set out in note 19, page 90.

o)	A reconciliation of basic and diluted earnings per ordinary share is arrived at by adjusting both the numerator and denominator with the adjustments given in note 10, page 85. One ADS is equivalent to five ordinary shares.

p)	On 1 January 2002, BG Group adopted FAS 142, ‘Goodwill and Other Intangible Assets’, under which goodwill is not amortised but is instead reviewed annually for impairment. Under IFRS a similar treatment is required. Prior to the adoption of IFRS on 1 January 2003, BG Group amortised goodwill in line with UK GAAP. In addition, BG Group has taken advantage of the exemption in IFRS 1 not to restate business combinations which occurred prior to the date of transition to IFRS. This results in a reconciling difference with US GAAP within shareholders’ funds in respect of amortisation charged prior to 1 January 2003.

EXPLANATION OF RECONCILING DIFFERENCES NOT QUANTIFIED BETWEEN IFRS AND US GAAP
A)	Under IFRS, the Group’s Financial Statements include a consolidated income statement, presented in accordance with the Companies Act 1985 and IAS 1, ‘Presentation of Financial Statements’. Under US GAAP, certain items are included in different lines on the income statement than under IFRS. Set out below, for illustrative purposes, is a consolidated income statement in a US GAAP format, but using IFRS figures:

	2005	2004	2003
	£m	£m	£m

Total revenue	5 407	4 063	3 564

Operating costs	(3 523)	(2 755)	(2 492)

Profit on disposal of property, plant and equipment	446	87	116

Operating income	2 330	1 395	1 188

Net interest	19	(21)	(18)

Profit before income taxes	2 349	1 374	1 170

Income taxes	(941)	(585)	(500)

Share of net income of affiliates	160	125	132

Minority interests in income of consolidated entities	(40)	(28)	(28)

Net income	1 528	886	774

The income statement above includes an increase in operating costs and a reduction in interest to reclassify the charge to finance costs on the unwinding of the Group’s decommissioning provisions and the charge to finance costs in respect of the Group’s pension schemes. In addition, it reflects a reduction in operating costs and a reduction in revenue to reclassify Canadian royalty payments.

As permitted under IFRS, BG Group has presented the balance sheets in ascending order of liquidity, analysed between net assets and equity. Under US GAAP, assets and liabilities would be presented in descending order of liquidity and the analysis would be between total assets and total liabilities plus shareholders’ funds. Certain items that are disclosed in the notes under IFRS would be disclosed on the face of the balance sheet under US GAAP.

B)	BG Group’s Financial Statements include a cash flow statement prepared in accordance with IAS 7, ‘Cash Flow Statements’ and no separate cash flow statement is prepared under FAS 95, ‘Statement of Cash Flows’. Financing cash flows for interest paid and received under IAS 7 would be classified as operating cash flows under FAS 95.

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31	US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

C)	In May 2003, the EITF reached a consensus on Issue 01-08, ‘Determining Whether an Arrangement Contains a Lease’. This Issue provides guidance for determining whether an arrangement for the right of use of property, plant and equipment contains a lease in accordance with FAS 13, ‘Accounting for Leases’. If it is determined that a lease exists, the lease and non-lease components of a combined arrangement must be accounted for separately. EITF 01-08 is effective for all arrangements initiated, modified or acquired in the first reporting period beginning after 28 May 2003. The adoption of EITF 01-08 has not had an impact on BG Group’s Financial Statements.

BG Group adopted IFRIC Interpretation 4, ‘Determining whether an Arrangement contains a Lease’, (IFRIC 4) on 1 January 2006. Unlike EITF 01-08, IFRIC 4 requires retrospective application to all arrangements in place at the date of adoption. This will result in a difference in the treatment of arrangements initiated, modified or acquired in reporting periods beginning before 28 May 2003. Further details on the impact of IFRIC 4 are set out in note 1, page 71.

D)	FIN 45, ‘Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others’, addresses the disclosure to be made by a guarantor in its financial statements about its obligations under guarantees. FIN 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees. It requires the guarantor to recognise a liability for the non-contingent component of the guarantee. This is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements.

Since 1 January 2003, BG Group has issued or modified guarantees to joint ventures and associates with a maximum exposure as at 31 December 2005 of £428m (2004 £233m). Their fair value as at 31 December 2005 was £2m (2004 £5m). The guarantees relate primarily to the Group’s Egyptian LNG facilities and the fair value recognised within provisions and the carrying value of the investment results in a difference with IFRS, which does not require recognition of such guarantees. There is no impact on net income or shareholders’ funds.

BG Group adopted the IASB’s amendments to IAS 39 in respect of financial guarantee contracts and credit insurance on 1 January 2006. The provisions of the amended standard are similar to those of FIN 45, although full retrospective application is required. Further disclosures about BG Group’s guarantees, commitments and contingencies, including those required under IAS 37 and the Companies Act 1985 in the UK, are given in note 27, page 99.

E)	On 21 June 2005, BG Group acquired the remaining 50% of Brindisi LNG SpA that it did not already own for a cash consideration of £11m plus a deferred contingent sum of £18m. IFRS 3 requires that, when a business combination agreement provides for an adjustment to the cost of the combination contingent on future events, the acquirer shall include the amount of the adjustment in the cost of the combination at the acquisition date if the adjustment is probable and can be measured reliably. Under US GAAP, contingent consideration may not be recorded as a liability unless the outcome of the contingency is determinable beyond reasonable doubt. The difference would result in a lower balance on intangible assets, offset by lower provisions under US GAAP. There is no impact on net income or shareholders’ funds in 2005 as the assets are still under construction and not subject to amortisation. Further details on this acquisition are shown in note 15, page 89.

NEW US GAAP ACCOUNTING STANDARDS
On 16 December 2004, the FASB issued FAS 123(R), ‘Share-Based Payment’, which is a revision of FAS 123, supersedes APB 25, and amends FAS 95. Generally, the approach in FAS 123(R) is similar to the approach described in FAS 123, but requires all share-based payments to employees, including grants of employee stock options, to be recognised in the income statement based on their fair values. Pro forma disclosure is no longer an alternative for SEC registrants. FAS 123(R) is effective from the first fiscal period beginning after 15 June 2005 and BG Group adopted it on 1 January 2006. The treatment of share-based payments under FAS 123(R) is broadly similar to that required by IFRS 2, but there are some differences, primarily in respect of deferred taxes. BG Group does not expect that the differences with IFRS 2 will have a material impact on the fair value measurement of share-based payments to employees, but it is expected that reconciling items will arise in respect of the associated social security costs and tax treatment.

In December 2004, the FASB issued FAS 153, ‘Exchanges on Nonmonetary Assets’, which eliminates the exception from fair value measurement of nonmonetary exchanges of similar productive assets in APB 29, ‘Accounting for Nonmonetary Transactions’, and replaces it with an exception for exchanges that do not have commercial substance. The standard is effective for nonmonetary asset exchanges occurring in annual periods beginning after 15 June 2005 and is not expected to have a material impact on the Group’s consolidated Financial Statements.

In May 2005, the FASB issued FAS 154, ‘Accounting Changes and Error Corrections’. FAS 154 requires that entities account retrospectively for correction of errors in prior periods. Changes in accounting principles are also to be applied retrospectively unless the accounting pronouncement that gave rise to the change requires otherwise. Changes in accounting estimates are to be applied prospectively. The standard is effective for accounting changes and error corrections occurring in annual periods beginning after 15 December 2005. FAS 154 is part of the FASB and IASB’s convergence project and brings US GAAP substantially into line with IFRS in this area. The remaining differences are not expected to have a material impact on the Group’s consolidated Financial Statements.

In September 2005, the FASB ratified the consensus reached by the EITF regarding Issue No. 04-13, ‘Accounting for Purchases and Sales of Inventory with the Same Counterparty’, that purchases and sales of inventory with the same party in the same line of business should be accounted for as nonmonetary exchanges, if entered into in contemplation of one another. BG Group presents purchase and sale activities related to its marketing and trading activities on a net basis in the income statement and it is not expected that the consensus will have a material impact on the Group’s consolidated Financial Statements.

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116	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

32	PRINCIPAL SUBSIDIARY UNDERTAKINGS, JOINT VENTURES AND ASSOCIATES

The principal subsidiary undertakings, joint ventures and associates listed are those which in the opinion of the Directors principally affect the figures shown in the Financial Statements. A full list of subsidiary undertakings, joint ventures and associates will be included in the next Annual Return filed with the Registrar of Companies.

PRINCIPAL SUBSIDIARY UNDERTAKINGS
as at 31 December 2005

	Country of		Groupholding
	incorporation	Activity	%	(a)

BG Energy Holdings Limited*	England	Group holding company	100.0

BG Gas Marketing Limited	England	LNG marketing	100.0

BG International Limited	England	Holding company	100.0
		Exploration and production

BG International (CNS) Limited	England	Exploration and production	100.0

BG International (NSW) Limited	England	Exploration and production	100.0

BG Karachaganak Limited	England	Holding company	100.0
		Exploration and production

BG North Sea Holdings Limited	England	Holding company	100.0
		Exploration and production

BG Rosetta Limited	England	Exploration and production	100.0

BG Trinidad and Tobago Limited	England	Exploration and production	100.0

BG Tunisia Limited	England	Exploration and production	100.0

Methane Services Limited	England	LNG shipping	100.0

BG E&P Brasil Ltda	Brazil	Exploration and production	100.0

Companhia de Gás de São Paulo – (Comgas)(b)	Brazil	Gas distribution	72.9

BG Canada Exploration and Production, Inc.	Canada	Exploration and production	100.0

BG Bolivia Corporation	Cayman Islands	Exploration and production	100.0

BG Egypt S.A.	Cayman Islands	Exploration and production	100.0

BG Exploration and Production India Limited	Cayman Islands	Exploration and production	100.0

Gujarat Gas Company Limited	India	Gas distribution	65.1

Mauritania Holdings B.V.	Netherlands	Exploration and production	100.0

Premier Power Limited	Northern Ireland	Power generation	100.0

BG Asia Pacific Pte Limited	Singapore	Exploration and production	100.0

BG Trinidad Central Block Limited	Trinidad and Tobago	Exploration and production	100.0

BG LNG Services, LLC	USA	LNG shipping and marketing	100.0

BG LNG Trading, LLC	USA	LNG marketing	100.0

* Shares are held by the Company; others areheld by subsidiary undertakings.

(a)	There is no difference between the Group holding of ordinary shares and the Group’s share of net assets attributable to equity shareholders, except for Comgas where the Group’s share of net assets is 60.1%.
(b)	BG Group holds its interest in Comgas indirectly through its wholly owned subsidiary undertaking BG Gas São Paulo Investments B.V. whichholds a 95.8% interest in Integral Investments B.V. which, in turn, holds ordinary shares in Comgas.

The distribution of the profits of Comgas are restricted by Corporation Law in Brazil and the company’s by-laws which require 5% of the profit for the year to be transferred to the Legal Reserve, until it reaches 20% of the subscribed capital. Distribution of the profits of BG Group’s other subsidiary undertakings are not materially restricted.

All principal subsidiary undertakings operate in their country of incorporation with the exception of BG Asia Pacific Pte Limited, which operates across several countries; BG Bolivia Corporation, which operates in Bolivia; BG Tunisia Limited, which operates in Tunisia; BG Trinidad and Tobago Limited, which operates in Trinidad and Tobago; BG Trinidad Central Block Limited, which operates in Trinidad and Tobago; BG Rosetta Limited, which operates in Egypt; BG Egypt S.A., which operates in Egypt; BG Karachaganak Limited, which operates in Kazakhstan; BG Exploration and Production India Limited, which operates in India; Mauritania Holdings B.V., which operates in Mauritania; BG Gas Marketing Limited, which operates across several countries; Methane Services Limited, which operates across several countries; and BG International Limited, which operates in the UK and several other countries worldwide.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	117

32	PRINCIPAL SUBSIDIARY UNDERTAKINGS, JOINT VENTURES AND ASSOCIATES continued

JOINT VENTURES AND ASSOCIATES
as at 31 December 2005

	Country of				Group
	incorporation				holding
	andoperation	Activity	Issued share capital		%

Joint ventures

First Gas Holdings Corporation	Philippines	Power generation	126 084 100 shares of Peso 10		40.0

Mahanagar Gas Limited	India	Gas distribution	89 341 600 shares of Rupees 10		49.75

Seabank Power Limited	England	Power generation	5 280 shares of £1	(a)	50.0

Associates

Atlantic LNG Company of Trinidad and Tobago	Trinidad and
	Tobago	LNG manufacture	243 851 shares of $1 000		26.0

Atlantic LNG 2/3 Company of Trinidad and	Trinidad and
Tobago Unlimited	Tobago	LNG manufacture	139 253 shares of $1 000		32.5

El Behera Natural Gas Liquefaction Company S.A.E.	Egypt	LNG manufacture	30 000 shares of $100		35.5

Genting Sanyen Power Sdn Bhd	Malaysia	Power generation	20 000 000 shares of Ringgit 1		20.0

Idku Natural Gas Liquefaction Company S.A.E.	Egypt	LNG manufacture	30 000 shares of $100		38.0

Interconnector (UK) Limited	England	Gas transportation	11 785 680 shares of £1	(b)	25.0

(a)	Comprises 2 640 A ordinary and 2 640 B ordinary shares. The Group holding is 2 640 A ordinary shares. The rights attached to each class of share are the same.
(b)	Ordinary shares. Interconnector (UK) Limited also has 969 000 issued preference shares of £1 each of which the Group holds 26.3%.

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118	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

33	EXPLANATION OF TRANSITION TO INTERNATIONAL FINANCIAL REPORTING STANDARDS

In July 2002, the European Union (EU) approved a regulation that requires all listed companies to prepare consolidated statements in accordance with International Financial Reporting Standards (IFRS) adopted at the European level. The regulation applies to all accounting periods beginning on or after 1 January 2005. This is the first year that BG Group has presented its Financial Statements under IFRS.

IMPACT OF IFRS ON COMPARATIVE FINANCIAL INFORMATION (THE GROUP)
As BG Group publishes comparative information for two years in its Financial Statements, the date for transition to IFRS is 1 January 2003; the start of the earliest period of comparative information. The financial information set out on pages 121 to 127 has been prepared in order to explain the adjustments made to the transition balance sheet as at 1 January 2003 and for the years ended 31 December 2003 and 2004 for both the Group and the Company. In addition, the adjustments made on the adoption of IAS 32 and IAS 39 from 1 January 2005 are set out on page 122. This information has been prepared using the accounting policies set out on pages 63 to 65.

Transition arrangements
The rules for first time adoption of IFRS are set out in IFRS 1 ‘First-time Adoption of International Financial Reporting Standards’. IFRS 1 states that companies should use the same accounting policies in their opening IFRS balance sheet and for all periods presented thereafter. The standard requires these policies to comply with IFRSs effective at the reporting date for the first published financial statements under IFRS (31 December 2005). IFRS 1 allows exemptions from the application of certain IFRSs to assist companies with the transition process. BG Group used the following exemptions:

BG Group used the exemption available for not restating business combinations under IFRS 3 prior to the date of transition to IFRS. Accordingly, the carrying value of goodwill was not adjusted at the transition date.

BG Group elected to recognise all cumulative actuarial gains and losses at the date of transition to IFRS. The ‘corridor’ approach as set out in IAS 19 Employee Benefits is used to recognise actuarial gains and losses arising subsequent to the transition date.

BG Group deemed cumulative translation differences for foreign operations to be zero at the date of transition. Any gains and losses on disposals of foreign operations exclude translation differences arising prior to the transition date.

BG Group adopted IAS 32 and IAS 39 from 1 January 2005, with no restatement of comparative information. The effect of adoption of IAS 32 and IAS 39 is set out on page 122.

IAS 19 Employee Benefits
Under UK GAAP, BG Group accounted for pensions and post-retirement benefits using SSAP 24. SSAP 24 required that the cost of providing pensions and related benefits was charged to the income statement over the periods benefiting from employees’ services. The difference between the charge in the income statement and contributions paid to pension schemes was shown as a movement in a provision.

Under IAS 19, cumulative actuarial gains and losses in respect of the Group’s pension and post-retirement benefit plans were recognised in full on the transition date. This resulted in the recognition of a benefit obligation of £117m which, offset by a reversal of the UK GAAP SSAP 24 provision, resulted in a reduction in retained earnings of £47m. The related tax impact was an increase in the deferred tax asset of £14m. The income statement charge under IAS 19 primarily represents a current service cost (using the Projected Unit Method of valuation) charged to operating profit and a finance cost offset by the expected return on any plan assets. The charge to operating profit is also affected by any recognised actuarial gains and losses. BG Group uses the ‘corridor’ approach for the recognition of actuarial gains and losses.

The adoption of IAS 19 increased the pre-tax income statement charge in respect of pensions in 2003 by £4m, £1m of which was presented as a finance cost. The pre-tax impact in 2004 was an additional charge of £9m, £2m of which was presented as a finance cost.

IFRS 2 Share-based Payment
Under UK GAAP (UITF 17) BG Group did not recognise any charge for share-based payments to employees based on grants of options allocated under the Company Share Option Scheme (CSOS) as the exercise price is the same as the option price at the date of grant. In addition, no income statement charge was incurred in respect of shares issued to employees under the Sharesave Scheme as Save as You Earn Schemes were exempt from the provisions of UITF 17. The costs of the Long Term Incentive Scheme (LTIS) and Free Shares Scheme were charged to the income statement over the life of the allocation, based on the likelihood of shares vesting and the market value of the shares at the date of grant.

On the adoption of IFRS 2, BG Group recognised the fair value of share-based payments to employees based on grants of options (allocated under the CSOS and Sharesave Scheme) and shares (allocated under the LTIS and Free Shares Scheme) from 7 November 2002 (the effective date of IFRS 2). The fair value of these grants is calculated using the Black-Scholes valuation model and a Monte Carlo projection model and is charged to the income statement over the relevant vesting periods. The charge for share options and free shares is adjusted to reflect expected and actual levels of vesting. The fair value of the LTIS awards is adjusted for the probability of performance conditions being achieved.

In 2003, the fair value charge in respect of share-based payments granted since 7 November 2002 was more than offset by the reversal of the charge made in respect of the LTIS and Free Shares Schemes under UK GAAP. This resulted in an increase to operating profit for the year ended 31 December 2003 of £5m. In 2004, the additional charge in respect of IFRS 2 was £8m. In future years it is estimated that, based on 2004 award levels and share price, there will be an increased pre-tax charge to the income statement of approximately £12m compared to the charge under UK GAAP.

Premier Power CCGT Project
In 2000, BG Group’s wholly owned subsidiary Premier Power Limited received £168m in consideration for the restructuring of power purchase agreements with Northern Ireland Electricity following agreement to construct a new CCGT power plant at Ballylumford. Under UK GAAP, this amount was treated as deferred income and released over the life of the remaining power agreements.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	119

33	EXPLANATION OF TRANSITION TO INTERNATIONAL FINANCIAL REPORTING STANDARDS continued

Under IFRS, the amount was recognised as income in the year of receipt, along with the impairment of the property, plant and equipment associated with the original power plants. This resulted in a reduction in the carrying value of property, plant and equipment of £75m and a reduction in accruals and deferred income of £107m as at 1 January 2003, with a related deferred tax impact of £10m (increase in liability). For 2003 and 2004, turnover and operating costs were reduced by £16m and £11m and £14m and £10m respectively.

IAS 12 Income taxes
Under UK GAAP, deferred tax was provided for all timing differences that had originated but not reversed at the balance sheet date. Deferred tax was provided for unremitted earnings of overseas subsidiaries, jointly controlled entities and associates only in the event of a binding agreement to distribute those earnings.

IAS 12 requires that a deferred tax liability should be recognised for all taxable temporary differences except under certain specific circumstances. Accordingly, at the transition date BG Group recognised deferred tax liabilities in respect of unremitted earnings of overseas associates and jointly controlled entities of £16m and in respect of non-current assets held at fair value following a business combination of £34m.

In addition, on the transition date additional deferred tax of £4m was recognised in an associate in respect of taxable temporary differences. The tax charge in 2003 increased by £23m and in 2004 by £9m in respect of deferred tax provisions on unremitted earnings of associates and jointly controlled entities and fair value adjustments.

IAS 10 Events After The Balance Sheet Date
UK GAAP required that any dividends proposed at the balance sheet date should be recognised as a liability at that date. IAS 10 states that if an entity declares a dividend after the balance sheet date the dividends should not be recognised as a liability at the balance sheet date. Accordingly, BG Group has reversed the liability for proposed dividends at 1 January 2003; 31 December 2003; and 31 December 2004. The impact on net assets as at 1 January 2003 was an increase of £55m, at 31 December 2003 the increase was £66m and at 31 December 2004 the increase was £74m.

IFRS 3 Business Combinations
Under UK GAAP, BG Group amortised goodwill associated with business combinations over its useful economic life, which did not exceed 20 years.

Under IFRS 3, all business combinations are accounted for by applying the purchase method. Any goodwill acquired in a business combination is recognised as an asset and is not amortised. Instead, goodwill is tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired.

BG Group elected to adopt the IFRS 1 exemption to the application of this standard to business combinations occurring prior to the IFRS transition date. Accordingly, the carrying value of goodwill as at 1 January 2003 was not adjusted. Charges in respect of goodwill amortisation for 2003 and 2004 were reversed. The impact on operating profit in 2003 was an increase of £17m and in 2004 was £16m. There is no associated tax impact.

An impairment review was undertaken on the goodwill balance at the transition date as required by IFRS 1. An impairment review was also performed on the goodwill for 2003 and 2004 reporting purposes.

During 2004, BG Group completed the acquisitions of: El Paso Oil and Gas Canada, Inc. (Canada) an exploration and production business with interests in Canada; Aventura Energy, Inc. (Aventura) an exploration and production business with interests in Trinidad and Tobago; and Mauritania Holdings B.V. (Mauritania) an exploration and production business with interests offshore Mauritania, West Africa.

Under UK GAAP, deferred tax was not provided on fair value adjustments arising from business combinations. The IFRS balance sheet as at 31 December 2004 was adjusted to take account of a deferred tax adjustment to the fair value of assets and liabilities in respect of BG Group’s acquisitions of Mauritania and Aventura. The adjustment represents a deferred tax liability of £107m associated with the fair value of the exploration and production assets acquired. The carrying value of the assets acquired was adjusted by the same amount. Canada has a deferred tax asset under both UK GAAP and IFRS.

Regulatory current account balances
Comgas (BG Group’s Brazilian distribution business) recognised an asset under UK GAAP in respect of the pass-through of higher costs after formal approval of a revised tariff by the Comgas Regulator.

Under IFRS, the retrospective benefit is not considered to meet the criteria for recognition of an asset under the current standards and accordingly this balance was de-recognised in the transition balance sheet. The impact of this de-recognition was a reduction of net assets as at 1 January 2003 of £19m, an increase in operating profit during 2003 of £20m and a decrease in operating profit during 2004 of £1m.

Deferred income
Under UK GAAP, BG Group adjusted deferred income associated with the restructuring of one of its gas contracts for the effects of the discount unwinding on the lump sum payment received. This resulted in an equal and opposite adjustment to both turnover and finance costs. Under IFRS, this adjustment was reversed resulting in a reduction of both turnover and finance costs of £7m for the year ended 31 December 2003 and £5m for the year ended 31 December 2004. There was no impact on profit before tax.

IFRS 5 Non-current Assets Held for Sale and Discontinued Operations
Under UK GAAP, BG Group was not required to identify separately on the face of the balance sheet non-current assets or disposal groups held for sale.

BG Group adopted IFRS 5 earlier than required by the standard. IFRS 5 states that a non-current asset or disposal group is classified as held for sale if its carrying amount will be recovered principally through a sale transaction rather than through continuing use. The results of discontinued operations are separately disclosed if they represent a separate major line of business or geographical operation.

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120	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

33 EXPLANATION OF TRANSITION TO INTERNATIONAL FINANCIAL REPORTING STANDARDS continued

During 2003, BG Group announced its agreement to sell its interest in the North Caspian Sea PSA and its agreement to the sale of its interest in the Muturi PSC in Indonesia and the related interest in the Tangguh LNG project. In addition, management had committed to a plan to dispose of Premier Transmission Limited, a jointly controlled entity based in the UK. At the end of 2003, these disposal groups were measured at their carrying amounts, which were lower than fair value less costs to sell. The assets and liabilities associated with these disposal groups have been presented separately from other assets and liabilities in the balance sheet. The results of these operations were not separately identified as discontinued operations as they did not represent a major line of business or geographical operation.

The sale of Muturi and Tangguh was completed during 2004. The disposals of the North Caspian Sea PSA and Premier Transmission Limited completed during 2005.

Impact of IFRS on cash flow
Income taxes of £387m paid during the year ended 31 December 2004 (2003 £332m) are classified as part of operating cash flows under IFRS, but were classified as a separate category of the cash flow under UK GAAP. Cash and cash equivalents under IFRS includes short-term deposits of £208m (2003 £201m). Under UK GAAP movements on these short-term deposits were included in the management of liquid resources category in the cash flow.

Impact of IAS 32 and IAS 39
BG Group adopted IAS 32 and IAS 39 from 1 January 2005. These standards set out the accounting rules surrounding the recognition, measurement, disclosure and presentation of financial instruments.

Most of BG Group’s contracts for the sale and purchase of commodities are considered ‘own use’ contracts that were entered into and continue to be held for the purpose of receipt or delivery in accordance with BG Group’s expected sale, purchase or usage requirements. However, under IAS 39 BG Group is also required to assess own use contracts to determine whether they contain embedded derivatives. This assessment was made based upon conditions at the inception of the contracts.

Net assets as at 1 January 2005 were reduced by £238m on implementation of IAS 39. The large majority of this reduction (£225m) related to the recognition of certain long-term UK gas contracts at fair value (see below). The loss on these contracts arises as they are required to be marked-to-market and current UK market gas prices are considerably higher than prices under contract terms agreed in prior years. The underlying contracts are profitable on an operational basis and there is no impact on cash flow from the change in accounting rules.

The most significant impacts of adopting these standards are set out below:

Certain long-term contracts for the sale of gas to the UK gas market fall within the scope of IAS 39. Whilst the activity surrounding these contracts involves the physical delivery of gas, the contracts fall within the scope of IAS 39 as they are considered to contain written options relating to buyer flexibility e.g. with respect to volumes purchased. Accordingly, they are marked-to-market in their entirety with movements in this mark-to-market valuation flowing through the income statement.

Asset optimisation activities undertaken by BG Group’s UK and US operations involve short-term contracts for the sale and purchase of commodities and associated derivative instruments. These instruments fall within the scope of IAS 39 and are measured at fair value with movements in fair value recognised in the income statement.

BG Group’s gas marketing business in the USA uses derivative instruments to manage margin exposure arising from fluctuations in gas prices. Cash flow hedge accounting is applied where derivative instruments are designated as a hedge of highly probable future gas sales. Gains and losses associated with those derivatives determined to be effective hedges are deferred in equity until the underlying transaction affects the income statement.

Financial instruments utilised by BG Group’s treasury operations include interest rate swaps, foreign currency swaps and forward exchange contracts. These financial instruments are used to manage the Group’s exposure to foreign exchange and interest rate movements. Certain derivative instruments are designated as fair value hedges of interest rate risk associated with the long-term debt. The Group designates certain derivatives as cash flow hedges of the foreign exchange risk associated with highly probable forecast purchases. The Group also hedges the foreign exchange risks associated with the Group’s net investments in foreign operations. The fair value of these derivative instruments is recognised on the balance sheet. Movements in fair value are recognised in the income statement to the extent that they relate to hedges of the risks associated with Group debt, or in equity when relating to effective cash flow hedges of highly probable forecast purchases that have yet to occur or effective hedges of the foreign exchange risk of net investments in foreign operations.

Long-term issued debt of the Group is recorded at amortised cost except where the debt is part of a fair value hedge relationship when the carrying value of the debt is adjusted to reflect fair value movements associated with the hedged risks throughout the effective period of the hedge. These fair value movements are recognised in income and offset against movements in the related hedging instrument.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	121

33	EXPLANATION OF TRANSITION TO INTERNATIONAL FINANCIAL REPORTING STANDARDS continued

RECONCILIATION OF INCOME STATEMENT FOR THE YEAR ENDED 31 DECEMBER 2004

		Results under IFRS
THE GROUP
		Effect of
		transition to
	UKGAAP	IFRS	Total
	£m	£m	£m

Group revenue and other operating income	4 082	(19)	4 063

Operating costs	(2 753)	10	(2 743)

Profit/(loss) on disposal of non-current assets	92	(5)	87

Operating profit before share of results from
joint ventures and associates	1 421	(14)	1 407

Finance income	42	–	42

Finance costs	(78)	3	(75)

Share of post-tax results from
joint ventures and associates	123	2	125

Profit before tax	1 508	(9)	1 499

Taxation	(576)	(9)	(585)

Profit for the year	932	(18)	914

Profit attributable to:

Minority interests	28	–	28

Shareholders (earnings)	904	(18)	886

	932	(18)	914

RECONCILIATION OF INCOME STATEMENT FOR THE YEAR ENDED 31 DECEMBER 2003

		Results under IFRS
THE GROUP
		Effect of
		transition to
	UK GAAP	IFRS	Total
	£m	£m	£m

Group revenue and other operating income	3 587	(23)	3 564

Operating costs	(2 530)	50	(2 480)

Profit/(loss) on disposal of subsidiaries and associates	40	–	40

Profit/(loss) on disposal of other non-current assets	77	(1)	76

Operating profit before share of results from
joint ventures and associates	1 174	26	1 200

Finance income	44	–	44

Finance costs	(81)	7	(74)

Share of post-tax results from
joint ventures and associates	130	2	132

Profit before tax	1 267	35	1 302

Taxation	(479)	(21)	(500)

Profit for the year	788	14	802

Profit attributable to:

Minority interests	20	8	28

Shareholders (earnings)	768	6	774

	788	14	802

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122	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

33	EXPLANATION OF TRANSITION TO INTERNATIONAL FINANCIAL REPORTING STANDARDS continued

RECONCILIATION OF EQUITY AT 31 DECEMBER 2004				Effect of
		Effect of		adoption of	Opening
THE GROUP		transition to	Restated	IAS 32	position at
	UK GAAP	IFRS	under IFRS	and IAS 39	1 Jan 2005
	£m	£m	£m	£m	£m

Assets

Non-current assets

Goodwill	239	33	272	–	272

Other intangible assets	976	(391)	585	–	585

Property, plant and equipment	4 567	(58)	4 509	–	4 509

Investments accounted for using equity method	1 062	(13)	1 049	(2)	1 047

Other investments	1	–	1	–	1

Deferred income tax assets	50	18	68	2	70

Trade and other receivables	46	–	46	–	46

Derivative financial instruments	–	–	–	177	177

	6 941	(411)	6 530	177	6 707

Current assets

Inventories	99	–	99	–	99

Trade and other receivables	1 212	(22)	1 190	(11)	1 179

Commodity contracts and other derivative financial instruments	–	–	–	43	43

Cash and cash equivalents	340	–	340	–	340

	1 651	(22)	1 629	32	1 661

Assets classified as held for sale	–	530	530	–	530

Total assets	8 592	97	8 689	209	8 898

Liabilities

Current liabilities

Borrowings	(577)	–	(577)	(28)	(605)

Trade and other payables	(1 130)	154	(976)	3	(973)

Current income tax liabilities	(264)	–	(264)	–	(264)

Commodity contracts and other derivative financial instruments	–	–	–	(399)	(399)

	(1 971)	154	(1 817)	(424)	(2 241)

Non-current liabilities

Borrowings	(762)	–	(762)	(152)	(914)

Trade and other payables	(156)	67	(89)	–	(89)

Derivative financial instruments	–	–	–	(22)	(22)

Deferred income tax liabilities	(712)	(195)	(907)	151	(756)

Retirement benefit obligations	(76)	(59)	(135)	–	(135)

Provisions for other liabilities and charges	(325)	–	(325)	–	(325)

	(2 031)	(187)	(2 218)	(23)	(2 241)

Liabilities associated with assets classified as held for sale	–	(67)	(67)	–	(67)

Total liabilities	(4 002)	(100)	(4 102)	(447)	(4 549)

Net assets	4 590	(3)	4 587	(238)	4 349

Equity

Ordinary shares	354	–	354	–	354

Share premium	59	–	59	–	59

Hedging and translation reserves	–	(173)	(173)	(32)	(205)

Other reserves	1 702	–	1 702	–	1 702

Retained earnings	2 455	170	2 625	(204)	2 421

Total shareholders’ equity	4 570	(3)	4 567	(236)	4 331

Minority interest in equity	20	–	20	(2)	18

Total equity	4 590	(3)	4 587	(238)	4 349

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	123

33	EXPLANATION OF TRANSITION TO INTERNATIONAL FINANCIAL REPORTING STANDARDS continued

RECONCILIATION OF EQUITY AT 31 DECEMBER 2003		Effect of
		transition to	Restated
THE GROUP	UK GAAP	IFRS	under IFRS
	£m	£m	£m

Assets

Non-current assets

Goodwill	252	17	269

Other intangible assets	588	(387)	201

Property, plant and equipment	4 020	(88)	3 932

Investments accounted for using equity method	1 028	(14)	1 014

Other investments	10	–	10

Deferred income tax assets	22	15	37

Trade and other receivables	66	–	66

	5 986	(457)	5 529

Current assets

Inventories	119	–	119

Trade and other receivables	749	(30)	719

Cash and cash equivalents	313	–	313

	1 181	(30)	1 151

Assets classified as held for sale	–	449	449

Total assets	7 167	(38)	7 129

Liabilities

Current liabilities

Borrowings	(495)	–	(495)

Trade and other payables	(880)	142	(738)

Current income tax liabilities	(108)	–	(108)

	(1 483)	142	(1 341)

Non-current liabilities

Borrowings	(539)	–	(539)

Trade and other payables	(154)	80	(74)

Deferred income tax liabilities	(715)	(79)	(794)

Retirement benefit obligations	(73)	(50)	(123)

Provisions for other liabilities and charges	(287)	–	(287)

	(1 768)	(49)	(1 817)

Liabilities associated with assets classified as held for sale	–	(56)	(56)

Total liabilities	(3 251)	37	(3 214)

Net assets	3 916	(1)	3 915

Equity

Ordinary shares	353	–	353

Share premium	47	–	47

Translation reserve	–	(34)	(34)

Other reserves	1 702	–	1 702

Retained earnings	1 823	33	1 856

Total shareholders’ equity	3 925	(1)	3 924

Minority interest in equity	(9)	–	(9)

Total equity	3 916	(1)	3 915

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124	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notes to the accounts continued

33	EXPLANATION OF TRANSITION TO INTERNATIONAL FINANCIAL REPORTING STANDARDS continued

RECONCILIATION OF EQUITY AT 1 JANUARY 2003		Effect of
		transition to	Restated
THE GROUP	UK GAAP	IFRS	under IFRS
	£m	£m	£m

Assets

Non-current assets

Goodwill	251	–	251

Other intangible assets	561	–	561

Property, plant and equipment	4 102	(75)	4 027

Investments accounted for using equity method	733	(6)	727

Other investments	9	–	9

Deferred tax assets	24	14	38

Trade and other receivables	69	–	69

	5 749	(67)	5 682

Current assets

Inventories	105	–	105

Trade and other receivables	661	(19)	642

Cash and cash equivalents	268	–	268

	1 034	(19)	1 015

Total assets	6 783	(86)	6 697

Liabilities

Current liabilities

Borrowings	(580)	–	(580)

Trade and other payables	(901)	69	(832)

Current income tax liabilities	(98)	–	(98)

	(1 579)	69	(1 510)

Non-current liabilities

Borrowings	(690)	–	(690)

Trade and other payables	(190)	93	(97)

Deferred income tax liabilities	(645)	(60)	(705)

Retirement benefit obligations	(70)	(47)	(117)

Provisions for other liabilities and charges	(261)	–	(261)

	(1 856)	(14)	(1 870)

Total liabilities	(3 435)	55	(3 380)

Net assets	3 348	(31)	3 317

Equity

Ordinary shares	353	–	353

Share premium	45	–	45

Other reserves	1 702	–	1 702

Retained earnings	1 224	(23)	1 201

Total shareholders’ equity	3 324	(23)	3 301

Minority interest in equity	24	(8)	16

Total equity	3 348	(31)	3 317

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BG GROUP ANNUAL AND ACCOUNTS 2005	125

33	EXPLANATION OF TRANSITION TO INTERNATIONAL FINANCIAL REPORTING STANDARDS continued

IMPACT OF IFRS ON COMPARATIVE FINANCIAL INFORMATION (THE COMPANY)
In accordance with the Companies Act 1985, BG Group has elected to prepare the separate Financial Statements of BG Group plc (the Company) in accordance with IFRS using a date of transition of 1 January 2003. The information below has been prepared in order to explain the adjustments made to the transition balance sheet as at 1 January 2003 and for the years ended 31 December 2003 and 2004.

IAS 10 Events After The Balance Sheet Date
UK GAAP required that any dividends proposed at the balance sheet date should be recognised as a liability at that date. IAS 10 states that if an entity declares a dividend after the balance sheet date the dividends should not be recognised as a liability at the balance sheet date. Accordingly, BG Group reversed the liability for proposed dividends at 1 January 2003; 31 December 2003; and 31 December 2004. The impact on net assets as at 1 January 2003 was an increase of £55m, an increase of £66m at 31 December 2003 and an increase of £74m at 31 December 2004.

IAS 19 Employee Benefits
Under UK GAAP BG Group accounted for pensions and post-retirement benefits using SSAP 24. SSAP 24 requires that the cost of providing pensions and related benefits is charged to the income statement over the periods benefiting from employees’ services. The difference between the charge in the income statement and contributions paid to the BG Pension Scheme and the BG Supplementary Benefits Scheme was recognised as a provision by the Company. Under IAS 19, if there is a contractual agreement or stated policy for charging the net defined benefit cost for the plan as a whole measured in accordance with IAS 19 to individual group companies, each company recognises the defined benefit cost so charged. If there is no agreement or policy, the sponsoring employer for the plan should recognise the defined benefit cost; other companies in the group should recognise a cost equal to the contribution payable. BG Group has no agreement or policy for charging the IAS 19 net defined benefit cost and accordingly the charge and the associated retirement benefit obligation is recognised by the sponsoring employer, a subsidiary of BG Group plc. The Company derecognised the SSAP 24 provision on transition to IFRS; instead recognising no asset or liability and a cost in respect of contributions paid for all years from 1 January 2003 onwards. The deferred tax asset in respect of the pension provision under SSAP 24 was derecognised on transition to IFRS.

Reconciliation of income statement for the years ended 31 December 2004 and 2003
The profit for the year ended 31 December 2004 in the Company was £1m higher under IFRS at £560m due to the reversal of a charge of £2m in respect of pensions offset by the recognition of a charge of £1m for share-based payments in respect of employees of BG Group plc. The profit for the year ended 31 December 2003 in the Company was £2m higher under IFRS at £199m due to the reversal of pension charges.

RECONCILIATION OF EQUITY AT 31 DECEMBER 2004

THE COMPANY

		Effect of
		transition to	Restated
	UK GAAP	IFRS	under IFRS
	£m	£m	£m

Assets

Non-current assets

Investments in subsidiary undertakings	2 269	–	2 269

Deferred tax assets	18	(18)	–

	2 287	(18)	2 269

Current assets

Trade and other receivables	256	–	256

	256	–	256

Total assets	2 543	(18)	2 525

Liabilities

Current liabilities

Trade and other payables	(78)	74	(4)

	(78)	74	(4)

Non-current liabilities

Retirement benefit obligations	(60)	60	–

	(60)	60	–

Total liabilities	(138)	134	(4)

Net assets	2 405	116	2 521

Equity

Ordinary shares	354	–	354

Share premium	59	–	59

Other reserves	756	–	756

Retained earnings	1 236	116	1 352

Total equity	2 405	116	2 521

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126	BG GROUP ANNUAL AND ACCOUNTS 2005

Notes to the accounts continued

33	EXPLANATION OF TRANSITION TO INTERNATIONAL FINANCIAL REPORTING STANDARDS continued

RECONCILIATION OF EQUITY AT 31 DECEMBER 2003

THE COMPANY

		Effect of
		transition to	Restated
	UK GAAP	IFRS	under IFRS
	£m	£m	£m

Assets

Non-current assets

Investments in subsidiary undertakings	2 269	–	2 269

Deferred income tax assets	17	(17)	–

	2 286	(17)	2 269

Current assets

Trade and other receivables	17	–	17

Cash and cash equivalents	1	–	1

	18	–	18

Total assets	2 304	(17)	2 287

Liabilities

Current liabilities

Trade and other payables	(288)	66	(222)

	(288)	66	(222)

Non-current liabilities

Retirement benefit obligations	(57)	57	–

	(57)	57	–

Total liabilities	(345)	123	(222)

Net assets	1 959	106	2 065

Equity

Ordinary shares	353	–	353

Share premium	47	–	47

Other reserves	756	–	756

Retained earnings	803	106	909

Total equity	1 959	106	2 065

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BG GROUP ANNUAL AND ACCOUNTS 2005	127

33	EXPLANATION OF TRANSITION TO INTERNATIONAL FINANCIAL REPORTING STANDARDS continued

RECONCILIATION OF EQUITY AT 1 JANUARY 2003

THE COMPANY

		Effect of
		transition to	Restated
	UK GAAP	IFRS	under IFRS
	£m	£m	£m

Assets

Non-current assets

Investments in subsidiary undertakings	2 269	–	2 269

Deferred income tax assets	16	(16)	–

	2 285	(16)	2 269

Current assets

Trade and other receivables	26	–	26

Cash and cash equivalents	7	–	7

	33	–	33

Total assets	2 318	(16)	2 302

Liabilities

Current liabilities

Trade and other payables	(372)	55	(317)

	(372)	55	(317)

Non-current liabilities

Provisions for other liabilities and charges	(54)	54	–

	(54)	54	–

Total liabilities	(426)	109	(317)

Net assets	1 892	93	1 985

Equity

Ordinary shares	353	–	353

Share premium	45	–	45

Other reserves	756	–	756

Retained earnings	738	93	831

Total equity	1 892	93	1 985

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128	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Supplementary information – gas and oil (unaudited)

A) PROVED RESERVES
BG Group utilises SEC definitions of proved reserves and proved developed reserves in preparing estimates of its gas and oil reserves.

Proved reserves are the estimated quantities of gas and oil which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are those quantities that are expected to be recovered from new wells on undrilled acreage or from existing wells where relatively major expenditure is required for completion.

The net movement in proved reserves during the year includes Extensions, discoveries and reclassifications (22 mmboe), and revisions to previous estimates (197 mmboe). Included within revisions are the net effect of increases in year end prices (188 mmboe decrease) and a revision in the treatment of fuel gas (89 mmboe increase). Production in the period was 183 mmboe (net of Canadian royalty production 0.6 mmboe).

Gas and oil reserves cannot be measured exactly since estimation of reserves involves subjective judgment. Therefore, all estimates are subject to revision. Increases in year end gas and oil prices in fields subject to Production Sharing Contracts (PSCs) may result in lower entitlements leading to reductions in proved reserves.

The information below is disclosed on the basis of the following geographic areas: (i) the United Kingdom, (ii) Atlantic Basin, (iii) Asia and the Middle East, and (iv) the Rest of World. The allocation of the countries within these areas is:
    Atlantic Basin – Canada, Egypt, Trinidad and Tobago, and USA
    Asia and the Middle East – India, Kazakhstan, Thailand, Israel and areas of Palestinian Authority
    Rest of the World – Bolivia, Brazil, Italy, Mauritania, Norway, Spain, Tunisia and Venezuela.

ESTIMATED NET PROVED RESERVES OF NATURAL GAS

		Atlantic	Asia and	Rest of
	UK	Basin	Middle East	world	Total
	bcf	bcf	bcf	bcf	bcf

As at 31 December 2002	1 359	4 025	1 835	1 166	8 385

Movement during the year:

Revisions of previous estimates(a)	50	317	579	99	1 045

Extensions, discoveries and reclassifications	116	–	–	–	116

Production	(299)	(175)	(128)	(76)	(678)

Purchase of reserves-in-place	7	–	–	–	7

Sale of reserves-in-place	(117)	–	–	–	(117)

	(243)	142	451	23	373

As at 31 December 2003	1 116	4 167	2 286	1 189	8 758

Movement during the year:

Revisions of previous estimates(a)	184	162	249	75	670

Extensions, discoveries and reclassifications	8	–	–	–	8

Production	(269)	(216)	(149)	(85)	(719)

Purchase of reserves-in-place	–	359	–	–	359

Sale of reserves-in-place	–	–	–	–	–

	(77)	305	100	(10)	318

As at 31 December 2004	1 039	4 472	2 386	1 179	9 076

Movement during the year:

Revisions of previous estimates(a)	297	392	402	209	1 300

Extensions, discoveries and reclassifications	7	16	–	74	97

Production	(219)	(332)	(158)	(96)	(805)

Purchase of reserves-in-place	–	–	–	–	–

Sale of reserves-in-place	–	(1)	–	–	(1)

	85	75	244	187	591

As at 31 December 2005	1 124	4 547	2 630	1 366	9 667 (b)

Proved developed reserves of natural gas:

As at 31 December 2002	1 194	834	545	720	3 293

As at 31 December 2003	949	1 484	1 732	789	4 954

As at 31 December 2004	867	1 393	2 038	665	4 963

As at 31 December 2005	937	2 267	2 139	929	6 272

Note: Conversion factor of 6bcf of gas to 1 mmboe.

(a)	Includes effect of oil and gas price changes on PSCs.
(b)	Estimates of proved natural gas reserves at 31 December 2005 include fuel gas of 534 bcf.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	129

A)   PROVED RESERVES continued

ESTIMATED NET PROVED RESERVES OF OIL
‘Oil’ includes crude oil, condensate and natural gas liquids.

		Atlantic	Asia and	Rest of
	UK	Basin	Middle East	world	Total
	mmbbl	mmbbl	mmbbl	mmbbl	mmbbl

As at 31 December 2002	105.9	9.4	372.2	34.4	521.9

Movement during the year:

Revisions of previous estimates(a)	5.7	0.5	85.8	(0.9)	91.1

Extensions, discoveries and reclassifications	74.6	–	–	–	74.6

Production	(23.5)	(0.1)	(17.4)	(2.0)	(43.0)

Purchase of reserves-in-place	0.3	–	–	–	0.3

Sale of reserves-in-place	(0.3)	–	–	–	(0.3)

	56.8	0.4	68.4	(2.9)	122.7

As at 31 December 2003	162.7	9.8	440.6	31.5	644.6

Movement during the year:

Revisions of previous estimates(a)	21.7	–	(3.1)	6.1	24.7

Extensions, discoveries and reclassifications	1.3	–	–	9.8	11.1

Production	(21.2)	(0.3)	(23.3)	(2.2)	(47.0)

Purchase of reserves-in-place	–	1.4	–	–	1.4

Sale of reserves-in-place	–	–	–	–	–

	1.8	1.1	(26.4)	13.7	(9.8)

As at 31 December 2004	164.5	10.9	414.2	45.2	634.8

Movement during the year:

Revisions of previous estimates(a)	12.3	7.7	(46.9)	4.5	(22.4)

Extensions, discoveries and reclassifications	1.5	–	–	7.4	8.9

Production	(18.3)	(0.5)	(27.4)	(2.8)	(49.0)

Purchase of reserves-in-place	–	–	–	–	–

Sale of reserves-in-place	–	–	–	–	–

	(4.5)	7.2	(74.3)	9.1	(62.5)

As at 31 December 2005	160.0	18.1	339.9	54.3	572.3

Proved developed reserves of oil:

As at 31 December 2002	99.0	0.1	290.9	16.1	406.1

As at 31 December 2003	86.3	0.9	404.8	18.5	510.5

As at 31 December 2004	87.1	1.6	382.3	20.4	491.4

As at 31 December 2005	80.9	9.4	313.8	26.3	430.4

(a)	Includes effect of oil and gas price changes on PSCs.

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130	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Supplementary information – gas and oil (unaudited) continued

B)   STANDARDISED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
The following tables set out the standardised measure of discounted future net cash flows relating to proved gas and oil reserves and report the causes of changes in the standardised measure of the cash flows relating to reserves. Future cash inflows have been computed by reference to the Group’s estimate of third-party prices ruling at the year end and estimates of future production of net proved gas and oil reserves at the end of each year.

The standardised measure of discounted future net cash flow information presented below is not intended to represent the replacement cost or fair market value of the Group’s gas and oil properties. The disclosures shown are based on estimates of proved reserves, future production schedules and costs which are inherently imprecise and subject to revision. The standardised measure is as follows:

		Atlantic	Asia and	Rest of
	UK	Basin	Middle East	world	Total
	£bn	£bn	£bn	£bn	£bn

As at 31 December 2003:

Future cash inflows	6.04	6.43	7.46	2.33	22.26

Future production and development costs	(2.36)	(1.55)	(2.32)	(0.65)	(6.88)

Future income tax expenses	(1.58)	(2.11)	(1.68)	(0.60)	(5.97)

Future net cash flows	2.10	2.77	3.46	1.08	9.41

10% annual discount for estimated timing of cash flows	(0.56)	(1.46)	(1.77)	(0.46)	(4.25)

	1.54	1.31	1.69	0.62	5.16

As at 31 December 2004:

Future cash inflows	7.06	7.06	7.69	2.74	24.55

Future production and development costs	(2.54)	(1.33)	(2.57)	(0.98)	(7.42)

Future income tax expenses	(1.91)	(2.41)	(1.73)	(0.79)	(6.84)

Future net cash flows	2.61	3.32	3.39	0.97	10.29

10% annual discount for estimated timing of cash flows	(0.65)	(1.42)	(1.60)	(0.42)	(4.09)

	1.96	1.90	1.79	0.55	6.20

As at 31 December 2005:

Future cash inflows	13.46	12.89	11.37	5.12	42.84

Future production and development costs	(2.86)	(1.76)	(4.06)	(1.57)	(10.25)

Future income tax expenses	(5.61)	(5.13)	(2.52)	(1.48)	(14.74)

Future net cash flows	4.99	6.00	4.79	2.07	17.85

10% annual discount for estimated timing of cash flows	(1.34)	(2.36)	(2.14)	(0.92)	(6.76)

	3.65	3.64	2.65	1.15	11.09

The following were the main sources of change in the standardised measure of discounted cash flows in the three accounting years preceding 31 December 2005:

	2005	2004	2003
	£bn	£bn	£bn

Standardised measure at the beginning of the year	6.20	5.16	5.50

Sale of gas and oil produced net of production costs	(2.67)	(1.82)	(1.54)

Net changes in prices and production costs(a)	9.35	0.79	(0.98)

Extensions, discoveries, reclassifications and improved recovery less related costs	0.06	0.07	0.25

Changes in estimated future development costs	(1.02)	(0.34)	(0.31)

Development costs incurred in the period	0.68	0.62	0.49

Purchase of reserves-in-place	–	0.19	0.02

Sale of reserves-in-place	–	–	(0.03)

Revisions to previous estimates	2.40	1.35	0.79

Accretion of discount	0.96	0.80	0.82

Net change in income taxes	(4.95)	(0.66)	0.15

Other	0.08	0.04	–

Standardised measure at the end of the year(b)	11.09	6.20	5.16

(a) Includes the effect of foreign exchange movements.
(b) Based onthe following:	2005	2004	2003

Brent oil price ($/bbl)	58	40	30

US$/UK£exchange rate	1.72	1.92	1.79

Standardised measure at the endof the year ($bn)	19.1	11.90	9.24

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	131

C)	CAPITALISED COSTS
Capitalised costs incurred using the successful efforts method and net of depreciation were as follows:

		Atlantic	Asia and	Rest of
	UK	Basin	Middle East	world	Total
	£m	£m	£m	£m	£m

As at 31 December 2003:

Proved gas and oil properties	2 934	673	1 373	588	5 568

Unproved gas and oil properties(a)	20	10	404	111	545

	2 954	683	1 777	699	6 113

Accumulated depreciation	(1 809)	(58)	(174)	(235)	(2 276)

Net Capitalised Costs	1 145	625	1 603	464	3 837

As at 31 December 2004:

Proved gas and oil properties	3 114	1 092	1 332	636	6 174

Unproved gas and oil properties(a) (b)	29	289	512	187	1 017

	3 143	1 381	1 844	823	7 191

Accumulated depreciation	(2 037)	(105)	(186)	(232)	(2 560)

Net Capitalised Costs	1 106	1 276	1 658	591	4 631

As at 31 December 2005:

Proved gas and oil properties	3 361	1 533	1 592	860	7 346

Unproved gas and oil properties(b)	49	271	21	191	532

	3 410	1 804	1 613	1 051	7 878

Accumulated depreciation	(2 210)	(229)	(287)	(290)	(3 016)

Net Capitalised Costs	1 200	1 575	1 326	761	4 862

(a)	The 2004 balance includes an amount of £498m (2003 £348m) for the North Caspian Sea PSA which was classified as assets held for sale. In addition, in 2003 there was a balance of £39m for Muturi PSC which was classified as assets held for sale on the balance sheet.
(b)	On adoption of International Financial Reporting Standards (IFRS), the Group reclassified certain fair value adjustments made on business combinations in 2004. This resulted in an increase in capitalised exploration expenditure of £107m offset by an increase of £107m in deferred tax liabilities.

D)	COSTS INCURRED IN GAS AND OIL ACTIVITIES
Aggregate costs incurred under the historical cost convention, comprising amounts capitalised to exploration and development and amounts charged to the profit and loss account in respect of exploration and appraisal, were as follows:

		Atlantic	Asia and	Rest of
	UK	Basin	Middle East	world	Total
	£m	£m	£m	£m	£m

Year ended 31 December 2003:

Acquisition of properties:

Proved(a)	6	–	–	–	6

Exploration(b)	23	15	113	41	192

Development	113	130	184	59	486

Year ended 31 December 2004:

Acquisition of properties:

Proved	–	188	–	–	188

Unproved(c)	–	163	–	87	250

Exploration(b)	47	58	163	55	323

Development	165	271	131	53	620

Year ended 31 December 2005:

Acquisition of properties:

Unproved	–	–	–	12	12

Exploration(b)	70	79	83	92	324

Development	228	259	104	92	683

(a)	UK includes £6m which has been accounted for as a swap.
(b)	Exploration costs include an amount of £60m in 2005 (2004 £150m and 2003 £104m) in respect of the Group’s interest in the North Caspian Sea PSA, which was classified as held for sale until its disposal in 2005 .
(c)	Costs incurred for the year ended 31 December 2004 do not include a £107m reclassification arising on adoption of IFRS referred to above.

The proportion of exploration costs capitalised in the period was 67.0% (2004 77.9%; 2003 81.1%) .

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132	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Supplementary information – gas and oil (unaudited) continued

E)	RESULTS OF OPERATIONS
The results of operations under the historical cost convention for the gas and oil producing activities (excluding general office overheads and interest costs) were as follows:

		Atlantic	Asia and	Rest of
	UK	Basin	Middle East	world	Total
	£m	£m	£m	£m	£m

Year ended 31 December 2003:

Revenues	1 077	247	286	177	1 787

Production costs	(174)	(10)	(49)	(22)	(255)

Other operating costs	–	–	(24)	(10)	(34)

Exploration expenses	(35)	(8)	(5)	(34)	(82)

Depreciation and amortisation	(255)	(32)	(55)	(24)	(366)

Other costs	(19)	(6)	(19)	(15)	(59)

	594	191	134	72	991

Taxation	(246)	(74)	(58)	(26)	(404)

Results of operations	348	117	76	46	587

Year ended 31 December 2004:

Revenues	1 136	362	466	184	2 148

Production costs	(173)	(22)	(70)	(21)	(286)

Other operating costs	–	(12)	(26)	(11)	(49)

Exploration expenses	(31)	(34)	(13)	(48)	(126)

Depreciation and amortisation	(228)	(50)	(69)	(26)	(373)

Other costs	(14)	(15)	(17)	(18)	(64)

	690	229	271	60	1 250

Taxation	(270)	(114)	(111)	(30)	(525)

Results of operations	420	115	160	30	725

Year ended 31 December 2005:

Revenues	1 296	669	826	276	3 067

Production costs	(168)	(37)	(98)	(29)	(332)

Other operating costs	–	(18)	(32)	(25)	(75)

Exploration expenses	(25)	(62)	(20)	(74)	(181)

Depreciation and amortisation	(173)	(112)	(84)	(31)	(400)

Other costs	(16)	(20)	(40)	(35)	(111)

	914	420	552	82	1 968

Taxation	(384)	(214)	(203)	(30)	(831)

Results of operations	530	206	349	52	1 137

In accordance with the SORP (see Principal Accounting Policies, pages 63 to 65) revenues comprise all invoiced sales. Net royalty payments are charged to cost of sales.

Revenues, representing gas and oil sold, include intra-group sales at contract prices of £91m for the year ended 31 December 2005 (2004 £22m; 2003 £17m).

The accretion interest expense resulting from changes in the liability for decommissioning due to the passage of time, which is not included in the above table, was £11m (2004 £10m; 2003 £12m).

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	133

Historical production (unaudited)

	Gas production (net) bcf			Oil & liquids production (net) 000 barrels

	2005	2004	2003	2005	2004	2003

UKCS

Armada and Seymour(a)	38.1	59.2	62.1	1 880	2 910	3 038

Blake(a)	0.8	1.7	1.7	4 088	4 997	5 532

Easington Catchment Area(b)	51.3	69.5	71.2	204	249	249

Elgin/Franklin	26.5	25.5	25.2	5 996	6 236	6 618

Everest	25.1	30.9	34.6	720	988	1 226

J-Block and Jade(c)	43.5	42.4	41.8	4 800	4 761	5 891

Lomond	28.9	35.8	31.8	569	979	866

Other	4.7	3.8	30.5	54	32	60

UKCS sub-total	218.9	268.8	298.9	18 311	21 152	23 480

International

Bolivia(a)	30.7	21.6	14.2	1 063	517	396

Canada(a)	19.0	15.8	–	176	208	–

Egypt(a)	209.9	84.7	50.5	259	89	39

India(a)	35.5	31.7	28.4	3 504	2 854	2 634

Kazakhstan(d)	75.7	70.0	59.1	22 399	18 991	13 503

Thailand(e)	47.0	47.6	40.6	1 440	1 501	1 282

Trinidad and Tobago(a)	107.4	114.5	124.8	111	36	–

Tunisia(a)	64.9	63.8	61.8	1 717	1 675	1 623

International sub-total	590.1	449.7	379.4	30 669	25 871	19 477

Total	809.0	718.5	678.3	48 980	47 023	42 957

				2005	2004	2003

Total mmboe gas, oil & liquids(f)				183.8	166.8	156.0

(a)	Operated by BG Group at 31 December 2005.
(b)	Easington Catchment Area includes Mercury, Minerva, Neptune and Wollaston & Whittle fields.
(c)	J-Block includes Judy and Joanne fields.
(d)	Jointly operated in partnership with Eni.
(e)	Includes Ton Sak field.
(f)	Conversion factor of 6bcf of gas to 1 mmboe.

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134	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Three year financial summary (unaudited)

CONSOLIDATED INCOME STATEMENT(a)
for the year ended 31 December
	2005	2004	2003
	£m	£m	£m

Group revenue and other operating income	5 424	4 063	3 564

Operating costs	(3 526)	(2 743)	(2 480)

Profit on disposal of non-current assets	446	87	116

Operating profit before share of results
from joint ventures and associates	2 344	1 407	1 200

Finance income	105	42	44

Finance costs	(100)	(75)	(74)

Share of post-tax results from joint ventures and associates	160	125	132

Profit before tax	2 509	1 499	1 302

Taxation	(941)	(585)	(500)

Profit for the year	1 568	914	802

Profit attributable to:

Minority interests	40	28	28

Shareholders (earnings)	1 528	886	774

	1 568	914	802

Earnings per ordinary share (pence)

Basic	43.2	25.1	21.9

Diluted	43.0	25.0	21.9

(a)	2005 includes the impact of non-cash re-measurements following the adoption of IAS 39 on 1 January 2005.

CONSOLIDATED BALANCE SHEET
as at 31 December
	2005	2004	2003
	£m	£m	£m

Non-current assets	7 935	6 530	5 529

Current assets	3 385	1 629	1 151

Assets classified as held for sale	10	530	449

Total assets	11 330	8 689	7 129

Current liabilities	(2 499)	(1 817)	(1 341)

Non-current liabilities	(2 548)	(2 218)	(1 817)

Liabilities associated with assets classified as held for sale	(3)	(67)	(56)

Total liabilities	(5 050)	(4 102)	(3 214)

	6 280	4 587	3 915

Equity

Total shareholders’ equity	6 182	4 567	3 924

Minority interest in equity	98	20	(9)

	6 280	4 587	3 915

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	135

Three year financial summary (unaudited)

CONSOLIDATED CASH FLOW STATEMENT
for the year ended 31 December		2005	2004	2003
		£m	£m	£m

Cash generated by operations		2 489	1 582	1 444

Income taxes paid		(883)	(387)	(332)

Net cash inflow from operating activities		1 606	1 195	1 112

Cash flows from investing activities

Dividends received		93	81	88

Proceeds from disposal of subsidiary undertakings and investments		(67)	32	119

Proceeds from disposal of property, plant and equipment and intangible assets		950	142	72

Purchase of property, plant and equipment and intangible assets		(1 064)	(1 022)	(855)

Loans from/(to) joint ventures and associates		65	(4)	(232)

Purchase of subsidiary undertakings and investments		(39)	(364)	(3)

Net cash outflow from investing activities		(62)	(1 135)	(811)

Cash flows from financing activities

Net interest paid		(11)	(12)	(24)

Dividends paid		(142)	(124)	(112)

Dividends paid to minority		(29)	(3)	(6)

Net proceeds from issue of new borrowings		334	416	239

Repayment of borrowings		(549)	(317)	(359)

Issue of shares		34	13	7

Purchase of own shares		(37)	–	–

Net cash outflow from financing activities		(400)	(27)	(255)

Net increase in cash and cash equivalents		1 144	33	46

OTHER INFORMATION
for the year ended 31 December		2005	2004	2003

Average capital employed(a)	£m	6 003	5 111	4 478

Return on average capital employed (before taxation)(b)%		39.2	29.2	28.1

Return on average capital employed (after taxation)(b)%		23.4	17.5	16.8

as at 31 December

Net funds/(borrowings) (c)	£m	253	(999)	(721)

Gearing ratio(d)%		–	17.9	15.6

Debt/equity ratio(e)%		–	21.8	18.4

Employee numbers (headcount)	thousands	5.4	5.2	4.5

(a)	Average capital employed consists of total shareholders’ funds plus commodity financial instruments (including associated deferred tax) and net funds/(borrowings), averaged between the start and the end of the year.
(b)	Return on average capital employed represents profit before tax (excluding disposals and re-measurements) plus net finance costs payable on net funds/(borrowings) as a percentage of average capital employed. The above table presents this before and after taxation applied at the Group’s effective tax rate.
(c)	Net funds/(borrowings) comprise of cash and cash equivalents, finance leases, currency and interest rate derivative financial instruments and short- and long-term borrowings.
(d)	Gearingratio represents net borrowings as a percentage of total shareholders’ funds (excluding the re-measurement of commodity financial instruments and associated deferred tax) plus net borrowings.
(e)	Debt/equity ratio represents net borrowings as a percentage of total shareholders’ funds (excluding the re-measurement of commodity financial instruments).

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136	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Five year financial summary (unaudited)

SELECTED US GAAP INFORMATION
for the year ended 31 December		2005	2004	2003	2002	2001

Operating income	£m	2 059	1 027	868	695	715

Net income	£m	1 138	731	766	393	294

Comprehensive income	£m	1 643	521	620	1	196

Net income – continuing operations	£m	881	699	680	395	276

Earnings per ordinary share		£0.32	0.21	0.22	0.11	0.08

Earnings per ADS		£1.61	1.03	1.09	0.56	0.42

Earnings per ordinary share – continuing operations		£0.25	0.20	0.19	0.11	0.08

Earnings per ADS – continuing operations		£1.25	0.98	0.96	0.56	0.39

as at 31 December

Gross assets	£m	11 438	8 790	7 239	6 854	6 493

Long-term obligations	£m	(2 229)	(2 471)	(1 859)	(1 848)	(1 528)

BG Group shareholders’ funds	£m	5 983	4 408	3 972	3 458	3 553

Number of allotted and fully paid up equity shares	m	3 549	3 536	3 530	3 530	3 528

Nominal value of allotted and fully paid up equity shares	£m	355	354	353	353	353

The details of the differences between the Group’s reported results under IFRS and those reported under US GAAP are set out in note 31, page 108.

ANNUAL DIVIDENDS
The table below sets out the amounts of interim, final and total dividends paid in respect of each of the years in the five years ended 31 December 2005 in pound Sterling per ordinary share. These amounts are also shown translated, solely for convenience (with the associated UK tax credit included, but after deduction of withholding tax), into US$ per ADS (each representing five ordinary shares) at the Noon Buying Rate on each of the respective payment dates for such interim and final dividends.

for the year ended 31 December		2005	2004	2003	2002	2001

Interim dividend per ordinary share		£0.0191	0.0173	0.0160	0.0155	0.0150

Final dividend per ordinary share(a)		£0.0409	0.0208	0.0186	0.0155	0.0150

Total dividend per ordinary share		£0.0600	0.0381	0.0346	0.0310	0.0300

Interim dividend per ADS		$0.17213	0.15455	0.1305	0.1232	0.1079

Final dividend per ADS(a)	$		0.19242	0.1712	0.1247	0.1095

Total dividend per ADS	$		0.34697	0.3017	0.2479	0.2174

(a)	2005 final dividend to be paid on 12 May 2006 to shareholders of record on 31 March 2006. ADS holders will be entitled to receive the US$ equivalent of £0.2045 per ADS on 19 May 2006.

The Company is not subject to any laws or agreements that materially restrict its ability to pay dividends from distributable reserves other than those disclosed in note 32, page 116. The Directors have proposed a final dividend of 4.09p, bringing the total for the year to 6p. Future dividends will be dependent on the cash flow, earnings and financial condition of the Company and other factors.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	137

Five year financial summary (unaudited)

EXCHANGE RATE INFORMATION
The following table sets out for the periods and the dates indicated certain information concerning the Noon Buying Rate certified by the Federal Reserve Bank of New York expressed in US$ per £1.00.

for the year ended 31 December		2005	2004	2003	2002	2001

High		1.9292	1.9482	1.7842	1.6095	1.5045

Low		1.7138	1.7572	1.5500	1.4074	1.3730

Year end		1.7188	1.9160	1.7842	1.6095	1.4543

Average(a)		1.8147	1.8356	1.6452	1.5084	1.4382

	September	October	November	December	January	February
	2005	2005	2005	2005	2006	2006

High	1.8420	1.7855	1.7755	1.7740	1.7885	1.7807

Low	1.7620	1.7484	1.7138	1.7188	1.7404	1.7354

(a)	The average of the Noon Buying Rates on the last business day of each month during the year. The Noon Buying Rate on 7 March 2006 was $1.7362 per £1.00.

Dividends are paid by the Company in pound Sterling and exchange rate fluctuations will affect the US$ amounts received by ADS holders on conversion by JPMorgan Chase Bank as depositary of such cash dividends paid. Moreover, fluctuations in the UK£/US$ exchange rate will affect the US$ equivalent of the pound Sterling price of the ordinary shares on the London Stock Exchange and, as a result, are likely to affect the market price of the ADSs in the USA.

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138	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Shareholder information

ANALYSIS OF REGISTERED HOLDINGS AS AT 31 DECEMBER 2005
	Number	Shares
Distribution of ordinary shares by type of shareholder	of holdings	m

Nominees and institutional investors	9 111	3 148

Individuals	800 019	401

	809 130	3 549

	Number	Shares
Range analysis of register	of holdings	m

1– 500	577 952	146

501 – 1 000	151 589	101

1 001 – 5 000	72 834	123

5 001 – 10 000	4 029	28

10 001 – 50 000	1 474	27

50 001 – 100 000	256	19

100 001 – 1 000 000	649	235

1 000 001 and above	347	2 870

	809 130	3 549

Headquarters and Registered
Office Address
100 Thames Valley Park Drive
Reading, Berkshire RG6 1PT
0118 935 3222
www.bg-group.com

Registrar and Transfer Office
Lloyds TSB Registrars
The Causeway, Worthing
West Sussex BN99 6DA
0870 600 3951
www.shareview.co.uk
 Email: bg@lloydstsb-registrars.co.uk

American Depositary Receipts
ADR Depositary, JPMorgan Chase Bank
JPMorgan Service Center, PO Box 3408,
South Hackensack, NJ 07606-3408, USA
+1 800 990 1135 (US toll-free)
+1 201 680 6630 (outside USA) www.adr.com/shareholder
Email: adr@jpmorgan.com

AGENT FOR SERVICE OF PROCESS IN THE USA
CT Corporation
Corporation Trust Center, 1209 Orange Street, Wilmington,
DE 19801 USA

BG GROUP PLC CORPORATE INDIVIDUAL SAVINGS ACCOUNTS (ISAs)
Rensburg Sheppards Investment Management Ltd
2 Gresham Street, London EC2V 7QN
020 7597 1500

ELECTRONIC COMMUNICATIONS
Shareview, the electronic shareholder communications service from Lloyds TSB Registrars, gives you access to more information about your shareholding including balance movements, indicative share prices and information on recent dividend payments. It also allows you to change your registered address details, set up a dividend mandate or change your existing mandate details. To register for this free service, visit www.shareview.co.uk and follow the simple instructions. You will need your shareholder reference number, which can be found on your dividend tax voucher. Through Shareview you can also register to receive Company communications electronically.

VOTING ELECTRONICALLY
All shareholders can submit proxies for the Annual General Meeting electronically at www.sharevote.co.uk

Alternatively, shareholders who have already registered with Shareview can appoint a proxy by logging on to Shareview and then clicking on ‘Company Meetings’.

CONSOLIDATED TAX VOUCHERS
Shareholders who have elected to have their dividends paid direct into their bank account receive just one tax voucher each year covering both the interim and final dividend payments. The consolidated tax voucher enclosed with this Annual Report covers all dividends paid during the 2005/2006 tax year. If you have more than one shareholder account in the same name(s) you will receive a separate letter in respect of the shareholdings in addition to the one shown on the consolidated tax voucher enclosed with this Annual Report. Shareholders wishing to receive a tax voucher in respect of each dividend payment should contact Lloyds TSB Registrars at the above address or call 0870 600 3951.

OVERSEAS DIVIDEND PAYMENTS
A service has been established to provide shareholders in over 30 countries with the opportunity to receive BG Group dividends in their local currency. For a small flat rate fee, shareholders can have their dividends automatically converted from pounds Sterling and paid into their bank account, normally within five working days of the dividend payment date. For further details, please contact Lloyds TSB Registrars at the above address or call +44 (0)121 415 7029.

GIFTING YOUR SHARES
To transfer your shares to another member of your family as a gift, please ask the Registrar for a gift transfer form. The completed transfer form with the relevant share certificate(s) should be returned to the Registrar to record the change in ownership. If you have a small number of shares and would like to donate them to charity, please ask the Registrar for a ShareGift (charity donation scheme) transfer form. Information is also available on the ShareGift website at www.sharegift.org

LOW COST SHARE DEALING SERVICES
Information on a range of low cost share dealing services is available from Lloyds TSB Registrars on 0870 600 3951 or at www.bg-group.com/dealing

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	139

Additional shareholder information

THIS ANNUAL REPORT AND ACCOUNTS INCORPORATES THE US FORM 20-F
BG Group plc is the legal and commercial name of the SEC registrant. BG Group plc is a public limited company listed on the London and New York Stock Exchanges and registered in England. This is the Annual Report and Accounts for the year ended 31 December 2005. It complies with UK regulations and incorporates the annual report on Form 20-F to meet US regulations. The US Report of Independent Accountants is included separately in the Group’s Form 20-F filing with the US Securities and Exchange Commission. An Annual Review including the Summary Financial Statement for the year ended 31 December 2005 has been issued to all shareholders who have not elected to receive this Annual Report and Accounts.

HISTORY AND DEVELOPMENT OF THE COMPANY
The Company is a public limited company incorporated in England and Wales on 30 December 1998 under the Companies Act 1985. It is of infinite duration.

The UK gas industry was nationalised in 1948 and the British Gas Corporation was established in 1973. In April 1986, British Gas was incorporated as a public limited company and in December 1986 the UK Government sold substantially all its shareholdings in British Gas to the public.

With effect from 17 February 1997, Centrica plc demerged from BG plc. Following the Centrica demerger, BG plc retained the gas transportation and storage businesses, the majority of the exploration and production business, the international downstream business, the research and technology business and the property division of British Gas plc. In connection with the Centrica demerger, British Gas plc’s gas sales, services and retail businesses, together with the gas production business of the North and South Morecambe gas fields and its direct interest in Accord Energy Limited, were transferred to Centrica plc.

With effect from 1 May 1999, BG plc combined its exploration and production and international downstream businesses which principally engaged in gas and oil exploration and production and the integrated development and supply of gas markets.

With effect from 13 December 1999, the Group was restructured so that the Company, a newly incorporated company, became the new parent company of the Group. The Company held the gas transportation business carried out by Transco plc (Transco business) in a separate sub-group, including BG Transco plc (now called National Grid Gas plc), ring-fenced for regulatory purposes, from the sub-group containing the other Group businesses. The restructuring was accompanied by a refinancing under which BG Transco Holdings plc (now called National Grid Gas Holdings plc) issued around £1.5bn of bonds which were transferred together with new shares in the Company to shareholders in exchange for their existing shares in BG plc (now called National Grid Gas plc). The UK Secretary of State for Trade and Industry held a special rights redeemable preference share in the Company.

On 16 October 2000, the Company’s shareholders approved the demerger of certain businesses (principally Transco) to Lattice Group plc, effective on 23 October 2000. This demerger created a new listed company, Lattice Group plc (which has since merged with National Grid plc and is now called National Grid plc). The principal business demerged to Lattice Group was the gas transportation business carried out by Transco, which owned, operated and developed the substantial majority of the gas transportation system and all the LNG storage facilities in Great Britain at the time. Following demerger, the Company continued to own BG Energy Holdings Limited and its subsidiary undertakings consolidated with its share of joint ventures and associated undertakings, comprising the business involved in the development, management and supply of existing and newly emerging gas markets around the world. The special rights redeemable preference share in the Company held by the UK Secretary of State for Trade and Industry was redeemed.

On 28 November 2001, BG Group’s Storage segment was sold to Dynegy Inc. of the USA for a consideration of £421m.

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LISTING AND PRICE HISTORY
The principal trading market for the Company’s ordinary shares is the London Stock Exchange. American Depositary Shares (ADSs), each representing five ordinary shares and evidenced by ADRs, have been issued by JPMorgan Chase Bank as depositary and are listed on the New York Stock Exchange.

The table below sets out, for the periods indicated, the reported high and low quoted prices for the Company’s ordinary shares on the London Stock Exchange and the high and low quoted prices for the shares in the form of ADSs on the New York Stock Exchange. Past performance of the Company’s ordinary shares cannot be relied on as a guide to future performance.

		London Stock Exchange		New York Stock Exchange
		(Price per share)		(Price per ADS)

		High	Low	High	Low
		(pence)	(pence)	($)	($)

2001		308	241	21.75	17.24

2002		319	227	24.05	18.20

2003		290	218	26.23	18.25

2004	First Quarter	332	269	31.85	25.18

	Second Quarter	360	310	33.70	28.00

	Third Quarter	374	324	34.30	30.08

	Fourth Quarter	382	340	35.40	32.15

	Full Year	382	269	35.40	25.18

2005	First Quarter	422	346.5	41.50	32.80

	Second Quarter	472	402.5	43.40	37.13

	Third Quarter	540.5	450	49.50	39.50

	September	540.5	505	49.50	46.06

	October	538.5	471	47.83	41.62

	November	576	517	49.37	45.15

	December	577	547.5	50.22	46.66

	Fourth Quarter	577	471	50.22	41.62

	Full Year	577	346.5	50.22	32.80

2006	January	641.5	594.5	50.50	51.06

	February	691.5	617.5	60.95	53.80

.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	141

MAJOR SHAREHOLDERS
The Company’s authorised share capital consists of ordinary shares with a nominal value of 10p each. So far as the Company is aware, other than as set out in the Directors’ report – Substantial Shareholders, see page 49, no person is the beneficial owner of 5% or more of the Company’s ordinary shares.

As at 3 March 2006, 19 459 130 ADSs (equivalent to 97 295 650 ordinary shares or approximately 2.76% of the total outstanding ordinary shares) were outstanding and held of record by 224 registered holders in the USA. The Company is aware that many ADSs are held of record by brokers and other nominees and, accordingly, the above numbers are not necessarily representative of the actual number of persons who are beneficial holders of ADSs or the number of ADSs beneficially held by such persons.

As at 3 March 2006, there were about 803 000 holders of record of BG Group plc ordinary shares. Of these holders, around 2 560 had registered addresses in the USA and held a total of some 1 307 920 BG Group plc ordinary shares, approximately 0.04% of the total outstanding ordinary shares. In addition, certain accounts of record with registered addresses other than in the USA hold BG Group plc ordinary shares, in whole or in part, beneficially for US persons.

As far as is known to the Company, it is not directly or indirectly owned or controlled by another company or by any government or any other natural or legal person, and there are no arrangements known to the Company, the operation of which may result in a change of control.

MEMORANDUM AND ARTICLES OF ASSOCIATION
The Company is incorporated in England and Wales under Company Number 3690065.

The Memorandum of the Company provides that the Company has general commercial objects including to act as a holding company or an investment holding company and to carry on the business of transporting, manufacturing, processing, storing and dealing in different forms of energy including natural gases, petroleum and electricity.

The Articles of Association (Articles) of the Company and applicable English law contain, among others, provisions to the following effect:

Directors
1. General
Unless otherwise determined by ordinary resolution of the Company, there must be at least four Directors. A Director need not be a shareholder, but a Director who is not a shareholder can still attend and speak at shareholders’ meetings.

At each Annual General Meeting (AGM), any Director who was elected or last re-elected a Director at or before the AGM held in the third calendar year before the current year shall automatically retire from office. A retiring Director is eligible for re-election by the shareholders. No maximum age limit for Directors applies.

2. Directors’ interests
Unless otherwise provided in the Articles, a Director cannot cast a vote on any contract, arrangement or any other kind of proposal in which he knows he has a material interest. For this purpose, interests of a person who is connected with a Director under Section 346 of the Companies Act 1985 are added to the interests of the Director himself. Interests purely as a result of an interest in the Company’s shares, debentures or other securities are disregarded. In relation to an alternate Director, an interest of his appointor shall be treated as an interest of the alternate Director, in addition to any interest which the alternate Director has in his own right. A Director may not be included in the quorum of a meeting in relation to any resolution on which he is not allowed to vote.

3. Borrowing powers
So far as the relevant English law allows, the Directors can exercise all the powers of the Company to (a) borrow money, (b) issue debentures and other securities, and (c) give any form of guarantee and security for any debt, liability or obligation of the Company or of any third party.

The Directors must limit the Borrowings (as defined in the Articles) of the Company and exercise all voting and other rights or powers of control exercisable by the Company in relation to its subsidiary undertakings, so as to ensure that the total amount of all Borrowings by the Group (as defined in the Articles) outstanding at any time will not exceed twice the Adjusted Total Capital and Reserves (as defined in the Articles) at such time. This limit may be exceeded if the Company’s consent has been given in advance by an ordinary resolution passed at a general meeting.

4. Director indemnity
So far as the relevant English law and the Listing Rules of the UK Listing Authority allow, every Director, Company Secretary or other officer of the Company shall be indemnified by the Company out of its own funds against (a) liability incurred by or attaching to him in connection with any negligence, default, breach of duty, or breach of trust by him in relation to the Company or any associated company other than (i) any liability to the Company or any associated company and (ii) any liability of the kind referred to in Sections 309B(3) or (4) of the Companies Act 1985; and (b) any other liability incurred by or attaching to him in the actual or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office. Such indemnity shall extend to all costs, charges, losses and expenses and liabilities incurred by the Director.

Shareholder meetings
There are two types of meetings of shareholders, AGMs and Extraordinary General Meetings (EGMs). The Company must hold an AGM in each calendar year, not more than 15 months from the previous AGM. The Directors will decide when and where to hold the AGM. Any other general meeting is known as an EGM.

The Directors can decide to call an EGM at any time. In addition, an EGM must be called by the Directors promptly in response to a requisition by shareholders under the relevant English law. When an EGM is called, the Directors must decide when and where to hold it. At least 21 clear days’ notice in writing (or, where the relevant legislation permits, by electronic mail) must be given for every AGM and for any other meeting where it is proposed to pass a special resolution or to pass some other resolution of which special notice under the Companies Act 1985 has been given to the Company. For every other general meeting, at least 14 clear days’ notice in writing (or, where the relevant legislation permits, by electronic mail) must be given.

There must be a quorum present at every general meeting. Unless provided otherwise in the Articles, a quorum is two people who are entitled to vote.

Unless a poll is demanded, a resolution that is put to the vote at a general meeting will be decided by a show of hands.

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Transfer of shares
Unless otherwise provided in the Articles or the terms of issue of any shares, any shareholder may transfer any or all of his shares. However, the Directors can refuse to register a transfer (a) in certificated form, if such shares are not fully paid up or the evidence of entitlement to such shares is missing, (b) if it is in respect of more than one class of share, (c) if it is in favour of more than four persons jointly, or (d) if it is not properly stamped where required. However, if any of those shares have been admitted to the Official List of the London Stock Exchange, the Directors cannot refuse to register a transfer if this would stop dealings in the shares from taking place on an open and proper basis.

If the Directors decide not to register a transfer, they must notify the person to whom the shares were to be transferred within two months.

The Directors can decide to suspend the registration of transfers by closing the Register, but the Register cannot be closed for more than 30 days per year. In the case of shares in uncertificated form, the Register must not be closed without the consent of the operator of a relevant system (currently CRESTCo Limited, the operator of a relevant system under the UK CREST Regulations).

Share capital
The Company’s authorised share capital is £500 000 001, consisting of 5 000 000 010 ordinary shares of 10p each.

Shareholders’ rights
1. Voting rights
When a shareholder is entitled to attend a general meeting and vote, he has only one vote on a show of hands. A proxy cannot vote on a show of hands. Where there is a poll, subject to any special rights or restrictions attaching to any class of shares, a shareholder who is entitled to be present and to vote has one vote for every share that he holds.

To decide who can attend or vote at a general meeting, the notice of the meeting can give a time by which people must be entered on the Register which must not be more than 48 hours before the meeting. Unless provided otherwise in the Articles, the only people who can attend or vote at general meetings are shareholders who have paid the Company all calls, and all other sums, relating to the shares that are due at the time of the meeting.

2. Restrictions on shareholders’ rights
If a shareholder has been properly served with a notice under Section 212 of the Companies Act 1985 requiring information about interests in shares, and has failed to supply such information within 14 days of the notice, then (subject to the Articles and unless the Directors otherwise decide) the shareholder is not (for so long as the default continues) entitled to attend or vote at a shareholders’ meeting or to exercise any other right in relation to a meeting as holder of any shares held by the shareholder in default.

Any person who acquires shares in relation to which a default has occurred (Default Shares) is subject to the same restrictions unless:

•	the transfer was an approved transfer pursuant to a takeover or one which, to the Directors’ satisfaction, is a bona fide sale to a person unconnected with the shareholder; or

•	the transfer was by a shareholder who was not himself in default in supplying the information required by the notice and (a) the transfer is of only part of his holding and (b) the transfer is accompanied by a certificate in a form satisfactory to the

Directors stating that, after due and careful enquiries, the shareholder is satisfied that none of the shares included in the transfer are Default Shares

Where the Default Shares represent 0.25% or more of the existing shares of a class, the Directors can, in their absolute discretion, by notice to the shareholder direct that (a) any dividend or other money which would otherwise be payable on the Default Shares shall be retained by the Company (without any liability to pay interest when that dividend or money is finally paid to the shareholder) and/or (b) the shareholder will not be allowed to choose to receive shares in place of dividends and/or (c) no transfer of any of the shares held by the shareholder will be registered unless one of the provisos specified above is satisfied.

3. Variation of rights
If the Company’s share capital is split into different classes of shares, subject to the relevant English law and unless the Articles or rights attaching to any class of shares provide otherwise, the special rights which are attached to any of these classes can be varied or abrogated as provided by those rights or approved by an extraordinary resolution passed at a separate meeting of that class. Alternatively, the holders of at least three-quarters of the existing shares of the class (by nominal value) can give their consent in writing.

Alteration of share capital
The shareholders can by ordinary resolutions (a) increase the Company’s authorised share capital, (b) consolidate, or consolidate and then divide, all or any of the Company’s share capital into shares of a larger nominal amount than the existing shares, (c) cancel any shares which have not been taken, or agreed to be taken, by any person at the date of the resolution, and reduce the amount of the Company’s share capital by the amount of the cancelled shares, and (d) subject to the relevant English law divide some or all of the Company’s shares into shares which are of a smaller nominal amount than is fixed in the Memorandum.

The shareholders can, subject to the relevant English law, pass a special resolution to (a) reduce the Company’s authorised share capital in any way or (b) reduce any capital redemption reserve, share premium account or other undistributable reserve in any way.

The Company can, subject to the relevant English law, buy back, or agree to buy back in the future, any shares of any class. However, if the Company has existing shares which are admitted to the Official List of the London Stock Exchange and which are convertible into equity shares, then the Company can only buy back equity shares of that class if either the terms of issue of the convertible shares permit the Company to buy back equity shares or the buy back or agreement to buy back has been approved by an extraordinary resolution passed by such holders.

Dividends
The shareholders can declare final or interim dividends by ordinary resolution. No dividend can exceed the amount recommended by the Directors. No interim dividend shall be paid on shares which carry deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears. Unless the rights attaching to shares or the terms of any shares provide otherwise, dividends are paid based on the amounts which have been paid up on the shares in the relevant period.

The Directors can recommend the shareholders to pass an ordinary resolution to direct all or part of a dividend to be paid by distributing specific assets. The Directors must give effect to such a resolution.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	143

If a dividend has not been claimed for one year, the Directors may invest the dividend or use it in some other way for the benefit of the Company until the dividend is claimed. Any dividend which has not been claimed for 12 years may be forfeited and belong to the Company if the Directors so decide.

Winding up
If the Company is wound up, the liquidator can, with the authority of an extraordinary resolution and any other sanction required by relevant law, divide among the shareholders all or part of the assets of the Company or transfer any part of the assets to trustees on trust for the benefit of the shareholders. No past or present shareholder can be compelled to accept any shares or other property under the Articles which carries a liability.

Rights of foreign shareholders
There are no limitations imposed by the relevant English law or the Articles on the rights to own securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on the securities.

Notification of interest in shares
Section 198 of the Companies Act 1985 requires any shareholder, subject to exceptions, who acquires an interest of 3% or more or, in the case of certain interests, 10% or more in the shares to notify the Company of their interest within two business days following the day on which the obligation to notify arises. After the 3% or 10%, as the case may be, level is exceeded, similar notification must be made in respect of the whole percentage figure increases or decreases.

MATERIAL CONTRACTS
No contract other than those entered into in the ordinary course of business has been entered into in the two years preceding the date of this document by the Company or its subsidiary undertakings and is, or may be, material to the Company or the Group or has been entered into by the Company or its subsidiary undertakings and contains obligations or entitlements which are, or may be, material to the Group.

EXCHANGE CONTROLS
There are currently no UK exchange control laws, decrees or regulations that restrict or would affect the transfer of capital or payments of dividends, interest or other payments to US citizens or residents who are holders of the Company’s securities except as otherwise set out under ‘Taxation’ below.

TAXATION
The taxation discussion set out below is intended only as a summary of the principal US federal and UK tax consequences to US holders (as described below) of ADSs and does not purport to be a complete analysis or listing of all potential tax consequences of owning ADSs. A ‘US holder’ is a beneficial owner of ADSs who holds the ADSs as capital assets and is one of the following: (a) a citizen or individual resident of the United States, (b) a corporation (or certain other entities taxable as corporations for US federal income tax purposes) organised under the laws of the United States or any state thereof, (c) an estate whose income is subject to US federal income tax regardless of its source, or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all substantial decisions of the trust. If a partnership (or other entity treated as a partnership for US tax purposes) holds ADSs, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Investors are advised to consult their tax advisers with respect to the tax consequences of their holdings and sales, including the consequences under applicable US state and local law. The statements of US and UK tax laws set out below, except as otherwise stated, are based on the laws in force as of the date of this report and accounts and are subject to any changes occurring after that date in US or UK law.

The discussion is also based on the US-UK Income Tax Convention that entered into force on 31 March 2003, as amended by a Protocol (the ‘Income Tax Convention’). US holders should note that certain articles in the Income Tax Convention limit or restrict the ability of a US holder to claim benefits under the Income Tax Convention. US holders should consult their own tax advisers concerning the applicability of the Income Tax Convention.

This discussion does not address all aspects of US federal income taxation that may apply to holders subject to special tax rules, including US expatriates, insurance companies, tax-exempt organisations, banks and other financial institutions, regulated investment companies, securities broker-dealers, traders in securities who elect to apply a mark-to-market method of accounting, persons subject to the alternative minimum tax, investors that own (directly, indirectly or by attribution) 10% or more of the outstanding share capital or voting stock of the Company, persons holding their ADSs as part of a straddle, hedging transaction or conversion transaction, persons who acquired their ADSs pursuant to the exercise of options or similar derivative securities or otherwise as compensation, or persons whose functional currency is not the US Dollar, among others. Those holders may be subject to US federal income tax consequences different from those set forth below.

For the purposes of the conventions between the US and UK for the avoidance of double taxation with respect to taxes on dividend income and capital gains and estate and gift taxes and for the purposes of the US Internal Revenue Code of 1986 as amended, as discussed below, a US holder of ADSs will be treated as the beneficial owner of the underlying ordinary shares represented thereby. Furthermore, deposits or withdrawals by a US holder of ordinary shares for ADSs, or of ADSs for shares, will not be subject to US federal income tax.

Taxation of dividends

UK taxation of dividends
Under current UK tax legislation, no UK tax will be withheld from dividend payments made by the Company.

US federal income taxation of dividends
The gross amount of dividends paid to a US holder of ADSs will be taxable as ordinary income. The amount to be included in gross income will be the US Dollar value of the payment at the time the distribution is actually or constructively received by the ADS Depositary. For foreign tax credit limitation purposes, dividends paid by the Company will be income from sources outside the United States. Pounds Sterling received by a US holder of ADSs will have a tax basis equal to the value at the time of the distribution. Any gain or loss realised on a subsequent sale or other disposition of the pounds Sterling will be US source ordinary income or loss. Special rules govern the manner in which accrual method taxpayers are required (or may elect) to determine the US Dollar amount to be included in income in the case of taxes withheld in a foreign currency. Certain of these rules have changed effective 1 January 2005. Accrual basis taxpayers therefore are urged to consult their

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144	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Additional shareholder information continued

own tax advisers regarding the requirements and elections applicable in this regard.

Dividends paid will be treated as ‘passive income’ for purposes of computing allowable foreign tax credits for US federal income tax purposes or for certain US holders, as ‘financial services’ income. For taxable years beginning 1 January 2007, dividend income generally will constitute ‘passive category income’, or in the case of certain US holders, ‘general category income’. Certain US holders (including individuals and some trusts and estates) are eligible for reduced rates of US federal income tax of a maximum rate of 15% in respect of ‘qualified dividend income’ received in taxable years beginning before 1 January 2009, provided that the US holder meets certain holding period and other requirements. The Company currently believes that dividends paid with respect to its ADSs will constitute qualified dividend income for US federal income tax purposes, however, this is a factual matter and subject to change. The Company anticipates that its dividends will be reported as qualified dividends on Form S1099–DIV delivered to US holders. US holders of ADSs are urged to consult their own tax advisers regarding the availability to them of the reduced dividend rate in light of their own particular situation and the computations of the foreign tax credit limitation with respect to any qualified dividends paid to them, as applicable.

The US Treasury has expressed concern that parties to whom ADSs are released may be taking actions inconsistent with the claiming of reduced rates in respect of qualified dividend incomes by US holders of ADSs. Accordingly, the analysis above of the availability of qualified dividend treatment could be affected by future actions that may be taken by the US Treasury.

TAXATION OF CAPITAL GAINS
A holder of ADSs will be liable for UK tax on capital gains accruing on a disposal of ADSs only if such holder is resident or ordinarily resident for tax purposes in the UK or if such holder carries on a trade, profession or vocation in the UK through a branch, agency or permanent establishment and the ADSs are used, held or acquired for the purposes of the trade, profession or vocation of the branch, agency or permanent establishment. Special rules can also impose UK capital gains tax on disposals by individuals who recommence UK residence after a period of non-residence. US citizens or corporations who are so liable for UK tax may be liable for both UK and US tax in respect of a gain on the disposal of ADSs. However, such persons generally will be entitled to a tax credit against their US federal tax liability for the amount of the UK tax paid in respect of such gain (subject to applicable credit limitations).

For US federal income tax purposes, a US holder generally will recognise a capital gain or loss on the sale or other disposition of ADSs held as capital assets, in an amount equal to the difference between the US Dollar value of the amount realised on the disposition and the US holder’s adjusted tax basis, determined in US Dollar, in the ADSs. Such gain or loss generally will be treated as US source gain or loss, and will be treated as a long-term capital gain or loss if the US holder’s holding period in the ADSs exceeds one year at the time of disposition. In the case of a US holder who is an individual, capital gains, if any, generally will be subject to US federal income tax at preferential rates if specified minimum holding periods are met. The deductibility of capital losses is subject to significant limitations.

US INFORMATION REPORTING AND BACKUP WITHHOLDING
A US holder who holds ADSs may in certain circumstances be subject to information reporting to the Internal Revenue Service

(the IRS) and possible US backup withholding at a current rate of 28% with respect to dividends on ADSs and proceeds from the sale, exchange or other disposition of ADSs unless such holder furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification, or is otherwise exempt from backup withholding. US persons who are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Non-US holders generally will not be subject to US information reporting or backup withholding. However, such holders may be required to provide certification of non-US status (generally on IRS Form W-8BEN) in connection with payments received in the US or through certain US-related financial intermediaries. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s US federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

INHERITANCE TAX
ADSs held by an individual, who is domiciled in the US for the purposes of the Convention between the US and the UK for the avoidance of double taxation with respect to taxes on estates and gifts (the Estate Tax Convention) and is not for the purposes of the Estate Tax Convention a national of the UK, will not be subject to UK inheritance tax on the individual’s death or on a transfer of the ADSs during the individual’s lifetime unless the ADSs form part of the business property of a permanent establishment situated in the UK or pertain to a fixed base in the UK used for the performance of independent personal services. In the exceptional case where ADSs are subject both to UK inheritance tax and to US federal gift or estate tax, the Estate Tax Convention generally provides for the tax paid in the UK to be credited against tax payable in the US or for the tax paid in the US to be credited against tax payable in the UK based on priority rules set forth in the Estate Tax Convention.

STAMP DUTY AND STAMP DUTY RESERVE TAX
No UK stamp duty will be payable on the acquisition or transfer of ADSs if there is no instrument of transfer. If there is an instrument of transfer then provided that the instrument of transfer is not executed in the UK and remains at all times outside the UK subsequently then in practice no UK stamp duty will be payable. Neither will an agreement to transfer ADSs in the form of ADRs give rise to a liability to stamp duty reserve tax. An agreement to purchase ordinary shares, as opposed to ADSs, will normally give rise to a charge to UK stamp duty or stamp duty reserve tax at the rate of 0.5% of the price. Stamp duty reserve tax is generally the liability of the purchaser and the stamp duty is normally also paid by the purchaser. Where such ordinary shares are later transferred to the depositary’s nominee, further stamp duty or stamp duty reserve tax will normally be payable at the rate of 1.5% of the price payable for the ordinary shares so acquired.

A transfer of ordinary shares by an instrument of transfer to the relative ADS holder without transfer of beneficial ownership will in principle give rise to UK stamp duty at the rate of £5 per transfer. Transfers that are not sales will generally be exempt from the £5 stamp duty charge if made under the CREST system for paperless share transfers.

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DOCUMENTS ON DISPLAY
All reports and other information that BG Group files with the SEC may be inspected at their public reference facilities at Room 1580, 100 F Street, N.E., Washington, DC 20549, USA. These reports may also be accessed via the SEC’s website at www.sec.gov

ACCOUNTANTS’ FEES AND SERVICES
PricewaterhouseCoopers LLP has served as BG Group’s independent public accountants for each of the financial years in the three year period ended 31 December 2005, for which audited financial statements appear in this Annual Report on Form 20-F. The external Auditors are subject to re-appointment at the AGM.

The following table presents the aggregate fees for professional services and other services rendered by PricewaterhouseCoopers LLP to BG Group in 2005 and 2004.

For the year ended 31 December	2005	2004
	£m	£m

Audit fees(a)	2.2	2.6

Audit-related fees(b)	0.3	0.4

Tax fees(c)	0.3	0.4

All other fees(d)	–	–

Total	2.8	3.4

(a)	Audit fees consist of fees billed for the annual audit services engagement and other audit services, which are those services that only the external Auditor can reasonably provide, and include the Group audit, statutory audits, comfort letters and consents, attest services and assistance with and review of documents filed with the SEC.
(b)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Group’s Financial Statements or that are traditionally performed by the external Auditor, and include consultations concerning financial accounting and reporting standards; internal control reviews of new systems, programmes andprojects, reviews of security controls and operational effectiveness of systems, reviews of plans and controls for shared service centres; due diligence related to acquisitions; accounting assistance and audits in connection with proposed or completed acquisitions; and employee benefit plan audits.
(c)	Tax fees include fees billed for tax compliance services, including the preparation of original and amended tax returns and claims for refund, tax consultations, such as assistance and representation in connection with tax audits and appeals, tax advice related to mergers and acquisitions, transfer pricing, and requests for rulings or technical advice from tax authorities, tax planning services, and expatriate tax planning and services.
(d)	All other fees include fees billed for training, forensic accounting, data security reviews, treasury control reviews and process improvement and advice, and environmental, sustainability and corporate social responsibility advisory services.

AUDIT COMMITTEE PRE-APPROVAL POLICY AND PROCEDURES
The Audit Committee annually agrees a framework of non-audit activities, which are described with sufficient specificity to enable the Committee to ensure that the proposed activity will not compromise the independence of the external Auditors. For each activity, the Committee approves a budget for the financial year.

Accordingly, the Audit Committee is deemed to have given its pre-approval in respect of individual assignments where the fees fall within the agreed framework and agreed budget for that service. Pre-approval of assignments which are either outside the agreed framework, or are within the agreed framework but not within the agreed budget is delegated to the Audit Committee Chairman or, in his absence, any other member of the Committee. At each meeting, the Committee receives a list of all the non-audit services provided by the external Auditors, the specific nature of the work and the fees involved, for their review.

During 2005, 100% of Audit fees, 100% of Audit-related fees, 100% of Tax fees and 100% of all other fees provided to BG Group by PricewaterhouseCoopers LLP were approved by the Audit Committee pursuant to the pre-approval policy and procedures.

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146	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notice of seventh Annual General Meeting of BG Group plc

The seventh Annual General Meeting (AGM) of BG Group plc (the ‘Company’) will be held in Hall 1 of the International Convention Centre, Birmingham B1 2EA on Friday, 28 April 2006 at 11.00am for the transaction of the business set out below.

This Notice contains the resolutions to be voted on at the Company’s AGM. Resolutions 1 to 12 below are ordinary resolutions that will be passed if more than 50% of the votes cast are in favour of the resolutions. Resolutions 13 and 14 are special resolutions that will be passed if not less than 75% of the votes cast are in favour of the resolutions.

A poll will be called on each of the resolutions set out below.

Further details are set out in the explanatory notes.

ORDINARY RESOLUTIONS

Resolution 1
To receive the accounts and reports of the Directors and the Auditors for the year ended 31 December 2005.

Resolution 2
To approve the Remuneration report as set out on pages 51 to 61 of the BG Group Annual Report and Accounts for the year ended 31 December 2005.

Resolution 3
To declare a final dividend in respect of the year ended 31 December 2005 of 4.09 pence per ordinary share payable on 12 May 2006 to holders of ordinary shares on the register of shareholders of the Company at the close of business on 31 March 2006.

Resolution 4
To elect Jürgen Dormann as a Director of the Company.

Resolution 5
To re-elect Sir Robert Wilson as a Director of the Company.

Resolution 6
To re-elect Frank Chapman as a Director of the Company.

Resolution 7
To re-elect Ashley Almanza as a Director of the Company.

Resolution 8
To re-elect Sir John Coles as a Director of the Company.

Resolution 9
To re-appoint PricewaterhouseCoopers LLP as Auditors of the Company, to hold office until the conclusion of the next general meeting at which accounts are laid before the Company.

Resolution 10
To authorise the Audit Committee to determine the remuneration of the Auditors.

Resolution 11
That in accordance with Part XA of the Companies Act 1985 as amended (the ‘Act’), the Company and its wholly owned subsidiary BG International Limited each be and is hereby authorised:

(a)	to make donations to EU political organisations not exceeding £25 000 in total; and

(b)	to incur EU political expenditure not exceeding £25 000 in total;

during the period commencing on the date of this resolution and ending on the date of the AGM of the Company in 2007 or, if earlier, 28 July 2007.

For the purpose of this resolution, ‘donations’, ‘EU political organisations’ and ‘EU political expenditure’ have the meanings given to them in Section 347A of the Act.

Resolution 12
That the authority conferred on the Directors by Article 12.2 of the Company’s Articles of Association be renewed and for this purpose:

(a)	the Section 80 amount be £123 379 866; and

(b)	the prescribed period be the period ending on the date of the AGM of the Company in 2007 or, if earlier, 28 July 2007.

SPECIAL RESOLUTIONS

Resolution 13
That the Directors be empowered to allot equity securities (as defined in Section 94 of the Companies Act 1985 as amended (the ‘Act’)), entirely paid for in cash:
(a)	of an unlimited amount in connection with a rights issue (as defined in the Company’s Articles of Association); and

(b)	otherwise than in connection with a rights issue, of an amount up to £17 652 373, free of the restrictions in Section 89(1) of the Act provided that:

1	This document is important. If you are in any doubt about its		(i) copies of all Directors’ service contracts and letters
	content, you should consult an appropriate independent adviser.		of appointment;

	If you have sold or transferred all of your shares in BG Group plc,		(ii) the register of interests of the Directors in the share capital
	please send this document and all accompanying documents to the		of the Company; and
purchaser or transferee, or to the stockbroker, bank or other agent
	through or to whom the sale or transfer was effected so that they		(iii) the Memorandum and Articles of Association of the Company.
can be passed on to the person who now owns the shares.
		3	The Company, pursuant to Regulation 41 of the Uncertificated
2	The following documents, which are available for inspection during		Securities Regulations 1995, specifies that only those holders of
	normal business hours at the registered office of the Company on		ordinary shares registered in the register of members of the
	any weekday (Saturdays, Sundays and public holidays excluded),		Company as at 6.00pm on 26 April 2006 shall be entitled to attend
	will also be available for inspection at the place of the AGM from		or vote at the AGM in respect of the number of ordinary shares
	10.00am on the day of the Meeting until its conclusion:		registered in their name at that time. Changes to entries on the register of members after 6.00pm on 26 April 2006 shall be
disregarded in determining the rights of any person to attend or vote at the Meeting.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	147

(i)	this power shall expire on the date of the AGM of the Company in 2007 or, if earlier, 28 July 2007 and is in substitution for all previous such powers, which shall cease to have effect from the date of this Resolution, without affecting the validity of any allotment of securities already made under them; and

(ii)	during that period, the Directors can make offers and enter into agreements that would, or might, require equity securities to be allotted after that period.

In working out the maximum amount of equity securities for the purposes of paragraph (b) above, the nominal value of rights to subscribe for shares or to convert any securities into shares will be taken as the nominal value of the shares that would be allotted if the subscription or conversion takes place.

For the purposes of this Resolution:

(a)	references (except in paragraph (b) below) to an allotment of equity securities shall include a sale of Treasury shares; and

(b)	the power granted by this Resolution, insofar as it relates to the allotment of equity securities rather than the sale of Treasury shares, is granted pursuant to the authority under Section 80 of the Act conferred by Resolution 12.

Resolution 14
That the Company be generally and unconditionally authorised to make market purchases (within the meaning of Section 163(3) of the Companies Act 1985) of ordinary shares of 10 pence each of the Company (‘ordinary shares’) provided that:

(a)	the maximum number of ordinary shares hereby authorised to be acquired is 353 047 470;

(b)	the minimum price that may be paid for any such ordinary share is 10 pence, the nominal value of that share;

(c)	the maximum price that may be paid for any such ordinary share is an amount equal to 105% of the average of the middle market quotations for an ordinary share as derived from the London Stock Exchange Daily Official List for the five business days immediately preceding the day on which the share is contracted to be purchased; and

(d)	the authority hereby conferred shall expire on the date of the AGM of the Company in 2007 or, if earlier, 28 July 2007; but a contract for purchase may be made before such expiry, that will or may be executed wholly or partly thereafter, and a purchase of ordinary shares may be made in pursuance of any such contract.

Registered Office:	By order of the Board
100 Thames Valley Park Drive	Ben Mathews
Reading	Company Secretary
Berkshire RG6 1PT

Registered in England & Wales No. 3690065	8 March 2006

A shareholder entitled to attend and vote is entitled to appoint a proxy or proxies to attend and, on a poll, to vote instead of him/her. A proxy need not be a shareholder of the Company. Further details on how to appoint a proxy are given on page 148.

EXPLANATORY NOTES
In line with the recommendations by Paul Myners and the Shareholder Voting Working Group issued in January 2004 (the ‘Myners Report’), which the Company has met in full since 2004, voting at the Meeting will be by poll rather than by show of hands.

The Chairman will invite each shareholder and proxy present at the meeting to complete a poll card indicating how they wish to cast their votes in respect of each resolution. In addition, the Chairman will cast the votes for which he has been appointed as proxy. Poll cards will be collected at the end of the meeting and the preliminary results declared. Once the results have been verified by the Company’s Registrar, they will be notified to the UK Listing Authority and published on the Company’s website.

Annual Report and Accounts (Resolution 1)
The Directors are required to lay before the Meeting the accounts of the Company for the financial year ended 31 December 2005, the Directors’ report, the Remuneration report and the Auditors’ report on the accounts and the auditable part of the Remuneration report.

Remuneration report (Resolution 2)
UK listed companies must put an ordinary resolution to shareholders at the AGM seeking approval of the Remuneration report. The vote is advisory in nature, in that payments made or promised to Directors will not have to be repaid in the event that the resolution is not passed.

Declaration of a dividend (Resolution 3)
A final dividend for the year ended 31 December 2005 of 4.09 pence per ordinary share is recommended by the Directors. A final dividend can be paid only after it has been declared by the shareholders at a general meeting. It is proposed that shareholders declare this dividend by passing Resolution 3. If so declared, the final dividend will be paid on 12 May 2006 to ordinary shareholders who were on the register of the Company at the close of business on 31 March 2006. ADS holders will be entitled to receive the US Dollar equivalent of £0.2045 per ADS on 19 May 2006.

An interim dividend for the year ended 31 December 2005 of 1.91 pence per ordinary share was paid on 16 September 2005.

Election of Jürgen Dormann (Resolution 4)
The Company’s Articles of Association require any Director newly appointed by the Board to retire at the first AGM following their appointment. Jürgen Dormann was appointed to the Board as a non-executive Director on 1 June 2005. He is a member of the Corporate Responsibility Committee and the Remuneration Committee. Biographical details of Jürgen Dormann are given on page 45. In reviewing the recommendation of the Nominations Committee concerning this election, the Board has concluded that Jürgen Dormann is independent in character and judgment and makes an effective and valuable contribution to the Board and demonstrates commitment to the role. The Board unanimously recommends his election.

Re-election of Directors (Resolutions 5 to 8)
Directors are subject to re-election by shareholders every three years. Biographical details of the Directors proposed to be re-elected, namely Sir Robert Wilson, Frank Chapman, Ashley Almanza and Sir John Coles, are shown on page 45. In reviewing the recommendation of the Nominations Committee concerning these re-elections, the Board has concluded that Sir John Coles is independent in character and judgment. In addition and, following the annual evaluation exercise conducted during the year, the Board considers that each of the Directors proposed for re-election continues to make an effective and valuable contribution and demonstrates commitment to the role. Accordingly, the Board unanimously recommends their re-election.

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148	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Notice of seventh Annual General Meeting of BG Group plc continued

Re-appointment and remuneration of Auditors (Resolutions 9 and 10)
The Company is required to appoint auditors at each general meeting at which accounts are laid before the Company, to hold office until the next such meeting. Following the recommendation of the Audit Committee, the Directors propose that PricewaterhouseCoopers LLP be reappointed as Auditors of the Company. Resolution 10 proposes that the Audit Committee be authorised to determine the level of the Auditors’ remuneration.

Political donations (Resolution 11)
As stated in the Company’s Statement of Business Principles, it is the Company’s policy not to make contributions to political parties. This policy is strictly adhered to and there is no intention to change it. Section 347A of the Companies Act 1985 (the ‘Act’) includes very broad definitions of ‘donations’ to ‘EU political organisations’ and of ‘EU political expenditure’ that may have the effect of covering a number of normal business activities that would not be thought to be political donations in the usual sense. To avoid any possibility of inadvertently contravening the Act, the Directors consider that it would be prudent to follow the procedure specified in the Act to obtain shareholder approval for the Company and BG International Limited each to make donations to EU political organisations of up to £25 000 and to incur EU political expenditure of up to £25 000 in the forthcoming year. BG International Limited is a wholly owned subsidiary of the Company and is the largest employer in the Group. This authority will not be used to make any political donations as that expression would have been understood before Part XA of the Act became law.

Authority to allot shares (Resolution 12)
The Directors are currently authorised to allot relevant securities. However, this authority terminates on the date of the 2006 AGM. This resolution proposes that such authority be renewed and that the Directors be authorised to allot up to 1 233 798 657 ordinary shares for the period ending on the date of the Company’s AGM in 2007 or, if earlier, 28 July 2007. The authority represents 33 1 / 3% (excluding Treasury shares) of the share capital of the Company in issue at 3 March 2006 together with shares outstanding under BG Group’s option schemes. This amount complies with guidelines issued by investor bodies. The Directors have no present intention of issuing any relevant securities other than pursuant to employee share schemes.

Disapplication of pre-emption rights (Resolution 13)
The Directors are currently authorised to allot unissued shares for cash without first offering them to existing shareholders in proportion to their holdings (a pre-emptive offer). However, this authority terminates on the date of the 2006 AGM. This resolution proposes that such authority be renewed and that the Directors be authorised to allot up to 176 523 735 ordinary shares for cash without a pre-emptive offer being made for the period ending on the date of the Company’s AGM in 2007 or, if earlier, 28 July 2007. Following the introduction of the Treasury Shares Regulations, this authority will now also cover the sale of Treasury shares for cash. The authority represents approximately 5% of the share capital in issue at 3 March 2006. This amount complies with guidelines issued by investor bodies.

Authority to make market purchases of own ordinary shares (Resolution 14)
In certain circumstances, it may be advantageous for the Company to purchase its own ordinary shares and Resolution 14 seeks authority from shareholders to do so. The resolution specifies the maximum number of shares that may be acquired (10% of the Company’s issued ordinary share capital) and the maximum and minimum prices at which they may be bought.

Any shares purchased in this way will, unless the Directors determine that they are to be held as Treasury shares, be cancelled and the number of shares in issue will be reduced accordingly. Shares held in treasury will not automatically be cancelled and will not be taken into account in future calculations of earnings per share (unless they are subsequently resold or transferred out of treasury).

On 8 November 2005, the Company announced its intention to make market purchases of up to £1 billion of shares and to hold these shares in treasury. During the period 8 November 2005 to 3 March 2006, the Company purchased 20 094 000 shares representing 0.57% of the total share capital of the Company at a total cost of £118 million (including dealing costs). These shares are held in treasury in accordance with Section 162(A) of the Companies Act 1985. No dividends are paid on and no voting rights attach to Treasury shares. Any Treasury shares sold by the Company will count towards the number of shares that, if Resolution 13 is passed, may be issued without offering them first to existing shareholders.

As the existing shareholder approval to purchase shares expires at the 2006 AGM, purchases after that date are subject to renewed shareholder approval at the AGM. The Directors will use the authority to purchase shares only after careful consideration, taking into account market conditions, other investment opportunities, appropriate gearing levels and the overall financial position of the Company. The Directors will only purchase such shares after taking into account the effects on earnings per share and the benefit for shareholders.

The total number of options to subscribe for ordinary shares outstanding at 3 March 2006 is 57.0 million. This represents 1.61% of the issued share capital at that date. If the Company bought back the maximum number of shares permitted pursuant to the passing of this resolution and cancelled them, then the total number of options to subscribe for ordinary shares outstanding at that date would represent 1.79% of the issued share capital as reduced following those repurchases. At 3 March 2006, there are no warrants to subscribe for ordinary shares outstanding.

Recommendation
Your Directors unanimously recommend that you vote in favour of all the above resolutions as they intend to do so themselves in respect of their own beneficial holdings.

Appointing a proxy
A proxy form is enclosed with this Notice and instructions for its use are shown on the form. Proxies must be submitted by 11.00am on Wednesday 26 April 2006 to Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6DW. Details of how to submit your proxy electronically are given below.

Electronic proxy voting
Shareholders may register the appointment of a proxy for the AGM electronically at www.sharevote.co.uk, a website operated by the Company’s Registrar, Lloyds TSB Registrars. Shareholders are advised to read the terms and conditions, shown on the website, relating to the use of this facility before appointing a proxy. Any electronic communication sent by a shareholder that is found to contain a computer virus will not be accepted. Electronic

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BG GROUP ANNUAL REVIEW 2005	149

communication facilities are available to all shareholders and those who use them will not be disadvantaged in any way.

Electronic proxy appointment through CREST
CREST members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so for the AGM to be held on 28 April 2006 and any adjournment(s) thereof by using the procedures described in the CREST Manual. CREST Personal Members or other CREST sponsored members, and those CREST members who have appointed a voting service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a ‘CREST Proxy Instruction’) must be properly authenticated in accordance with CRESTCo’s specifications and must contain the information required for such instructions, as described in the CREST Manual. The message, regardless of whether it constitutes the appointment of a proxy or an amendment to the instruction given to a previously appointed proxy, must, in order to be valid, be transmitted so as to be received by the issuer’s agent (ID 7RA01) by 11.00am on Wednesday 26 April 2006. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which the issuer’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time, any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means.

CREST members and, where applicable, their CREST sponsors or voting service providers should note that CRESTCo does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed a voting service provider(s), to procure that his CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

The Company may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5) (a) of the Uncertificated Securities Regulations 2001.

Summary of AGM business
A summary of the business carried out at the Meeting will be published on the Group’s website, www.bg-group.com

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150	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Cross-reference to Form 20-F

Item			Page

1	Identity of Directors, Senior Management and Advisers
	Not applicable		–
2	Offer Statistics and Expected Timetable
	Not applicable		–
3	Key Information
Three year financial
	summary (unaudited)		134-135
Five year financial
	summary (unaudited)		136-137
	Risk factors		35-37
4	Information on the Company
	BG Group’s global operations		6-7
Financial review
	–	Disposals and
		Re-measurements	23-24
	–	Capital investment	25
	–	Cash flow	25-26
Shareholder information
	–	Headquarters and
		Registered Office Address	138
	–	Agent for Service of Process
		in the USA	138
Additional shareholder information
	–	This Annual Report and Accounts
		Incorporates the US Form 20-F	139
	–	History and Development
		of the Company	139
Presentation of non-GAAP
	measures		152
Cautionary Note to Shareholders
in Relation to Certain
	Forward-Looking Statements		153
	Strategy review*		8-11
	Future prospects		12
	Operating review*		13-20
Corporate Responsibility
	–	Environment	34
Supplementary information – gas
	and oil (unaudited)		128-132
Historical production
	(unaudited)		133
Notes to the accounts
	–	Note 2 (Segmental Analysis and
		Results Presentation)	71-75
	–	Note 13 (Property, Plant and
		Equipment)	87
	–	Note 27(A) (Commitments and
Contingencies –
		Capital Expenditure)	99
	–	Note 32 (Principal Subsidiary
Undertakings, Joint Ventures
	and Associates)		116-117
4A	Unresolved Staff Comments
	Not applicable		–
5	Operating and Financial Review and Prospects
	Financial review*		21-30
Risk factors
	–	Commodity Prices
		to Credit	35-36
Presentation of
	non-GAAP measures		152
Cautionary Note to Shareholders
in Relation to Certain
	Forward-Looking Statements		153
Item			Page

Notes to the accounts
	–	Note 4 (Operating Costs)	76
	–	Notes 20 (Borrowings) to 21
		(Financial Instruments)	91-96
	–	Note 27 (Commitments
		and Contingencies)	99-101
	Strategy review*		8-11
	Future prospects		12
6	Directors, Senior Management and Employees
	Board of Directors		44-45
Group Executive Committee
	and Company Secretary		46-47
	Directors’ report		49-50
	Remuneration report		51-61
	Governance framework		38-43
Corporate Responsibility
	–	Our People	32-33
Notes to the accounts
	–	Note 5 (Directors
		and Employees)	77-80
7	Major Shareholders and Related Party Transactions
Additional shareholder information
	–	Major Shareholders	141
Financial review
	–	Related Party Transactions	30
Notes to the accounts
	–	Note 28 (Related
		Party Transactions)	101
8	Financial Information
US Report of Independent
Accountants – see item 18 of the
Company’s Form 20-F filed with
the US Securities and Exchange
Commission
	Financial review – Dividend		27-28
	Principal accounting policies		63-65
Consolidated income
	statements		66-67
Consolidated statement of
	recognised income and expense		67
	Balance sheets		68-69
	Cash flow statements		70
	Notes to the accounts		71-127
Five year financial
summary (unaudited)
	–	Annual Dividends	136
Directors’ report
	–	Significant Events Subsequent
		to 31 December 2005	49
9	The Offer and Listing
Additional shareholder information
	–	Listing and Price History	140
10	Additional Information
Additional shareholder information
	–	Memorandum and Articles
		of Association	141-143
	–	Material Contracts	143
	–	Exchange Controls	143
	–	Taxation	143-144
	–	Documents on Display	145
11	Quantitative and Qualitative Disclosures about Market Risk
Financial review – Critical
Accounting Policies – Financial
Instruments to
	Commodity Instruments		29-30
Item	Page

Risk factors – Commodity
Prices to Credit	35-36
Principal accounting policies
–	Financial Instruments (from
1 January 2005) to
Commodity Instruments
(to 31 December 2004)	65
Notes to the accounts
–	Note 21
(Financial Instruments)	93-96
12	Description of Securities Other than Equity Securities
Not applicable	–
13	Defaults, Dividend Arrearages and Delinquencies
None	–
14	Material Modifications to the Rights of Security Holders and Use of Proceeds
None	–
15	Controls and Procedures
Governance framework
–	Internal Control Framework to
Evaluation of discosure controls
and procedures	43
16A	Audit Committee Financial Expert
Governance framework
–	Board committees – Audit Committee	42
16B	Code of Ethics
Corporate Responsibility	31
16C	Principal Accountant Fees and Services
Additional shareholder information
–	Accountants’ Fees and Services
to Audit Committee
Pre-Approval Policy and
Procedures	145
16D	Exemptions from the Listing Standards for Audit Committees
Not applicable	–
16E	Purchases of Equity Securities by the Issuer and Affiliated Purchasers
See item 16E of the Company’s
Form 20-F filed with the US Securities
and Exchange Commission
17	Financial Statements
Not applicable	–
18	Financial Statements
US Report of Independent
Accountants – see item 18 of the
Company’s Form 20-F filed with
the US Securities and Exchange
Commission
Principal accounting policies	63-65
Consolidated income
statements	66-67
Consolidated statement of
recognised income and expense	67
Balance sheets	68-69
Cash flow statements	70
Notes to the accounts	71-127
19	Exhibits
See item 19 of the Company’s
Form 20-F filed with the US
Securities and Exchange Commission

*Disclosure relating to finding and development costs, annual unit operating costs and proved reserves replacement rates have been redacted and excluded from our Form 20-F filed with the US Securities and Exchange Commission.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	151

Index

Item	Page

Accountants’ fees and services	145
Acquisition of subsidiary undertaking	89
Additional shareholder information	139-144
American Depositary Receipts	84, 138, 140
American Depositary Shares	28, 38, 60, 108, 111, 136, 143, 144
Annual General Meeting	41
Assets	68
Total	68, 134
Net	68
Assets held for sale	90
Associates	73, 88, 116-117, 152
Audit fees	76, 145
Balance sheets	68-69
Three year financial summary	134
Basis of consolidation	63
Basis of preparation	63
Borrowings	68, 91-92
Capital investment/expenditure	25-26, 75
Cash flow	25-26, 70, 107
Three year financial summary	135
Chairman’s statement	2-3
Charitable donations	33, 50
Chief Executive’s statement	4-5
Commitments and contingencies	99-101
Committees	42
Community	50
Corporate governance	38-47
Corporate Responsibility	31-34
Cross-reference to Form 20-F	150
Debt/equity ratio	135
Decommissioning	28-29, 63, 64
Deferred taxation	64, 68, 97-98
Definitions	ibc
Depreciation and amortisation	28, 63, 74, 76, 86, 107
Derivatives	68, 93-96
Directors	44-45, 77
Directors’ report	49-50
Disposals and re-measurements	23, 24, 66, 67, 81-82, 152
Dividends	ifc, 27, 84
Earnings per ordinary share	ifc, 25, 66, 67, 85, 134, 136
Employees	76, 77-80
Equity	69, 98-99
Exchange rate information	137
Exploration and Production (E&P)	6, 13-15, 21-22, 49, 71-72, 74-75
Exploration expenditure	22, 28, 64, 76
Finance income and costs	24, 66, 67, 83
Financial instruments	29, 65, 93-96
Five year financial summary	136-137
Foreign currencies	64
Future prospects	12
Gearing	135
Going concern	50
Goodwill	63, 68, 85
Governance framework	38-43
Group Executive Committee	46-47
Item	Page

Guarantees	99
Health, Safety, Security and Environment	32-34
Historical production	133
Independent Auditors’ report	62
Income statement	66-67
Five year financial summary	136
Three year financial summary	134
Internal Control Framework	38, 43
Impairments	29
Investments	68, 88
Accounted for using the equity method	68, 88
In subsidiary undertakings	68
Other	68, 88
Joint ventures	88, 117, 152
Leases	64, 91, 100
Legal proceedings	100
Listing and Price History	140
Liquefied Natural Gas (LNG)	6-7, 16-17, 22, 71-75
New accounting standards	71
Notice of AGM	146-149
Operating and financial review	6-37
Operating costs	76
Operating profit/(loss)	21-24, 66, 67, 72-73
Other activities	7, 20, 23, 71-72, 74-75
Other intangible assets	86
Other operating income	75
Petroleum revenue tax	84, 97
Power	7, 20, 23, 71-75
Principal accounting policies	63-65
Principal activities	49
Property, plant and equipment	68, 87
Provisions for other liabilities and charges	68, 96
Related party transactions	30, 101
Remuneration report	51-61
Research and development	65, 76
Reserves	69, 98-99
Retirement benefit obligations	68, 102-106
Return on average capital employed	135, 152
Risk factors	35-37
Segmental analysis	71-75
Share capital	69, 98-99
Shareholder information	138-145
Statement of total recognised income and expense	67
Inventories	64, 68, 89
Strategy	8-11
Subsidiary undertakings	116
Substantial shareholders	49
Supplementary information – gas and oil	128-132
Suppliers	50
Taxation	24, 66, 67, 84
Three year financial summary	134-135
Trade and other payables	68, 96
Trade and other receivables	68, 89-90
Transmission and Distribution (T&D)	7, 18-19, 23, 71-75
US GAAP	105-106, 108-115, 136

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152	BG GROUP ANNUAL REPORT AND ACCOUNTS 2005

Presentation of non-GAAP measures

BG Group gives certain additional information in a non-statutory format in order to provide readers with an increased insight into the underlying performance of the business. The measures BG Group uses are explained below.

BUSINESS PERFORMANCE
‘Business Performance’ excludes certain disposals and re-measurements (see below) and is presented as exclusion of these items provides readers with a clear and consistent presentation of the underlying operating performance of the Group’s ongoing business.

BG Group uses commodity instruments to manage price exposures associated with its marketing and optimisation activity in the UK and US. This activity enables the Group to take advantage of commodity price movements. It is considered more appropriate to include both unrealised and realised gains and losses arising from the mark-to-market of derivatives associated with this activity in ‘Business Performance’.

DISPOSALS AND RE-MEASUREMENTS
BG Group’s commercial arrangements for marketing gas include the use of long-term gas sales contracts. Whilst the activity surrounding these contracts involves the physical delivery of gas, certain UK gas sales contracts are classified as derivatives under the rules of International Accounting Standard (IAS) 39, ‘Financial Instruments: Recognition and Measurement’, issued by the International Accounting Standards Board and are required to be measured at fair value at the balance sheet date. Unrealised gains and losses on these contracts reflect the comparison between current market gas prices and the actual prices to be realised under the gas sales contract.

BG Group also uses commodity instruments to manage certain price exposures in respect of optimising the timing of its gas sales associated with contracted UK storage and pipeline capacity. These instruments are also required to be measured at fair value at the balance sheet date under IAS 39. However, IAS 39 does not allow the matching of these fair values to the economically hedged value of the related gas in storage (taking account of gas prices based on the forward curve or expected delivery destination and the associated storage and capacity costs).

BG Group also uses financial instruments, including derivatives, to manage foreign exchange and interest rate exposure. These instruments are required to be recognised at fair value or amortised cost on the balance sheet in accordance with IAS 39. Most of these instruments have been designated either as hedges of foreign exchange movements associated with the Group’s net investments in foreign operations, or as hedges of interest rate risk. Where these instruments represent effective economic hedging activities but cannot be designated as hedges under IAS 39, unrealised movements in fair value are recorded in the income statement.

Unrealised gains and losses in respect of long-term gas sales contracts, commodity instruments used to optimise the timing of gas sales associated with contracted UK storage and pipeline facilities and interest rate and foreign exchange exposure in respect of financial instruments which cannot be designated as hedges under IAS 39 are disclosed separately within ‘disposals and re-measurements’. Realised gains and losses relating to these instruments are included in Business Performance. This presentation best reflects the underlying performance of the business since it distinguishes between the temporary timing differences associated with re-measurements under IAS 39 rules and actual realised gains and losses.

BG Group has also separately identified profits and losses associated with the disposal of non-current assets and impairments of non-current assets as they require separate disclosure in order to provide a clearer understanding of the results for the period. For a reconciliation between the overall results and Business Performance and details of disposals and re-measurements, see segmental analysis and results presentation, note 2 page 71.

JOINT VENTURES AND ASSOCIATES
Under IFRS the results from jointly controlled entities (joint ventures) and associates, accounted for under the equity method, are required to be presented net of finance costs and tax on the face of the income statement. Given the relevance of these businesses within BG Group, the results of joint ventures and associates are presented before interest and tax, and after tax. This approach provides additional information on the source of BG Group’s operating profits. For a reconciliation between operating profit and earnings including and excluding the results of joint ventures and associates, see segmental analysis and results presentation note 2, page 71, and earnings per ordinary share, note 10, page 85.

EXCHANGE RATES AND PRICES
BG Group also discloses certain information, as indicated, at constant UK£/US$ exchange rates and upstream prices. The presentation of results in this manner is intended to provide additional information to explain further the underlying trends in the business. The disclosure recalculates the current year profit on the basis that the UK£/US$ exchange rate and the upstream commodity prices were the same as in the previous year – so providing a comparable base in respect of these two factors.

NET BORROWINGS/FUNDS
BG Group provides a reconciliation of net borrowings/funds and an analysis of the amounts included within net borrowings/funds as this is an important liquidity measure for the Group.

Return on average capital employed (ROACE) represents profit before tax (excluding disposals and re-measurements) plus net interest payable on net borrowings, as a percentage of average capital employed.

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BG GROUP ANNUAL REPORT AND ACCOUNTS 2005	153

Definitions

For the purpose of this report the following definitions apply:
‘$’	US Dollars	‘GAAP’	Generally Accepted Accounting Principles
‘£’	UK pounds Sterling	‘GASA’	Gas Argentino S.A.
‘ABI’	Association of British Insurers	‘Group’	BG Group plc and/or any of its subsidiaryundertakings, joint ventures or associatedundertakings
‘ADR’	American Depositary Receipt	‘HSSE’	Health, Safety, Security and the Environment
‘ADS’	American Depositary Share	‘IAS’	International Accounting Standard issued by the IASB
‘AGM’	Annual General Meeting	‘IASB’	International Accounting Standards Board
‘Annual unit operating cost’	Total production and operating costs for the year divided by net production for the year	‘IFRS’	International Financial Reporting Standards issued by the IASB and endorsed by the European Union
		‘km’	Kilometres
‘bcf’	Billion cubic feet	‘LNG’	Liquefied Natural Gas
‘bcfd’	Billion cubic feet per day	‘LTIS’	Long Term Incentive Scheme
‘bcma’	Billion cubic metres per annum	‘m’	Million
‘BG’ or ‘BG Group’	BG Group plc and/or any of its subsidiary undertakings, joint ventures or associated undertakings	‘mcmd’	Thousand cubic metres per day
		‘mmbbl’	Million barrels
		‘mmboe’	Million barrels of oil equivalent
‘BG Energy Holdings	BG Energy Holdings Limited, a subsidiary	‘mmbtu’	Million British thermal units
Limited’ or ‘BGEH’	of BG Group plc	‘mmcm’	Million cubic metres
‘billion’ or ‘bn’	One thousand million	‘mmcmd’	Million cubic metres per day
‘boe’	Barrels of oil equivalent	‘mmscfd’	Million standard cubic feet per day
‘boed’	Barrels of oil equivalent per day	‘mmscm’	Million standard cubic metres
‘bopd’	Barrels of oil per day	‘mmscmd’	Million standard cubic metres per day
‘CPC’	Caspian Pipeline Consortium	‘mtpa’	Million tonnes per annum
‘CCGT’	Combined Cycle Gas Turbine	‘MW’	Megawatt
‘Combined Code’	The 2003 Combined Code on Corporate Governance issued by the UK Financial Reporting Council	’NGV’	Natural Gas Vehicle
		‘NYSE’	New York Stock Exchange
‘Company’	BG Group plc	‘OECD’	Organisation for Economic Co-operation andDevelopment
‘CR’	Corporate Responsibility
‘CSOS’	Company Share Option Scheme	‘PSA’	Production Sharing Agreement
‘demerger’	The demerger of certain businesses described in more detail on page 139 (Additional shareholder information)	‘PSC’	Production Sharing Contract
		‘ROACE’	Return on Average Capital Employed
‘DCQ’	Daily Contracted Quantity	‘T&D’	Transmission and Distribution
‘E&P’	Exploration and Production	‘three year proved reserves	The three year average proved reserves replacement
‘EITF’	Emerging Issues Task Force	replacement rate’ or ‘RRR’	rate is the total net proved reserves changes over the three year period including purchases and sales (excluding production) divided by the total net production for that period
‘EPC’	Engineer Procure Construct
‘EPS’	Earnings per Share
‘EPV’	Estimated Present Value
‘EU’	European Union	‘underlying three year proved	The RRR excluding fuel gas and calculated at
‘FAS’	Financial Accounting Standard issued by the FASB	reserves replacement rate’	constant prices
‘FASB’	Financial Accounting Standard Board	‘RPIX’	Retail Price Index excluding mortgage interest repayments
‘FEED’	Front End Engineering Design
‘Finding and Development	The three year average unit finding and	‘SEC’	The United States Securities and ExchangeCommission
costs’ or ‘F&D’	development cost is calculated by dividing the total exploration, development and unproved acquisition costs incurred over the period by the total changes in net proved reserves (excluding purchases, sales and production) for that period
		‘SID’	Senior Independent Director
		‘SIP’	Share Incentive Plan
		‘UKCS’	United Kingdom Continental Shelf
		‘WDDM’	West Delta Deep Marine
‘Financial Statements’	The Group and parent company financial statements of BG Group plc for the year ended 31 December 2005 which comprise the consolidated income statement, the balance sheets, the cash flow statements, the consolidated statement of recognised income and expense, and the related notes

CAUTIONARY NOTE TO SHAREHOLDERS IN RELATION TO CERTAIN FORWARD-LOOKING STATEMENTS
This Annual Report and Accounts includes ‘forward-looking information’ within the meaning of Section 27A of the US Securities Act of 1933, as amended, and Section 21E of the US Securities Exchange Act of 1934, as amended. Certain statements included in this Annual Report and Accounts, including, without limitation, those concerning (a) strategies, outlook and growth opportunities, (b) positioning to deliver future plans and to realise potential for growth, (c) delivery of the performance required to meet the 2006 targets, (d) expectations regarding gas and oil prices, (e) development of new markets, (f) the development and commencement of commercial operations of new projects, (g) liquidity and capital resources, (h) gas demand growth, (i) plans for capital and investment expenditure, (j) the economic outlook for the gas and oil industries, (k) regulation, (l) qualitative and quantitative disclosures about market risk and (m) statements preceded by ‘believed’, ‘expected’, ‘likely to’, ‘scheduled’, ‘targeted’, ‘planned’, ‘proposed’, ‘intended’ or similar statements, contain certain forward-looking statements concerning the Group’s operations, economic performance and financial condition. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. Accordingly, results could differ materially from those set out in the forward-looking statements as a result of, among other factors, (a) changes in economic, market and competitive conditions, including gas and oil prices, (b) success in implementing business and operating initiatives, (c) changes in the regulatory environment and other government actions, including UK and international corporation tax rates, (d) a major recession or significant upheaval in the major markets in which the Group operates, (e) the failure to ensure the safe operation of the Group’s assets worldwide, (f) implementation risk, being the challenges associated with delivering capital intensive projects on time and on budget, including the need to retain and motivate staff, (g) commodity risk, being the risk of a significant fluctuation in gas and/or oil prices from those assumed, (h) fluctuations in exchange rates, in particular the UK£/US$ exchange rate being significantly different from that assumed, (i) risks encountered in the gas and oil exploration and production sector in general and (j) business risk management.

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BG Group Annual Report and Accounts 2005

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